As filed with the Securities and Exchange Commission on May 18, 2010

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Boise Paper Holdings, L.L.C.

(Exact name of registrant as specified in its charter)

Delaware	2600	26-1279115
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Boise Finance Company

(Exact name of registrant as specified in its charter)

Delaware	2600	27-1165915
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) *See Table of Additional Registrants below	(I.R.S. Employer Identification No.)

1111 West Jefferson Street, Suite 200

Boise, ID 83702-5388

(208) 384-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alexander Toeldte, Chief Executive Officer

1111 West Jefferson Street, Suite 200

Boise, ID 83702-5388

(208) 384-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Margaret A. Brown, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street

Boston, MA 02108

(617) 573-4800

(617) 573-4822 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
9% Senior Notes due 2017	$300,000,000	100%	$300,000,000	$21,390
Guarantees of 9% Senior Notes due 2017	N/A	N/A	N/A	None (2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended
(2)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is being paid with respect to the Guarantee.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
BZ Intermediate Holdings LLC*	Delaware	2600	27-1197223
Boise Packaging & Newsprint, L.L.C.*	Delaware	2600	20-1529063
Boise White Paper, L.L.C.*	Delaware	2600	20-1529327
Boise Cascade Transportation Holdings Corp.*	Delaware	2600	20-1594229
Boise White Paper Sales Corp.*	Delaware	2600	20-3367969
Boise White Paper Holdings Corp.*	Delaware	2600	20-1529451
Bemis Corporation*	Delaware	2600	20-5314183
B C T, Inc.*	Delaware	2600	82-0264641
International Falls Power Company*	Delaware	2600	82-0355630
Minnesota, Dakota & Western Railway Company*	Minnesota	2600	41-6007144W
Boise Co-Issuer Company*	Delaware	2600	27-206110

*	Address and telephone number of principal executive offices are the same as Boise Paper Holdings, L.L.C.. The 9% Senior Notes due 2017 were issued by Boise Paper Holdings, L.L.C. and Boise Finance Company. The additional registrants are guarantors.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 18, 2010

PROSPECTUS

Boise Paper Holdings, L.L.C.

Boise Finance Company

$300,000,000

9% Senior Notes Due 2017

Offer to exchange $300,000,000 aggregate principal amount of 9% Senior Notes due 2017 (CUSIPs 09747F AA3 and U77439 AA2) for 9% Senior Notes due 2017 (CUSIP 09747F AC9) that have been registered under the Securities Act of 1933, as amended.

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2010, unless we extend the exchange offer in our sole and absolute discretion.

Terms of the Exchange Offer:

•

We refer to the registered notes offered in this exchange offer as the “new notes” and to all $300,000,000 outstanding principal amount 9% Senior Notes due 2017 issued on October 26, 2009 as the “old notes.”

•	We will exchange the new notes to be issued for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•

The new notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the old notes that were previously issued in an offering exempt from the Securities and Exchange Commission registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•

The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

•

An exchange of old notes for new notes pursuant to the exchange offer will be ignored for United States federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss for United States federal income tax purposes as a result of exchanging old notes for new notes pursuant to the exchange offer. See “Material United States Federal Income Tax Consequences” for more information.

•	We will not receive any proceeds from the exchange offer.

•	There is no established trading market for the new notes.

See “Risk Factors” section beginning on page 15 of this prospectus for a discussion of risks you should consider prior to tendering your old notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2010

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is an offer to exchange only the notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of the material terms of certain documents. Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to us. Requests for documents or other additional information should be directed to Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, Idaho 83702-5388, Attention: Investor Relations, telephone (208) 384-7456. To obtain timely delivery of documents or information, we must receive your request no later than five (5) business days before the expiration of the exchange offer.

i

FORWARD-LOOKING STATEMENTS

Certain of the information included in this prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends” and “continue” or similar words.

There may be events in the future that we are not able to accurately predict or over which we have little or no control. The following factors, among others, may cause actual results to differ materially from the expectations described by us in our forward-looking statements:

•	paper and packaging industry trends, including factors affecting supply and demand;

•	our continued ability to meet the requirements of our credit facilities and other indebtedness;

•	cost of raw materials and energy;

•	legislation or regulatory environments, requirements or changes affecting the businesses in which we are engaged;

•	our customer concentration;

•	labor and personnel relations;

•	successfully realizing the benefits of operational restructurings and capital investments;

•	changing interpretations of generally accepted accounting principles;

•	credit or currency risks affecting our revenue and profitability;

•	continued compliance with government regulations;

•	general economic conditions; and

•	those factors listed under “Risk Factors” in this prospectus.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

ii

MARKET AND INDUSTRY DATA

This prospectus includes information with respect to market share and industry conditions, including the size of certain markets and our position and the position of our competitors within these markets, which are based upon internal estimates and various third-party sources, including Resource Information Systems Inc. (“RISI”) and the American Forest & Paper Association (“AF&PA”). While we believe that such data is reliable, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying assumptions relied upon therein. Similarly, our internal research is based upon management’s understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

iii

SUMMARY

This summary contains a general summary of certain information contained in this prospectus. This summary is not complete and does not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information included elsewhere in this prospectus. You should carefully consider the information contained in this entire prospectus, including the information set forth in the section entitled “Risk Factors” beginning on page 15 of this prospectus. Except where otherwise indicated or the context otherwise requires, the words “we,” “us,” “our” and similar terms, as well as references to the “Company,” “Boise” or “Boise Inc.,” refer to Boise Inc. and all of its consolidated subsidiaries, including the co-issuers, Boise Paper Holdings, L.L.C. (“Boise Paper Holdings”) and Boise Finance Company (“Boise Finance,” and together with Boise Paper Holdings, the “Issuers”). References to “Parent” refer to Boise Inc. exclusive of its subsidiaries. Parent is not and will not be following the exchange offer an obligor in respect of the old notes or the new notes.

Company Overview

We are a large, diverse United States-based manufacturer of packaging products and papers, including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint and market pulp. We own pulp and paper mill operations in the following locations: Jackson, Alabama; International Falls, Minnesota; St. Helens, Oregon; and Wallula, Washington, all of which manufacture uncoated freesheet paper. We also own a mill in DeRidder, Louisiana, which produces containerboard (linerboard) and newsprint. In addition, we have a network of five corrugated container plants located in the Pacific Northwest, a corrugated sheet plant in Nevada and a corrugated sheet feeder plant in Texas. We are headquartered in Boise, Idaho and have approximately 4,100 employees. For the three months ended March 31, 2010 and the year ended December 31, 2009, we had sales of $494 million and $1,978 million, respectively.

We operate our business in three reportable segments—Paper, Packaging, and Corporate and Other (support services).

Three months ended March 31, 2010 sales, by reporting segment (1)	Year ended December 31, 2009 sales, by reporting segment (2)

(1)	Excludes Corporate and Other sales and intersegment eliminations of $7.6 million.
(2)	Excludes Corporate and Other sales and intersegment eliminations of $30.2 million.

Paper segment

Through our Paper segment, we manufacture and sell a range of papers, including communication-based papers, packaging-demand-driven papers and market pulp. We categorize these papers as:

•	Communication-based, commodity and premium papers

•	Cut-size office papers

•	Printing and converting papers

•	Envelope

•	Forms

•	Commercial printing

•	Packaging-demand-driven papers

•	Label and release

•	Flexible packaging

•	Corrugating medium

•	Other

•	Market pulp

We classify cut-size office papers, printing and converting papers, label and release, and flexible packaging products as uncoated freesheet. The majority of our communication-based paper sales are cut-size office papers, which accounted for approximately 63% of total Paper segment sales for the year ended December 31, 2009 and 58% for the quarter ended March 31, 2010. Annual capacity for the Paper segment, including corrugating medium and market pulp, was approximately 1.5 million short tons (a short ton is equal to 2,000 pounds) at December 31, 2009 and March 31, 2010.

We focus our product mix on office and packaging-demand-driven papers to better align ourselves with changing end-markets. Many traditional communication paper markets have declined as electronic document transmission and storage alternatives have developed. These declines have varied by specific products. For example, the use of business forms has declined significantly, while cut-size office paper consumption has declined more modestly over the past several years, as increased printer placements in home and manufacturing environments have offset reductions in office consumption. Some paper markets, such as label and release papers and flexible packaging papers, are not as sensitive to electronic substitution.

Packaging segment

Through our Packaging segment, we manufacture and sell corrugated containers and sheets as well as linerboard and newsprint. Containerboard is used in the production of corrugated containers and sheets. Our corrugated containers are used in the packaging of fresh fruit and vegetables, processed food, beverages and other industrial and consumer products. Corrugated sheets are sold primarily to converting operations, which finish the sheets into corrugated container products. For the year ended December 31, 2009, our Packaging segment produced approximately 544,000 short tons of linerboard, and our Paper segment produced approximately 126,000 short tons of corrugating medium, both of which are used in the production of corrugated containers. For the year ended December 31, 2009, our corrugated container and sheet feeder plants consumed approximately 451,000 short tons of containerboard (including both linerboard and corrugating medium) or the equivalent of 67% of our containerboard production. During the three months ended March 31, 2010, our Packaging segment produced approximately 139,000 short tons of linerboard, and our Paper segment produced approximately 32,000 short tons of corrugating medium. During the three months ended March 31, 2010, our corrugated container and sheet feeder plants consumed approximately 119,000 short tons of containerboard (including both linerboard and corrugating medium) or the equivalent of 70% of our containerboard production.

We operate our Packaging segment to maximize profitability through integration between our containerboard and converting operations and through operational improvements in our facilities to lower costs and improve efficiency. We plan to increase our integration levels and leverage our corrugated box position in the agricultural and food markets. We are a low-volume producer of newsprint, and we believe that our newsprint production has a low delivered cost to the southern U.S. markets.

On February 22, 2008, Parent completed the acquisition (the “Acquisition”) of Boise Paper Holdings and other assets and liabilities from Boise Cascade, L.L.C. (“Boise Cascade”) for $1,252.3 million in cash, $58.3 million in a subordinated promissory note and 37.9 million shares of Parent common stock. The business we acquired is referred to in this prospectus as the “Predecessor.”

Competitive Strengths

Well positioned in a consolidating industry—We believe that we are well positioned in an industry that is consolidating. According to RISI, the North American market share of the top three producers by capacity in the uncoated freesheet and linerboard industries has risen from 36% and 31%, respectively, in 1994, to 67% and 59%, respectively, in 2009. In uncoated freesheet, we believe that we are the third largest competitor. We operate to maximize our profitability by focusing our two largest uncoated freesheet paper manufacturing machines on cut-size commodity office paper while dedicating as much production as possible on our smaller machines to premium office papers and specialty packaging papers for a variety of markets and end-uses. We believe that our uncoated freesheet market positions are aligned with end-markets and niches that offer more favorable trends than the industry overall. We also believe that our lower cost virgin linerboard mill, complemented by a strong regional corrugated box position, provides us competitive strength in the containerboard market.

Industry leading value proposition in office paper channel—We have a long-term supply agreement with OfficeMax Incorporated (“OfficeMax”) to supply its North American requirements for cut-size office paper. This agreement allows us to utilize our largest uncoated freesheet paper machines to produce cut-size office paper in long, high-volume production runs. This relationship allows us to continue to improve capacity utilization of our largest paper machines, achieve supply chain efficiencies and develop and test product and packaging innovations. We leverage the expertise developed in this relationship to better serve our other customers and to develop new customer relationships and products while pursuing productivity improvements and cost reductions. We operate a distribution network that we believe to be an industry leader in on-time delivery performance, allowing our customers to reduce their inventory and augment their returns on capital. Additionally, we offer a complete suite of premium cut-size office papers and we believe that we are the largest producer of recycled cut-size office papers, which is an important product offering to our customers whose consumers have become increasingly environmentally sensitive. We believe that our value proposition will position us to continue to capture the operational benefits of stable demand and build and improve relationships with our customers.

Cost competitive uncoated freesheet assets with above average margins—The focus of our two largest uncoated freesheet paper machines is on the manufacture of cut-size office papers, where demand has proven more stable than in other uncoated freesheet grades. Given our exposure to more profitable and dependable end markets and the value proposition that we offer to our customers, we believe we are able to achieve above average margins relative to our competitors, whose portfolios tend to be weighted more heavily to printing and converting grades.

Corrugated box position focused on food and agricultural markets—We have a focused position in the agricultural and food markets for corrugated boxes, with over 70% of our corrugated box output used in these markets. We service these less cyclical end markets with our five strategically-located corrugated container plants, a corrugated sheet feeder plant and a corrugated sheet plant. With our regional focus and footprint, we are better able to service our customer needs from multiple plants, schedule operating runs to maximize productivity and reduce waste and better utilize different paper roll sizes. We believe this position in favorable end-markets creates greater stability than industrial markets generally and has contributed to increases in our profitability.

Expected future benefits from recent investments—We have undertaken several significant capital investment projects, the benefits of which have not been fully realized in our historical financial information. We spent approximately $80 million in the aggregate in 2006 and 2007 to modify our uncoated freesheet paper machine at our Wallula, Washington mill, which historically produced a variety of commodity paper grades, to enable it to produce pressure sensitive (label and release) papers as well as commodity grades. In 2008, we completed an investment of approximately $23 million for a new shoe press for our linerboard machine in DeRidder, Louisiana, increasing our annual capacity by approximately 36,000 short tons to 50,000 short tons, depending on grade mix, extending our product range capabilities and reducing our per ton energy usage rates. Additionally, we restructured our St. Helens, Oregon mill in the fourth quarter of 2008, discontinuing production of the least profitable papers, eliminating a significant number of products and the associated sales and marketing overhead, improving our system-wide product loading and reducing working capital and ongoing capital investment needs. We are also receiving benefits from pulp integration with the Wallula mill.

Strong management team—Our management team benefits from strong global insight and domestic experience. Our management has led our transition from an asset-focused company to a market and customer-focused company. While our management has been able to increase profitability by cutting costs and making investments in projects with high-return potential, management has also increased employee engagement and our commercial excellence, which continues to be an important part of this transformation process, driving productivity, cost savings and safety improvements. On average, our senior management team has over 20 years of experience in the industry.

Strategy

Our business strategy is to continue to align our capital investments and assets with end-markets with favorable trends and to lower our costs to improve our overall financial performance and returns on capital.

Grow premium office papers and packaging-demand-driven papers—We are increasing our presence in the premium office papers and packaging-demand-driven papers markets, while simultaneously reducing our exposure to more mature and lower margin markets. Specialty packaging papers, such as label and release and flexible packaging, have not been as sensitive to electronic substitution, have greater customer focus on specifications and product quality and offer a price premium to other, more commodity-like uncoated freesheet grades. We have improved the Wallula #3 paper machine and structured our sales and marketing teams to profitably and organically grow our market share in these niche, less commodity-like markets. For the year ended December 31, 2009, sales volumes of label and release, flexible packaging and premium office papers grew 4%, compared with the combined year ended December 31, 2008. Sales volumes in our label and release, flexible packaging, and premium office grades grew 17% in first quarter 2010 compared with first quarter 2009.

Increase integration and explore strategic growth in containerboard—We operate our containerboard business to optimize cash flow through direct and indirect integration between our containerboard and converting operations, as we believe that our system earns a higher return selling corrugated boxes to end-customers, as opposed to selling containerboard to converters. We will continue to evaluate opportunities for strategic and organic growth. Since 2006, we have purchased Central Texas Corrugated (“CTC”), a sheet feeder plant in Texas, for $43.8 million and a sheet plant in Sparks, Nevada for $0.8 million to further improve integration.

Increase energy self-sufficiency—We believe we can improve our energy self-sufficiency should natural gas and other fossil fuels increase in cost. We have identified a number of potentially high return projects to reduce energy consumption and utilize lower cost renewable sources. We expect to further evaluate and implement these projects if an appropriate return on capital can be achieved.

Industry

The markets in which we operate are large and highly competitive. Our products and services compete with similar products manufactured and distributed by others both domestically and globally. Many factors influence our competitive position in each of our operating segments, including price, service, quality, product selection, convenience of location and our manufacturing and overhead costs.

North American uncoated freesheet producers shipped approximately 11 million short tons in 2009 and three major manufacturers accounted for approximately 67% of capacity, according to RISI and our estimates, as of December 31, 2009. We believe that we are the third-largest producer of uncoated freesheet paper in North America. Our largest competitors include Domtar Corporation, International Paper Company and Georgia-Pacific LLC.

According to RISI, demand for uncoated freesheet in North America declined by 1.5 million short tons, or 12%, in 2009 compared to 2008. In 2009, our sales volumes of uncoated freesheet paper declined by 13%, in large part due to the restructuring of our St. Helens, Oregon paper mill, and net sales prices for our uncoated freesheet paper increased by 3%. U.S. industry demand for uncoated freesheet improved in first quarter 2010, compared with the same period in 2009. According to AF&PA, year-to-date 2010 U.S. industry shipments through March improved 2.6% compared with the same period in 2009, and March 2010 industry operating rates in the U.S. were at 91%, according to the most recent data available.

North American containerboard (corrugating medium and linerboard) manufacturers produced 33 million short tons in 2009 and five major manufacturers account for approximately 72% of capacity, according to RISI and our estimates. Our largest competitors include International Paper Company, Smurfit-Stone Container Corporation, Georgia-Pacific LLC, Temple-Inland, Inc. and Packaging Corporation of America. Our corrugated container operations in the Pacific Northwest have a leading regional market position and compete with several national and regional manufacturers. According to RISI, the containerboard industry serves a number of end-markets, some of which have been impacted by negative real GDP growth in North America. Our corrugated product pricing remained steady in 2009, as packaging demand in agriculture, food and beverage markets, which have historically been less correlated to broad economic activity, have remained relatively stable. According to RISI, demand for containerboard in North America declined by 2.2 million short tons, or 7%, for 2009 compared to 2008. In 2009, our sales volumes of corrugated boxes and sheets declined 5% while sales volumes of linerboard increased by 10%. During the same time period, net sales prices for corrugated boxes and sheets increased 2% while net sales prices for linerboard declined by 24%. During the three months ended March 31, 2010, our sales volumes of corrugated boxes and sheets increased by 14% while sales volumes of linerboard increased by 62% over first quarter 2009. During the same time periods, net sales prices for corrugated boxes and sheets declined by 12% and net sales prices of linerboard declined by 16%.

Corporate Structure

Boise Paper Holdings, L.L.C. is a holding company that conducts substantially all of its operations through its subsidiaries. Boise Finance was incorporated solely to facilitate the offering of the old notes and will not have any operations or more than de minimis assets and will not have any sales.

The following chart summarizes our operating structure at March 31, 2010:

(1)	Boise Finance and Boise Co-Issuer Company (“Boise Co-Issuer”), wholly owned subsidiaries of Boise Paper Holdings, are not shown on this chart. Boise Finance was incorporated to serve as co-issuer of the old notes in order to facilitate the offering of the old notes. This chart also does not include Boise Paper Holdings’ indirect subsidiaries which, in the case of foreign indirect subsidiaries and indirect subsidiaries that are not majority-owned, will not be guarantors of the new notes. Currently we have no significant non-guarantor subsidiaries.
(2)	Boise Paper Holdings is the borrower under our credit facilities described in this prospectus. These credit facilities are guaranteed by each of Boise Paper Holdings’ existing and subsequently acquired domestic subsidiaries.
(3)	Boise Paper Holdings and Boise Co-Issuer are the issuers of $300 million aggregate principal amount of 8% Senior Notes due 2020 (the “8% Notes”), issued in March 2010. Boise Co-Issuer was incorporated to serve as co-issuer of the 8% Notes in order to facilitate the offering of the 8% Notes. The 8% Notes are guaranteed by BZ Holdings and each existing and future subsidiary of BZ Holdings (other than the Issuers and Boise Finance) that is a borrower or guarantor under our credit facilities.

Boise Inc. is incorporated in Delaware, and the address of our principal executive office is 1111 West Jefferson Street, Suite 200, Boise, Idaho 83702-5388. Our telephone number is (208) 384-7000. Our internet address is www.boiseinc.com. Information found on our website is not incorporated into or otherwise part of this prospectus.

THE EXCHANGE OFFER

Old Notes	$300.0 million in aggregate principal amount of 9% senior notes due 2017 which were originally issued by us on October 26, 2009.

New Notes	$300.0 million in aggregate principal amount of 9% senior notes due 2017, the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”). The form and terms of the new notes are substantially identical to the old notes, except that certain transfer restrictions, registration rights and provisions relating to an increase in the stated rate of interest thereon upon the occurrence of a registration default do not apply to the new notes.

Exchange Offer	We are offering to issue up to $300,000,000 aggregate principal amount of new notes in exchange for a like principal amount of old notes to satisfy our obligations under the Registration Rights Agreement that we entered into when the old notes were issued.

The old notes were issued in a private placement in reliance upon the exemption from registration provided by Rule 144A and Regulation S under the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00, New York City time, on , 2010, unless extended in our sole and absolute discretion.

By tendering your old notes, you represent that:

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act of us or any of our guarantor subsidiaries;

•

if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on                 , 2010. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes” and “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	We are not required to accept for exchange or to issue new notes in exchange for any old notes, and we may terminate or amend the exchange offer if any of the following events occur prior to our acceptance of the old notes:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

•

an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our or our guarantors’ ability to proceed with the exchange offer;

•	we do not receive all the governmental approvals that we believe are necessary to consummate the exchange offer; or

•	there has been proposed, adopted or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

We may waive any of the above conditions in our reasonable discretion. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedures described below under the caption “The Exchange Offer—Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer;

•

tender your old notes by sending certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer—Exchange Agent”; or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, or an agent’s message instead of the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Wells Fargo Bank, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer—Book-Entry Transfers.”

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but:

•	the old notes are not immediately available;

•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

•	the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer,

then you may tender old notes by following the procedures described below under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct the person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material United States Federal Income Tax Consequences	An exchange of old notes for new notes pursuant to the exchange offer will be ignored for United States federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss for United Stated federal income tax purposes as a result of exchanging old notes for new notes pursuant to the exchange offer. See the discussion below under the caption “Material United States Federal Income Tax Consequences” for more information.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are not an affiliate of ours or a broker-dealer that acquired the old notes directly from us;

•	you are acquiring the new notes in the ordinary course of your business; and

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the old notes or the new notes.

If you are an affiliate of ours or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the old notes or the new notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC; and

•	you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities may be deemed an underwriter and thus must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us may not rely on the applicable interpretation of the SEC staff contained in no-action letters for Exxon Capital Holdings Corp., (available May 13, 1988), Morgan Stanley & Co. Incorporated, (available June 5, 1991) and Shearman & Sterling, (available July 2, 1993).

As a condition to participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the old notes directly from us.

Broker-Dealer	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Registration Rights Agreement	When we issued the old notes on October 26, 2009, we entered into a Registration Rights Agreement with J.P. Morgan Securities Inc., as representative of the initial purchasers of the old notes. Under the terms of the Registration Rights Agreement, we agreed to:

•	file with the SEC, and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes;

•	use our reasonable best efforts to complete the exchange offer not later than 60 days after the effective date of the exchange offer;

•

use our reasonable best efforts to have such registration statement remain effective until the earlier of such time as the participating broker-dealers shall have disposed of the old notes and 180 days after the closing of the exchange offer; and

•

file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within the specified time period and in certain other circumstances described in this prospectus.

If we fail to comply with our obligations under the registration agreement, we will be required to pay additional interest to holders of the old notes as described in the Registration Rights Agreement.

Consequences of Not Exchanging Old Notes	If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes. In general, you may offer or sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

SUMMARY DESCRIPTION OF THE NEW NOTES

Co-issuers	Boise Paper Holdings, L.L.C., a Delaware limited liability company, and Boise Finance Company, a Delaware corporation.

Notes Offered	$300.0 million in aggregate principal amount of 9% senior notes due 2017.

Maturity Date	November 1, 2017.

Interest Payment Dates	May 1 and November 1 of each year, beginning on May 1, 2010.

Guarantees	The new notes will be jointly and severally guaranteed on a senior unsecured basis by BZ Holdings and each existing and future subsidiary of BZ Holdings (other than the Issuers) that is a borrower or guarantor under our credit facilities. See “Description of the New Notes—Guarantees” and “—Certain Covenants—Future Subsidiary Guarantors.”

Neither Boise Inc. nor any existing or future subsidiary of Boise Inc., other than BZ Holdings or any subsidiary of BZ Holdings (except for the Issuers), will guarantee the new notes.

Ranking	The new notes will be senior unsecured obligations of the Issuers and will rank equally with all of the Issuers’ present and future senior indebtedness, including the old notes and the 8% Notes, senior to all of the Issuers’ future subordinated indebtedness and effectively subordinated to all present and future senior secured indebtedness of the Issuers (including all borrowings under our Credit Facilities) to the extent of the value of the assets securing such indebtedness. Each guarantee of the new notes will be a senior unsecured obligation of the applicable guarantor and will rank equally with all of the applicable guarantor’s present and future senior indebtedness, including the old notes and the 8% Notes, senior to all of the applicable guarantor’s future subordinated indebtedness and effectively subordinated to all present and future senior secured indebtedness of the applicable guarantor (including all borrowings under our Credit Facilities) to the extent of the value of the assets securing such indebtedness. The new notes will be effectively subordinated to all of the liabilities and obligations in respect of preferred stock of those subsidiaries of the Issuers that do not guarantee the new notes.

As of March 31, 2010 (i) the Issuers’ outstanding senior indebtedness was $792.2 million, of which $192.2 million was secured indebtedness, (ii) the guarantors’ outstanding senior indebtedness was $792.2 million, of which $192.2 million was secured indebtedness and (iii) the non-guarantor subsidiaries had $5.5 million of outstanding liabilities.

Optional Redemption	On or after November 1, 2013, the Issuers may redeem some or all of the new notes at the redemption prices listed under “Description of the New Notes—Optional Redemption.” In addition, prior to November 1, 2013, the Issuers may redeem some or all of the new notes pursuant to a make-whole provision. See “Description of the New Notes—Make-Whole Redemption.”

At any time prior to November 1, 2012, the Issuers may, on one or more occasions, redeem up to 35% of the outstanding new notes at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of one or more qualified equity offerings.

Our other existing and future indebtedness may contain provisions that limit the Issuers’ ability to make any optional redemption.

See “Description of the New Notes—Optional Redemption.”

Mandatory Repurchase Offer	If a change of control occurs, the Issuers must offer to repurchase the new notes at 101% of their principal amount, plus accrued and unpaid interest. If BZ Holdings or any of its restricted subsidiaries (including the Issuers) sell certain assets, the Issuers must, subject to certain exceptions, either reinvest the proceeds of such sale or use the proceeds to repay certain indebtedness or offer to repurchase new notes at 100% of their principal amount, plus accrued and unpaid interest. See “Description of the New Notes—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Certain Covenants	The old notes are and the new notes will be governed by an indenture with Wells Fargo Bank, National Association, which acts as trustee. The indenture, among other things, restricts BZ Holdings’ ability and the ability of the restricted subsidiaries (including the Issuers) to:

•	incur additional debt and issue preferred stock;

•	make certain investments and other restricted payments;

•	create liens;

•	create restrictions on distributions from restricted subsidiaries;

•	engage in specified sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	enter new lines of business; and

•	engage in consolidations, mergers and acquisitions.

These covenants are subject to a number of important exceptions and qualifications as described under “Description of the New Notes—Certain Covenants.”

Absence of Public Market for the Notes	The new notes will be a new class of security and there is currently no established trading market for the new notes. As a result, a liquid market for the new notes may not be available if you wish to sell your new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under “Risk Factors.”

RISK FACTORS

You should carefully consider the following information together with the other information contained in this prospectus before deciding to tender your old notes in the exchange offer. The risk factors set forth below, other than those that discuss the risks relating to the exchange offer, are generally applicable to both the old notes and the new notes. Additional risks or uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur.

Risks Related to Our Business

Adverse business and economic conditions may have a material adverse effect on our business, results of operations and financial position.

Adverse general economic conditions adversely affect the demand and production of consumer goods, employment levels, the availability and cost of credit and, ultimately, the profitability of our business. High unemployment rates, lower family income, lower corporate earnings, lower business investment and lower consumer spending typically result in decreased demand for our products. These conditions are beyond our control and may have a significant impact on our business, results of operations, cash flows and financial position.

Risks Related to Industry Conditions

The paper industry experiences cyclicality; changes in the prices of our products could materially affect our financial condition, results of operations and cash flows.

Historically, macroeconomic conditions and fluctuations in industry capacity have created cyclical changes in prices, sales volumes and margins for our products. Most of our paper products, including our cut size office paper, containerboard and newsprint, are commodities that are widely available from other domestic and international producers. Even our noncommodity products, such as premium papers, are affected by commodity prices since the prices of these grades are often tied to commodity prices. Commodity products have few distinguishing qualities from producer to producer, and as a result, competition for these products is based primarily on price, which is determined by supply relative to demand.

The overall levels of demand for the commodity products we make and distribute, and consequentially our sales and profitability, reflect fluctuations in levels of end user demand, which depend in large part on general macroeconomic conditions in North America and regional economic conditions in our markets, as well as foreign currency exchange rates. In recent years, particularly since 2000, demand for some grades of paper has decreased as electronic transmission and document storage alternatives have become more prevalent. Newsprint demand in North America has been in decline for almost a decade as electronic media have increasingly displaced paper as a medium for information and communication.

Changing industry conditions can influence paper and packaging producers to idle or permanently close individual machines or entire mills. In addition, to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which could prolong weak pricing environments due to oversupply. Oversupply in these markets can also result from producers introducing new capacity in response to favorable short-term pricing trends.

Industry supply is also influenced by overseas production capacity, which has grown in recent years and is expected to continue to grow. A weak U.S. dollar tends to mitigate the levels of imports, while a strong U.S. dollar tends to increase imports of commodity paper products from overseas, putting downward pressure on prices.

Prices for all of our products are driven by many factors outside our control and we have little influence over the timing and extent of price changes, which are often volatile. Market conditions beyond our control determine the prices for our commodity products, and, as a result, the price for any one or more of these products may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our manufacturing facilities. From time to time, we have taken downtime (or slowed production) at some of our mills to balance our production with the market demand for our products, and we may continue to do so in the future. Some of our competitors may also close or reduce production at their operating facilities, some of which could reopen and increase production capacity. This potential supply and demand imbalance could cause prices to fall. Therefore, our ability to achieve acceptable operating performance and margins is principally dependent on managing our cost structure, managing changes in raw materials prices (which represent a large component of our operating costs and fluctuate based upon factors beyond our control) and general conditions in the paper market. If the prices of our products decline or if our raw material costs increase, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Some of our paper products are vulnerable to long-term declines in demand due to competing technologies or materials.

Our uncoated freesheet papers and newsprint compete with electronic data transmission, document storage alternatives, and paper grades we do not produce. Increasing shifts to these alternatives have had and are likely to continue to have an adverse effect on traditional print media and paper usage. Neither the timing nor the extent of this shift can be predicted with certainty. Because of these trends, demand for paper products may shift from one grade of paper to another or be eliminated altogether. Demand for our containerboard may also decline as corrugated paper packaging may be replaced with other packaging materials, such as plastic.

We face strong competition in our markets.

The paper and packaging and newsprint industries are highly competitive. We face competition from numerous competitors, domestic as well as foreign. Some of our competitors are large, vertically integrated companies that have greater financial and other resources, greater manufacturing economies of scale, greater energy self-sufficiency or lower operating costs, compared with our company. We may be unable to compete with other companies in the market during the various stages of the business cycle and particularly during any downturns. Some of the factors that may adversely affect our ability to compete in the markets in which we participate include the entry of new competitors (including foreign producers) into the markets we serve, our competitors’ pricing strategies, our failure to anticipate and respond to changing customer preferences and our inability to maintain the cost-efficiency of our facilities.

Increases in the cost of our raw materials, including wood fiber, chemicals and energy could affect our profitability.

We rely heavily on raw materials, including wood fiber and chemicals and energy sources, such as natural gas and electricity. Our profitability has been, and will continue to be, affected by changes in the costs and availability of such raw materials. For most of our products, the relationship between industry supply and demand, rather than changes in the cost of raw materials, determines our ability to increase prices. Consequently, we may be unable to pass increases in our operating costs on to our customers in the short term. Any sustained increase in raw material costs, coupled with our inability to increase prices, would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines or facilities.

Wood fiber is our principal raw material, accounting for approximately 27% and 17%, respectively, of the aggregate amount of materials, labor and other operating expenses, including fiber costs, for our Paper and Packaging segments for the year ended December 31, 2009, and 32% and 17%, respectively, for the three months ended March 31, 2010. Wood fiber is a commodity, and prices have historically been cyclical. In addition, wood fiber, including wood chips, sawdust and shavings, is a byproduct in the manufacture of building products, and the availability of wood fiber is often negatively affected if demand for building products declines. Severe or sustained shortages of fiber could cause us to curtail our own operations, resulting in material and adverse effects on our sales and profitability. Future domestic or foreign legislation and litigation concerning the use of timberlands, the protection of endangered species and forest health can also affect log and fiber supply. Availability of harvested logs and fiber may be further limited by fire, insect infestation, disease, ice storms, wind storms, hurricanes, flooding and other natural and man made causes, thereby reducing supply and increasing prices.

Energy accounts for approximately 12% and 10%, respectively, of the aggregate amount of materials, labor and other operating expenses, including fiber costs, for our Paper and Packaging segments for the year ended December 31, 2009, and 15% and 14% respectively, for the three months ended March 31, 2010. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years. These fluctuations affect our manufacturing costs and can contribute significantly to earnings volatility.

Other raw materials we use include various chemical compounds, such as starch, caustic soda, precipitated calcium carbonate, sodium chlorate and dyes. Purchases of chemicals accounted for approximately 15% and 7%, respectively, of the aggregate amount of materials, labor and other operating expenses, including fiber costs, for our Paper and Packaging segments for the year ended December 31, 2009, and 14% and 5%, respectively, for the three months ended March 31, 2010. The costs of these chemicals have been volatile historically and are influenced by capacity utilization, energy prices and other factors beyond our control.

Risk Related to Our Operations

We depend on OfficeMax for a significant portion of our business.

Our largest customer, OfficeMax, accounted for approximately 28% and 26% of our total sales in the year ended December 31, 2009 and the three months ended March 31, 2010, respectively. In October 2004, OfficeMax agreed to purchase, from our Predecessor, its full North American requirements for cut-size office paper, to the extent we choose to supply such paper to them, through December 2012. If this contract is not renewed or not renewed on terms similar to the existing terms, our future business operations may be adversely affected. If OfficeMax was unable to pay, our financial performance could be affected significantly and negatively. Any significant deterioration in the financial condition of OfficeMax or a significant change in its business that would affect its willingness to continue to purchase our products could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales or negatively affect our net income.

Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

•	maintenance outages;

•	prolonged power failures;

•	equipment failure;

•	disruption in the supply of raw materials, such as wood fiber, energy or chemicals;

•	a chemical spill or release;

•	closure because of environmental-related concerns;

•	explosion of a boiler;

•	the effect of a drought or reduced rainfall on our water supply;

•	disruptions in the transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

•	fires, floods, earthquakes, hurricanes or other catastrophes;

•	terrorism or threats of terrorism;

•	labor difficulties; or

•	other operational problems.

Any such downtime or facility damage could prevent us from meeting customer demand for our products or require us to make unplanned capital expenditures. If our machines or facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired, resulting in lower sales and having a negative effect on our financial results.

Labor disruptions or increased labor costs could materially adversely affect our business.

While we believe we have good labor relations, we could experience a material labor disruption, strike or significantly increased labor costs at one or more of our facilities, either in the course of negotiations of a labor agreement or otherwise. Any of these situations could prevent us from meeting customer demands or result in increased costs, thereby reducing our sales and profitability. As of March 31, 2010, we had approximately 4,100 employees. Approximately 60% of these employees work pursuant to collective bargaining agreements. As of March 31, 2010, approximately 33% of our employees were working pursuant to collective bargaining agreements that have expired or will expire within one year, including agreements at the following facility locations: Wallula, Washington; DeRidder, Louisiana; Jackson, Alabama; St. Helens, Oregon; and Nampa, Idaho. The labor contract at our paper mill in Wallula, Washington (332 employees represented by the Association of Western Pulp & Paper Workers (the “AWPPW”)) expired in March 2009 and was terminated by the AWPPW in October 2009. In February 2010, the union employees at Wallula rejected a new collective bargaining agreement that union leadership had recommended unanimously, and we declared an impasse in the bargaining process and implemented the terms of the last contract offer. We are currently negotiating the labor contract at our mill in DeRidder, Louisiana (387 employees represented by the United Steelworkers), which expired in February 2010, and at our mill in St. Helens, Oregon (122 employees represented by the AWPPW), which expired in March 2010.

Our potential inability to reach a mutually acceptable labor contract at any of our other facilities, could result in, among other things, strikes or other work stoppages or slowdowns by the affected employees. While the company has in place contingency plans to address labor disturbances, we could experience disruption to our operations that could have a material adverse effect on our results of operations, financial condition and liquidity. Future labor agreements could increase our costs of healthcare, retirement benefits, wages and other employee benefits. Additionally, labor issues that affect our suppliers could also have a material adverse effect on us if those issues interfere with our ability to obtain raw materials on a cost-effective and timely basis.

We are subject to significant environmental, health and safety laws and regulations, as well as other environmental liabilities, the cost of which could adversely affect our business and results of operation.

We are subject to a wide range of general and industry-specific environmental, health and safety laws and regulations, particularly with respect to air emissions, waste water discharges, solid and hazardous waste management and site remediation. If we fail to comply with these laws and regulations, we may face civil or criminal fines, penalties or enforcement actions, including orders limiting our operations or requiring corrective measures, installation of pollution control equipment or other remedial actions.

We anticipate that governmental regulation of our operations will continue to become more burdensome and that we will continue to incur significant capital and operating expenditures in order to maintain compliance with applicable laws. For example, we may be affected if laws concerning climate change are enacted that regulate greenhouse gas (“GHG”) emissions. Such laws may require buying allowances for mill GHG emissions or capital expenditures to reduce GHG emissions. Because environmental regulations are not consistent worldwide, our capital and operating expenditures for environmental compliance may adversely affect our ability to compete.

Some of our properties have a long history of industrial operations. As an owner and operator of real estate, we may also be liable under environmental laws for cleanup and other damages, including tort liability, resulting from releases of hazardous substances on or from our properties or locations where we have disposed of wastes. We may have liability under these laws whether or not we knew of or were responsible for the presence of these substances on our property, and in some cases, our liability may exceed the value of the property.

During the year ended December 31, 2009, capital expenditures for environmental compliance were $2.2 million. We expect to spend approximately $1.4 million on environmental items in 2010. Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant additional expenditures. We may be unable to generate funds or other sources of liquidity and capital to fund unforeseen environmental liabilities or expenditures.

We may engage in future acquisitions that could materially affect our business, operating results and financial condition.

We may seek to acquire other businesses, products, or assets. However, we may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not strengthen our competitive position or achieve our goals. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses, and adversely affect our business, operating results and financial condition. Future acquisitions may reduce our cash available for operations and other uses. There can be no assurance that we will be able to manage the integration of acquired businesses effectively or be able to retain and motivate key personnel from those businesses. Any difficulties we encounter in the integration process could increase our expenses and have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Economic and Financial Factors

We have substantial indebtedness, and our ability to repay our debt is dependent on our ability to generate cash from operations.

As discussed below in “—Risks Related to the New Notes”, we have a high level of indebtedness. This level of indebtedness will require us to devote a material portion of our cash flow to our debt service obligations. Our ability to repay our indebtedness and to fund planned capital expenditures depends on our ability to generate cash from future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. For example, decreases in the demand for paper products, deterioration in the general economy and weakness in any of our product markets negatively affect our business and our ability to generate cash. As a result, it is possible we will not generate sufficient cash flow from our operations to enable us to repay our indebtedness, make interest payments and fund other liquidity needs. If we do not generate sufficient cash flow to meet these requirements, it would affect our ability to operate as a going concern. If we are unable to generate sufficient cash flow to meet our debt service and other cash obligations, we may need to obtain additional debt, refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We may not be able to obtain additional debt, refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and materially impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, to obtain additional debt or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition and results of operations.

Our operations require substantial capital, and we may not have adequate capital resources to provide for all of our capital requirements.

Our businesses are capital-intensive, and we regularly incur capital expenditures to maintain our equipment, increase our operating efficiency and comply with environmental laws. In addition, significant amounts of capital are required to modify our equipment to produce alternative or additional products or to make significant improvements in the characteristics of our current products. During the year ended December 31, 2009, our total capital expenditures, excluding acquisitions, were $77.1 million. We expect to spend approximately $100 million on capital expenditures for 2010 excluding acquisitions and extraordinary capital improvements. We currently expect our capital expenditures to be between $90 million and $120 million annually over the next five years, excluding acquisitions and extraordinary capital improvements.

If we require funds for operating needs and capital expenditures beyond those generated from operations, we may not be able to obtain them on favorable terms or at all. In addition, our debt service obligations will reduce our available cash flows. If we cannot maintain or upgrade our equipment as necessary for our continued operations or as needed to ensure environmental compliance, we could be required to cease or curtail some of our manufacturing operations, or we may become unable to manufacture products that can compete effectively in one or more of our markets.

A default under our indebtedness may have a material adverse effect on our business and financial condition.

In the event of a default under our Credit Facilities, the indenture governing the 8% Notes or the indenture governing the old notes and the new notes, the lenders or respective holders generally would be able to declare all such indebtedness, together with interest, to be due and payable. In addition, borrowings under the Credit Facilities are secured by first-priority liens on all of the assets of our subsidiaries that guarantee, or are borrowers under, our Credit Facilities, and in the event of a default under those facilities, the lenders generally would be entitled to seize the collateral. Moreover, upon an event of default, the commitment of the lenders to make any further loans would be terminated. Accordingly, a default under any debt instrument, unless cured or waived, would likely have a material adverse effect on our overall business, the results of our operations and our financial condition.

If we became unable to meet our financial obligations, it could also cause concern for our customers, vendors or trade creditors. If any significant customer, vendor or trade creditor changed its relationship with us by stopping work, ceasing sales, requiring sales on cash terms or making other changes, these changes would materially affect our cash flows and results of operations.

We anticipate significant future funding obligations for pension benefits.

In December 2008, we enacted a freeze on our defined benefit pension plan for salaried employees (the “Salaried Plan”); however, we continue to maintain defined benefit pension plans for most of our union employees. Despite the freeze of the Salaried Plan, we will continue to have significant obligations for pension benefits. As of March 31, 2010, our pension assets had a market value of $315 million, compared with $302 million at December 31, 2009. In March 2010, we made a $5.5 million voluntary cash contribution to our qualified pension plans. Assuming a return on plan assets of 7.25% in 2010 and 2011, and the minimum contributions are made in both years, we estimate that we will be required to contribute approximately $1 million in 2010 and approximately $21 million in 2011. The amount of required contributions will depend, among other things, on actual returns on plan assets, changes in interest rates that affect our discount rate assumptions, changes in pension funding requirement laws and modifications to our plans. Our estimates may change materially depending upon the impact of these and other factors, and the amount of our contributions may adversely affect our cash flows, financial condition and results of operations.

Risks Relating to the Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer and may have difficulty selling the old notes that they do not exchange.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, are offered and sold under an exemption from registration under the Securities Act and applicable state securities laws or are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes may be adversely affected. For further information regarding the consequences of not tendering your old notes in the exchange offer, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See “Plan of Distribution.”

Late deliveries of old notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its old notes.

Noteholders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of old notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange procedures. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedures.

Risks Related to the New Notes

Neither the Issuers’ nor the guarantors’ assets will secure the new notes, and consequently the new notes will be effectively subordinated to the Issuers’ and the guarantors’ existing and future secured indebtedness.

The new notes are unsecured and rank behind all of the Issuers’ and the guarantors’ senior secured indebtedness to the extent of the value of the assets securing such indebtedness. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of secured debt, including the lenders under our Credit Facilities, will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt and to be paid in full from the assets securing that secured debt before any payment may be made with respect to the new notes. In that event, because the new notes will not be secured by any of the Issuers’ or the guarantors’ assets, it is possible that there will be no assets from which claims of holders of the new notes can be satisfied or, if any assets remain, that the remaining assets will be insufficient to satisfy those claims in full. If the value of such remaining assets is less than the aggregate outstanding principal amount of the new notes and all other debt ranking pari passu with the new notes, including the old notes and the 8% Notes, we may be unable to fully satisfy our obligations under the new notes. In addition, if we fail to meet our payment or other obligations under our secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the new notes. As a result, you may lose a portion of or the entire value of your investment in the new notes.

Substantially all of the assets of the Issuers and the guarantors of the new notes are subject to liens under our Credit Facilities. On an as adjusted basis, giving effect to the exchange of the new notes for the old notes as of March 31, 2010, the new notes would have been effectively subordinated to approximately $192 million of senior secured debt and $227.9 million, which is net of $22.1 million of outstanding letters of credit, would have been available for borrowing as additional senior secured debt under our Credit Facilities. Further, the terms of the new notes permit us to incur additional secured indebtedness. Your new notes will be effectively subordinated to any such additional secured indebtedness.

Our substantial indebtedness could adversely affect our financial health, which could reduce the value of our securities.

As of March 31, 2010, our total indebtedness was $792.2 million. We may issue more debt securities or refinance existing debt securities if available on favorable terms.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate financing needs;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

Failing to comply with those covenants could result in an event of default, which, if not cured or waived, could cause us to have to discontinue operations or seek a purchaser for our business or assets.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, holders of our debt could declare all outstanding principal and interest to be due and payable, the lenders under our Credit Facilities could terminate their commitments to loan money and foreclose against the assets securing the borrowings under such Credit Facilities and we could be forced into bankruptcy or liquidation, in each case, which could result in your losing your investment in the new notes.

Despite our existing indebtedness, we may still incur more debt, which could exacerbate the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although covenants under the indentures governing the new notes and the 8% Notes and the credit agreements governing our Credit Facilities limit the ability of the Issuers and the guarantors to incur certain additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition, the indentures do not limit the incurrence of obligations that do not constitute “indebtedness” as defined therein. Following the exchange of the old notes for the new notes we expect that $227.9 million will be available to us for borrowing under our Revolving Credit Facility, subject to certain conditions, including compliance with certain financial covenants. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our leverage described above, including our possible inability to service our debt, including the new notes, would increase.

Boise Paper Holdings is a holding company, and therefore its ability to repay the new notes is dependent on cash flow generated by its subsidiaries and its subsidiaries’ ability to make distributions to Boise Paper Holdings.

Boise Paper Holdings conducts all of its operations through its subsidiaries, certain of which will not be guarantors of the new notes. Boise Finance was formed solely for the purpose of facilitating the offering of the old notes and will have only de minimis assets and no operations. BZ Holdings is a holding company with no operations, whose assets consist solely of the equity interests of Boise Paper Holdings. Accordingly, repayment of the Issuers’ indebtedness, including the new notes, is dependent on the generation of cash flow by the subsidiaries of Boise Paper Holdings and the ability of such subsidiaries to make such cash available to Boise Paper Holdings, by dividend, debt repayment or otherwise. Such subsidiaries may not be able to, or may not be permitted to, make distributions to enable Boise Paper Holdings to make payments in respect of its indebtedness, including the new notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit Boise Paper Holdings’ ability to obtain cash from subsidiaries. While the indenture governing the new notes limits the ability of certain subsidiaries of Boise Paper Holdings to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to Boise Paper Holdings, those limitations are subject to certain qualifications and exceptions. In the event that Boise Paper Holdings does not receive distributions from its subsidiaries, it may be unable to make required principal and interest payments on its indebtedness, including the new notes.

BZ Holdings is a holding company with no independent operations and no assets other than the equity interests of Boise Paper Holdings, and therefore its ability to make payment on its guarantee of the new notes in the event of a default is likely to be extremely limited.

BZ Holdings is a holding company with no independent operations and no assets other than the equity interests of Boise Paper Holdings. Consequently, in the event that the Issuers default on their obligations under the new notes, holders of the new notes are unlikely to realize material value upon enforcement of BZ Holdings’ guarantee of the new notes.

The new notes will be structurally subordinated to all indebtedness of those of BZ Holdings’ existing or future subsidiaries (other than the Issuers) that are not, or do not become, guarantors of the new notes.

The new notes will, subject to certain exceptions, be guaranteed by BZ Holdings, which is a holding company with no operations and whose assets consist solely of the equity interests of Boise Paper Holdings, and each existing and subsequently acquired or organized subsidiary of BZ Holdings (other than the Issuers) that is a borrower under or a guarantor of our Credit Facilities. Except for such guarantors of the new notes and the Issuers, the subsidiaries of BZ Holdings will have no obligation, contingent or otherwise, to pay amounts due under the new notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The new notes will therefore be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary (other than the Issuers) such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before the holders of the new notes would be entitled to any payment.

Under certain circumstances, subsidiary guarantees may be released.

Those subsidiaries that provide, or will provide, guarantees of the new notes will be automatically released from such guarantees upon the occurrence of certain events, including the following:

•	the designation of such subsidiary guarantor as an unrestricted subsidiary (as defined in the indenture that governs the new notes);

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the new notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of such subsidiary guarantor.

If any such subsidiary guarantee is released, no holder of the new notes will have a claim as a creditor against any such subsidiary and the indebtedness and other liabilities, including trade payables and preferred stock, if any, of such subsidiary will be effectively senior to the claim of any holders of the new notes. See “Description of the New Notes—Guarantees” and “—Future Subsidiary Guarantors.”

Parent will not provide a guarantee of the new notes.

Our indebtedness imposes restrictive covenants on us, and a default under our debt agreements could have a material adverse effect on our business and financial condition.

Our Credit Facilities require BZ Holdings and its subsidiaries, among other obligations, to maintain specified financial ratios and to satisfy certain financial tests. These tests include an interest coverage ratio test, a leverage ratio test and a first lien secured leverage ratio test. In addition, our Credit Facilities, the indenture governing the 8% Notes and the indenture governing the new notes restrict, among other things, the ability of BZ Holdings and its subsidiaries to create additional liens on assets, make investments or acquisitions, pay dividends, incur additional indebtedness, sell assets, including capital stock of subsidiaries, make capital expenditures, place restrictions on the ability of such subsidiaries to make distributions, enter into transactions with our affiliates, enter into new lines of business and engage in consolidations, mergers or sales of substantially all of our assets. We will need to seek permission from the lenders under our indebtedness to engage in specified corporate actions. The lenders’ interests may be different from our interests and those of the holders of the new notes, and no assurance can be given that we will be able to obtain the lenders’ permission when needed.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants. Failure to comply with these covenants (or similar covenants contained in future financing agreements) could result in a default under the Credit Facilities, the indenture governing the 8% Notes, the indenture governing the old notes and the new notes and other agreements containing cross-default provisions, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. A default would permit lenders or holders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt and to terminate any commitments to lend. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including the obligations of the Issuers under the new notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

In the event of any default under our Credit Facilities, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable; and

•	could require us to apply all of our available cash to repay these borrowings;

any of which could ultimately result in an event of default under the new notes.

If our indebtedness were to be accelerated, our assets may not be sufficient to repay such indebtedness in full. In such circumstances, we could be forced into bankruptcy or liquidation and, as a result, you could lose your investment in the new notes. See “Description of Other Indebtedness” and “Description of the New Notes.”

Federal and state statutes could allow courts, under specific circumstances, to avoid the new notes or any of the guarantees and require noteholders to return payments received from the Issuers or the guarantors to the Issuers or the guarantors or to a fund for the benefit of their respective creditors, or subordinate the new notes or guarantees to other claims of the Issuers or guarantors.

Under Federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the new notes or any of the guarantees thereof could be avoided, or claims in respect of the new notes or any of the guarantees could be subordinated to all other debts of the Issuers or the guarantors if, among other things, the Issuers or the applicable guarantor:

•	issued the new notes or the applicable guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the issuance of the new notes or for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such issuance or incurrence; or

•	was engaged in a business or transaction for which the applicable Issuer’s or guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature; or

•	an Issuer or any of the guarantors was a defendant in an action for money damages against such person if, in either case, after final judgment, the judgment was unsatisfied.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A court would likely find that the Issuers or a guarantor did not receive reasonably equivalent value or fair consideration for the new notes or its guarantee, respectively, if the Issuers or such guarantor did not substantially benefit directly or indirectly from the issuance of the new notes or the incurrence of the guarantees.

We cannot be certain as to the standards a court would use to determine whether any of the Issuers or guarantors was solvent at the relevant time or, regardless of the standard that a court uses, whether the new notes or the guarantees would be subordinated to any of the Issuers’ or guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, exceeds its assets, at a fair valuation, or

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

If a court were to avoid the issuance of the new notes or the incurrence of the guarantees as the result of a fraudulent transfer or conveyance, the court could direct that holders of the new notes return any amounts paid under the new notes or the guarantees to the applicable Issuer or guarantor or to a fund for the benefit of its creditors, or subordinate the new notes or guarantees to other claims of the Issuers or guarantors.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without rendering the incurrence of obligations under its guarantee a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided or subordinated under fraudulent transfer or conveyance law.

There is no public market for the new notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The new notes are a new issue of securities, and there is no existing trading market for the new notes. Accordingly, we cannot assure you that a liquid market will develop for the new notes, that you will be able to sell your new notes at a particular time or that the prices that you receive when you sell the new notes will be favorable.

We do not intend to apply for listing or quotation of the new notes on any securities exchange or stock market. The liquidity of the new notes and the market price of the new notes will depend on a number of factors, including:

•	the number of holders of new notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the new notes; and

•	prevailing interest rates.

Recently, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the new notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the new notes.

We may be unable to purchase the new notes upon a change of control.

Upon a change of control, as defined in the indenture governing the new notes, the Issuers are required to offer to purchase all of the new notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest, if any. If a change of control occurs, we may not have sufficient funds to pay the change of control purchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. A change of control would also require that we offer to repurchase all of the old notes and the 8% Notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest, if any. In addition, a change of control under the indenture would result in an event of default under our Credit Facilities, which may cause the acceleration of that indebtedness or our other indebtedness. Our future indebtedness may also contain restrictions on our ability to repurchase the new notes upon certain events, including transactions that would constitute a change of control under the indenture. The Issuers’ failure to repurchase the new notes upon a change of control would constitute an event of default under the indenture.

The change of control provisions in the indenture governing the new notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger the Issuers’ obligation to repurchase the new notes. Except as otherwise described above, the indenture does not contain provisions that permit the holders of the new notes to require the Issuers to repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction. See “Description of the New Notes—Change of Control.”

Holders of the new notes may not be able to determine when a change of control giving rise to their right to have the new notes repurchased has occurred following a sale of “substantially all” of the assets of BZ Holdings or Boise Paper Holdings.

The definition of change of control in the indenture governing the new notes includes a phrase relating to the sale of “all or substantially all” of the assets of BZ Holdings or Boise Paper Holdings (determined on a consolidated basis). There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of new notes to require the Issuers to repurchase its new notes as a result of a sale of less than all of the assets of BZ Holdings or Boise Paper Holdings to another person may be uncertain.

Changes in our credit rating or in the rating assigned by a rating agency to the new notes could adversely affect the market price or liquidity of the new notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the new notes. A negative change in our ratings could have an adverse effect on the price of the new notes.

The new notes will be rated by nationally recognized statistical rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the new notes.

If a bankruptcy petition were filed by or against the Issuers or any of the guarantors, holders of the new notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the new notes.

Because the original issue price for the old notes was less than the principal amount of the old notes or the new notes, the claim by holders of the new notes for the principal amount of the new notes in a bankruptcy or reorganization case may be limited to an amount equal to the sum of:

•	the original issue price for the old notes; and

•	the portion of interest that is deemed to have accrued on the new notes for purposes of the U.S. Bankruptcy Code.

Under these circumstances, holders of new notes would receive a lesser amount as compared with the amount that they would be entitled to receive had the new notes been held to maturity.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange the old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.

The net proceeds of the sale of the old notes were approximately $289.4 million, after deducting the original issue discount, the initial purchasers’ discounts and estimated fees and expenses payable by us.

We used the net proceeds from the offering of the old notes, together with then-available cash on hand, (i) to prepay an aggregate amount of $75 million under our Tranche A term loan facility maturing in 2013 (the “Tranche A Term Loan Facility”) and our Tranche B term loan facility maturing in 2014 (the “Tranche B Term Loan Facility”), (ii) to repay all of the $260.7 million outstanding principal amount of borrowings, plus accrued and unpaid interest thereon, under our second lien term loan facility due 2015, (iii) to repurchase or redeem all of the outstanding $74.8 million aggregate principal amount of Parent’s subordinated promissory note, plus accrued and unpaid interest thereon, for approximately $52.4 million and (iv) to pay fees and expenses related to the offering of the old notes.

CAPITALIZATION

The following table sets forth Boise’s consolidated cash and capitalization as of March 31, 2010, on an actual basis. You should read the data set forth in the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited quarterly financial statements and the accompanying notes appearing elsewhere in this prospectus.

As of March 31, 2010
(Dollars in thousands)	Actual
Cash, cash equivalents and short-term investments	$98,300

Debt (including current portion):
Revolving credit facility, due 2013 (1)	$—
Tranche A term loan, due 2013	192,244
9% Senior Notes due 2017	300,000
8% Senior Notes due 2020	300,000

Total debt	792,244
Total capital	618,160

Total capitalization	$1,410,404

(1)	As of March 31, 2010, on an actual basis, we had $227.9 million of unused borrowing capacity under the Revolving Credit Facility, net of $22.1 million of letters of credit outstanding.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges on a consolidated basis for each of the time periods indicated. This ratio shows the extent to which our business generates sufficient earnings after the payment of all expenses other than interest to make required interest payments on our debt.

BZ Holdings
Three months ended March 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
—	3.08x	0.46x

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of interest, whether expensed or capitalized, amortization of expenses related to indebtedness and the portion of rental expense that is considered to be representative of the interest factors in our leases. Our earnings were inadequate to cover our fixed charges by $19.3 million and $47.7 million for the three months ended March 31, 2010 and the year ended December 31, 2008, respectively. Because debt and interest costs were not allocated to the Predecessor, the Predecessor had no fixed charges, and thus no ratio could be calculated.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for BZ Holdings and our Predecessor operations for the periods ended and as of the dates indicated below. We have derived the selected historical consolidated financial data of BZ Holdings as of March 31, 2010, December 31, 2009 and 2008 and for the three months ended March 31, 2010 and for the years ended December 31, 2009 and 2008 from our audited and unaudited consolidated financial statements. We have derived the selected historical consolidated financial data of the Predecessor as of December 31, 2007, 2006 and 2005 and for the period from January 1, 2008 through February 21, 2008 and for the years ended December 31, 2007, 2006, and 2005, from the Predecessor’s audited consolidated financial statements.

The following selected historical consolidated financial data (dollars in thousands) should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes thereto appearing elsewhere in this prospectus.

	BZ Holdings			Predecessor
	Three Months Ended March 31, 2010 (a)	Year Ended December 31, 2009 (b)	Year Ended December 31, 2008 (c)	January 1 Through February 21, 2008	Year Ended December 31
					2007 (d)	2006 (e)	2005 (f)
Statement of Income (loss) data
Net sales	$494	$1,978	$2,071	$360	$2,333	$2,222	$2,129
Income (loss) from operations	19	306	40	23	160	94	74
Net income (loss)	(12)	148	(42)	23	160	93	72

Balance sheet data (at end of period)
Current assets	$573	$586	$593		$560	$572	$509
Property and equipment, net	1,207	1,223	1,277		1,210	1,145	1,142
Total assets	1,853	1,896	1,985		1,846	1,759	1,678
Current liabilities	268	303	269		250	241	217
Long-term debt, less current portion	776	785	1,012		—	—	—
Total capital	618	629	513		1,560	1,481	1,425

Other financial data
Ratio of earnings to fixed charges (g)	—	3.08x	0.46x	N/A	N/A	N/A	N/A

Net income (loss) per common share is not applicable as BZ Holdings and the Predecessor do not have common shares.

(a)	Included $0.1 million of expense associated with the restructuring of the St. Helens, Oregon, mill, $3.3 million of expense related to the change in fair value of energy hedges and $22.2 million of loss on extinguishment of debt as a result of the March 2010, debt refinancing.
(b)	Included $5.8 million of expense associated with the restructuring of the St. Helens, Oregon, mill, $5.9 million of income related to the change in fair value of energy hedges, $66.8 million of loss on extinguishment of debt as a result of the October 2009, debt restructuring and $207.6 million of income relating to alternative fuel mixture credits, net of fees and expenses and before taxes.
(c)

Included $37.6 million of expense associated with the restructuring of the St. Helens, Oregon, mill, a $2.9 million gain for changes in supplemental pension plans, $7.4 million of expense related to the change in fair value of energy hedges, $5.5 million of expense related to lost production and costs incurred as a result of Hurricanes Gustav and Ike, $10.2 million of expense related to inventory purchase accounting adjustments and $19.8 million of expense related to the outage at the DeRidder, Louisiana, mill.
(d)	Included approximately $41.8 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets recorded as held for sale, a $4.4 million gain for changes in retiree healthcare programs, $8.7 million of expense related to the change in fair value of energy hedges and $4.0 million of expense related to the start-up of the reconfigured paper machine at the Wallula, Washington, mill.
(e)	Included a $3.7 million gain for changes in retiree healthcare programs, $18.1 million of expense related to the change in fair value of energy hedges, $2.8 million of expense for special project costs and $2.4 million of expense related to write-downs associated with the sale of the Vancouver, Washington, mill.
(f)	Included a $5.2 million gain for changes in retiree healthcare programs.
(g)	For further information on the Ratio of Earnings to Fixed Charges, please see “Ratio of Earnings to Fixed Charges” appearing elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis includes statements regarding our expectations with respect to our future performance, liquidity, and capital resources. Such statements, along with any other nonhistorical statements in the discussion, are forward-looking. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” of this prospectus, as well as those factors listed in other documents we file with the Securities and Exchange Commission (“SEC”).

Boise Inc., referred to in this Management’s Discussion and Analysis of Financial Condition and Results of Operations as “the Company,” “we,” “us,” or “our,” is a holding company that currently has no operating assets other than those owned directly or indirectly by BZ Holdings. Likewise, BZ Holdings has no operating assets other than those owned directly or indirectly by Boise Paper Holdings. Accordingly, this discussion for Boise Inc. will reflect the same operating businesses as that of BZ Holdings and Boise Paper Holdings.

We do not assume an obligation to update any forward-looking statement. Our actual results may differ materially from those contained in or implied by any of the forward-looking statements in this prospectus.

Background

Boise Inc. is a large, diverse United States-based manufacturer of packaging products and papers, including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. We own pulp and paper mill operations in the following locations: Jackson, Alabama; International Falls, Minnesota; St. Helens, Oregon; and Wallula, Washington, all of which manufacture uncoated freesheet paper. We also own a mill in DeRidder, Louisiana, which produces containerboard (linerboard) as well as newsprint. In addition, we have a network of five corrugated container plants located in the Pacific Northwest, a corrugated sheet plant in Nevada, and a corrugated sheet feeder plant in Texas.

On February 22, 2008, Aldabra 2 Acquisition Corp. completed the acquisition (the “Acquisition”) of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the Paper Group), and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade, L.L.C. (“Boise Cascade”). Subsequent to the Acquisition, Aldabra 2 Acquisition Corp. changed its name to Boise Inc. The acquired business is referred to in this prospectus as the “Predecessor.” See Note 15, Acquisition of Boise Cascade’s Paper and Packaging Operations, of the Notes to Consolidated Financial Statements in “Financial Statements and Supplementary Data” of this prospectus for more information related to the Acquisition.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations at times refers to the combined activities of Boise Inc. and the Predecessor for each period specifically indicated, which we believe is the most useful comparison between periods. The Acquisition resulted in a new basis of accounting from those previously reported by the Predecessor. However, sales and most operating cost items are substantially consistent with those reported by the Predecessor. Finished goods inventories were revalued to estimated selling prices less costs of disposal and a reasonable profit on the disposal. Depreciation changed as a result of adjustments to the fair values of property and equipment due to our purchase price allocation. These items, along with changes in interest expense and income taxes, are explained independently where appropriate.

We report our results in three segments: Paper, Packaging, and Corporate and Other (support services). See Note 17, Segment Information, of the Notes to Consolidated Financial Statements in “Financial Statements and Supplementary Data” appearing elsewhere in this prospectus for more information related to our segments.

Debt Issuance and Restructuring

On October 26, 2009, Boise Paper Holdings and Boise Finance, two of our wholly owned indirect subsidiaries, issued a $300 million aggregate principal amount of old notes through a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended. The old Notes pay interest semiannually in arrears on May 1 and November 1, commencing on May 1, 2010.

In connection with the issuance we also entered into amendments to our senior secured credit facilities. These amendments permitted us to incur $300.0 million of new senior unsecured notes, repurchase all of the second lien term loans, repurchase and retire notes payable, and modify certain of our financial covenants. The financial covenant modifications limit our total leverage ratio to 4.75:1:00, stepping down to 4.50:1.00 at September 30, 2011. We also have a new first lien secured leverage ratio of 3.25:1:00, stepping down to 3.00:1.00 at September 30, 2011.

The results of this debt issuance and restructuring, including the changes to our financial covenants, increase our financial flexibility, extend our debt maturity profile, simplify our capital structure, and reduce our total indebtedness.

Debt Refinancing

On March 19, 2010, Boise Paper Holdings and Boise Co-Issuer, two of our wholly owned indirect subsidiaries, issued a $300 million aggregate principal amount of 8% Notes through a private placement that was exempt from the registration requirements of the Securities Act of 1933, as amended. The 8% Notes pay interest semiannually in arrears on April 1 and October 1, 2010.

Following the sale of the 8% Notes, we used the net proceeds of the sale, as well as cash on hand, to repay the Tranche B Term Loan Facility plus accrued and unpaid interest at par. Upon the repayment of all of the indebtedness outstanding under the Tranche B Term Loan Facility, such debt was canceled.

Through this refinancing, we replaced our variable-rate debt due in 2014 with fixed-rate debt due in 2020, thereby extending maturities, fixing interest rates, and increasing our financial flexibility.

Alternative Fuel Mixture Credits

The U.S. Internal Revenue Code allowed an excise tax credit for taxpayers using alternative fuels in the taxpayer’s trade or business. During the year ended December 31, 2009, we recorded $207.6 million in “Alternative fuel mixture credits, net” in our Consolidated Statements of Income (Loss). As of December 31, 2009, we recorded a receivable of $56.6 million in “Receivables, Other” on our Consolidated Balance Sheet for alternative fuel mixture credits. We received this credit in March 2010 after we filed our 2009 federal income tax return. The credits expired on December 31, 2009.

Recent Trends and Operational Outlook

The U.S. economy continued to show signs of improvement in first quarter 2010, following gross domestic product growth in the second half of 2009. However, U.S. consumers still face high unemployment, falling home prices, tight credit conditions, and high debt levels. Economic downturns characterized by higher unemployment, lower family income, lower corporate earnings, lower business investment, and lower consumer spending typically result in decreased demand for our products. These conditions are beyond our control and may have a significant impact on our business, results of operations, cash flows, ability to meet our debt service obligations, and financial position.

U.S. industry demand for uncoated freesheet stabilized in fourth quarter 2009 and showed signs of improvement in first quarter 2010, compared with prior year levels. According to the American Forest & Paper

Association (“AF&PA”), December 2009 U.S. industry shipments improved 1.9%, compared with December 2008; overall U.S. shipments declined 11% during 2009, compared with 2008. Year-to-date March 31, 2010, U.S. industry shipments improved 2.6%, compared with the same period in 2009, and March 2010 industry operating rates in the U.S. were at 91%, according to the most recent data available. Demand for commodity communication papers has been negatively affected by weak macroeconomic conditions and by the longer-term secular shift to electronic media for communications. Demand for printing and converting products has also been negatively affected by these factors and by the decline in direct-mail advertising. Despite soft demand, compared with prior years, U.S. uncoated freesheet inventories remained low at approximately 940,000 short tons in fourth quarter 2009. U.S. uncoated freesheet inventories remained low at approximately 895,000 short tons in March 2010. We curtailed shifts and slowed production on our uncoated freesheet machines to balance production with demand during 2009.

Despite softening demand and price erosion as a result of both secular and cyclical trends, sales prices for our uncoated freesheet papers improved in 2009, compared with 2008. The price improvement was led by cut-size office paper grades, which represented 65% of our 2009 uncoated freesheet sales volumes, and by packaging-demand-driven products (including label and release and flexible packaging grades). Net sales prices for our printing and converting grades, which include commercial printing, form bond, and envelope papers declined, compared with the prior year.

In fourth quarter 2009, we implemented a $40-per-short-ton price increase for our uncoated freesheet, offset, and envelope grades and for some premium colored office papers. In early 2010, we implemented a $40-per-short-ton price increase across most of our uncoated freesheet grades, including cut-size office papers, offset, and midweight opaque grades. In April 2010, we announced a $60-per-short-ton price increase effective in May 2010 across the majority of our uncoated office papers and printing and converting grades. There is no assurance the announced price increase will be fully realized. Since a large portion of our cut-size office paper is sold to OfficeMax under a contract whereby the price OfficeMax pays is determined by a published index, changes in price for this product sold to OfficeMax tend to lag behind the general market by approximately 60 days.

Recent linerboard pricing trends have shown improvement after price erosion throughout 2009. Linerboard net sales prices to third parties increased sequentially from third quarter 2009 as export demand and pricing improved in the fourth quarter. In January 2010, we implemented a $50-per-short-ton and $70-per-short-ton price increase for domestic linerboard sales in the eastern and western U.S., respectively. In April 2010, we announced an additional $60-per-short-ton increase for domestic linerboard sales. These price increases are being passed through to corrugated products as markets and contracts allow. There is no assurance the announced price increase will be fully realized. On an annual basis, compared with 2008, corrugated product pricing improved in 2009, but declined sequentially from third quarter 2009 due to seasonal box mix fluctuations in our agricultural end markets and containerboard price declines earlier in the year. Packaging demand in agriculture, food, and beverage markets, which has historically been less correlated to broad economic activity, remained relatively stable throughout 2009 and improved in first quarter 2010, compared with first quarter 2009. These markets constitute just over half of our corrugated products end-use markets. Demand in our industrial markets and containerboard export markets, which is more closely aligned with general economic activity, was weak throughout 2009, although export markets showed improvement in late third and fourth quarters, compared with earlier in 2009. We experienced improved sales volumes in our corrugated product and sheet operations during the first quarter 2010, which resulted in less linerboard available for sale to third parties compared with fourth quarter 2009.

Despite weak overall containerboard industry demand throughout 2009, total U.S. containerboard inventories declined to 2.1 million short tons in November 2009 from 2.5 million short tons in December 2008, according to AF&PA. U.S. industry containerboard demand improved in first quarter 2010, compared with 2009. Industry box shipments in the U.S. increased 6.8% in March 2010, compared with March 2009, and industry operating rates were at 94%, according to AF&PA. Total U.S. containerboard inventories declined to 2.1 million short tons in March 2010, compared with 2.4 million short tons in March 2009. During the first half of 2009, we took production downtime to balance production with demand.

Prices for manufacturing inputs, including fiber, energy, and chemicals declined in 2009, compared with 2008, driven by reduced demand as a result of the weak U.S. economy. Overall input costs were higher in fourth quarter 2009, compared with third quarter 2009, primarily as a result of modestly higher prices and a seasonal increase in consumption of some inputs, such as energy. In first quarter 2010, we continued to experience a seasonal increase in consumption of energy, driven by colder winter weather. Overall fiber prices increased primarily as a result of increased pulp costs and wet weather in Alabama. Nearly all of our fiber needs in our Packaging segment are supplied by wood fiber; accordingly, we have been only modestly affected by the rising prices for recycled fiber.

During fourth quarter 2009, we performed a scheduled maintenance outage at our Jackson, Alabama, pulp and paper mill. During first quarter 2010, we performed our scheduled annual maintenance outage at our DeRidder, Louisiana, paper mill. During second quarter 2010, we have scheduled maintenance outages at our International Falls, Minnesota, and Wallula, Washington, paper mills.

Factors That Affect Our Operating Results

Our results of operations and financial performance are influenced by a variety of factors, including the following:

•	General economic conditions, including but not limited to durable and nondurable goods production, white-collar employment, electronic substitution, and relative currency values.

•	The ability of our lenders, customers, and suppliers to continue to conduct their businesses.

•	Competing technologies that affect the demand for our products.

•	Labor and personnel relations.

•	The commodity nature of our products and their price movements, which are driven largely by supply and demand.

•	Availability and affordability of raw materials, wood fiber, energy, and chemicals.

•	Legislative or regulatory environments, requirements, or changes affecting the businesses in which we are engaged.

•	Pension funding requirements.

•	Credit or currency risks affecting our revenue and profitability.

•	Major equipment failure.

•	Severe weather phenomena such as drought, hurricanes and significant rainfall, tornadoes, and fire.

•	Our customer concentration and the ability of our customers to pay.

•	The other factors described in “Risk Factors” appearing elsewhere in this prospectus.

Demand

The overall level of demand for the products we make and distribute is affected by, among other things, electronic media substitution, manufacturing activity, employment, consumer spending, and currency exchange rates. Accordingly, we believe that our financial results depend in large part on general macroeconomic conditions in North America, as well as on regional economic conditions in the geographic markets in which we operate. The global financial and credit crisis led to a severe recession in the U.S. economy during 2009. While extended high unemployment levels or a second economic downturn could negatively affect overall demand, no single product line drives our overall financial performance, and individual product lines are influenced by conditions in their respective industries. For example:

•

Historically, demand for uncoated freesheet correlated positively with general economic activity. However, demand for communication paper grades, such as uncoated freesheet, imaging, and printing and forms paper, which we produce, has decreased as the use of electronic transmission and document storage alternatives has become more widespread and more efficient.

•

Demand for recycled-content papers is linked to an increased public awareness of environmental and sustainability issues and is less sensitive to general economic activity. We produce grades that contain from 10% to 100% recycled content.

•

Demand for our packaging products, including corrugated containers and sheets, containerboard, label and release, and flexible packaging papers, is driven by packaging demand. This demand is affected by macroeconomic conditions and is less susceptible to electronic media substitution.

•

A large share of the demand for corrugated containers and, therefore, containerboard is driven by unprocessed and processed food production and manufacturing, specifically the manufacture of nondurable goods. In addition, inventory stocking or liquidation of these goods has an impact, as do currency exchange rates that affect the cost-competitiveness of foreign manufacturers.

Supply

Industry supply of paper is affected by the number of operational or idled facilities, the building of new capacity, and the shutting down of existing capacity. Capacity also tends to increase gradually over time without significant capital expenditures as manufacturers improve production efficiencies. Generally, more capacity is added or employed when supply is tight and margins are relatively high, and capacity is idled or eliminated when capacity significantly exceeds demand and margins are poor.

Over the last five years, North American uncoated freesheet, containerboard, and newsprint capacities declined approximately 22%, 1%, and 32%, respectively, according to RISI. In fourth quarter 2008 and into 2009, temporary and permanent curtailments accelerated and significantly reduced capacity across many grades. Further capacity closures have been announced for 2010. New capacity additions are constrained by the high capital investment and long lead times required to plan, obtain regulatory approvals for, and build a new mill.

Industry supply of paper is also influenced by the level of imports and by overseas production capacity, which has grown over the past decade. According to RISI, North American uncoated freesheet imports were flat in 2009, compared with 2008. During the first two months of 2010, North American uncoated freesheet imports increased, compared with the same period in 2009, according to RISI.

Operating Costs

The major costs of production are fiber, energy, chemicals, and labor. The relative size of these costs varies by segment. Given the significance of raw material and energy costs to total operating expenses and the limited ability to control these costs, compared with other operating costs, volatility in these costs can materially affect operating margins. In addition, the timing and degree of price cycles of raw materials and energy differ with respect to each type of raw material and energy used.

Fiber. The primary raw material is wood fiber, accounting for the following percentages of materials, labor, and other operating expenses, including fiber costs from related parties, for Boise Inc. and the Predecessor for each of the periods listed below:

	Boise Inc.				Predecessor	Combined	Predecessor
	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2008	Year Ended December 31, 2007
Paper	32%	27%	27%	29%	26%	29%	29%
Packaging	17%	15%	17%	15%	17%	15%	17%

The primary sources of logs and wood fiber are timber and byproducts of timber, such as wood chips, wood shavings, and sawdust. Substantially all fiber is acquired from outside sources. We convert logs and wood chips into pulp, which we use at our paper mills to produce paper. On an aggregate basis, operating at capacity, we are a net consumer of market pulp, producing and selling less market pulp on the open market than we purchase on the open market.

Logs and wood fiber are commodities, and prices for logs and wood fiber have historically been cyclical due to changing levels of supply and demand. Log and fiber supply may be limited by public policy or government regulation as well as fire, insect infestation, disease, ice storms, windstorms, hurricanes, flooding, other weather conditions, and other natural and man-made causes. Residual fiber supply may be limited due to a reduction in primary manufacturing at sawmills and plywood plants. Declines in log and fiber supply, driven primarily by changes in public policy and government regulation, have been severe enough to cause the closure of numerous facilities in some of the regions in which we operate. Any sustained undersupply and resulting increase in wood fiber prices could decrease our production volumes and/or increase our operating costs. Prices for our products might not reflect increases or decreases in log and wood fiber prices, and as a result, our operating margins could fluctuate. Delivered-fiber costs in all of our operating regions include the cost of diesel, which declined in 2009, compared with 2008. Delivered-fiber costs increased in first quarter 2010, compared with first quarter 2009. Higher diesel costs increase the cost of harvesting and transporting wood to the mills, negatively affecting fiber costs in all of our regions.

In Minnesota, our overall fiber costs decreased in 2009, compared with 2008, driven by lower prices for wood and purchased pulp and reduced consumption of purchased pulp as a result of reduced production and sales volumes. Wood fiber prices in the region declined, compared with 2008, primarily as a result of continued curtailment of oriented strand board production in the region. Fiber costs increased in first quarter 2010, compared with first quarter 2009, driven by higher prices for purchased pulp and by higher consumption of purchased pulp as a result of increased production and sales volumes.

In the Pacific Northwest, our fiber costs decreased in 2009, compared with 2008, due to reduced consumption as a result of the St. Helens mill downsizing and lower fiber prices. Residual fiber prices declined, compared with the prior year, as a result of reduced overall fiber demand in the region. Fiber costs increased in first quarter 2010, compared with first quarter 2009, due to increased prices for purchased pulp at our St. Helens mill and higher overall consumption of fiber as a result of increased production and sales volumes. Increased use of whole-log chipping, which provides more flexibility in sourcing our fiber needs and reduces our dependence on residual fiber, also contributed to increased fiber costs.

In the South, during 2009, fiber costs at our DeRidder mill decreased overall, compared with 2008, due to declining wood fiber prices and reduced fiber consumption as a result of the idling of our D-2 newsprint machine. During first quarter 2010, fiber costs at our DeRidder mill increased overall, compared with first quarter 2009, due to increased overall fiber consumption as a result of increased sales and production volumes. This was offset partially by modestly lower wood fiber prices. In Alabama, fiber costs decreased in 2009, compared with 2008, driven by reduced prices for purchased pulp and recycled fiber, offset partially by higher consumption of purchased pulp. In our Alabama operating region, fiber costs increased in first quarter 2010, compared with first quarter 2009, driven by increased wood and purchased pulp prices as a result of wet weather in the region and by higher contractual pulp prices due to higher prevailing pulp prices.

Other Raw Materials and Energy Purchasing and Pricing. We purchase other raw materials and energy used to manufacture our products in both the open market and through long-term contracts. These contracts are generally with regional suppliers who agree to supply all of our needs for a certain raw material or energy at a single facility. These contracts frequently contain minimum purchase requirements and are for terms of various lengths. They also contain price adjustment mechanisms that take into account changes in market prices. Therefore, although our long-term contracts provide us with supplies of raw materials and energy that are more stable than open-market purchases, they may not, in many cases, alleviate fluctuations in market prices.

Our costs for raw materials are influenced by increases in energy costs. Specifically, some of our key chemicals, including pulping and bleaching chemicals consumed in our paper and packaging mills, are heavily influenced by energy costs. The relationship between industry supply and demand, rather than changes in the cost of raw materials, determines our ability to increase prices. Consequently, we may be unable to pass increases in our operating costs to our customers in the short term.

Energy. Energy prices, particularly for electricity, natural gas, and fuel oil, have been volatile in recent years. Currently, energy prices are favorable, compared with historical averages. In 2009, energy costs were lower, compared with 2008, due mainly to significantly lower prices and less consumption of electricity and natural gas. Consumption was reduced as a result of the restructuring of the St. Helens mill and the indefinite idling of our D-2 newsprint machine in DeRidder. During first quarter 2010, energy prices were favorable, compared with historical averages. In first quarter 2010, energy costs were higher, compared with first quarter 2009, due mainly to seasonal increases in consumption as a result of exceptionally cold winter weather. Under normal operations, and assuming that the D-2 newsprint machine is not operating, we expect to consume approximately 12 million mmBtu (millions of British thermal units) of natural gas annually. Energy costs represent the following percentages of materials, labor, and other operating expenses, including fiber costs from related parties, for Boise Inc. and the Predecessor in each of the periods listed below:

	Boise Inc.				Predecessor	Combined	Predecessor
	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2008	Year Ended December 31, 2007
Paper	15%	16%	12%	16%	15%	16%	15%
Packaging	14%	14%	10%	15%	14%	15%	14%

We enter into transactions to hedge the variable cash flow risk of natural gas purchases. As of December 31, 2009, we had entered into derivative instruments related to approximately 50% of our forecasted natural gas purchases for January 2010 through October 2010, approximately 16% of our forecasted natural gas purchases for November 2010 through March 2011, and approximately 6% of our forecasted natural gas purchases for April 2011 through October 2011. As of March 31, 2010, we had entered into derivative instruments related to approximately 50% of our forecasted natural gas purchases for April 2010 through October 2010, approximately 27% of our forecasted natural gas purchases for November 2010 through March 2011, approximately 19% of our forecasted natural gas purchases for April 2011 through October 2011, and approximately 4% of our forecasted natural gas purchases for November 2011 through March 2012. At December 31, 2009 and March 31, 2010, these derivatives included three-way collars and call spreads.

We have elected to account for these instruments as economic hedges. At December 31, 2009, we recorded the fair value of the derivatives, or $1.4 million, in “Accrued liabilities, Other” on our Consolidated Balance Sheet. During the years ended December 31, 2009 and 2008, we recorded the change in fair value of the instruments, or $5.9 million of income and $7.4 million of expense, in “Materials, labor, and other operating expenses” in our Consolidated Statements of Income (Loss). At March 31, 2010, we recorded the fair value of the derivatives, or $4.8 million, in “Accrued liabilities, Other” on our Consolidated Balance Sheet. During the three months ended March 31, 2010 and 2009, we recorded the change in fair value of the instruments, or $3.3 million and $2.2 million of expense, respectively, in “Materials, labor, and other operating expenses” in our Consolidated Statements of Income (Loss).

Chemicals. Important chemicals we use in the production of our products include starch, sodium chlorate, caustic, precipitated calcium carbonate, and dyestuffs and optical brighteners. Purchases of chemicals represent the following percentages of materials, labor, and other operating expenses, including fiber costs from related parties, for Boise Inc. and the Predecessor for each of the periods listed below:

	Boise Inc.				Predecessor	Combined	Predecessor
	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2008	Year Ended December 31, 2007
Paper	14%	14%	15%	15%	13%	15%	14%
Packaging	5%	6%	7%	6%	6%	6%	5%

Total chemical costs in 2009 were lower, compared with 2008, as a result of lower prices and reduced consumption due to the restructuring of the St. Helens mill. Total chemical costs in first quarter 2010 were lower, compared with first quarter 2009, as a result of lower prevailing prices for many of our commodity chemical inputs. Many of our chemicals are purchased under long-term contracts, which provide more stability than open-market purchases. Many of these contracts are renegotiated annually.

Labor. Labor costs tend to increase steadily due to inflation in healthcare and wage costs. As of March 31, 2010, we had approximately 4,100 employees. Approximately 60% of these employees work pursuant to collective bargaining agreements. As of March 31, 2010, approximately 33% of our employees were working pursuant to collective bargaining agreements that have expired or will expire within one year, including agreements at the following facility locations: Wallula, Washington; DeRidder, Louisiana; Jackson, Alabama; St. Helens, Oregon; and Nampa, Idaho. The labor contract at our paper mill in Wallula, Washington (332 employees represented by the AWPPW) expired in March 2009 and was terminated by the AWPPW in October, 2009. In February 2010, the union employees at Wallula rejected a new collective bargaining agreement that union leadership had recommended unanimously, and we declared an impasse in the bargaining process and implemented the terms of the last contract offer. Our potential inability to reach a mutually acceptable labor contract at Wallula, or at any of our other facilities, could result in, among other things, strikes or other work stoppages or slowdowns by the affected employees. We are currently negotiating the labor contract at our mill in DeRidder, Louisiana (387 employees represented by the United Steelworkers), which expired in February 2010, and at our mill in St. Helens, Oregon (122 employees represented by the AWPPW), which expired in March 2010.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (the Acts) became law. Based on our preliminary review, the Acts do not appear to create any substantial, immediate costs for us. Because we do not provide retirees with post-65 medical coverage, the elimination of the tax deduction related to the Medicare Part D subsidy in the Patient Protection and Affordable Care Act will not affect our financial statements. We are continuing to evaluate the effect, if any, of the Acts on our financial position and results of operations. Given the scope and complexity of the legislation, it is difficult to predict its future impact.

Our Operating Results

The following table sets forth operating results in dollars and as a percentage of sales for the three months ended March 31, 2010 and 2009, and for the years ended December 31, 2009 and 2008, the Predecessor periods of January 1 through February 21, 2008, and the year ended December 31, 2007 (in millions, except percent-of-sales data):

	Boise Inc. (a)				Predecessor
	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2007
Sales
Trade	$485.9	$484.9	$1,935.4	$1,990.2	$258.4	$1,636.6
Related parties	8.2	15.4	42.8	80.4	101.5	696.0

	494.1	500.3	1,978.2	2,070.6	359.9	2,332.6

Costs and expenses
Materials, labor, and other operating expenses	408.5	413.2	1,596.2	1,756.8	313.9	1,948.2
Fiber costs from related parties	9.8	5.7	36.9	54.6	7.7	39.4
Depreciation, amortization, and depletion	32.1	32.0	131.5	110.0	0.5	84.6
Selling and distribution expenses	13.7	13.8	55.5	48.3	9.1	59.5
General and administrative expenses	11.6	10.4	50.3	34.2	6.6	44.5
St. Helens mill restructuring (b)	0.1	3.6	5.8	29.8	—	—
Alternative fuel mixture credits, net	—	—	(207.6)	—	—	—
Other (income) expense, net	(0.3)	0.2	4.0	(3.0)	(1.0)	(4.1)

	475.5	478.9	1,672.6	2,030.7	336.8	2,172.1

Income from operations	$18.6	$21.4	$305.6	$39.9	$23.1	$160.5

Sales
Trade	98.3%	96.9%	97.8%	96.1%	71.8%	70.2%
Related parties	1.7	3.1	2.2	3.9	28.2	29.8

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses	82.7%	82.6%	80.7%	84.9%	87.2%	83.5%
Fiber costs from related parties	2.0	1.1	1.9	2.6	2.2	1.7
Depreciation, amortization, and depletion	6.5	6.4	6.6	5.3	0.1	3.6
Selling and distribution expenses	2.8	2.8	2.8	2.3	2.5	2.6
General and administrative expenses	2.3	2.1	2.5	1.7	1.9	1.9
St. Helens mill restructuring	—	0.7	0.3	1.4	—	—
Alternative fuel mixture credits, net	—	—	(10.5)	—	—	—
Other (income) expense, net	(0.1)	—	0.2	(0.1)	(0.3)	(0.2)

	96.2%	95.7%	84.5%	98.1%	93.6%	93.1%

Income from operations	3.8%	4.3%	15.5%	1.9%	6.4%	6.9%

(a)	We have not included information related to the period of February 1 (Inception) through December 31, 2007, which represents the activities of Aldabra 2 Acquisition Corp., as the operating results related to this period are insignificant.

(b)	In November 2008, we announced the restructuring of our St. Helens, Oregon, paper mill. Of the $37.6 million restructuring charge recorded in 2008, $29.8 million is included in “St. Helens mill restructuring” and $7.8 million related to inventory write-downs is included in “Materials, labor, and other operating expenses.”

Sales Volumes and Prices

Set forth below are our segment sales volumes and average net selling prices for our principal products for the three months ended March 31, 2010 and 2009, and for the years ended December 31, 2009 and 2008, the Predecessor period of January 1 through February 21, 2008, the combined year ended December 31, 2008, and the Predecessor year ended December 31, 2007 (in thousands of short tons and dollars per short ton, except corrugated containers and sheets):

	Boise Inc.					Predecessor	Combined		Predecessor
	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008		January 1 Through February 21, 2008	Year Ended December 31, 2008		Year Ended December 31, 2007
Paper
Uncoated freesheet	312	303	1,251	1,200	(a)	236	1,436	(a)	1,475
Containerboard (medium)	32	30	127	118		19	137		134
Market pulp	18	7	58	102	(a)	20	122	(a)	145

	362	340	1,436	1,420		275	1,695		1,754

Packaging
Containerboard (linerboard)	62	38	253	194		36	230		239
Newsprint	54	60	199	326		56	382		415
Corrugated containers and sheets (mmsf)	1,616	1,418	5,963	5,337		914	6,251		6,609

Paper
Uncoated freesheet	$941	$981	$954	$942		$868	$930		$864
Containerboard (medium)	408	469	418	481		454	477		435
Market pulp	496	383	429	512		535	516		538

Packaging
Containerboard (linerboard)	$296	$352	$301	$396		$399	$397		$389
Newsprint	442	588	459	584		494	571		489
Corrugated containers and sheets ($/msf)	53	60	58	58		55	57		53

(a)	The year ended December 31, 2008, and the combined year ended December 31, 2008, included 177,000 and 206,000 short tons, respectively, of uncoated freesheet and 24,000 and 29,000 short tons, respectively, of market pulp from machines at the St. Helens paper mill that have been shut down.

Operating Results

The following presents a discussion of sales and costs for the three months ended March 31, 2010, compared with the three months ended March 31, 2009, the year ended December 31, 2009, compared with the combined year ended December 31, 2008, and for the combined year ended December 31, 2008, compared with the year ended December 31, 2007. The combined year ended December 31, 2008, represents the results of Boise Inc. for the year ended December 31, 2008, and the results of the Predecessor for the period of January 1 through February 21, 2008. See “—Background” and “—Acquisition of Boise Cascade’s Paper and Packaging Operations” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for more information related to the Acquisition.

Management believes this combined presentation of the Boise Inc. and Predecessor statement of operations is the most useful comparison between periods. The Acquisition resulted in a new basis of accounting from that previously reported by the Predecessor. However, sales and most operating cost items are substantially consistent with those reflected by the Predecessor. Some inventories were revalued in accordance with purchase accounting rules. Depreciation changed as a result of adjustments to the fair values of property and equipment due to our purchase price allocation. These items, along with changes in interest expense and income taxes, are explained independently where appropriate.

Three Months Ended March 31, 2010, Compared With the Three Months Ended March 31, 2009

Sales

For the three months ended March 31, 2010, total sales decreased $6.2 million, or 1%, to $494.1 million from $500.3 million for the three months ended March 31, 2009. The decrease was driven primarily by lower sales prices in both the Paper and Packaging segments, offset partially by higher sales volumes.

Paper. For the three months ended March 31, 2010, sales increased $1.5 million to $353.5 million from $352.0 million for the three months ended March 31, 2009. The increase was driven primarily by a 3% increase in uncoated freesheet sales volumes, as market conditions improved and less market downtime was taken in first quarter 2010, compared with first quarter 2009. Sales volumes for uncoated freesheet premium and specialty grades increased 12%, compared with first quarter 2009, driven primarily by a 17% growth in sales volumes in our label and release, flexible packaging, and premium office papers. Sales volumes of commodity grades declined 1%. Increased sales volumes were offset partially by lower prices. Overall uncoated freesheet net sales prices decreased 4%, compared with 2009, as both commodity and premium and specialty uncoated freesheet net sales prices decreased, compared with the prior-year period.

Packaging. For the three months ended March 31, 2010, sales decreased $8.9 million, or 6%, to $148.2 million from $157.1 million for the three months ended March 31, 2009. The decrease was driven primarily by lower prices for segment linerboard, newsprint, and corrugated products. Net sales prices for segment linerboard declined 16%, newsprint net sales prices declined 25%, and corrugated products net sales prices decreased 12%, compared with the prior-year period. Lower sales volumes for newsprint also contributed to reduced segment sales. In April 2009, we indefinitely idled our D-2 newsprint machine in DeRidder, Louisiana. These sales price declines were offset partially by increased sales volumes of segment linerboard and corrugated products. Sales volumes of segment linerboard increased 62%, and sales volumes of corrugated containers and sheets improved 14% due to improved market conditions and increased sheet sales from our sheet feeder in Texas.

Costs and Expenses

Materials, labor, and other operating expenses, including the cost of fiber from related parties, decreased $0.6 million to $418.3 million for the three months ended March 31, 2010, compared with $418.9 million for the three months ended March 31, 2009. The decrease was driven primarily by lower prices for energy and chemicals, compared with first quarter 2009, offset partially by increased fiber costs and increased maintenance costs at our DeRidder mill during the annual maintenance outage.

Fiber, energy, and chemical costs were $115.5 million, $63.4 million, and $49.1 million, respectively, for the three months ended March 31, 2010, and $94.1 million, $60.8 million, and $50.8 million, respectively, for the three months ended March 31, 2009. This represents a cost increase of $22.3 million for the three months ended March 31, 2010, compared with the three months ended March 31, 2009. This increase was driven primarily by increased costs for fiber as a result of higher consumption and higher purchased pulp prices. Increased consumption was driven primarily by higher sales and production volumes. These costs were offset partially by lower prices for energy and chemicals.

For the three months ended March 31, 2010, fiber costs increased $17.3 million in our Paper segment and $4.1 million in our Packaging segment, compared with the three months ended March 31, 2009, due primarily to increased fiber consumption as a result of increased sales and production volumes, increased purchased pulp prices, and increased wood prices in our Alabama operating region due to wet weather, which adds to the cost of procuring and delivering wood fiber.

For the three months ended March 31, 2010 compared with the three months ended March 31, 2009, energy costs increased $0.3 million in our Paper segment and $2.3 million in our Packaging segment, due primarily to increased consumption of energy as a result of colder winter weather and increased production, offset partially by lower prices for fuel and electricity.

For the three months ended March 31, 2010, chemical costs decreased $0.1 million in our Paper segment and $1.6 million in our Packaging segment, compared with the three months ended March 31, 2009, due primarily to lower prices for chemical inputs.

Depreciation, amortization, and depletion for the three months ended March 31, 2010, was $32.1 million, compared with $32.0 million for the three months ended March 31, 2009.

Selling and distribution expenses decreased $0.1 million to $13.7 million for the three months ended March 31, 2010, compared with $13.8 million for the three months ended March 31, 2009.

General and administrative expenses increased $1.2 million, or 11%, to $11.6 million for the three months ended March 31, 2010, compared with $10.4 million for the three months ended March 31, 2009. As a percentage of sales, general and administrative expenses increased to 2.3% for the three months ended March 31, 2010, compared with 2.1% for the three months ended March 31, 2009.

St. Helens Mill Restructuring. The three months ended March 31, 2010, include $0.1 million of costs associated with the restructuring of our St. Helens paper mill, compared with $3.6 million for the three months ended March 31, 2009. These costs are recorded in our Paper segment and in “St. Helens mill restructuring” in the Consolidated Statement of Income (Loss). These costs included decommissioning costs and other costs related to the restructuring of the mill.

Other (Income) Expense. “Other (income) expense, net” includes miscellaneous income and expense items. For the three months ended March 31, 2010, we had $0.3 million of other income, and for the three months ended March 31, 2009, we had $0.2 million of other expense.

Income From Operations

Income from operations for the three months ended March 31, 2010, decreased $2.8 million to $18.6 million, compared with $21.4 million for the three months ended March 31, 2009. This decrease was driven primarily by lower sales prices, offset partially by higher sales volumes and lower overall costs.

Paper. Segment income increased $5.1 million to $29.9 million for the three months ended March 31, 2010, compared with $24.8 million for the three months ended March 31, 2009. This increase was due primarily to increased sales volumes and reduced energy and chemical costs, offset partially by lower sales prices and increased fiber costs.

Packaging. Segment income decreased $6.9 million to a $5.8 million loss for the three months ended March 31, 2010, compared with $1.1 million of income for the three months ended March 31, 2009. This decrease was due primarily to lower sales prices and additional maintenance costs as a result of a more extensive annual outage at DeRidder in first quarter 2010. This decrease was offset partially by increased sales volumes and reduced chemical prices.

Other

Foreign exchange gain (loss). For the three months ended March 31, 2010, foreign exchange gain was $0.7 million, compared with a loss of $0.7 million for the three months ended March 31, 2009. This increase was due primarily to a weakening of the U.S. dollar, compared with other global currencies, particularly the Canadian dollar.

Interest expense. For the three months ended March 31, 2010 and 2009, interest expense was $16.4 million and $19.5 million, respectively, which includes interest on our debt obligations as well as the amortization of deferred financing fees and other. Interest expense decreased period over period due to our reduced principal balances. For additional information, refer to our discussion of debt under “Liquidity and Capital Resources” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Interest income. For the three months ended March 31, 2010 and 2009, interest income was immaterial.

Income taxes. For the three months ended March 31, 2010, we recorded $7.5 million of income tax benefits and had an effective tax benefit rate of 38.6%. For the three months ended March 31, 2009, we recorded $0.2 million of income tax benefits.

Year Ended December 31, 2009, Compared With the Combined Year Ended December 31, 2008

Sales

For the year ended December 31, 2009, total sales decreased $452.4 million, or 19%, to $1,978.2 million from $2,430.6 million for the combined year ended December 31, 2008. The decrease was driven primarily by a 14% decrease in Paper segment sales due to lower sales volumes, offset partially by higher sales prices, and a 28% decline in Packaging segment sales due primarily to lower sales volumes and prices.

Paper. Sales decreased $237.2 million, or 14%, to $1,420.0 million for the year ended December 31, 2009, from $1,657.2 million for the combined year ended December 31, 2008. This decrease was driven primarily by a 13% decline in uncoated freesheet sales volumes, due primarily to lower production capacity as a result of the St. Helens mill restructuring and to market downtime as a result of declining demand. Sales volumes for uncoated freesheet commodity grades declined 10% and premium and specialty grades declined 19%, compared with 2008, driven primarily by sharp reductions in printing and converting sales volumes. Sales volumes in our label and release, flexible packaging, and premium office grades grew 4%, compared with 2008, as we continued to convert commodity production to label and release at our Wallula, Washington, mill. Reduced volumes were offset partially by higher prices. Overall uncoated freesheet net sales prices increased 3%, compared with 2008, as both commodity and premium and specialty uncoated freesheet net sales prices increased.

Packaging. Sales decreased $228.8 million, or 28%, to $588.4 million for the year ended December 31, 2009, from $817.2 million for the year ended December 31, 2008. The decrease was driven by lower sales volumes for newsprint and corrugated products and lower net sales prices for newsprint and linerboard, offset partially by higher segment linerboard sales volumes and higher corrugated products sales prices. Sales volumes for newsprint declined 48% and for corrugated container and sheets declined 5%, while segment linerboard sales volumes increased 10%, compared with 2008. Net sales prices for segment linerboard declined 24%, newsprint net sales prices declined 20%, and corrugated products net sales prices increased 2% over the same time period. Demand for linerboard was weak early in 2009 but improved later in the year, particularly in export markets.

Newsprint experienced a significant decline in demand during 2009, resulting in market downtime during the period to match production with demand. In April 2009, we indefinitely idled our D-2 newsprint machine in DeRidder, Louisiana.

Costs and Expenses

Materials, labor, and other operating expenses, including the cost of fiber from related parties, decreased $499.9 million, or 23%, to $1,633.1 million for the year ended December 31, 2009, from $2,133.0 million for the combined year ended December 31, 2008. The decrease was driven primarily by lower prices and lower consumption of inputs and by fixed cost reductions as a result of the St. Helens mill restructuring and the idling of our D-2 newsprint machine.

Fiber, energy, and chemical costs were $401.1 million, $188.9 million, and $210.3 million, respectively, for the year ended December 31, 2009, and $530.0 million, $340.2 million, and $262.6 million, respectively, for the combined year ended December 31, 2008. Combined, this represents a cost decrease of $332.5 million in 2009, compared with 2008. This decrease was driven primarily by lower prices for energy, fiber, and chemicals and reduced consumption of inputs due to lower production volumes.

Fiber costs decreased $100.9 million in our Paper segment and $28.0 million in our Packaging segment, compared with the combined year ended December 31, 2008, due primarily to lower prices for wood, purchased pulp, and recycled fiber and reduced overall consumption of fiber.

Compared with the combined year ended December 31, 2008, energy costs decreased $96.4 million in our Paper segment and $54.8 million in our Packaging segment, driven by lower prices for fuel and electricity and reduced consumption of energy.

Chemical costs decreased $40.7 million in our Paper segment and $11.6 million in our Packaging segment, compared with the combined year ended December 31, 2008, due primarily to lower consumption and lower prices for chemical inputs.

Depreciation, amortization, and depletion was $131.5 million for the year ended December 31, 2009, and $110.0 million for the year ended December 31, 2008. The year ended December 31, 2008, included depreciation, amortization, and depletion for the period of February 22, 2008, through December 31, 2008. For the Predecessor period of January 1 through February 21, 2008, depreciation, amortization, and depletion was $0.5 million due to the suspension of depreciation for the assets being held for sale as a result of the Acquisition.

Selling and distribution expenses decreased $1.9 million, or 3%, to $55.5 million for the year ended December 31, 2009, from $57.4 million for the combined year ended December 31, 2008. As a percentage of sales, selling and distribution expenses increased to 2.8% for the year ended December 31, 2009, compared with 2.4% for the combined year ended December 31, 2008, as these expenses declined less than sales.

General and administrative expenses increased $9.4 million, or 23%, to $50.3 million for the year ended December 31, 2009, from $40.9 million for the combined year ended December 31, 2008. As a percentage of sales, general and administrative expenses increased to 2.5% for the year ended December 31, 2009, compared with 1.7% for the combined year ended December 31, 2008, due primarily to increased employee compensation costs. Short-term incentive compensation was suspended for 2008.

St. Helens Mill Restructuring. The years ended December 31, 2009 and 2008, include $5.8 million and $37.6 million, respectively, of costs associated with the restructuring of our St. Helens paper mill. During 2008, $28.8 million of the costs related to noncash expenses. These costs are recorded in our Paper segment. The $5.8 million of costs recorded in 2009 related to decommissioning and other costs associated with the restructuring of the mill and are recorded in “St. Helens mill restructuring” in the Consolidated Statement of Income (Loss). Of the $37.6 million pretax loss recorded in 2008, $7.8 million related to the write-down of inventory and is recorded in “Materials, labor, and other operating expenses” in the Consolidated Statement of Income (Loss). We recorded the remaining $29.8 million of restructuring costs in “St. Helens mill restructuring” in the Consolidated Statement of Income (Loss). These costs included asset write-downs for plant and equipment at the St. Helens mill, employee-related severance costs, pension curtailment losses, and other miscellaneous costs related to the restructuring of the mill.

Alternative Fuel Mixture Credits. The year ended December 31, 2009, includes $207.6 million of alternative fuel mixture credits, of which $149.9 million is recorded in our Paper segment and $61.6 million is recorded in our Packaging segment. These amounts are net of fees and expenses and before taxes. We also recorded $3.9 million of expenses in our Corporate and Other segment relating to alternative fuel mixture credits. For more information, see “Alternative Fuel Mixture Credits” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Other (Income) Expense, Net. “Other (income) expense, net” includes miscellaneous income and expense items. For the year ended December 31, 2009, we had $4.0 million of expense, compared with $4.0 million of income in the combined prior year. In 2009, the $4.0 million of expense consisted primarily of expenses related to the idling of our D-2 newsprint machine at our DeRidder mill. In 2008, the $4.0 million of income consisted primarily of a $2.9 million gain on changes in supplemental pension plans and a net gain on sales of assets of $1.0 million for the Predecessor period of January 1 through February 21, 2008.

Income From Operations. Income from operations for the year ended December 31, 2009, increased $242.6 million to $305.6 million, compared with $63.0 million for the combined year ended December 31, 2008. This increase was driven primarily by reduced input and fixed costs, alternative fuel mixture credits for our use of renewable biomass fuels, and the restructuring of our St. Helen’s mill in late 2008. This increase was offset partially by reduced depreciation in 2008 due to the suspension of depreciation for the assets being held for sale as a result of the Acquisition, reduced volumes, and lower net sales prices in our Packaging segment. Income for the combined year ended December 31, 2008, was negatively affected by approximately $20.5 million due to the DeRidder outage in the first quarter and by $10.2 million due to inventory purchase price adjustments.

Paper. Segment income increased $209.3 million, or 392%, to $262.7 million in 2009 from $53.4 million in the combined year ended December 31, 2008. The impact of the alternative fuel mixture credits was $149.9 million. The remainder of this increase was due primarily to reduced input and fixed costs, and the restructuring of our St. Helen’s mill in late 2008, offset partially by lower sales volumes and reduced depreciation due to the suspension of depreciation for the assets being held for sale as a result of the Acquisition. The combined year ended December 31, 2008, included $7.4 million of expense from inventory purchase accounting adjustments.

Packaging. Segment income increased $40.3 million, or 150%, to $67.1 million in 2009 from $26.8 million in the combined year ended December 31, 2008. The impact of the alternative fuel mixture credits was $61.6 million. The remainder of this increase was due primarily to reduced input and fixed costs (offset partially by lower net sales prices and sales volumes) and reduced depreciation due to the suspension of depreciation for the assets being held for sale as a result of the Acquisition. The combined year ended December 31, 2008, included $20.5 million in costs due to the planned DeRidder outage in the first quarter and $2.8 million of expense from inventory purchase accounting adjustments.

Other

Foreign Exchange Gain (Loss). For the year ended December 31, 2009, foreign exchange gain was $2.6 million, compared with a $4.6 million loss for the same period in the combined year ended December 31, 2008. This gain was driven primarily by weakening of the U.S. dollar, compared with other global currencies, particularly the Canadian dollar.

Loss on Extinguishment of Debt. For the year ended December 31, 2009, loss on extinguishment of debt was $66.8 million as a result of the October 2009 debt restructuring. For additional information, refer to our discussion under “Debt Issuance and Restructuring” and “Liquidity and Capital Resources” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Interest Expense. For the year ended December 31, 2009, interest expense was $74.3 million, of which $56.9 million consisted of cash interest payments related to debt under our senior secured credit facilities. The remaining amount of interest expense consisted primarily of noncash items, including $11.3 million for amortization of deferred financing fees. For the combined year ended December 31, 2008, interest expense was $82.9 million, of which $72.1 million consisted of cash interest payments related to debt under our senior secured credit facilities. The remaining amount of interest expense consisted primarily of noncash items, including $9.3 million for amortization of deferred financing fees. For additional information, refer to our discussion of debt under “Liquidity and Capital Resources” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. The debt of Boise Cascade was not allocated to the Predecessor in the financial statements included in this prospectus.

Interest Income. For the year ended December 31, 2009, interest income was $0.4 million, compared with $0.8 million for the combined year ended December 31, 2008.

Income Taxes. For the year ended December 31, 2009, we recorded $20.4 million of income tax expense and had an effective tax rate of 12.1%. We increased our income tax expense in 2009 as a result of our uncertain tax position regarding alternative fuel mixture credits. This increase was offset by a $45.7 million tax benefit from the release of valuation allowances. For the year ended December 31, 2008, we recorded $5.8 million of income tax benefits related to losses incurred during the year. We did not recognize an additional $12.5 million of tax benefits from those losses because the realization of those benefits was not considered more likely than not.

Combined Year Ended December 31, 2008, Compared With the Year Ended December 31, 2007

Sales

For the combined year ended December 31, 2008, total sales increased $98.0 million, or 4%, to $2,430.6 million from $2,332.6 million for the year ended December 31, 2007. The increase was driven by a 4% increase in both Paper and Packaging segment sales, due primarily by higher sales prices for uncoated freesheet, offset partially by lower sales volumes.

Paper. Sales increased $61.0 million, or 4%, to $1,657.2 million for the combined year ended December 31, 2008, from $1,596.2 million for the year ended December 31, 2007. This increase was driven by improved pricing for uncoated freesheet and medium in 2008, offset partially by lower pulp pricing. Commodity uncoated freesheet sales prices increased 8%, compared with 2007, while premium and specialty prices increased 6%. Commodity uncoated freesheet volumes were down 6% from 2007 due primarily to declining demand across most grades, particularly more mature printing and converting grades, including envelope and offset grades. To balance production with demand, we took market downtime in the second half of 2008. Premium and specialty sales volumes were up 5%, compared with the prior year, driven by a 14% increase in sales of premium office papers and label and release and flexible packaging grades.

Packaging. Sales increased $34.1 million, or 4%, to $817.2 million for the combined year ended December 31, 2008, from $783.1 million for the year ended December 31, 2007. The increase was due primarily to higher prices for linerboard, corrugated containers and sheets, and newsprint, offset partially by lower sales volumes. Linerboard pricing to third parties was 2% higher in 2008, corrugated container and sheet pricing improved 8%, and newsprint pricing improved 17%. Overall sales volumes for linerboard to third parties and newsprint decreased 4% and 8%, respectively, primarily as a result of the planned DeRidder outage in first quarter 2008, downtime related to Hurricanes Gustav and Ike in the third quarter 2008, market-related downtime taken in the fourth quarter, and production of lower basis weight newsprint grades. Corrugated container and sheet volumes decreased 5% in 2008, compared with 2007, driven mainly by lower sales volumes from our sheet feeder plant in Texas as a result of slowing industrial markets and market disruption caused by Hurricane Ike.

Costs and Expenses

Materials, labor, and other operating expenses, including the cost of fiber from related parties, increased $145.4 million, or 7%, to $2,133.0 million for the combined year ended December 31, 2008, from $1,987.6 million for the year ended December 31, 2007. The increase was driven primarily by higher input costs and higher fixed costs, mainly maintenance, associated with the planned DeRidder outage.

Fiber, energy, and chemical costs were $530.0 million, $340.2 million, and $262.6 million, respectively, for the combined year ended December 31, 2008, and $505.3 million, $294.5 million, and $228.1 million, respectively, for the year ended December 31, 2007. Combined, this represented a cost increase of $104.9 million in 2008, compared with 2007. This increase was driven primarily by a sharp rise in these costs brought on by higher fossil fuel prices and a reduction in supply of residual chips in 2008.

Fiber costs increased $30.4 million in our Paper segment, due primarily to higher prices for wood, purchased pulp, and secondary fiber. In Packaging, fiber costs decreased $5.6 million, due primarily to reduced consumption during the planned DeRidder outage in the first quarter, offset partially by increased recycled fiber prices.

Compared with the year ended December 31, 2007, energy costs increased $36.8 million in our Paper segment, driven by higher fuel and electricity prices, and $8.9 million in our Packaging segment, driven by increased electricity and natural gas prices.

Chemical costs increased $24.7 million in our Paper segment and $9.8 million in our Packaging segment, driven by substantially higher prices for commodity chemical inputs.

Under purchase accounting rules, in connection with the Acquisition, we revalued our inventory to estimated selling prices less costs of disposal and a reasonable profit allowance for the selling effort. As a result of these purchase accounting adjustments, our materials, labor, and other operating expenses increased $10.2 million for the year ended December 31, 2008.

Depreciation, amortization, and depletion for the year ended December 31, 2008, was $110.0 million. The year ended December 31, 2008, included depreciation, amortization, and depletion for the period of February 22, 2008, through December 31, 2008. For the Predecessor period of January 1 through February 21, 2008, depreciation, amortization, and depletion was $0.5 million due to the suspension of depreciation for the assets being held for sale as a result of the Acquisition. For the Predecessor year ended December 31, 2007, depreciation, amortization, and depletion was $84.6 million.

Selling and distribution expenses decreased $2.1 million, or 4%, to $57.4 million for the combined year ended December 31, 2008, from $59.5 million for the year ended December 31, 2007. As a percentage of sales, selling and distribution expenses were reduced to 2.4% for the combined year ended December 31, 2008, compared with 2.6% in the prior year.

General and administrative expenses decreased $3.6 million, or 8%, to $40.9 million for the combined year ended December 31, 2008, from $44.5 million for the year ended December 31, 2007. The decrease was due primarily to the elimination of annual incentive compensation payouts for 2008. As a percentage of sales, general and administrative expenses were reduced to 1.7% for the combined year ended December 31, 2008, compared with 1.9% in the prior year.

St. Helens Mill Restructuring. The year ended December 31, 2008, included $37.6 million in costs associated with the restructuring of our St. Helens paper mill; $28.8 million of these costs related to noncash expenses. These costs are recorded in our Paper segment. Of the $37.6 million, $7.8 million related to the write-down of inventory and was recorded in “Materials, labor, and other operating expenses” in the Consolidated Statement of Income (Loss). We recorded the remaining $29.8 million of restructuring costs in “St. Helens mill restructuring” in the Consolidated Statement of Income (Loss). These costs included asset write-downs for plant and equipment at the St. Helens mill, employee-related severance costs, pension curtailment losses, and other miscellaneous costs related to the restructuring of the mill.

Other (Income) Expense, Net. “Other (income) expense, net” includes miscellaneous income and expense items. For the combined year ended December 31, 2008, we had $4.0 million of other income, compared with $4.1 million in the prior year. In 2008, the $4.0 million of income consisted primarily of a $2.9 million gain on changes in supplemental pension plans and a net gain on sales of assets of $1.0 million for the Predecessor period of January 1 through February 21, 2008. For the year ended December 31, 2007, the $4.1 million of income consisted primarily of a $4.4 million gain on changes in retiree healthcare programs.

Income (Loss) From Operations. Income from operations for the combined year ended December 31, 2008, decreased $97.5 million to $63.0 million, compared with $160.5 million for the year ended December 31, 2007.

Paper. Segment income decreased $80.1 million, or 60%, to $53.4 million in 2008 from $133.5 million in 2007. Overall, our operating results for the year ended December 31, 2008, were affected by approximately $92.1 million in increased input costs (including fiber, chemical, and energy costs), $37.6 million due to the St. Helens mill restructuring, $7.4 million from inventory purchase accounting adjustments, and $6.1 million from noncash mark-to-market energy hedge expenses. The Predecessor suspended depreciation from September 2007 through February 2008 for the assets being held for sale as a result of the Acquisition, which reduced depreciation and amortization during 2007 by approximately $21.7 million, compared with 2008.

Packaging. Segment income decreased $13.3 million, or 33%, to $26.8 million in 2008 from $40.1 million in 2007. Overall, our operating results for the year ended December 31, 2008, were affected by $13.2 million in increased input costs (including fiber, chemical, and energy costs), $20.5 million from the planned DeRidder outage in the first quarter, $2.8 million from inventory purchase accounting adjustments, $1.3 million from noncash mark-to-market energy hedge expenses, and approximately $5.5 million from lost production and costs as a result of Hurricanes Gustav and Ike. The Predecessor suspended depreciation from September 2007 through February 2008 for the assets being held for sale as a result of the Acquisition, which reduced depreciation and amortization during 2007 by approximately $19.1 million, compared with 2008.

Other

Foreign Exchange Gain (Loss). For the combined year ended December 31, 2008, foreign exchange loss was $4.6 million, compared with a $1.2 million gain for the same period in 2007. This loss was driven primarily by a strengthening of the U.S. dollar against the Canadian dollar, which reduced the amount we collected on our Canadian-denominated accounts receivable.

Interest Expense. For the combined year ended December 31, 2008, interest expense was $82.9 million, of which $72.1 million consisted of cash interest payments related to debt under our senior secured credit facilities. The remaining amount of interest expense consisted primarily of noncash items, including $9.3 million for amortization of deferred financing fees. For additional information, refer to our discussion of debt under “Liquidity and Capital Resources” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. The debt of Boise Cascade was not allocated to the Predecessor in the financial statements included in this prospectus.

Interest Income. For the combined year ended December 31, 2008, interest income was $0.8 million, compared with $0.7 million for the year ended December 31, 2007.

Income Taxes. For the year ended December 31, 2008, we recorded $5.8 million of income tax benefits related to losses incurred during the year. We did not recognize an additional $12.5 million of tax benefits from these losses, because the realization of these benefits was not considered more likely than not. The tax benefit we recognized was primarily the result of the ability to carry back some of our federal net operating loss to 2007 and to offset some of the net operating loss against the deferred tax liabilities recorded from our purchase price allocation. As a result of completing our purchase price allocation during the year ended December 31, 2008, we recorded $12.4 million of deferred tax liabilities and assumed $0.6 million of deferred tax liabilities from Boise Cascade. At December 31, 2008, our deferred tax liability, net of deferred tax assets, was $6.5 million.

Because of its pass-through tax structure, the Predecessor recorded tax expense related only to small subsidiaries that are taxed as corporations.

Liquidity and Capital Resources

During 2009, our liquidity position strengthened as we restructured our balance sheet in October and reduced our total debt by $288.1 million during the year. The debt restructuring resulted in changes to our financial covenants, increased our financial flexibility, extended our debt maturity profile, simplified our capital structure, and reduced our total indebtedness.

We believe that our cash flow from operations as well as our available borrowing capacity under our $250.0 million revolving credit facility should be adequate to provide cash as required to support our ongoing operations, capital expenditures, and our debt service obligations for the next 12 months.

If a contractually committed lender fails to honor its commitment under the $250.0 million revolving credit facility, the other lenders would remain committed for their portion of the total facility. A total of 12 lenders participated in the revolving credit facility at March 31, 2010, and the largest single commitment under the revolving credit facility was $100 million. At March 31, 2010, we did not have any borrowings outstanding under the revolving credit facility. Thus, at March 31, 2010, our aggregate liquidity from unused borrowing capacity under the revolving credit facility totaled $227.9 million, net of outstanding letters of credit of $22.1 million. We cannot assure that our business will generate sufficient cash flow from operations or that future borrowings will be available for use under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness according to its terms or to fund our other liquidity needs.

Unless otherwise noted, this discussion of liquidity and capital resources with respect to 2008 refers to the combined activities of Boise Inc. and the Predecessor.

Sources and Uses of Cash

We generate cash from sales of our products and from short-term and long-term borrowings, as well as from cash proceeds from the sale of nonstrategic assets. In 2009, we generated cash from the alternative fuel mixture credits the U.S. Internal Revenue Code allowed for taxpayers using alternative fuels in the taxpayer’s trade or business. In addition to paying for ongoing operating costs, we use cash to invest in our business, repay debt, and meet our contractual obligations and commercial commitments. Below is a discussion of our sources and uses of cash through operating activities (including a sensitivity analysis related to our sources and uses of cash from/for operating activities), investing activities, and financing activities.

Operating Activities

We operate in a cyclical industry, and our operating cash flows vary accordingly. Our principal operating cash expenditures are for fiber, compensation, energy, chemicals and interest.

First Quarter 2010

For the three months ended March 31, 2010, our operating activities provided $68.0 million of cash, compared with $85.7 million for the same period of 2009. Relative to 2009, cash provided by operations was positively affected by the receipt of alternative fuel mixture credits and negatively affected by an increased net loss, lower favorable changes in working capital, and our qualified pension plan contribution. Working capital levels in first quarter 2009 were affected by the restructuring of our St. Helens mill and associated inventory liquidation, which reduced working capital levels during that period.

In the first quarter 2010, favorable changes in working capital provided $29.5 million of cash from operations, compared with $44.7 million of cash provided from operations in the first quarter 2009. Working capital is subject to cyclical operating needs, the timing of the collection of receivables, the payment of payables and expenses, and to a lesser extent, seasonal fluctuations in our operations.

The $29.5 million of cash provided by favorable changes in working capital during the first quarter 2010, is attributable primarily to decreases in receivables, offset partially by decreases in accounts payable and accrued liabilities. The primary reason for the decrease in receivables is related to the first quarter 2010 collection of the $56.6 million alternative fuel mixture credit receivable. Accounts payable and accrued liabilities decreased in part as a result of the payment of 2009 short-term incentive compensation during first quarter 2010.

During first quarter 2009, favorable changes in working capital provided $44.7 million of cash from operations. This increase was due primarily to decreases in receivables and inventories, offset partially by decreases in accounts payable and accrued liabilities. Decreases in receivable levels provided $38.8 million of cash from operations, which was attributable primarily to lower sales levels. Decreases in inventory levels provided $25.3 million of cash from operations. Inventory volumes and levels were down due primarily to lower production levels and our restructuring activities at the St. Helens mill. Lower levels of accounts payable and accrued liabilities used $19.6 million of cash from operations, attributable to decreased levels of trade payables across all of our segments. These decreases were primarily a result of lower raw material and supply purchases due to reduced production.

Fiscal year 2009

In 2009, our operating activities provided $458.7 million of cash, compared with $104.6 million in 2008. As discussed under “Our Operating Results” above, income for the year ended December 31, 2009, reflects $207.6 million of alternative fuel mixture credits, including fees and expenses and before taxes. In October 2009, we began filing for alternative fuel mixture credits as a refundable credit on our income tax return instead of as a refundable excise tax credit. At December 31, 2009, we had a $56.6 million receivable for alternative fuel mixture credits.

In 2009, favorable changes in working capital provided $91.6 million of cash from operations, while unfavorable changes in working capital used $50.5 million of cash in 2008. Working capital is subject to cyclical operating needs, the timing of the collection of receivables, the payment of payables and expenses, and to a lesser extent, seasonal fluctuations in our operations. Relative to 2008, cash provided by operations was positively affected by higher net income for the year ended December 31, 2009, and favorable working capital changes.

In 2009, the $91.6 million of cash generated from favorable changes in working capital items is attributable primarily to a decrease in inventories and an increase in accounts payable and accrued liabilities, offset partially by increased receivables.

Inventories in the Paper and the Packaging segments were down $59.1 million and $23.7 million, respectively, providing $83.0 million in cash from operations as we concentrated on inventory reduction. The decline in Paper segment inventories was due in part to the liquidation of St. Helens inventory related to the mill restructuring. The annual shutdown during December 2009 at our mill in Jackson, Alabama, reduced inventory levels at year-end as we sold inventory that we had on hand. Further declines in inventory within the Packaging segment resulted from operating one newsprint machine rather than the two we were operating at the end of 2008.

Higher levels of accounts payable and accrued liabilities provided $25.7 million of cash from operations. We experienced higher accounts payable and accrued liabilities in the Paper and Corporate and Other segments. These increases were offset by decreases in the Packaging segment. We had higher incentive compensation accruals at December 31, 2009, than at December 31, 2008, as we did not pay any incentive compensation related to 2008. The increase in accounts payable and accrued liabilities in the Paper segment was due primarily to the annual mill shutdown at Jackson, offset by the reduction of payables and accrued liabilities as a result of the St. Helens mill restructuring. The decrease in accounts payable and accrued liabilities within the Packaging segment was due in part to reconfigured newsprint operations.

Higher levels of receivables used $18.6 million of cash from operations, which is attributable primarily to an increase in “Other” receivables relating to the alternative fuel mixture credits of $56.6 million, offset partially by a $35.5 million decrease in trade receivables. The decrease in trade receivables was due primarily to lower sales within each of our operating segments.

Fiscal year 2008

In 2008, the $50.5 million of cash used from operations related to unfavorable changes in working capital items attributable primarily to increases in inventory and decreases in accounts payable and accrued liabilities. Increases in inventory levels in both the Paper and the Packaging segments used $23.6 million of cash from operations, which included the $7.8 million of noncash inventory write-down as a part of the St. Helens mill restructuring. The increase in Paper segment inventory levels was attributable to increases in finished goods inventory as well as fiber inventories. The increase in finished goods inventory levels was due partly to the sharper than expected slowdown in demand during fourth quarter 2008. The increase in fiber inventories in the Pacific Northwest was driven primarily by increased log inventories to support our whole-log chipping operations and increased market pulp inventory. The increase in Packaging segment inventory levels was driven primarily by higher levels of containerboard roll stock inventories at our corrugated product and sheet feeder plants as demand for these products weakened in late 2008. Lower levels of accounts payable and accrued liabilities used $28.5 million of cash from operations, which was attributable primarily to decreased levels of trade payables in the Paper segment as a result of lower raw material purchases near the end of 2008, compared with the same period in 2007. This decrease in purchases was primarily the result of lower production volumes due to slowed production and market downtime in fourth quarter 2008. To a lesser extent, decreased levels of accrued compensation and benefits, due primarily to the elimination of incentive bonuses, contributed to the unfavorable change in this working capital item. Partially offsetting these increases in working capital were higher levels of trade payables in our Packaging and Corporate and Other segments.

Fiscal year 2007

In 2007, operating activities provided $245.3 million. Working capital and other items used $2.3 million in 2007. The $2.3 million unfavorable change in 2007 consisted primarily of $13.3 million of payments for pension and other postretirement benefit programs, offset partially by a decrease in working capital that provided $9.0 million. The decrease in working capital was attributable primarily to higher accounts payable and accrued liabilities in the Paper segment due largely to the timing of payments. As discussed under “Our Operating Results” above, the 2007 increase in income was primarily the result of higher income in the Paper segment due to higher product sales prices.

Sensitivity Analysis Related to Sources and Uses of Cash From/For Our Operating Activities

Sources of cash flows from operating activities

Our primary source of cash is revenue generated by the sale of our packaging and paper products, including uncoated freesheet, linerboard, corrugated containers and sheets, and newsprint. Declines in working capital also provide cash for operations, including declines in receivables from sales of our products, reductions in inventory levels, reductions in prepaid expenses, and increases in accounts payable and other accrued liabilities. The sensitivities described below are based on our 2009 operations and reflect the restructuring of our St. Helens mill and the indefinite idling of our D-2 newsprint machine.

First quarter 2010

For the three months ended March 31, 2010, we sold 312,000 short tons of uncoated freesheet, 62,000 short tons of linerboard to third parties, 1.6 billion square feet of corrugated products, 54,000 short tons of newsprint, and 19,000 short tons of market pulp. A $10-per-short-ton price change in uncoated freesheet would have affected our revenue by approximately $13 million annually. A $10-per-short-ton price change in linerboard sold to third parties would have affected our revenue by approximately $3 million annually, and a $10-per-short-ton price change in newsprint would have affected our revenue by approximately $2 million. For corrugated sheets and containers a $1-per-thousand-square-feet change in pricing affects our sales revenue by approximately $6 million.

Selling prices for uncoated freesheet, corrugated containers and sheets, linerboard, and newsprint declined, while selling prices for pulp improved, for the three months ended March 31, 2010, compared with the same period in 2009. Sales volumes for all product lines, except newsprint, increased due to improved market conditions. Newsprint volumes declined as a result of a continuing decline in demand in the U.S. markets and the idling of our D-2 newsprint machine. Average net selling prices for uncoated freesheet papers declined $40 per short ton, or 4%, to $941 per short ton for the three months ended March 31, 2010, compared with $981 per short ton for the three months ended March 31, 2009. During the three months ended March 31, 2010, we took no market-related downtime in uncoated freesheet production, compared with approximately 30,000 short tons of market-related downtime in the three months ended March 31, 2009. Corrugated container and sheet prices declined $7 per msf, or 12%, to $53 per msf for the three months ended March 31, 2010, compared with $60 per msf for the three months ended March 31, 2009. Linerboard net selling prices to third parties declined $56 per short ton, or 16%, to $296 per short ton for first quarter 2010, compared with $352 per short ton for first quarter 2009, due primarily to weak market conditions in first quarter 2010 relative to first quarter 2009. Newsprint prices decreased $146 per short ton, or 25%, to $442 per short ton for the three months ended March 31, 2010, compared with $588 per short ton for the same period in 2009, due to lower demand. During the three months ended March 31, 2010, we did not take any market-related downtime in linerboard or newsprint production, compared with 31,000 short tons of market-related downtime in linerboard production and approximately 52,000 short tons of market-related downtime in newsprint during the same period in 2009.

Fiscal year 2009

In 2009, we sold 1.3 million short tons of uncoated freesheet, 253,000 short tons of linerboard to third parties, 6.0 billion square feet of corrugated products, 199,000 short tons of newsprint, and 58,000 short tons of market pulp. A $10-per-short-ton price change in uncoated freesheet would have affected our revenue by approximately $13 million annually. A $10-per-short-ton price change in linerboard sold to third parties would have affected revenue by approximately $3 million annually, and a $10-per-short-ton price change in newsprint would have affected our revenue by approximately $2 million. For corrugated sheets and containers, a $1-per-thousand-square-feet change in pricing affects sales revenue by approximately $6 million.

Selling prices for uncoated freesheet and corrugated containers and sheets improved, while selling prices for linerboard and newsprint declined in 2009, compared with 2008. Sales volumes for all product lines except linerboard decreased due to declines in product demand and market curtailments and capacity reductions across the industry. Average net selling prices for uncoated freesheet papers improved $24 per short ton, or 3%, to $954 per short ton in 2009, compared with $930 per short ton in 2008. During 2009, we took approximately 42,000 short tons of market-related downtime in uncoated freesheet production, compared with approximately 39,000 short tons of market-related downtime in 2008. Corrugated container and sheet prices improved $1 per msf, or 2%, to $58 per msf in 2009, compared with $57 per msf during 2008. Linerboard net selling prices to third parties declined $96 per short ton, or 24%, to $301 per short ton in 2009, compared with $397 per short ton in 2008, due primarily to weak market conditions. Newsprint prices decreased $112 per short ton, or 20%, to $459 per short ton during 2009, compared with 2008, due to lower demand. In 2009, we took approximately 44,000 short tons of market-related downtime in linerboard production and approximately 225,000 short tons of market-related downtime in newsprint production, compared with 5,000 short tons market-related downtime in linerboard production and approximately 16,500 short tons of market-related downtime in newsprint during the same period in 2008. The market-related downtime in newsprint in 2009 included the idled short tons related to the April 2009 D-2 machine idling. The idled machine has an annual capacity of 186,000 short tons.

Uses of cash flows for operating activities

Our primary uses of cash are for expenses related to the manufacture of packaging and paper products, including fiber, compensation, energy and chemicals. Other significant uses of cash are for interest expenses, pension contributions, taxes, and increases in working capital, including increases in receivables from sales of our products, increases in inventory, increases in prepaid expenses, and reductions in accounts payable and other accrued liabilities.

First quarter 2010

Fiber costs for first quarter 2010 were $115.5 million, an increase of $21.4 million, or 23%, compared with costs of $94.1 million for the same period in 2009, due primarily to increased consumption of fiber as a result of increased sales and production volumes, increased purchased pulp prices, and increased wood prices in our Alabama operating region due to wet weather, which adds to the cost of procuring and delivering wood. A 1% change in fiber costs affects our financial results by approximately $4 million annually.

Energy costs for first quarter 2010 were $63.4 million, an increase of $2.6 million, or 4%, compared with costs of $60.8 million for the same period in 2009, driven primarily by increased consumption of energy as a result of colder winter weather and expanded production, offset partially by lower prices for fuel and electricity. Natural gas is a significant component of our energy costs. A $1-per-mmBtu change in our natural gas prices affects our financial results by approximately $12 million annually.

Chemical costs for first quarter 2010 were $49.1 million, a decrease of $1.7 million, or 3%, from costs of $50.8 million for first quarter 2009, due primarily to lower prices for chemical inputs. A 1% change in chemical prices affects our financial results by approximately $2 million annually.

Labor costs related to the production of our products recorded in “Materials, labor, and other operating expenses” were $69.4 million in first quarter 2010 and 2009. Labor costs are not as volatile as energy and wood fiber costs; however, they make up a significant component of our operating costs and tend to increase over time. While we believe we have good labor relations, we could experience a material labor disruption or significantly increased labor costs at one or more of our facilities, either in the course of negotiations of a labor agreement or otherwise.

Fiscal year 2009

Fiber costs in 2009 were $401.1 million, a decrease of $128.9 million, or 24%, compared with costs of $530.0 million for 2008, due primarily to lower prices for wood and recycled fiber and reduced overall consumption as a result of lower production volumes. A 1% change in fiber costs affects our financial results by approximately $4 million annually.

Energy costs in 2009 were $188.9 million, a decrease of $151.3 million, or 44%, compared with costs of $340.2 million in 2008, due primarily to lower fuel and electricity prices and reduced consumption as a result of lower production volumes. Natural gas is a significant component of our energy costs. We consume approximately 12 million mmBtu annually. A $1-per-mmBtu change in our natural gas prices affects our financial results by approximately $12 million annually.

Chemical costs in 2009 were $210.3 million, a decrease of $52.3 million, or 20%, compared with costs of $262.6 million in 2008, due primarily to lower consumption of and lower prices for chemical inputs. A 1% change in chemical prices affects our financial results by approximately $2 million annually.

Labor costs related to the production of our products, recorded in “Materials, labor, and other operating expenses,” were $273.5 million in 2009, a decrease of $26.7 million, or 9%, from costs of $300.2 million in 2008. The change was due primarily to a reduction in the number of people employed at our mills, mainly at St. Helens and DeRidder, offset partially by increases in healthcare and wage costs. Labor costs are not as volatile as energy and wood fiber costs; however, they make up a significant component of our operating costs and tend to increase over time. While we believe we have good labor relations and have established staggered labor contracts for each of our five paper mills to minimize potential disruptions in the event of a labor dispute, we could experience a material labor disruption or significantly increased labor costs at one or more of our facilities, either in the course of negotiations of a labor agreement or otherwise.

The weak macroeconomic conditions, significant decline in global equity markets, and turmoil in credit markets caused our pension investment portfolio to suffer significant losses through the end of first quarter 2009. A rebound occurred in the financial markets during 2009 and first quarter 2010, and as of March 31, 2010, our pension assets had increased to a market value of $315 million, compared with $248 million at December 31, 2008. While the Worker, Retiree, and Employee Recovery Act of 2008 provides some relief as to the timing of our required future cash contributions, we may make material contributions to our pension plans in future years. In March 2010, we made a $5.5 million voluntary cash contribution to our qualified pension plans. Assuming a rate of return on plan assets of 7.25% in 2010 and 2011, and that minimum contributions are made in both years, we estimate that we will be required to contribute an additional $1 million in 2010 and approximately $21 million in 2011. The amount of required contributions will depend, among other things, on actual returns on plan assets, changes in interest rates that affect our discount rate assumptions, changes in pension funding requirement laws, and modifications to our plans. Our estimates may change materially depending on the effect of these and other factors. Changes in the financial markets may require us to make larger contributions to our pension plans than previously anticipated. We may also elect to make additional voluntary contributions in any year, which could reduce the amount of required contributions in future years.

Investment Activities

First quarter 2010

Cash investing activities used $10.8 million for the three months ended March 31, 2010, compared with $18.1 million used for the same period in 2009.

Cash capital expenditures for property, plant, and equipment for the three months ended March 31, 2010, were $14.7 million. Cash capital expenditures for property, plant, and equipment for the three months ended March 31, 2009, were $17.2 million.

Cash investing activities for the three months ended March 31, 2010, also included $2.4 million for purchases of short-term investments and $5.2 million of maturities of short-term investments, which consisted of funds invested in certificates of deposit insured by the Federal Deposit Insurance Corporation.

Fiscal year 2009

For the year ended December 31, 2009, investing activities consisted primarily of expenditures for property and equipment and purchases and maturities of short-term investments. Cash investing activities used $84.5 million for the year ended December 31, 2009, compared with $900.0 million in 2008 and $554.5 million in 2007.

Cash capital expenditures for property, plant, and equipment for the year ended December 31, 2009, were $77.1 million. Cash investing activities for the year ended December 31, 2009, also included net $10.0 million for purchases of short-term investments, which consisted of funds invested in certificates of deposit insured by the Federal Deposit Insurance Corporation (“FDIC”).

Details of cash capital expenditures for property, plant, and equipment by segment for the year ended December 31, 2009, are included in the table below (dollars, in millions):

	Year Ended December 31, 2009
	Acquisition/ Expansion	Quality/ Efficiency (a)	Replacement, Environmental, and Other	Total
Paper	$—	$13.9	$37.1	$51.0
Packaging	0.1	2.5	20.5	23.1
Corporate and Other	—	0.4	2.6	3.0

	$0.1	$16.8	$60.2	$77.1

(a)	Quality and efficiency projects include quality improvements, modernization, energy, and cost-saving projects.

We expect capital investments in 2010 to total approximately $100 million, excluding acquisitions and extraordinary capital improvements. This level of capital expenditures could increase or decrease as a result of a number of factors, including our financial results and future economic conditions. Our capital spending in 2010 will be for business improvement, quality/efficiency projects, replacement projects, and ongoing environmental compliance. Our efficiency projects are focused on opportunities to improve our energy efficiency. During 2009, we spent $2.2 million for environmental compliance projects. We expect to spend approximately $1.4 million in 2010 for this purpose.

Fiscal year 2008

On February 22, 2008, Aldabra 2 Acquisition Corp. completed the Acquisition of the Paper Group and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade for a total purchase price of $1.7 billion, which included $1.3 billion of net cash and fees. Subsequent to the Acquisition, Aldabra 2 Acquisition Corp. changed its name to Boise Inc. Boise Inc. obtained $1.1 billion of financing in conjunction with the Acquisition, which is discussed below in “Financing Activities.”

For the year ended December 31, 2008, investing activities included $1.2 billion in cash spent for the Acquisition, excluding deferred financing fees, as discussed above.

Combined cash capital expenditures for property, plant, and equipment for the year ended December 31, 2008, were $100.8 million. This amount included $10.2 million spent by the Predecessor for the period of January 1, 2008, through February 21, 2008, and $90.6 million spent by us from February 22, 2008, through December 31, 2008. Of these amounts, $10.4 million related to the installation of a shoe press in our DeRidder mill in March to reduce the use of energy in producing linerboard. Total capital spending for this project was $22.4 million, part of which was spent in 2007.

Details of cash capital expenditures for property, plant, and equipment by segment for the combined year ended December 31, 2008, are included in the table below (dollars, in millions):

	Year Ended December 31, 2008
	Acquisition/ Expansion (a)	Quality/ Efficiency (b)	Replacement, Environmental, and Other	Total
Paper	$0.7	$7.0	$40.1	$47.8
Packaging (c)	11.1	4.2	33.4	48.7
Corporate and Other	1.2	0.6	2.5	4.3

	$13.0	$11.8	$76.0	$100.8

(a)	Acquisition and expansion does not include $1.2 billion of cash paid for acquisition of businesses and facilities as recorded on our Consolidated Statement of Cash Flows.
(b)	Quality and efficiency projects include quality improvements, modernization, energy, and cost-saving projects.
(c)	Includes $10.4 million of spending related to the installation of a shoe press in our DeRidder, Louisiana, mill to reduce our use of energy in producing linerboard, which is included under “Acquisition/Expansion” in the table above. Total capital spending for this project was $22.4 million, part of which was spent in 2007.

Fiscal year 2007

Investing activities for the year ended December 31, 2007, included $393.6 million of net cash held in trust related primarily to the net proceeds of the initial public offering. The $393.6 million of net cash held in trust included $399.5 million of cash deposited from the initial public offering net of $5.9 million of cash used from the trust to pay initial business, legal, and accounting due diligence expenses on prospective business combinations, general and administrative expenses, and corporate income and franchise taxes. For the year ended December 31, 2007, investing activities also included $2.6 million of cash paid for acquisition costs.

Investing activities in 2007 of the Predecessor also included $141.8 million of capital expenditures for property, plant, and equipment, while the remaining amount was used for environmental compliance and to improve energy efficiency. Approximately $45 million of the expenditures for property and equipment related to the reconfiguration of the paper machine at our pulp and paper mill in Wallula to produce both pressure sensitive and label and release paper in addition to commodity uncoated freesheet paper. As of December 31, 2007, total spending on this project was approximately $80 million. Also included in this amount is $10 million of spending related to the installation of a shoe press in our DeRidder, Louisiana, mill to reduce our use of energy in producing linerboard. Investing activities also included $14.2 million of proceeds from the sale of assets. Of this $14.2 million, approximately $5.2 million (net of cash costs paid to buyer) was from the sale of the paper converting facility in Salem, Oregon, and approximately $3.7 million and $3.2 million of proceeds from the sale of a portion of the Wallula, Washington, fiber farm and Jackson, Alabama, sawmill, respectively.

Investing activities in 2007 used $32.5 million of cash to pay amounts owed to OfficeMax under the Additional Consideration Agreement. As part of the Forest Products Acquisition, the Predecessor entered into an Additional Consideration Agreement with OfficeMax, pursuant to which it agreed to adjust the purchase price based on changes in paper prices over the six-year period following the Forest Products Acquisition. This agreement terminated as a result of the Acquisition, and consequently, we neither received payments from, nor made subsequent payments to, OfficeMax under this agreement.

Financing Activities

First quarter 2010

Cash used for financing activities was $35.5 million for the three months ended March 31, 2010, compared with $62.6 million of cash used for financing activities for the same period in 2009. Financing activities for the three months ended March 31, 2010, reflect the repayment of $323.7 million of debt, the issuance of $300.0 million of 8% Notes, and $11.8 million of cash paid for deferred financing fees. Under our $250 million revolving credit facility, $227.9 million was available at March 31, 2010. Cash used by financing activities for the three months ended March 31, 2009, reflects $72.6 million of debt repayments.

Our expected debt service obligation, assuming interest rates remain at March 31, 2010, levels, is estimated to be approximately $54.7 million for the remainder of 2010 and $102.1 million for 2011, consisting of cash payments for principal, interest, and fees. These amounts remain subject to change, and such changes may be material. For example, a 1% increase in interest rates would increase interest expense by approximately $1.9 million per year (based on debt levels and interest rates as of March 31, 2010).

Fiscal year 2009

Cash used for financing activities was $327.3 million for the year ended December 31, 2009, compared with $817.7 million of cash provided by financing activities for the same period in 2008. Financing activities for the year ended December 31, 2009, reflect the issuance of $300 million of old notes obtained as a result of our debt restructuring and repayment of approximately $510 million of existing debt plus costs to accomplish the restructuring.

We lease our distribution centers, as well as other property and equipment, under operating leases. These operating leases are not included in debt; however, they represent a commitment. Obligations under operating leases are shown in the “Contractual Obligations” section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Fiscal year 2008

For the year ended December 31, 2008, cash financing activities were $817.7 million and reflect approximately $1.1 billion of debt financing obtained in conjunction with the Acquisition, offset partially by $120.2 million paid to stockholders who exercised their conversion rights, $94.3 million of deferred financing costs and underwriting fees, and $88.3 million of debt repayments. Under our $250 million revolving credit facility, $163.6 million was available at December 31, 2008. Prior to the Acquisition, financing activities have historically consisted primarily of intercompany loans obtained by the Predecessor.

Fiscal year 2007

For the year ended December 31, 2007, cash financing activities included $414.0 million of gross proceeds from the initial public offering on June 22, 2007, as well as $3.0 million related to the sale of insider warrants. In conjunction with the offering, we paid $16.6 million in underwriting discounts and commissions and incurred approximately $0.6 million in other costs related to the offering. As discussed above in “Investing Activities,” the net amount from the offering, or $399.5 million, was deposited in a trust account. These funds were released from the trust as a result of the Acquisition. Also included in this amount is $90.4 million of intercompany loans obtained by the Predecessor.

The following discussion describes our debt structure in more detail.

At March 31, 2010 and December 31, 2009 and 2008, our long-term debt and the interest rates on that debt were as follows (dollars, in millions):

	March 31, 2010		December 31, 2009		December 31, 2008
	Amount	Interest Rate	Amount	Interest Rate	Amount	Interest Rate
Revolving credit facility, due 2013	$—	—%	$—	—%	$60.0	4.33%
Tranche A term loan, due 2013	192.2	3.00%	203.7	3.25%	245.3	4.75%
Tranche B term loan, due 2014	—	—%	312.2	5.75%	471.4	5.75%
Second lien term loan, due 2015	—	—%	—	—%	260.7	9.25%
9% Senior Notes, due 2017	300.0	9.00%	300.0	9.00%	—	—%
8% Senior Notes, due 2020	300.0	8.00%	—	—%	—	—%
Current portion of long-term debt	(16.7)	3.00%	(30.7)	3.97%	(25.8)	5.33%

Long-term debt, less current portion	775.5	7.25%	785.2	6.41%	1,011.6	6.34%
Current portion of long-term debt	16.7	3.00%	30.7	3.97%	25.8	5.33%

	792.2	7.17%	815.9	6.32%	1,037.5	6.31%
15.75% notes payable, due 2015	—	—%	—	—%	66.6	15.75%

	$792.2		$815.9		$1,104.1

As of March 31, 2010, our debt consisted of the following:

•

The Revolving Credit Facility: A five-year nonamortizing $250.0 million senior secured revolving credit facility with interest at either the London Interbank Offered Rate (“LIBOR”) plus an applicable margin, which is currently 275 basis points, or a calculated base rate plus an applicable margin, which is currently 175 basis points (collectively with the Tranche A term loan facility, the Credit Facilities).

•

The Tranche A Term Loan Facility: A five-year amortizing senior secured loan facility with interest at LIBOR plus an applicable margin, which is currently 275 basis points, or a calculated base rate plus an applicable margin, which is currently 175 basis points. The Tranche A term loan facility was originally issued at $250.0 million. At December 31, 2009, our LIBOR applicable margin was 300 basis points and our calculated base rate applicable margin was 200 basis points.

•	The 9% Notes: An eight-year nonamortizing $300.0 million senior unsecured debt obligation with annual interest at 9%.

•	The 8% Notes: A ten-year nonamortizing $300.0 million senior unsecured debt obligation with annual interest at 8%.

The Credit Facilities are secured by a first-priority lien on all of the assets of our subsidiaries that guarantee or are borrowers, and in the event of default, the lenders generally would be entitled to seize the collateral. All borrowings under the Credit Facilities bear interest at a rate per annum equal to an applicable margin plus a calculated base rate or adjusted Eurodollar rate. The calculated base rate means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 0.50%. The adjusted Eurodollar rate means LIBOR rounded to the nearest 1/16 of 1.0% and adjusted for any applicable reserve requirements. In addition to paying interest, the Company pays a commitment fee to the lenders under the revolving credit facility at a rate of 0.375% per annum times the daily average undrawn portion of the revolving credit facility (reduced by the amount of letters of credit issued and outstanding), which fee is payable quarterly in arrears. The Company also pays letter of credit fees of 275 basis points times the average daily maximum outstanding amount of the letters of credit and a fronting fee of 15 basis points to the issuing bank of outstanding letters of credit. These fees are payable quarterly in arrears.

At March 31, 2010, and December 31, 2009, we had no borrowings outstanding under the revolving credit facility. For the three months ended March 31, 2010, and the year ended December 31, 2009, the average interest rates for our borrowings under our revolving credit facility were 0.0% and 3.7%, respectively. The minimum and maximum borrowings under the revolving credit facility were zero for the three months ended March 31, 2010, and zero and $60.0 million for the year ended December 31, 2009. The weighted average amount of borrowings outstanding under the revolving credit facility during the three months ended March 31, 2010 and 2009, was zero and $28.1 million, respectively. At March 31, 2010, we had availability of $227.9 million, which is net of outstanding letters of credit of $22.1 million.

Debt Refinancing

On March 19, 2010, Boise Paper Holdings and Boise Co-Issuer (together, the “8% Notes Issuers”) issued a $300 million aggregate principal amount of the 8% Notes, through a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended. The 8% Notes pay interest semiannually in arrears on April 1 and October 1, commencing on October 1, 2010. As a result of this refinancing, we extended the maturity of our debt and fixed our interest rates.

Following the sale of the 8% Notes, we used the net proceeds of the sale, as well as cash on hand, to repay the Tranche B term loan facility plus accrued and unpaid interest at par. Upon the repayment of all of the indebtedness outstanding under the Tranche B term loan facility, such debt was canceled.

The issuance of the 8% Notes and the repayment of our Tranche B term loan facility represented a substantial modification to our debt structure. Therefore, we wrote off $22.2 million of previously unamortized deferred financing costs for the Tranche B term loan facility in “Loss on extinguishment of debt” in our Consolidated Statements of Income (Loss). We recorded $11.8 million of new deferred financing costs related to the March 2010 debt refinancing.

In connection with the issuance of the 8% Notes, the 8% Notes Issuers and BZ Holdings and its restricted subsidiaries (together the “8% Notes Guarantors”) entered into the 8% Notes Registration Rights Agreement, dated as of March 19, 2010. The 8% Notes Registration Rights Agreement requires us to register under the Securities Act 8% senior notes due 2017 (the “Exchange Notes”) having substantially identical terms to the 8% Notes and to complete an exchange of the privately placed 8% Notes for the publicly registered Exchange Notes or, in certain circumstances, to file and keep effective a shelf registration statement for resale of the 8% Notes. If we fail to satisfy these obligations by March 19, 2011, we will pay additional interest up to 1% per annum to holders of the 8% Notes.

The 8% Notes and Exchange Notes are senior unsecured obligations and rank equally with all of the Issuers’ present and future senior indebtedness, senior to all of their future subordinated indebtedness, and effectively subordinated to all of our present and future senior secured indebtedness (including all borrowings with respect to the Credit Facilities to the extent of the value of the assets securing such indebtedness).

Debt Issuance and Restructuring

On October 26, 2009, Boise Paper Holdings and Boise Finance (together, the “9% Notes Issuers”) issued a $300 million aggregate principal amount of the old notes through a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended. The old notes pay interest semiannually in arrears on May 1 and November 1, commencing on May 1, 2010.

Following the sale of the old notes, the 9% Notes Issuers used the net proceeds of the sale, as well as cash on hand, to retire a portion of the existing term loan indebtedness under Boise Paper Holdings’ Credit Facilities pursuant to the amendments of our Credit Facilities (“Credit Agreement Amendments”). The Credit Agreement Amendments became effective October 26, 2009, at which time Boise Paper Holdings repaid approximately $75 million of outstanding secured debt under its first lien term loan. In addition, pursuant to the Credit Agreement Amendments, Boise Paper Holdings used proceeds of the issuance to repurchase, in its entirety, the indebtedness outstanding under its second lien term loan. In consideration of the repurchase of indebtedness under the second lien term loan, Boise Paper Holdings paid a premium of 113% to the lender parties, plus accrued and unpaid interest. Upon the repurchase of all of the indebtedness outstanding under the second lien term loan, such debt was canceled and the second lien credit agreement was terminated.

On October 26, 2009, we also used cash on hand to repurchase, in its entirety, our outstanding 15.75% note payable due in 2015. Boise Inc. purchased the note payable at a price of 70% of the outstanding value of the note payable, plus accrued and unpaid interest. Following the purchase of the note payable, the note was cancelled.

The issuance of the old notes and the repurchase of our second lien term loan represented a substantial modification to our debt structure. Therefore, we wrote off the unamortized deferred financing fees for the second lien and recognized various other costs and fees incurred in connection with these transactions in our Consolidated Statements of Income (Loss). We also recorded $13.2 million of deferred financing costs related to the debt restructuring. In addition, in December 2009, we made a voluntary prepayment of $100 million on our Tranche B term loan at 101%. We recognized $66.8 million in “Loss on extinguishment of debt” in our Consolidated Statements of Income (Loss), which consisted of the following (dollars, in millions):

Write-off of second lien deferred financing fees	$27.1
Premium paid to second lien holders	33.9
Other costs and fees	5.8

$66.8

In connection with the issuance of the old notes, the 9% Notes Issuers and BZ Holdings and its restricted subsidiaries (together the “9% Notes Guarantors”) entered into the Registration Rights Agreement, dated as of October 26, 2009 (the “Registration Rights Agreement”). The Registration Rights Agreement requires the Company to register under the Securities Act new notes having substantially identical terms to the old notes and to complete an exchange of the privately placed old notes for the publicly registered new notes or, in certain circumstances, to file and keep effective a shelf registration statement for resale of the privately placed old notes. If the 9% Notes Issuers fail to satisfy these obligations by October 26, 2010, the 9% Notes Issuers will pay additional interest up to 1% per annum to holders of the old notes.

The old notes are senior unsecured obligations and rank equally with all of the 9% Notes Issuers’ present and future senior indebtedness, senior to all of their future subordinated indebtedness, and effectively subordinated to all present and future senior secured indebtedness of the 9% Notes Issuers (including all borrowings with respect to the Credit Facilities to the extent of the value of the assets securing such indebtedness).

Covenants

The Credit Facilities require BZ Holdings and its subsidiaries to maintain financial covenant ratios. We are required to have a total leverage ratio of less than 4.75:1.00, stepping down to 4.50:1.00 at September 30, 2011, and a secured leverage ratio of 3.25:1.00, stepping down to 3.00:1.00 at September 30, 2011. The total leverage ratio is defined in our loan agreements at the end of any fiscal quarter as the ratio of (i) consolidated total net debt as defined in our Credit Facilities debt agreement as of such day to (ii) consolidated adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the four-fiscal-quarter period ending on such date. The Credit Facilities secured leverage ratio is defined in our First Amendment to our loan agreement as the ratio as of the last day of any fiscal quarter of (i) consolidated first lien secured total net debt as defined in our credit agreement amendments as of such day to (ii) consolidated adjusted EBITDA for the four-fiscal-quarter period ending on such date. The Credit Facilities also limit the ability of Holdings and its subsidiaries to make capital expenditures, generally to $150 million per year.

The 8% Notes, the old notes and the new notes are governed by indenture agreements that contain covenants which, subject to certain exceptions, limit the ability of the 8% Notes Issuers and the 9% Notes Issuers and the 8% Notes Guarantors and the 9% Notes Guarantors to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates, and create liens on assets of the 8% Notes Issuers and the 9% Notes Issuers or 8% Notes Guarantors and the 9% Senior Notes Guarantors. Upon a change of control, the 8% Notes Issuers and the 9% Notes Issuers must offer to repurchase the 8% Notes and the old notes and new notes at 101% of the principal amount, plus accrued and unpaid interest. If the 8% Notes Issuers and 9% Notes Issuers sell certain assets and do not use the proceeds from such sales for specified purposes, they must offer to repurchase the 8% Notes and the old notes and new notes at 100% of the principal amount, plus accrued and unpaid interest.

Guarantees

The Company’s obligations under its Credit Facilities are guaranteed by each of Boise Paper Holdings’ existing and subsequently acquired domestic subsidiaries (collectively, the “Credit Facility Guarantors”). The Credit Facilities are secured by a first-priority security interest in substantially all of the real, personal, and mixed property of Boise Paper Holdings and the Credit Facility Guarantors, including 100% of the equity interests of Boise Paper Holdings and each domestic subsidiary of Boise Paper Holdings, 65% of the equity interests of each of Boise Paper Holdings’ foreign subsidiaries (other than Boise Hong Kong Limited so long as Boise Hong Kong Limited does not account for more than $2.5 million of consolidated EBITDA during any fiscal year of Boise Paper Holdings), and all intercompany debt.

The 8% Notes and the old notes and new notes are jointly and severally guaranteed on a senior unsecured basis by BZ Holdings and each existing and future subsidiary of BZ Holdings (other than their respective issuers and, in the case of the 8% Notes, other than Boise Finance Company). The 8% Notes Guarantors and 9% Notes Guarantors do not include Louisiana Timber Procurement Company, L.L.C., or foreign subsidiaries.

Prepayments

We may redeem all or a portion of the old notes or new notes at any time on or after November 1, 2013, at a premium decreasing to zero by November 1, 2015, plus accrued and unpaid interest. In addition, prior to November 1, 2012, the 9% Notes Issuers may redeem up to 35% of the aggregate principal amount of the old notes or new notes at a redemption price of 109% of the principal amount thereof with the net proceeds of one or more qualified equity offerings.

We may redeem all or a portion of the 8% Notes at any time on or after April 1, 2015, at a premium decreasing to zero by April 15, 2018, plus accrued and unpaid interest. In addition, prior to April 1, 2013, the 8% Notes Issuers may redeem up to 35% of the aggregate principal amount of the 8% Notes at a redemption price of 108% of the principal amount thereof with the net proceeds of one or more qualified equity offerings.

Other Provisions

Subject to specified exceptions, the Credit Facilities require that the proceeds from certain asset sales, casualty insurance, certain debt issuances, and 75% (subject to step-downs based on certain leverage ratios) of the excess cash flow for each fiscal year must be used to pay down outstanding borrowings. As of March 31, 2010, required debt principal repayments, excluding those from excess cash flows, total $10.4 million during the remainder of 2010, $43.7 million in 2011, $129.7 million in 2012, $8.4 million in 2013, zero in 2014 and 2015, and $600.0 million thereafter. Based on our variable-rate debt levels and interest rates as of March 31, 2010, we estimate that a 1% increase in interest rates on our variable-rate debt would increase our interest expense by approximately $1.9 million per year.

Other

At March 31, 2010, and December 31, 2009, we had $34.6 million and $47.4 million, respectively, of costs recorded in “Deferred financing costs” on our Consolidated Balance Sheet. As noted above, we repaid the Tranche B term loan facility with the proceeds from the March 2010 debt refinancing, and as a result, we expensed approximately $22.2 million of previously unamortized deferred financing costs. We recorded this charge in “Loss on extinguishment of debt” in our Consolidated Statement of Income (Loss). In addition, $11.8 million of new deferred financing costs related to the debt refinancing are included, net of amortization, in “Deferred financing costs” on our Consolidated Balance Sheet. The amortization of these costs is recorded in interest expense using the effective interest method over the life of the loans. We recorded $2.3 million and $2.9 million, respectively, of amortization expense for the three months ended March 31, 2010 and 2009, in “Interest expense” in our Consolidated Statements of Income (Loss).

For the three months ended March 31, 2010 and 2009, cash payments for interest, net of interest capitalized, were $6.0 million and $16.5 million, respectively.

Contractual Obligations

In the table below, we set forth our enforceable and legally binding obligations as of December 31, 2009. As of March 31, 2010, there have been no material changes to our contractual obligations from those disclosed below, except as discussed in Note 11, Debt, of the Notes to the Unaudited Consolidated Financial Statements in this prospectus. Some of the amounts included in the table are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, our actual payments may vary from those reflected in the table. Purchase orders made in the ordinary course of business are excluded from the table below. Any amounts for which we are liable under purchase orders are reflected on the Consolidated Balance Sheets as accounts payable and accrued liabilities (dollars, in millions):

	Payments Due by Period
	2010	2011-2012	2013-2014	Thereafter	Total
Long-term debt, including current portion (a)	$30.7	$182.6	$302.6	$300.0	$815.9
Interest (b)	50.1	97.2	73.2	82.2	302.7
Operating leases (c)	12.4	22.5	15.2	19.1	69.2
Purchase obligations
Raw materials and finished goods inventory (d)	45.7	19.4	18.4	—	83.5
Utilities (e)	23.2	11.3	2.2	0.1	36.8
Other	5.3	0.8	—	—	6.1
Other long-term liabilities reflected on our Balance Sheet:
Compensation and benefits (f)	2.2	60.4	57.3	4.3	124.2
Other (g)	2.7	5.8	2.2	22.6	33.3

	$172.3	$400.0	$471.1	$428.3	$1,471.7

(a)	These borrowings are further explained in “—Financing Activities” under “—Liquidity and Capital Resources” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. The table assumes our long-term debt is held to maturity and includes the current portion of long-term debt.
(b)	Amounts represent estimated interest payments as of December 31, 2009, and assume our long-term debt is held to maturity.
(c)

We enter into operating leases in the normal course of business. We lease our distribution centers as well as other property and equipment under operating leases. Some lease agreements provide us with the option to renew the lease or purchase the leased property. Our operating lease obligations would change if we exercised these renewal options and/or if we entered into additional operating lease agreements. For more information, see Note 7, Leases, of the Notes to Consolidated Financial Statements in “Financial Statements and Supplementary Data” appearing elsewhere in this prospectus.
(d)	Included among our raw materials purchase obligations are contracts to purchase approximately $76.4 million of wood fiber. Under most of these log and fiber supply agreements, we have the right to cancel or reduce our commitments in the event of a mill curtailment or shutdown. Future purchase prices under most of these agreements are set quarterly or semiannually based on regional market prices, and the estimate is based on contract terms or first quarter 2010 pricing. Our log and fiber obligations are subject to change based on, among other things, the effect of governmental laws and regulations, our manufacturing operations not operating in the normal course of business, log and fiber availability, and the status of environmental appeals. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in our consolidated financial statements until contract payment terms take effect.
(e)	We enter into utility contracts for the purchase of electricity and natural gas. We also purchase these services under utility tariffs. The contractual and tariff arrangements include multiple-year commitments and minimum annual purchase requirements. Our payment obligations were based upon prices in effect on December 31, 2009, or upon contract language, if available. Because we consume the energy in the manufacture of our products, these obligations represent the face value of the contracts, not resale value.
(f)	Amounts consist primarily of pension and other postretirement benefit obligations, including current portion of $0.3 million.
(g)	Includes current liabilities of $2.5 million.

In addition to the contractual obligations quantified in the table above, we have other obligations for goods and services and raw materials entered into in the normal course of business.

Off-Balance-Sheet Activities

At March 31, 2010 and December 31, 2009 and 2008, we had no off-balance-sheet arrangements with unconsolidated entities.

Guarantees

Note 11, Debt, and Note 18, Commitments and Guarantees, of the Notes to Consolidated Financial Statements in “Financial Statements and Supplementary Data” appearing elsewhere in this prospectus describe the nature of our guarantees, including the approximate terms of the guarantees, how the guarantees arose, the events or circumstances that would require us to perform under the guarantees, and the maximum potential undiscounted amounts of future payments we could be required to make.

Inflationary and Seasonal Influences

Our major costs of production are labor, wood fiber, energy, and chemicals. Pricing for these manufacturing inputs can be subject to both macroeconomic inflationary influences and regional supply and demand. For example, fiber prices are highly dependent on regional wood supply and demand trends. Pricing for natural gas, which constitutes a significant portion of our energy costs, tends to follow macroeconomic supply and demand trends and can fluctuate based on many factors, including weather and natural gas storage levels. Many of our chemicals are specialized and pricing may not correlate with macroeconomic trends. Pricing for our manufactured end products is dependent on industry supply and demand trends, which in turn can be influenced by macroeconomic manufacturing activity, employment levels, and consumer spending.

We experience some seasonality, based primarily on buying patterns associated with particular products. For example, the demand for our corrugated containers is influenced by changes in agricultural demand in the Pacific Northwest. In addition, seasonally cold weather increases costs, especially energy consumption, at all of our manufacturing facilities. Seasonality also affects working capital levels as described in “Business—Seasonality” appearing elsewhere in this prospectus.

Disclosures of Financial Market Risks

We are exposed to market risks, including changes in interest rates, energy prices, and foreign currency exchange rates. We employ a variety of practices to manage these risks, including operating and financing activities and, where deemed appropriate, the use of derivative instruments. Derivative instruments are used only for risk management purposes and not for speculation or trading. Derivatives are such that a specific debt instrument, contract, or anticipated purchase determines the amount, maturity, and other specifics of the hedge. If a derivative contract is entered into, we either determine that it is an economic hedge or we designate the derivative as a cash flow or fair value hedge. We formally document all relationships between hedging instruments and the hedged items, as well as our risk management objectives and strategies for undertaking various hedged transactions. For those derivatives designated as cash flow or fair value hedges, we formally assess, both at the derivatives’ inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the hedged items. The ineffective portion of hedging transactions is recognized in income (loss).

We record all derivative instruments as assets or liabilities on our Consolidated Balance Sheets at fair value. The fair value of these instruments is determined by third parties. Changes in the fair value of derivatives are recorded in either “Net income (loss)” or “Other comprehensive income (loss)” as appropriate. The gain or loss on derivatives designated as cash flow hedges is included in “Other comprehensive income (loss)” in the period in which changes in fair value occur and is reclassified to income (loss) in the period in which the hedged item affects income (loss), and any ineffectiveness is recognized currently in our Consolidated Statements of Income (Loss). The fair value of the hedged exposure is presumed to be the market value of the hedging instrument when critical terms match. The gain or loss on derivatives designated as fair value hedges and the offsetting gain or loss on the hedged item attributable to the hedged risk are included in income (loss) in the period in which changes in fair value occur. The gain or loss on derivatives that have not been designated as hedging instruments is included in income (loss) in the period in which changes in fair value occur.

Interest Rate Risk—Debt

With the exception of the Tranche A term loan facility, our debt is fixed-rate debt. At March 31, 2010, the estimated value of our fixed-rate debt, based on then-current interest rates for similar obligations with like maturities, was approximately $17.6 million more than the amount recorded on our Consolidated Balance Sheet. At March 31, 2010, the estimated value of our variable-rate debt, based on then-current interest rates for similar obligations with like maturities, was approximately $6.7 million less than the amount recorded on our Consolidated Balance Sheet.

The table below provides a summary of our long-term debt obligations as of March 31, 2010. The table presents principal cash flows and related weighted average interest rates by expected maturity dates. For obligations with variable interest rates, the table sets forth payout amounts based on current rates and does not attempt to project future rates. The fair value of long-term debt is estimated based on quoted market prices for the same or similar issues or on the discounted value of the future cash flows expected to be paid using incremental rates of borrowing for similar liabilities. Changes in market rates of interest affect the fair value of our fixed-rate debt (dollars, in millions, except for percentages):

							March 31, 2010		December 31, 2009
	2010	2011	2012	2013	2014	There- after	Total	Fair Value	Total	Fair Value
Debt
Long-term debt (a)

Fixed-rate debt payments (b)
9% Notes (c)	$—	$—	$—	$—	$—	$300.0	$300.0	$316.4	$300.0	$314.6
Average interest rates	—%	—%	—%	—%	—%	9.0%	9.0%	—%	9.0%	—%

8% Notes (c)	$—	$—	$—	$—	$—	$300.0	$300.0	$301.2	$—	$—
Average interest rates	—%	—%	—%	—%	—%	8.0%	8.0%	—%	—%	—%

Total fixed-rate payments (c)	$—	$—	$—	$—	$—	$600.0	$600.0	$617.6	$300.0	$314.6
Average interest rates	—%	—%	—%	—%	—%	8.5%	8.5%	—%	9.0%	—%

Variable-rate debt payments (b)	$10.4	$43.7	$129.7	$8.4	$—	$—	$192.2	$185.5	$515.9	$483.5
Average interest rates (d)	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	—%	4.8%	—%

(a)	Includes current portion.
(b)	These obligations are further explained in “Financing Activities” under “Liquidity and Capital Resources” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. The table assumes our long-term debt is held to maturity.
(c)	The table assumes that accumulated interest is paid semiannually.
(d)	Does not include the effect of interest rate derivatives.

We use interest rate derivative instruments to hedge a portion of our interest rate risk. We have derivatives in place with a cap rate of 5% on a notional amount of $300 million through the period ending March 31, 2011. At March 31, 2010, we recorded the fair value of the interest rate derivatives, or $13,000, in “Other assets” on our Consolidated Balance Sheet. During the three months ended March 31, 2010 and 2009, we recorded the change in fair value of these derivatives, or $29,000 and $132,000 of expense, respectively, in “Change in fair value of interest rate derivatives” in our Consolidated Statements of Income (Loss). During the three months ended March 31, 2010 and 2009, we recorded $0.1 million and $0.2 million, respectively, in “Interest expense” for the amortization of the premiums paid for the interest rate derivatives. Changes in the fair value of these derivatives are recorded in “Change in fair value of interest rate derivatives” in our Consolidated Statements of Income (Loss).

In connection with the repayment of our Tranche B term loan facility, the remaining amounts recorded in “Accumulated other comprehensive income (loss)” on our Consolidated Balance Sheet relating to the interest rate derivatives were charged to “Interest expense” in our Consolidated Statement of Income (Loss). As a result, during the three months ended March 31, 2010, we recognized $0.4 million in “Interest expense” in our Consolidated Statements of Income (Loss). For the three months ended March 31, 2009, we amortized $0.1 million of the amounts recorded in “Accumulated other comprehensive income (loss)” on our Consolidated Balance Sheet to “Interest expense” in our Consolidated Statement of Income (Loss).

Interest Rate Risk—Investments

Our exposure to market risk for changes in interest rates also relates to our cash, cash equivalents, and short-term investments. As of March 31, 2010, our cash, cash equivalents, and short-term investments consisted primarily of funds invested in money market accounts and Federal Deposit Insurance Corporation (“FDIC”) insured certificates of deposit. As the interest rates on a significant portion of our cash, cash equivalents, and short-term investments are variable, a change in interest rates earned would affect interest income along with cash flows but would not have a significant effect on the fair market value of the related underlying instruments.

The components of cash, cash equivalents, and short-term investments as of and for the three months ended March 31, 2010, are as follows (dollars in millions):

	Three Months Ended March 31, 2010
	Cost Basis	Accrued Interest	Unrealized Gains (Losses)	Recorded Basis	Cash and Cash Equivalents	Short-Term Investments
Cash	$8.3	$—	$—	$8.3	$8.3	$—
Money market accounts	82.7	—	—	82.7	82.7	—
Certificates of deposit	7.2	—	—	7.2	—	7.2

Total	$98.2	$—	$—	$98.2	$91.0	$7.2

During the three months ended March 31, 2010, $5.2 million of certificates of deposit matured, and $2.4 million were reinvested. At March 31, 2010, we did not have any investments in individual securities that had been in a continual unrealized loss position for more than 12 months. The unrealized losses at March 31, 2010, represent a temporary condition due to the high quality of the investment securities, and we expect to recover the par value of these investments.

Energy Risk

We enter into transactions to hedge the variable cash flow risk of natural gas purchases. As of March 31, 2010, we had entered into derivative instruments related to approximately 50% of our forecasted natural gas purchases for April 2010 through October 2010, approximately 27% of our forecasted natural gas purchases for November 2010 through March 2011, approximately 19% of our forecasted natural gas purchases for April 2011 through October 2011, and approximately 4% of our forecasted natural gas purchases for November 2011 through March 2012. At March 31, 2010, these derivatives included three-way collars and call spreads.

A three-way collar is a combination of options: a written put, a purchased call, and a written call. The purchased call establishes a maximum price unless the market price exceeds the written call, at which point the maximum price would be New York Mercantile Exchange (“NYMEX”) price less the difference between the purchased call and the written call strike price. The written put establishes a minimum price (the floor) for the volumes under contract. This strategy enables us to decrease the floor and the ceiling price of the collar beyond the range of a traditional collar while offsetting the associated cost with the sale of the written call. The following tables summarize our position related to these instruments as of March 31, 2010 (in mmBtu per day):

	Three-Way Collars
	April 2010 Through October 2010		November 2010 Through March 2011	April 2011 Through October 2011
Volume hedged	5,500	9,500	4,000	1,000

Strike price of call sold	$12.00	$11.00	$11.00	$11.00
Strike price of call bought	9.00	8.00	8.00	8.00
Strike price of put sold	5.90	5.03	5.66	5.33

Approximate percent hedged	18%	32%	11%	3%

A call spread is a combination of a purchased call and a written call. The purchased call establishes a maximum price unless the market exceeds the written call, at which point the maximum price would be the NYMEX price less the difference between the purchased call and the written call strike price plus any applicable net premium associated with the two options. The following tables summarize our position related to these instruments as of March 31, 2010 (in mmBtu per day):

	Call Spreads
	November 2010 Through March 2011		April 2011 Through October 2011		November 2011 Through March 2012
Volume hedged	4,500	1,500	2,500	2,500	1,500

Strike price of call sold	$11.00	$10.00	$11.00	$10.00	$11.00
Strike price of call bought	8.00	7.00	8.00	7.00	8.00
Net cap premium	0.40	0.30	0.36	0.32	0.37

Approximate percent hedged	12%	4%	8%	8%	4%

We have elected to account for these instruments as economic hedges. At March 31, 2010, we recorded the fair value of the derivatives, or $4.8 million, in “Accrued liabilities, Other” on our Consolidated Balance Sheet. During the three months ended March 31, 2010, we recorded the change in fair value of the instruments, or $3.3 million of expense, in “Materials, labor, and other operating expenses” in our Consolidated Statements of Income (Loss). At December 31, 2009 and 2008, we recorded the fair value of the derivatives, or $1.4 million and $7.3 million, respectively, in “Accrued liabilities, Other” on our Consolidated Balance Sheet. During the years ended December 31, 2009 and 2008, we recorded the change in fair value of the instruments, or a $5.9 million gain and a $7.4 million loss, respectively, in “Materials, labor, and other operating expenses” in our Consolidated Statements of Income (Loss).

Foreign Currency Risk

While we are exposed to foreign currency risk in our operations, none of this risk was material to our financial position or results of operations as of March 31, 2010 and December 31, 2009 and 2008.

Predecessor

During the Predecessor periods presented, Boise Cascade occasionally used interest rate swaps to hedge variable interest rate risk. Because debt and interest costs were not allocated to the Predecessor, the effects of the interest rate swaps were not included in the Predecessor consolidated financial statements.

Fair Value Measurements

We record our financial assets and liabilities, which consist of cash equivalents, short-term investments, and derivative financial instruments that are used to hedge exposures to interest rate and energy risks, at fair value. The fair value hierarchy under U.S. generally accepted accounting principles (“GAAP”) gives the highest priority to quoted market prices (Level 1) and the lowest priority to unobservable inputs (Level 3). In general, and where applicable, we use quoted prices in active markets for identical assets or liabilities to determine fair value (Level 1). If quoted prices in active markets for identical assets or liabilities are not available to determine fair value, we use quoted prices for similar assets and liabilities or inputs that are observable either directly or indirectly (Level 2). If quoted prices for identical or similar assets are not available or are unobservable, we may use internally developed valuation models, whose inputs include bid prices and third-party valuations utilizing underlying asset assumptions (Level 3). We enter into these hedges with large financial institutions, and we monitor their credit ratings to determine if any adjustments to fair value need to be made. No such adjustments were made in any period presented.

At March 31, 2010 and December 31, 2009, fair value for these financial instruments was determined based on applicable interest rates, such as LIBOR, interest rate curves, and NYMEX price quotations under the terms of the contracts, using current market information as of the reporting date. Our certificates of deposit, interest rate derivatives, and energy derivatives are valued using third-party valuations based on quoted prices for similar assets and liabilities. The following table provides a summary of our assets and liabilities measured at fair value on a recurring basis and the inputs used to develop these estimated fair values under the fair value hierarchy discussed above (dollars, in millions):

	Fair Value Measurements at March 31, 2010, Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market accounts (a)	$82.7	$82.7	$—	$—
Certificates of deposit (b)	7.2	—	7.2	—
Interest rate derivatives (c)	—	—	—	—

	$89.9	$82.7	$7.2	$—

Liabilities:
Energy derivatives (d)	$4.8	$—	$4.8	$—

	$4.8	$—	$4.8	$—

	Fair Value Measurements at December 31, 2009, Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market accounts (a)	$65.1	$65.1	$—	$—
Certificates of deposit (b)	10.0	—	10.0	—
Interest rate derivatives (c)	0.2	—	0.2	—

	$75.3	$65.1	$10.2	$—

Liabilities:
Energy derivatives (d)	$1.4	$—	$1.4	$—

	$1.4	$—	$1.4	$—

(a)	Recorded in “Cash and cash equivalents” on our Consolidated Balance Sheet.
(b)	Recorded in “Short-term investments” on our Consolidated Balance Sheet.
(c)	Recorded in “Other assets” on our Consolidated Balance Sheet.
(d)	Recorded in “Accrued liabilities, Other” on our Consolidated Balance Sheet.

As of March 31, 2010 and December 31, 2009, we did not have any fair value measurements using significant unobservable inputs (Level 3).

Tabular Disclosure of the Fair Values of Derivative Instruments and the Effect of Those Instruments

(dollars, in millions)

	Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	March 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as economic hedging instruments (a)
Interest rate contracts	Other assets	$—	Accrued liabilities	$—
Natural gas contracts	Other assets	—	Accrued liabilities	4.8

Total derivatives designated as economic hedging instruments		$—		$4.8

Total derivatives		$—		$4.8

	Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as economic hedging instruments (a)
Interest rate contracts	Other assets	$0.2	Accrued liabilities	$—
Natural gas contracts	Other assets	—	Accrued liabilities	1.4

Total derivatives designated as economic hedging instruments		$0.2		$1.4

Total Derivatives		$0.2		$1.4

The Effect of Derivative Instruments on the Consolidated Statement of Income (Loss) for the Three Months Ended March 31, 2010
Derivatives Designated as Cash Flow Hedging Instruments (b)	Amount of Gain or (Loss) Recognized in Accumulated OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Derivatives Designated as Economic Hedging Instruments (a)	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Interest rate contracts	$—	Interest income/expense	$(0.4)	Interest rate contracts	Change in fair value of interest rate derivatives	$—
				Natural gas contracts	Materials, labor, and other operating expenses	(3.3)

	$—		$(0.4)			$(3.3)

The Effect of Derivative Instruments on the Consolidated Statement of Income (Loss) for the Year Ended December 31, 2009
Derivatives Designated as Cash Flow Hedging Instruments (b)	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Derivatives Designated as Economic Hedging Instruments (a)	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Interest rate contracts	$—	Interest income/expense	$0.3	Interest rate contracts	Change in fair value of interest rate derivatives	$0.6
				Natural gas contracts	Materials, labor, and other operating expenses	5.9

	$—		$0.3			$6.5

(a)	See discussion above for additional information on our purpose for entering into derivatives designated as economic hedges and our overall risk management strategies.
(b)	As of January 1, 2009, we no longer have interest rate derivatives designated as cash flow hedges. During the three months ended March 31, 2010 and the year ended December 31, 2009, these derivatives were accounted for as economic hedges.

Environmental

Our businesses are subject to a wide range of general and industry-specific environmental laws and regulations. In particular, we are affected by laws and regulations covering air emissions, wastewater discharges, solid and hazardous waste management, and site remediation. Compliance with these laws and regulations is a significant factor in the operation of our businesses. We believe that we have created a corporate culture of strong compliance by taking a conservative approach to environmental issues in order to assure that we are operating well within the bounds of regulatory requirements. However, we cannot assure you that we will at all times be in full compliance with environmental requirements, and we cannot assure you that we will not incur fines and penalties in the future. In 2009, we made no payments for environmental fines and penalties across all of our segments. In all periods presented, environmental spending for fines and penalties across all of our segments was immaterial.

We incur, and we expect to incur, substantial capital and operating expenditures to comply with federal, state, and local environmental laws and regulations. Failure to comply with these laws and regulations could result in civil or criminal fines or penalties or in enforcement actions. Our failure to comply could also result in governmental or judicial orders that stop or interrupt our operations or require us to take corrective measures, install additional pollution control equipment, or take other remedial actions. During 2009, we spent $2.2 million on capital expenditures to comply with environmental requirements. We anticipate capital expenditures of approximately $1.4 million in 2010 to comply with environmental requirements and expect to spend similar or greater amounts on environmental capital expenditures in the years ahead.

As an owner and operator of real estate, we may be liable under environmental laws for the cleanup of past and present spills and releases of hazardous or toxic substances on or from our properties and operations. We can be found liable under these laws if we knew of or were responsible for the presence of such substances. In some cases, this liability may exceed the value of the property itself.

OfficeMax retained responsibility for environmental liabilities that occurred with respect to businesses, facilities, and other assets not purchased by Madison Dearborn from OfficeMax in the 2004 transaction. In addition, OfficeMax generally indemnifies our operating subsidiaries, Boise White Paper, L.L.C., and Boise Packaging & Newsprint, L.L.C., for hazardous substance releases and other environmental violations that occurred prior to the 2004 transaction at the businesses, facilities, and other assets purchased by such subsidiaries. However, OfficeMax may not have sufficient funds to fully satisfy its indemnification obligations when required, and in some cases, we may not be contractually entitled to indemnification by OfficeMax.

Climate change, in its many dimensions (legislative, regulatory, market, and physical), has the potential to significantly affect our business. Boise relies on a sustainably managed supply of woody biomass as our principal raw material and main energy source. About 65% of our energy comes from renewable woody biomass. The carbon dioxide emitted when burning biomass from sustainably managed sources for energy is generally considered to be carbon neutral (does not contribute to climate change) because it is recycled in a closed loop whereby the carbon is removed from the atmosphere by the biomass and then returned to the atmosphere when the biomass is burned, resulting in no net increase of carbon dioxide in the atmosphere. Significant amounts of carbon are permanently sequestered (stored) in forests and forest products.

Our manufacturing operations emit GHGs, which may contribute to global warming and climate change. We are a voluntary member of the United States Environmental Protection Agency (“EPA”) Climate Leaders program and the Chicago Climate Exchange (“CCX”). Under these programs, we have established GHG emission inventories using established protocols, and in the case of CCX, the emissions have been third-party verified. In 2008 (the last recorded year), our company emitted about 2.6 million metric tonnes of GHGs (1.0 million metric tonnes of direct emissions and 1.6 million metric tonnes of indirect emissions from purchased electricity). The carbon dioxide from burning biomass, which is generally considered to be carbon neutral, is excluded from our GHG inventories. In 2011, we will begin reporting GHGs under the EPA’s mandatory regulatory program.

Climate change legislative and regulatory activities that affect our operations generally focus on reducing GHG emissions through some combination of GHG limitations (such as cap and trade or emission standards) and a renewable electricity standard (“RES”). Three of the five states in which our primary GHG emitting facilities operate (Minnesota, Oregon, and Washington) have an RES. There is currently no national RES in effect, although legislation passed by the United States House of Representatives (House) in July 2009 does include such a standard. The RES could increase our energy cost due to the higher cost of renewable electrical generation facilities, compared with those generating electricity from fossil fuel.

Climate change legislation prescribing a cap and trade system was passed by the House in the July 2009 legislation. The U.S. Senate Environment and Public Works Committee proposed similar legislation, but the full Senate has not yet voted on the legislation. The prognosis for enacting national climate change legislation into law is uncertain. The effect of any climate change legislation on our operations is also uncertain. Under the current proposed legislation, our facilities may be largely insulated from higher costs for an initial period through 2025. Nevertheless, as the protective measures phase out from 2026 to 2035, our energy costs could increase substantially. Furthermore, U.S. legislation and regulation may put our operations at a competitive disadvantage relative to foreign competition if competing countries have not enacted commensurate GHG reduction programs.

The EPA has initiated the regulation of GHGs following its “endangerment finding” in December 2009. The EPA has proposed regulating GHGs under its Clean Air Act Title V permitting and Prevention of Significant Deterioration programs. There is considerable uncertainty whether or when these regulations will be enacted and what the regulations may require. Such rules could lead to longer permitting times and additional costs to reduce GHG emissions.

Increased interest in biomass as a renewable energy source could increase demand for and the cost of wood, our principal raw material. On the other hand, as incentives for biofuels manufacturing increase, there may be opportunities to locate biorefineries at our paper mills to produce biofuels as a coproduct. We are a significant manufacturer of recycled paper. Recycling of paper reduces greenhouse gas emissions from landfills.

There is considerable uncertainty concerning the physical risks that may be presented by climate change. Predictions range widely and can include more weather extremes (floods and drought), increased storm intensity, and rising sea levels. Climate change could also affect forests supplying our wood both positively and negatively. Increased carbon dioxide in the atmosphere and warmer temperatures could increase forest biomass production. Weather patterns and insects might affect forests either favorably or unfavorably. We cannot predict the effect of climate change on our operations with any degree of certainty until the legislative and regulatory landscape takes shape.

Critical Accounting Estimates

Critical accounting estimates are those that are most important to the portrayal of our financial condition and results. These estimates require management’s most difficult, subjective, or complex judgments, often as a result of the need to estimate matters that are inherently uncertain. We review the development, selection, and disclosure of our critical accounting estimates with the Audit Committee of our board of directors. As of March 31, 2010, there have been no material changes in our exposure to our critical accounting estimates from those disclosed below.

Income Taxes

We account for income taxes and separately recognize deferred tax assets and deferred tax liabilities. Such deferred tax assets and deferred tax liabilities represent the tax effect of temporary differences between financial reporting, and tax reporting measured at enacted tax rates in effect for the year in which the differences are expected to reverse. We also recognize only the impact of tax positions that, based on their technical merits, are more likely than not to be sustained upon an audit by the taxing authority.

We make judgments and estimates in determining income tax expense for financial statement purposes. These judgments and estimates occur in the calculation of tax credits, benefits, and deductions and in the calculation of certain deferred tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as the interest and penalties related to uncertain tax positions. Significant changes to these estimates may result in an increase or decrease in our tax provision in a subsequent period.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions. It is inherently difficult and subjective to estimate uncertain tax positions, because we have to determine the probability of various possible outcomes. We evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

For the year ended December 31, 2009, we increased the amount of our unrecognized tax benefit by $87.6 million, which was charged to income tax expense, as a result of excluding the alternative fuel mixture credits from income for tax purposes. If subsequently recognized, this unrecognized tax benefit would reduce our tax expense by $83.3 million. Exclusion of the alternative fuel mixture credits generates a deferred tax benefit of $82.9 million for the year ended December 31, 2009 (primarily a net operating loss carry forward).

A reconciliation of the unrecognized tax benefits is as follows (dollars, in millions):

	2009	2008
Unrecognized tax benefits, beginning of year	$0.3	$0.2
Gross increases related to prior-period tax positions	—	—
Gross decrease related to prior-period tax positions	—	—
Gross increases related to current-period tax positions	87.6	—
Settlements	—	—

Unrecognized tax benefits, end of year	$87.8	$0.3

The unrecognized tax benefit net of federal benefit for state taxes is $83.3 million. We have determined that there is a filing position to exclude the alternative fuel mixture credits from taxable income. Accordingly, $82.9 million of the $83.3 million is recorded as a credit to our long-term deferred taxes to eliminate the benefit associated with the uncertain tax position. The remaining $0.4 million is recorded in “Other long-term liabilities” on our Consolidated Balance Sheet. Additional guidance may be issued by the Internal Revenue Service (“IRS”) in the next 12 months, which could cause us to change our unrecognized tax benefits from the amounts currently recorded. It is not reasonably possible to know to what extent the total amounts of unrecognized benefits will increase or decrease within the next 12 months.

We recognize interest and penalties related to uncertain tax positions as income tax expense in our Consolidated Statement of Income (Loss). Interest expense related to our uncertain tax positions was immaterial for both of the years ended December 31, 2009 and 2008, and also for the Predecessor year ended December 31, 2007. We did not record any penalties associated with the uncertain tax positions during the years ended December 31, 2009 and 2008, or during the Predecessor year ended December 31, 2007.

Pensions

Some of our employees participate in noncontributory defined pension plans that were either transferred from or spun off from Boise Cascade. The salaried defined benefit pension plan is available only to employees who were formerly employed by OfficeMax before November 2003. The pension benefit for salaried employees is based primarily on the employees’ years of service and highest five-year average compensation. The benefit for hourly employees is generally based on a fixed amount per year of service. The Predecessor treated participants in these plans as participants in multiemployer plans. Accordingly, the Predecessor did not reflect any assets or liabilities related to the noncontributory defined benefit pension plans on its Consolidated Balance Sheet. The Predecessor did, however, record costs associated with the employees who participated in these plans in its Consolidated Statements of Income (Loss). Expenses attributable to participation in noncontributory defined benefit plans for the years ended December 31, 2009 and 2008, the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007, were $8.7 million, $8.3 million, $1.8 million, and $13.1 million, respectively.

We calculate pension expense and liabilities using actuarial assumptions, including discount rates, expected return on plan assets, expected rate of compensation increases, retirement rates, mortality rates, expected contributions, and other factors. We based the assumptions used in this analysis to calculate pension expense on the following factors:

Discount Rate Assumption. The discount rate assumption was determined using a spot rate yield curve constructed to replicate Aa-graded corporate bonds. The Aa-graded bonds included in the yield curve reflect anticipated investments that would be made to match the expected monthly benefit payments over time and do not include all Aa-graded corporate bonds. The plan’s projected cash flows were duration-matched to this yield curve to develop an appropriate discount rate.

Asset Return Assumption. The expected long-term rate of return on plan assets was based on a weighted average of the expected returns for the major investment asset classes. Expected returns for the asset classes are based on long-term historical returns, inflation expectations, forecasted gross domestic product, earnings growth, and other economic factors. The weights assigned to each asset class were based on the investment strategy. The weighted average expected return on plan assets we will use in our calculation of 2010 net periodic benefit cost is 7.25%. In 2009, plan assets performed well above the long-term return assumption.

Rate of Compensation Increases. Salaried pension benefits are frozen, so the compensation increase assumption is not applicable. Negotiated compensation increases are reflected in the projected benefit obligation for certain hourly employees with salary-related benefits. Historically, this assumption reflected long-term actual experience, the near-term outlook, and assumed inflation.

Retirement and Mortality Rates. These rates were developed to reflect actual and projected plan experience.

Expected Contributions. Plan obligations and expenses are based on existing retirement plan provisions. No assumption is made for future changes to benefit provisions beyond those to which we are presently committed, for example, changes we might commit to in future labor contracts. We made a $5.5 million voluntary contribution to our qualified pension plans in March 2010. We estimate that we will be required to contribute approximately $1 million more to our pension plans in 2010 and approximately $21 million in 2011.

We recognize the funded status of our pension and other postretirement benefit plans on our Consolidated Balance Sheet and recognize the actuarial and experience gains and losses and the prior service costs and credits as a component of “Accumulated other comprehensive income (loss)” in our Consolidated Statement of Stockholders’ Equity. Actual results that differ from assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense in future periods. While we believe that the assumptions used to measure our pension obligations are reasonable, differences in actual experience or changes in assumptions may materially affect our pension obligations and future expense.

A change of 0.25% in either direction to the discount rate, the expected rate of return on plan assets, or the rate of compensation increases would have had the following effect on 2009 and 2010 pension expense (dollars, in millions). These sensitivities are specific to 2009 and 2010. The sensitivities may not be additive, so the impact of changing multiple factors simultaneously cannot be calculated by combining the individual sensitivities shown.

	Base Expense	Increase (Decrease) in Pension Expense
		0.25% Increase	0.25% Decrease
2009 Expense
Discount rate	$8.7	$(0.4)	$0.7
Expected rate of return on plan assets	8.7	(0.8)	0.8

2010 Expense
Discount rate	$10.2	$(0.7)	$0.7
Expected rate of return on plan assets	10.2	(0.8)	0.8

We believe that the accounting estimate related to pensions is a critical accounting estimate because it is highly susceptible to change from period to period. As discussed above, the future effects of pension plans on our financial position and results of operations will depend on economic conditions, employee demographics, mortality rates, retirement rates, investment performance, and funding decisions, among other factors. The following table presents selected assumptions used and expected to be used in the measurement of pension expense in the following periods (dollars, in millions):

	Year Ending December 31, 2010	Boise Inc.
		Year Ended December 31
		2009	2008
Pension expense	$10.2	$8.7	$8.3
Discount rate	6.10%	6.20%	6.50%
Expected rate of return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increases	—%	—%	4.25%

Changes in our actual asset returns affect the amount of expense we recognize in future years. However, under pension accounting rules, this impact is recognized over time. In addition, we are required to adjust our equity in “Accumulated other comprehensive income (loss)” in our Consolidated Statement of Stockholders’ Equity to record minimum pension liabilities under accounting rules. In 2009, we recorded an approximately $22 million pretax increase in equity. The amount of expense and minimum pension liability we recognize depends on, among other things, actual returns on plan assets, changes in interest rates which affect our discount rate assumptions, and modifications to our plans.

Pension funding requirements depend in part on returns on plan assets. As of March 31, 2010, our pension assets had a market value of $315 million, compared with $248 million at December 31, 2008. The amount of required contributions will depend, among other things, on actual returns on plan assets, changes in our plan asset return assumptions, changes in interest rates that affect our discount rate assumptions, changes in pension funding requirement laws, and modifications to our plans. Our estimates may change materially depending upon the impact of these and other factors. Changes in the financial markets may require us to make larger than previously anticipated contributions to our pension plans.

Long-Lived Asset Impairment

An impairment of a long-lived asset exists when the carrying value of an asset exceeds its fair value and when the carrying value is not recoverable through future undiscounted cash flows from operations. We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

Long-lived asset impairment is a critical accounting estimate, as it is susceptible to change from period to period. To estimate whether the carrying value of an asset or asset group is impaired, we estimate the undiscounted cash flows that could be generated under a range of possible outcomes. To measure future cash flows, we are required to make assumptions about future production volumes, future product pricing, and future expenses to be incurred. In addition, estimates of future cash flows may change based on the availability of logs and fiber, environmental requirements, capital spending, and other strategic management decisions. We estimate the fair value of an asset or asset group based on quoted market prices (the amount for which the asset(s) could be bought or sold in a current transaction with a third party) when available. When quoted market prices are not available, we use a discounted cash flow model to estimate fair value. We acquired all of our long-lived assets in February 2008 as part of the Acquisition. As a result, most of our long-lived assets are valued at relatively current amounts.

We believe we have adequate support for the carrying value of all of our assets based on anticipated cash flows that will result from our estimates of future demand, pricing, and production costs, assuming certain levels of capital expenditures. However, if the markets for our products deteriorate significantly or if we decide to invest capital differently and if other cash flow assumptions change, it is possible that we will be required to record noncash impairment charges that could have a material affect on our results of operations. Due to the numerous variables associated with our judgments and assumptions relating to the valuation of assets and the effects of changes on these valuations, both the precision and reliability of our estimates are subject to uncertainty. As additional information becomes known, we may change our estimates.

We performed our annual impairment assessment for our indefinite-lived intangible assets for all of our segments during fourth quarter 2009. Based on the results of our testing, we have concluded that our indefinite-lived intangible assets were not impaired. We have also performed an undiscounted cash flow analysis as of fourth quarter 2009 and determined that the value of our long-lived assets was not impaired. We also evaluated the remaining useful lives of our customer relationships and technology and determined that no adjustments to the useful lives were necessary.

Acquisitions—Purchase Price Allocation

As part of the Acquisition, we assigned to all identifiable assets acquired (including intangible assets), and to all identifiable liabilities assumed, a portion of the cost of the acquired company equal to the estimated fair value of such assets and liabilities at the date of the acquisition. Based on the values assigned to all of the assets and liabilities in the purchase price allocation, no goodwill was recorded in the Acquisition valuation.

The Acquisition purchase price allocation required management’s estimates of such things as the new replacement value of property and equipment, obsolescence factors, royalty rates, future sales prices, input costs, and capital spending to estimate future cash flows, discount rates, and the cost of acquiring customers, among others. These estimates affect, in turn, the amount and timing of the recognition of depreciation and amortization expense, cost of goods sold, income and other tax expense, the carrying amounts of inventory, long-lived and intangible assets, and liabilities assumed. We engaged valuation experts to assist us with this purchase price allocation. The following discussion describes the purchase price allocation.

The comparative sales method was used in valuing the finished goods inventory. We used estimates of expected sales prices for the inventory items. Disposal costs already incurred by the Predecessor were derived from the accounting records of the Predecessor. Costs to be incurred by us were based on our forecasted selling expenses, distribution expenses, and general and administrative expenses. Costs yet to be incurred were subtracted from the estimated sales proceeds. Pretax profit was calculated based on our expected margins. The total pretax profit to be generated from the inventory was then allocated to the Predecessor based on costs already incurred by them and estimated costs to be incurred by us. Holding costs were estimated based on a pretax working capital rate and expected inventory turnover.

Raw materials, including logs and supplies, were assumed to have a fair value equal to the net book value of the Predecessor, unless they were identified for disposal in other than the normal manufacturing process. The net book value was judged to approximate current replacement cost. Items to be disposed of in other than the normal manufacturing process were valued at their estimated net disposal value. Work-in-process inventory was not significant and was assumed to have fair value equal to its net book value.

The value of property and equipment reflects assumptions that would be made by market participants if they were to buy or sell each identified asset on an individual basis. They were valued at their highest and best use, which was assumed to be for their continued current uses. The sales comparison approach was used to value acquired land. Under this approach, land sales in each of the Company’s geographic areas were obtained and compared to the acquired property, focusing most heavily on recent sales of similar size, location, and zonings. The fair value of buildings and improvements and machinery and equipment was estimated using the cost approach. Under this method, the cost to replace the asset was estimated assuming the cost of constructing or buying a similar asset of equivalent utility at current price. This current replacement cost was reduced for estimated depreciation of the asset, including physical deterioration, functional obsolescence, and economic obsolescence.

We assigned value to various intangible assets. We concluded that the trademark and trade name had value. To determine that value, a relief from royalty method was used. This method assumes that through ownership of the trademark and trade name, the acquirer avoids the royalty expense associated with licensing, resulting in cost savings. The primary variable in this method is the selection of an appropriate royalty rate. This royalty rate can then be used in a discounted cash flow analysis to determine the values of the intangible assets. Royalty rates are usually determined as a percentage of net sales. Because many of the products manufactured by the paper industry are commodities, we concluded that name recognition is less important to customers than other factors such as price. As a result, a minimal royalty rate was used in the valuation.

If an entity establishes relationships with its customers through contracts such as purchase orders, those customer contracts and the related customer relationships are intangible assets that must be valued in a purchase price allocation. Because customers in our industry are more price-driven than relationship-driven, the customer relationships were valued utilizing a cost approach, which looks at the cost to replace the existing customer relationships. Using historical cost data for sales and distribution employees, we calculated employee costs, to which we added additional estimated costs such as travel and entertainment, promotional, information technology, telecommunication, and training. The sum of these costs, adjusted for economic obsolescence, represented our estimate of the fair value of the customer-related intangible assets.

We determined that technology-based intangible assets existed in the acquired business. These assets relate to innovations or technological advances. In estimating the fair value of this technology, the relief from royalty method was employed. Again, this method is based on the assumption that in lieu of ownership, an entity would be willing to pay a royalty in order to exploit the related benefits of technology assets. We identified various specific technologies that should be valued, and then, based on estimated product margins for the associated products and industry data, a royalty rate for each technology was established. These rates were used in a discounted cash flow analysis to determine the values of the technology-based intangible assets.

We also considered the valuation of other intangible assets such as favorable contracts, including leases, order backlogs, and internally developed software, and concluded that the values to be assigned to these assets, if any, were minimal.

Liabilities were recorded at the historical book value of the Predecessor in most instances. We did establish liabilities for the obligations for the defined benefit plans assumed in the transactions. These obligations were not previously recorded by the Predecessor. For further information, see “Pensions” in this discussion of Critical Accounting Estimates. We also recorded deferred tax liabilities to recognize the book and tax basis differences of assets and liabilities recorded in the purchase price allocation.

New and Recently Adopted Accounting Standards

For a listing of our new and recently adopted accounting standards, see Note 2, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements in “Financial Statements and Supplementary Data” appearing elsewhere in this prospectus.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

We have had no disagreements with our independent accountants regarding accounting or financial disclosure matters.

Quantitative and Qualitative Disclosures about Market Risk

In addition to the sensitivity analysis provided below, information concerning quantitative and qualitative disclosures about market risk can be found above under the caption “—Disclosures of Financial Market Risks” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section of this prospectus.

Our operations can be affected by the following sensitivities (dollars, in millions). These sensitivities are based on our 2009 operations and have been adjusted to reflect the restructuring of our St. Helens mill, and the indefinite idling of the #2 newsprint machine (D-2) at our mill in DeRidder and the refinancing of our long-term debt:

Estimated Annual Impact on Income Before Taxes
Sensitivity Analysis
Each $10/short ton change in the selling price of the following products (except for corrugated containers and sheets):

Paper
Uncoated freesheet	$13

Packaging
Containerboard (linerboard)	3
Newsprint	2
Corrugated containers and sheets ($1.00/msf change in price)	6

Interest rate (1% change in interest rate on our variable-rate debt before hedging) (a)	2

Energy (b)
Natural gas ($1.00/mmBtu change in price before hedging)	12
Diesel ($0.50/gallon change in price before hedging)	10
Fiber (1% change in cost of fiber)	4
Chemicals (1% change in cost of chemicals)	2

(a)	In March 2010, we refinanced our variable rate debt due 2014 with fixed rate debt due in 2020, extending maturities, fixing interest rates, and increasing our financial flexibility. As a result of the refinancing we have decreased our sensitivity to interest rate changes.
(b)	Based on 2009 consumption levels. The allocation between energy sources may vary during the year in order to take advantage of market conditions. The diesel sensitivity does not take into account any floors that may exist in rail or truck fuel surcharge formulas.

BUSINESS

Boise Inc. is a large, diverse United States-based manufacturer of packaging products and papers, including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. We own pulp and paper mill operations in the following locations: Jackson, Alabama; International Falls, Minnesota; St. Helens, Oregon; and Wallula, Washington, all of which manufacture uncoated freesheet paper. We also own a mill in DeRidder, Louisiana, which produces containerboard (linerboard) and newsprint. In addition, we have a network of five corrugated container plants located in the Pacific Northwest, a corrugated sheet plant in Nevada, and a corrugated sheet feeder plant in Texas. We are headquartered in Boise, Idaho, and have approximately 4,100 employees.

On February 22, 2008, Aldabra 2 Acquisition Corp. completed the acquisition (the “Acquisition”) of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the “Paper Group”), and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade, L.L.C. (“Boise Cascade”). Subsequent to the Acquisition, Aldabra 2 Acquisition Corp. changed its name to Boise Inc. The acquired business is referred to in this prospectus as the “Predecessor.”

We operate our business in three reportable segments: Paper, Packaging, and Corporate and Other (support services). We present information pertaining to each of our three segments and the geographic areas in which they operate in Note 17, Segment Information, of the Notes to Consolidated Financial Statements in “Financial Statements and Supplementary Data” appearing elsewhere in this prospectus.

Corporate Structure

The following chart summarizes our operating structure at March 31, 2010:

Paper

Products

We manufacture and sell a range of papers, including communication-based papers, packaging-demand-driven papers, and market pulp. We categorize these papers as shown in the table below:

Communication-Based Commodity and Premium Papers	Packaging-Demand-Driven Papers	Other

• Cut-Size Office Papers	• Label and Release	• Market Pulp

• Printing and Converting Papers	• Corrugating Medium

• Envelope

• Forms	• Flexible Packaging

• Commercial Printing

We are the third-largest manufacturer of uncoated freesheet in North America. We classify cut-size office papers, printing and converting papers, label and release, and flexible packaging products as uncoated freesheet. The majority of our communication-based paper sales are cut-size office papers, which accounted for approximately 63% of 2009 segment sales and 58% of segment sales during first quarter 2010. Total Paper segment capacity including corrugating medium and market pulp was approximately 1.5 million short tons (a short ton is equal to 2,000 pounds) at December 31, 2009.

Our strategy in our Paper segment is to focus our two largest paper machines on cut-size commodity office paper while dedicating our smaller machines to the production of premium papers, including 100% recycled, high-bright, and colored cut-size office papers, and packaging papers. Our long-term supply agreement with OfficeMax allows us to focus our largest paper machines on long, high-volume production runs, continue to improve the capacity utilization of our largest paper machines, achieve supply chain efficiencies, and develop and test product and packaging innovations. We leverage the expertise developed in this relationship to better serve our other customers and to develop new customers and products while pursuing productivity improvements and cost reductions.

We focus our product mix on office and packaging-demand-driven papers to better align ourselves with changing end markets. Many traditional communication paper markets have declined as electronic document transmission and storage alternatives have developed. These declines have varied by specific products. For example, the use of business forms has declined significantly, while cut-size office paper consumption has declined more modestly over the past several years as increased printer placements in home and manufacturing environments have offset reductions in office consumption. Some paper markets, such as label and release papers and flexible packaging papers, are not as sensitive to electronic substitution. During the year ended December 31, 2009, sales volumes of label and release, flexible packaging, and premium office papers grew 4%, compared with the combined year ended December 31, 2008. During the three months ended March 31, 2010, our sales volumes in label and release, flexible packaging, and premium office papers grew 17% compared to first quarter 2009 sales volumes.

The following table sets forth capacity and production by product for the periods indicated (in thousands of short tons):

	Boise Inc.			Predecessor
	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31
					2007	2006	2005
Capacity (a)
Uncoated freesheet	1,265	1,265	1,300		1,484	1,547	1,550
Containerboard (medium)	135	135	136		138	134	130
Market pulp	145	145	136		229	224	228

	1,545	1,545	1,572		1,851	1,905	1,908

Production (b)
Uncoated freesheet	317	1,198	1,204	208	1,458	1,520	1,487
Containerboard (medium)	32	126	118	19	134	132	128
Market pulp	34	114	187	31	221	187	229

	383	1,438	1,509	258	1,813	1,839	1,844

(a)	Capacity numbers shown are as the date presented. Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance and capital improvements. Capacity for first quarter 2010 is assumed to be unchanged from 2009.
(b)	The year ended December 31, 2008, represents operations from February 22, 2008, through December 31, 2008.

The following table sets forth segment sales; segment income (loss) before interest and taxes; and depreciation, amortization, and depletion for the periods indicated (dollars, in millions):

	Boise Inc.			Predecessor
	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31
					2007	2006	2005
Sales	$353.5	$1,420.0	$1,403.7	$253.5	$1,596.2	$1,494.7	$1,415.2
Segment income (loss) before interest and taxes	$29.9	$262.7	$32.7	$20.7	$133.5	$63.3	$57.5
Depreciation, amortization, and depletion	21.5	85.2	71.7	0.3	45.0	62.3	55.2

EBITDA (a)(b)	$51.4	$347.8	$104.3	$21.1	$178.5	$125.6	$112.6

(a)	Segment EBITDA is calculated as segment income (loss) before interest (interest income, interest expense, and change in fair value of interest rate derivatives), income tax provision (benefit), and depreciation, amortization, and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. See the Notes to audited and unaudited consolidated financial statements in this prospectus for a description of our reasons for using EBITDA, for a discussion of the limitations of such a measure, and for a reconciliation of our EBITDA to net income (loss).
(b)	The year ended December 31, 2009, includes approximately $149.9 million of income from alternative fuel mixture credits.

Facilities

We have four paper mills in the Paper segment, all located in the United States. These mills had an annual capacity of 1.3 million short tons of uncoated freesheet as of December 31, 2009. These mills are supported by converting machines that, on a net basis, can produce approximately 0.8 million short tons of cut-size papers annually.

The following table sets forth the annual capacities of manufacturing locations in our Paper segment as of December 31, 2009, and production for the year then ended (in thousands of short tons):

	Number of Machines	Capacity (a)	Production
PULP AND PAPER MILLS
Jackson, Alabama
Uncoated freesheet	2	480	469
International Falls, Minnesota
Uncoated freesheet	4	530	494
St. Helens, Oregon
Uncoated freesheet	1	55	53
Wallula, Washington
Uncoated freesheet	1	200	182
Containerboard (medium)	1	135	126
Market pulp	1	145	114

	10	1,545	1,438

(a)	Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance and capital improvements.

Raw Materials and Input Costs

Wood fiber is our principal raw material in this segment. During the year ended December 31, 2009 and the three months ended March 31, 2010, wood fiber costs accounted for approximately 27% and 32% of materials, labor, and other operating expenses in this segment, respectively. The primary sources of wood fiber are timber and byproducts of timber. Most of our manufacturing facilities are located in close proximity to active wood markets. Because of the decline in the housing and construction markets, a significant number of building products manufacturers have curtailed or closed their facilities. These curtailments and closures affect the availability and price of wood chips, wood shavings, and other timber byproducts, particularly in the Pacific Northwest. As a result, we have increased our ability to manufacture wood chips from whole logs, which we purchase from third parties.

All of our paper mills, except St. Helens, have on-site pulp production facilities. Some of our paper mills also purchase pulp from third parties pursuant to contractual arrangements. We negotiate these arrangements periodically, and terms can fluctuate based on prevailing pulp market conditions, including pricing and supply dynamics. As we are currently configured and under normal operating conditions, we are a net consumer of pulp, producing and selling approximately 80,000 to 100,000 short tons less pulp volume annually on the open market than we consume.

We generally purchase raw materials through contracts or open-market purchases. Our contracts are generally with suppliers located in closest proximity to the specific facility they supply, and they generally contain price adjustment mechanisms to account for market price and expense volatility.

Our Paper segment consumes substantial amounts of energy, such as electricity, natural gas, and a modest amount of fuel oil. During the year ended December 31, 2009 and the three months ended March 31, 2010, energy costs accounted for approximately 12% and 15% of materials, labor, and other operating expenses in this segment, respectively. We purchase substantial portions of our natural gas and electricity under supply contracts. Under most of these contracts, the providers are bound to provide us with all of our needs for a particular type of energy at a specific facility. Most of these contracts have pricing mechanisms that adjust or set prices based on current market prices. In addition, we use derivative instruments such as three-way collars, natural gas caps, call spreads, and swaps, or a combination of these instruments, to mitigate price risk for our energy requirements.

We consume a significant amount of chemicals in the production of paper. Important chemicals we use include starch, caustic, sodium chlorate, precipitated calcium carbonate, dyestuffs, and optical brighteners. During the year ended December 31, 2009 and the three months ended March 31, 2010, chemical costs accounted for approximately 15% and 14% of materials, labor, and other operating expenses in this segment, respectively. Many of our chemicals are purchased under contracts, which provide more stability than open-market purchases. However, many of these contracts are negotiated annually at prevailing rates. Higher prevailing rates may result in increases to overall chemical costs.

Sales, Marketing, and Distribution

Our uncoated freesheet is sold primarily by our own sales personnel. We ship to customers both directly from our mills and through distribution centers and a network of outside warehouses. This allows us to respond quickly to customer requirements.

The following table sets forth sales volumes of paper and paper products for the periods indicated (in thousands of short tons):

	Boise Inc.			Predecessor
	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31
					2007	2006	2005
Commodity	203	844	768	164	995	999	1,080
Premium and specialty	109	407	432	72	480	498	436

Uncoated freesheet	312	1,251	1,200	236	1,475	1,497	1,516
Containerboard (medium)	32	127	118	19	134	132	128
Market pulp	18	58	102	20	145	112	142

	362	1,436	1,420	275	1,754	1,741	1,786

Customers

Our largest customer in this segment is OfficeMax. During the year ended December 31, 2009 and the three months ended March 31, 2010, sales to OfficeMax accounted for $545.4 million and $128.2 million of Paper segment sales respectively. Sales to OfficeMax constitute 41% of total uncoated freesheet sales volume and 63% of our office papers sales volume. Pursuant to a long-standing contractual agreement, OfficeMax has agreed to purchase its full North American requirements for cut-size office paper from Boise Inc. through December 2012. OfficeMax’s purchase obligations under the agreement will phase out ratably over a four-year period beginning one year after the delivery of notice of termination, but in no event will the purchase obligation be reduced prior to December 31, 2012. The price for paper sold under this supply agreement approximates market prices. However, due to the structure of the contract, price changes to OfficeMax lag the market by approximately 60 days.

In addition to OfficeMax, we have approximately 800 uncoated freesheet paper customers. Our customers include paper merchants, commercial and financial printers, paper converters such as envelope and form manufacturers, and customers who use our paper for specialty applications such as label and release products. In addition to the paper supply agreement with OfficeMax, we have long-term relationships with other customers. No single customer, other than OfficeMax, exceeds 6% of segment sales.

Packaging

Products

We manufacture and sell corrugated containers and sheets as well as linerboard and newsprint. Containerboard is used in the production of corrugated containers and sheets. Our corrugated containers are used in the packaging of fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products. Corrugated sheets are sold primarily to converting operations, which finish the sheets into corrugated container products. During the year ended December 31, 2009, our Packaging segment produced approximately 544,000 short tons of linerboard, and our Paper segment produced approximately 126,000 short tons of corrugating medium, both of which are used in the production of corrugated containers. During the year ended December 31, 2009, our corrugated container and sheet feeder plants consumed approximately 451,000 short tons of containerboard (including both linerboard and corrugating medium) or the equivalent of 67% of our containerboard production. During the three months ended March 31, 2010, our Packaging segment produced approximately 139,000 short tons of linerboard, and our Paper segment produced approximately 32,000 short tons of corrugating medium. During the three months ended March 31, 2010, our corrugated container and sheet feeder plants consumed approximately 119,000 short tons of containerboard (including both linerboard and corrugating medium) or the equivalent of 70% of our containerboard production.

We operate our Packaging segment to maximize profitability through integration between our containerboard and converting operations and through operational improvements in our facilities to lower costs and improve efficiency. We plan to increase our integration levels and leverage our corrugated box position in the agricultural and food markets. We are a low-volume producer of newsprint, and we believe that our newsprint production has a low delivered cost to the southern U.S. markets. In April 2009, we announced that we had indefinitely idled the #2 newsprint machine at our mill in DeRidder, Louisiana. The idled machine has an annual capacity of 186,000 short tons of newsprint. We continue to operate the #3 newsprint machine.

The following table sets forth capacity and production by product for the periods indicated (in thousands of short tons):

	Boise Inc.			Predecessor
	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31
					2007	2006	2005
Capacity (a)
Containerboard (linerboard)	610	610	600		575	559	554
Newsprint	225	225	410		425	426	434

	835	835	1,010		1,000	985	988

Production (b)
Containerboard (linerboard)	139	544	446	83	573	554	533
Newsprint	54	188	331	59	409	415	411

	193	732	777	142	982	969	944

(a)	Capacity numbers are shown as of the date presented. Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance and capital improvements. Capacity for first quarter 2010 is assumed to be unchanged from 2009.
(b)	The year ended December 31, 2008, represents operations from February 22, 2008, through December 31, 2008.

The following table sets forth segment sales; segment income (loss) before interest and taxes; and depreciation, amortization, and depletion for the periods indicated (dollars, in millions):

	Boise Inc.			Predecessor
	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31
					2007	2006	2005
Sales	$148.2	$588.4	$703.7	$113.5	$783.1	$766.5	$731.6
Segment income (loss) before interest and taxes	$(5.8)	$67.1	$21.1	$5.7	$40.1	$45.3	$23.8
Depreciation, amortization, and depletion	9.7	42.2	35.1	0.1	37.7	50.8	37.2

EBITDA (a)(b)	$3.9	$109.3	$56.2	$5.7	$77.8	$96.1	$61.0

(a)	Segment EBITDA is calculated as segment income (loss) before interest (interest income, interest expense, and change in fair value of interest rate derivatives), income tax provision (benefit), and depreciation, amortization, and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. See the Notes to audited and unaudited consolidated financial statements in this prospectus for a description of our reasons for using EBITDA, for a discussion of the limitations of such a measure, and for a reconciliation of our EBITDA to net income (loss).
(b)	The year ended December 31, 2009, includes approximately $61.6 million of income from alternative fuel mixture credits.

We manufactured approximately 188,000 short tons of newsprint during the year ended December 31, 2009, for use primarily in printing daily newspapers and other publications in North America. Demand for newsprint has declined dramatically in the last several years and may continue to decline as newspapers are replaced with electronic media. By idling the D-2 machine, we reduced operating and capital costs during this period of declining newsprint demand, while preserving the asset for potential future use. We may pursue future opportunities to convert the machine for packaging production. Should the need arise, we can restart the D-2 machine within a short period of time.

Facilities

We manufacture containerboard (linerboard) and newsprint at our mill in DeRidder, Louisiana. This mill’s annual production capacity is approximately 835,000 short tons as of December 31, 2009. We also manufacture corrugated containers and sheets at five plants in the Northwest, a sheet plant in Nevada, and a sheet feeder plant in Texas, with an aggregate annual capacity of approximately 7.3 billion square feet (which assumes operating the plants five days a week, 24 hours a day).

The following table sets forth annual capacities of our containerboard (linerboard) and newsprint mill in DeRidder, Louisiana, as of December 31, 2009, and production for the year then ended (in thousands of short tons):

	Number of Machines	Capacity (a)	Production
PULP AND PAPER MILL
DeRidder, Louisiana
Containerboard (linerboard)	1	610	544
Newsprint	1	225	188

	2	835	732

(a)	Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance and capital improvements. Accordingly, production can exceed calculated capacity under some operating conditions.

Raw Materials and Input Costs

Wood fiber is the principal raw material in this segment. The primary sources of wood fiber are timber and its byproducts, such as wood chips. During the year ended December 31, 2009 and the three months ended March 31, 2010, wood fiber costs accounted for approximately 17% of material, labor, and other operating expenses in this segment. We generally purchase raw materials through market-based contracts or on the open market with suppliers located in close proximity to DeRidder. We obtain some of our wood residuals from Boise Cascade’s wood products plants in Louisiana, and the remainder of the wood residuals are purchased from outside sources.

Our Packaging segment consumes substantial amounts of energy, such as electricity and natural gas. During the year ended December 31, 2009 and the three months ended March 31, 2010, energy costs accounted for approximately 10% and 14% of materials, labor, and other operating expenses in this segment, respectively. We purchase substantial portions of our natural gas and electricity under supply contracts. Under most of these contracts, the providers are bound to supply us with all of our needs for a particular type of energy at a specific facility. Our gas contracts have pricing mechanisms based primarily on current market prices, and our electricity contracts have pricing mechanisms based primarily on published tariffs. We also use derivative instruments such as three-way collars, natural gas caps, call spreads, and swaps, or a combination of these instruments, to mitigate price risk. For more information about our derivative instruments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Disclosures of Financial Market Risks” appearing elsewhere in this prospectus.

We consume chemicals in the manufacturing of our Packaging segment products. Important chemicals we use include pulping and bleaching chemicals such as caustic, starch, sulfuric acid, and sodium chlorate. During the year ended December 31, 2009 and the three months ended March 31, 2010, chemical costs accounted for approximately 7% and 5% of materials, labor, and other operating expenses in this segment, respectively. Many of our chemicals are purchased under long-term contracts, which provide more stability than open-market purchases. However, many of these contracts are negotiated at the end of each year at prevailing rates. Higher prevailing rates may result in increases to overall chemical costs.

Sales, Marketing, and Distribution

Our containerboard (linerboard) and corrugated containers and sheets are sold by our own sales personnel or brokers. Abitibi Consolidated Sales Corporation (“ACSC”) purchased all of our newsprint production until late February 2009, when we terminated the arrangement with ACSC. Since that time, we have sold newsprint through our own sales personnel.

The following table sets forth sales volumes of containerboard (linerboard) and newsprint (in thousands of short tons) and corrugated containers and sheets (in millions of square feet) for the periods indicated:

	Boise Inc.			Predecessor
	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31
					2007	2006	2005
Containerboard (linerboard)	62	253	194	36	239	266	452
Newsprint	54	199	326	56	415	411	408
Corrugated containers and sheets	1,616	5,963	5,337	914	6,609	6,599	4,770

Customers

During the year ended December 31, 2009, approximately 47% of our linerboard volume was sold in the open market, both domestically and internationally. The remaining volume was used in our operations. We sell our finished corrugated containers to over 1,100 active customers, including large agricultural producers and food and beverage processors. We sell corrugated sheets to over 200 converters, who use the sheets to manufacture corrugated containers for a variety of customers.

We have a focused position in the agricultural and food markets for corrugated boxes. We service these less cyclical end markets with our five strategically located corrugated container plants, one sheet feeder plant, and one sheet plant. With our regional focus and footprint, we are able to service our customers’ needs from multiple plants, schedule operating runs to maximize productivity, and reduce waste and better utilize different paper roll sizes. We believe this position in favorable end markets has contributed to increases in our profitability and has made us more resistant to economic downturns. We sell to newspaper publishers located in regional markets near our DeRidder, Louisiana, manufacturing facility and to export markets primarily in South America.

Corporate and Other

Our Corporate and Other segment includes primarily corporate support services, related assets and liabilities, and foreign exchange gains and losses. During the Predecessor periods presented, the Corporate and Other segment included primarily an allocation of Boise Cascade corporate support services and related assets and liabilities. These support services included, but were not limited to, finance, accounting, legal, information technology, and human resource functions. This segment also includes transportation assets, such as rail cars and trucks, which we use to transport our products from our manufacturing sites. Rail cars and trucks are generally leased. We provide transportation services not only to our own facilities but also, on a limited basis, to third parties when geographic proximity and logistics are favorable. During the three months ended March 31, 2010 and the year ended December 31, 2009, segment sales related primarily to our rail and truck business were $16.5 million and $63.8 million, respectively. During the year ended December 31, 2008, and the Predecessor period of January 1 through February 21, 2008, and for the year ended December 31, 2007, these sales were $67.7 million, $8.5 million, and $58.9 million, respectively.

In connection with the Acquisition, we entered into a services agreement under which we provide a number of corporate staff services to Boise Cascade at our cost. These services include information technology, accounting, and human resource services. The initial term of the agreement was for three years. The agreement has been extended and will expire on February 22, 2012. It will automatically renew for one-year terms unless either party provides notice of termination to the other party at least 12 months in advance of the applicable term. For the three months ended March 31, 2010, and the years ended December 31, 2009 and 2008, we recorded $2.3 million, $15.0 million and $12.1 million, respectively, in “Sales, Related parties.”

The following table sets forth segment sales; segment income (loss) before interest and taxes; and depreciation, amortization, and depletion for the periods indicated (dollars, in millions):

	Boise Inc.			Predecessor
	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31
					2007	2006	2005
Sales	$16.5	$63.8	$67.7	$8.5	$58.9	$61.4	$66.5
Segment income (loss) before interest and taxes	$(4.8)	$(21.5)	$(18.6)	$(3.2)	$(11.9)	$(14.9)	$(7.7)
Loss on extinguishment of debt	(22.2)	(44.1)	—	—	—	—	—
Depreciation, amortization, and depletion	0.9	4.1	3.2	0.1	1.9	3.3	3.0

EBITDA (a)(b)	$(26.0)	$(61.5)	$(15.4)	$(3.1)	$(10.0)	$(11.6)	$(4.6)

(a)	Segment EBITDA is calculated as segment income (loss) before interest (interest income, interest expense, and change in fair value of interest rate derivatives), income tax provision (benefit), and depreciation, amortization, and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. See the Notes to audited and unaudited consolidated financial statements in this prospectus for a description of our reasons for using EBITDA, for a discussion of the limitations of such a measure, and for a reconciliation of our EBITDA to net income (loss).

(b)	The year ended December 31, 2009, includes approximately $3.9 million of expense from alternative fuel mixture credits.

Competition

The markets in which we operate are large and highly competitive. Our products and services compete with similar products manufactured and distributed by others both domestically and globally. Many factors influence our competitive position in each of our operating segments. Those factors include price, service, quality, product selection, and convenience of location as well as our manufacturing and overhead costs.

Some of our competitors in each of our segments are larger than we are and have greater financial resources. These resources afford those competitors greater purchasing power, increased financial flexibility, and more capital resources for expansion and improvement, which may enable those competitors to compete more effectively than we can.

Paper. The markets in which our Paper segment competes are large and highly competitive. Commodity grades of uncoated freesheet are globally traded, with numerous worldwide manufacturers, and as a result, these products compete primarily on the basis of price. All of our paper manufacturing facilities are located in the United States, and although we compete largely in the domestic market, we do face competition from foreign producers, some of which have lower operating costs than we do. The level of this competition varies, depending on domestic and foreign demand and foreign currency exchange rates. In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades.

The North American uncoated freesheet producers shipped 10.9 million short tons in 2009 and has four major manufacturers that account for approximately 74% of capacity, according to RISI and our estimates. As of March 31, 2010, we believe that we are the third-largest producer of uncoated freesheet paper in North America. Our competitors include Domtar Corporation (the largest producer), International Paper, and Georgia-Pacific LLC. Although price is the primary basis for competition in most of our paper grades, quality and service are important competitive determinants, especially in premium and specialty grades. Our uncoated freesheet papers compete with electronic data transmission, document storage alternatives, and paper grades we do not produce. Increasing shifts to these alternatives and increasing use of the Internet have had and are likely to continue to have an adverse effect on traditional print media and paper usage. These secular trends are in addition to the current demand decline driven by a weak economy and reduced white-collar employment.

Major uncoated freesheet producers, including Boise Inc., have responded to declining demand by closing or significantly curtailing capacity to match lower demand. In December 2008, we permanently restructured our mill in St. Helens, Oregon, by permanently closing the pulp mill and two of our three paper machines at that facility. During 2009, we elected to take economic downtime and slowed production on selected machines to balance production with demand. We may continue to take additional downtime or slow production if market conditions warrant.

Packaging. The North American containerboard (corrugating medium and linerboard) manufacturers produced 33 million short tons in 2009, and five major manufacturers account for approximately 72% of capacity, according to RISI and our estimates. Our largest competitors include International Paper Company,

Smurfit-Stone Container Corporation, Georgia-Pacific LLC, Temple-Inland, Inc., and Packaging Corporation of America. Containerboard (corrugating medium and linerboard) and newsprint are globally traded commodities with numerous worldwide manufacturers. These products compete primarily on the basis of price. The intensity of competition in these industries fluctuates based on demand and supply levels as well as prevailing foreign currency exchange rates. Our corrugated container operations in the Pacific Northwest have a leading regional market position and compete with several national and regional manufacturers. Our plant in Waco, Texas, known as Central Texas Corrugated, or CTC, produces corrugated sheets that are sold to sheet plants in the Southwest, where they are converted into corrugated containers for a variety of customers. Some of our competitors have lower operating costs and/or enjoy greater integration between their containerboard production and corrugated container production than we do.

The North American newsprint producers shipped 7.2 million metric tonnes (a metric tonne is equal to 2,205 pounds) in 2009 and has three major manufacturers that account for approximately 74% of capacity, according to RISI and our estimates. Our largest competitors include AbitibiBowater Inc., White Birch Paper, and Kruger. In April 2009, AbitibiBowater Inc., North America’s largest maker of newsprint, sought bankruptcy protection in the U.S. and Canada.

Demand for newsprint has declined dramatically in the last several years and may continue to decline as electronic media replaces newspapers. Major producers have closed capacity and taken downtime, including AbitibiBowater, which announced in December 2008 a total of approximately 1,070,000 metric tonnes of permanent and temporary curtailments for 2009. In April 2009, we announced that we had indefinitely idled the D-2 newsprint machine at our mill in DeRidder, Louisiana. Depending on demand and our ability to sell newsprint through our own sales personnel, we may be required to take economic downtime or slow production on our newsprint machine to balance production with demand, as market conditions warrant.

Environmental Issues

Our discussion of environmental issues is presented under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental” and “—Legal Proceedings” appearing elsewhere in this prospectus.

Capital Investment

Information concerning our capital expenditures is presented under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investment Activities” appearing elsewhere in this prospectus.

Seasonality

Our businesses experience some seasonality, based primarily on buying patterns associated with particular products. For example, the demand for our corrugated containers is influenced by changes in agricultural demand in the Pacific Northwest. In addition, seasonally cold weather increases costs, especially energy consumption, at all of our manufacturing facilities. Seasonality also affects working capital levels as described below.

Working Capital

Working capital levels fluctuate throughout the year and are affected by seasonality, maintenance shutdowns, and changing sales patterns. Typically, we build working capital in our Paper segment at the end of the fourth quarter as we build finished goods inventory in preparation for first quarter sales. Finished goods inventories are also increased prior to scheduled annual maintenance shutdowns to maintain sales volumes while production is stopped. Inventories for some raw materials, such as fiber, exhibit seasonal swings as we increase log and chip inventories to ensure ample supply of fiber to our mills throughout the winter. In our Packaging segment, agricultural demand influences working capital as finished good inventory levels are increased in preparation for the harvest season in third and fourth quarters. Changes in sales volumes can affect accounts receivable levels in both our Paper and Packaging segments, influencing overall working capital levels. We believe our management practices with respect to working capital conform to common business practices in the U.S.

Acquisitions and Divestitures

We may engage in acquisition and divestiture discussions with other companies and make acquisitions and divestitures from time to time. We review our operations and dispose of assets that fail to meet our criteria for return on investment or cease to warrant retention for other reasons. For more information about our acquisitions and divestitures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisition of Boise Cascade’s Paper and Packaging Operations” appearing elsewhere in this prospectus.

Employees

As of March 31, 2010, we had approximately 4,100 employees. Approximately 60% of these employees work pursuant to collective bargaining agreements. As of March 31, 2010, approximately 33% of our employees were working pursuant to collective bargaining agreements that have expired or will expire within one year, including agreements at the following facility locations: Wallula, Washington; DeRidder, Louisiana; Jackson, Alabama; St. Helens, Oregon; and Nampa, Idaho. The labor contract at our paper mill in Wallula, Washington (332 employees represented by the AWPPW) expired in March 2009 and was terminated by the AWPPW in October 2009. In February 2010, the union employees at Wallula rejected a new collective bargaining agreement that union leadership had recommended unanimously, and we declared an impasse in the bargaining process and implemented the terms of the last contract offer. Our potential inability to reach a mutually acceptable labor contract at Wallula, or at any of our other facilities, could result in, among other things, strikes or other work stoppages or slowdowns by the affected employees. We are currently negotiating the labor contract at our mill in DeRidder, Louisiana (387 employees represented by the United Steelworkers), which expired in February 2010, and at our mill in St. Helens, Oregon (122 employees represented by the AWPPW), which expired in March 2010.

Properties

We own substantially all of our manufacturing facilities and substantially all of the equipment used in our facilities. Information concerning encumbrances attached to the properties described in the table below are presented in Note 11, Debt, of the Notes to Consolidated Financial Statements in “Financial Statements and Supplementary Data” appearing elsewhere in this prospectus. Information concerning production capacity and the utilization of our manufacturing facilities is presented in “Business” appearing elsewhere in this prospectus.

Following is a list of our facilities by segment as of March 31, 2010. We lease a portion of the corporate headquarters building in Boise, Idaho.

Paper

The following table summarizes our paper facilities:

Facility Type	Number of Facilities	Locations
Pulp and paper mills	3	Alabama, Minnesota, and Washington
Paper mill	1	Oregon
Distribution centers	2	California and Illinois

Packaging

The following table summarizes our packaging facilities:

Facility Type	Number of Facilities	Locations
Pulp and paper mill	1	Louisiana
Corrugated container, sheet feeder, and sheet plants	7	Idaho (2), Nevada, Oregon, Texas, Utah, and Washington

We assess our manufacturing, distribution, and other facilities needed to meet our operating requirements. Our properties have been generally well maintained and are in good operating condition. In general, our facilities have sufficient capacity and are adequate for our production and distribution requirements.

Legal Proceedings

We are a party to routine legal proceedings that arise in the ordinary course of our business. We are not currently a party to any legal proceedings or environmental claims that we believe would have a material adverse effect on our business, financial position, or results of operations.

MANAGEMENT

Boise Paper Holdings and Boise Finance are wholly owned subsidiaries of BZ Holdings. BZ Holdings is a wholly owned subsidiary of Boise Inc. Set forth below is information regarding the executive officers and directors of Boise Inc. as of April 30, 2010. Each of our executive officers has served in the positions of Boise Inc. listed in the table below since the Acquisition, except as indicated in the biographical information below:

Name	Age	Position
Alexander Toeldte	50	Chief Executive Officer, President, Director
Jeffrey P. Lane	54	Senior Vice President, General Manager—Packaging
Robert M. McNutt	49	Senior Vice President, Chief Financial Officer
Robert E. Strenge	56	Senior Vice President—Manufacturing
Robert A. Warren	57	Senior Vice President, General Manager—Paper and Supply Chain
Samuel K. Cotterell	59	Vice President, Controller
Judith M. Lassa	51	Vice President—Packaging

Boise Inc.’s executive officers are elected by its board of directors and hold office until their successors are elected and qualified or until their earlier resignation or removal. There are no arrangements or understandings between any of our executive officers and any other persons pursuant to which they were selected as officers. No family relationships exist among any of our executive officers.

Alexander Toeldte—Mr. Toeldte has served as Boise Inc.’s president and chief executive officer and a director since the Acquisition on February 22, 2008. Mr. Toeldte joined Boise Cascade, L.L.C. in early October 2005 as president of the company’s Packaging and Newsprint segment and, in late October 2005, became its executive vice president, Paper and Packaging and Newsprint segments. From 2004 to 2006, Mr. Toeldte was chair of Algonac Limited, a private management and consulting firm based in Auckland, New Zealand. Mr. Toeldte’s previous experience includes: serving as executive vice president of Fonterra Co-operative Group, Ltd., and chief executive officer of Fonterra Enterprises (Fonterra, based in New Zealand, is a global dairy company); previously, Mr. Toeldte served in various capacities with Fletcher Challenge Limited Group (formerly one of the largest companies in New Zealand with holdings in paper, forestry, building materials, and energy), including as chief executive officer of Fletcher Challenge Building and as chief executive officer of Fletcher Challenge Paper, both of which were publicly traded units of the Fletcher Challenge Limited Group; and Mr. Toeldte also served as a partner at McKinsey & Company in Toronto, Brussels, Montreal, and Stockholm.

Jeffrey P. Lane—Mr. Lane joined the Company and was elected senior vice president and general manager of Boise Inc.’s packaging operations on April 30, 2008. Prior to joining the Company, Mr. Lane was a partner at McKinsey & Company from 1989 to 1995 and from 1998 until 2008. From 2000 until 2008, Mr. Lane led McKinsey’s global packaging industry practice. Mr. Lane served as the president of MicroCoating Technologies, an advanced materials technology startup, during 1997, and served as the vice president of marketing and business development for Westinghouse Security Systems, a division of Westinghouse Electric Corporation, during 1996. From 1983 to 1989, Mr. Lane served as brand manager at The Procter & Gamble Company, a global consumer products company. Mr. Lane received a B.S. (Biology) from Georgia Institute of Technology and an M.B.A. from Kellogg Graduate School of Management, Northwestern University.

Robert M. McNutt—Mr. McNutt has served as Boise Inc.’s senior vice president and chief financial officer since the Acquisition on February 22, 2008. Prior to the Acquisition, and since June 2005, Mr. McNutt served as Boise Cascade’s vice president, Investor Relations and Public Policy. From October 2004 to May 2005, Mr. McNutt served as Boise Cascade’s financial manager, Building Products, where he was the senior financial manager overseeing Boise Cascade’s Wood Products and Building Materials Distribution segments with responsibility for strategy, information systems, accounting and credit functions. Mr. McNutt received a B.A. (Accounting and Finance) and an M.B.A. (Accounting) from Washington State University.

Robert E. Strenge—Mr. Strenge was elected senior vice president of the Company’s paper manufacturing operations on April 30, 2008. Since the Acquisition, Mr. Strenge had served as vice president of Boise Inc.’s newsprint segment, a position that he also held with Boise Cascade from October 29, 2004, to the date of the Acquisition. Mr. Strenge was Boise Cascade Corporation’s vice president, DeRidder Operations, from 2003 to 2004. From 1997 to 2003, Mr. Strenge served as mill manager of Boise Cascade Corporation’s St. Helens, Oregon paper mill. Mr. Strenge received a B.S. (Pulp and Paper Technology) from Syracuse University.

Robert A. Warren—Mr. Warren was elected senior vice president and general manager of the Company’s paper operations and supply chain management function on April 30, 2008. Since the Acquisition, Mr. Warren had served as general manager of Boise Inc.’s supply chain function, a position that he also held with Boise Cascade since 2006. From 2004 to 2005, Mr. Warren was the business leader for Boise Cascade’s printing papers business and from 2003 to 2004 he was a project leader for Boise Cascade Corporation. Prior to joining Boise Cascade Corporation, Mr. Warren was the president and chief executive officer for Strategy in Action Group, a private business consulting firm. Mr. Warren received a B.S. (General Engineering) from Oregon State University and an M.B.A. from Kellogg Graduate School of Management, Northwestern University.

Samuel K. Cotterell—Mr. Cotterell has served as Boise Inc.’s vice president and controller since the Acquisition on February 22, 2008. Prior to the Acquisition, and since October 2004, Mr. Cotterell served as Boise Cascade’s vice president and controller. From 1999 to October 2004, Mr. Cotterell served as director of financial reporting of Boise Cascade Corporation. Mr. Cotterell received a B.A. (Spanish) from the University of Idaho, a B.S. (Accounting) from Boise State University and a Masters of International Business from the American Graduate School of International Management. Mr. Cotterell is a certified public accountant.

Judith M. Lassa—Ms. Lassa has served as vice president of Boise Inc.’s Packaging segment since the Acquisition on February 22, 2008. Prior to the Acquisition, and since October 2004, Ms. Lassa served as Boise Cascade’s vice president, Packaging. From 2000 to October 2004, Ms. Lassa served as vice president, Packaging, of Boise Cascade Corporation. From 1997 to 2000, Ms. Lassa served as Packaging business leader of Boise Cascade Corporation. Ms. Lassa received a B.S. (Paper Science and Engineering) from the University of Wisconsin-Stevens Point.

Directors

Boise Inc’s board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The director members of, and the termination dates for, each class are:

Class	Director Members	Age	Termination Date
III	Nathan D. Leight	50	Date of 2011 Annual
	Alexander Toeldte	50	Shareholders’ Meeting

I	Carl A. Albert	68	Date of 2012 Annual
	Heinrich R. (Rudi) Lenz	54	Shareholders’ Meeting
	Jason G. Weiss	40

II	Jonathan W. Berger	51	Date of 2013 Annual
	Jack Goldman	69	Shareholders’ Meeting

At each succeeding annual shareholders’ meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal.

Carl A. Albert

Mr. Albert serves as our board chair. He has served as a director of the company since its inception in 2007.

Business Experience

Since April 2000, Mr. Albert has served as the chair of the board and chief executive officer of Fairchild Venture Capital Corporation, a private investment firm. From 1990 to 2000, he was the majority owner, chair of the board, and chief executive officer of Fairchild Aerospace Corporation and Fairchild Dornier Corporation and chair of the supervisory board of Dornier Luftfahrt, GmbH, all aircraft manufacturing companies. From 1989 to 1990, Mr. Albert was a private investor. After providing start-up venture capital, he served from 1981 to 1988 as chair of the board and chief executive officer of Wings West Airlines, a regional airline that was acquired by AMR Corporation, parent of American Airlines, in 1988. Following the acquisition, Mr. Albert served as president until 1989. Prior to this, he was an attorney practicing business, real estate, and corporate law.

Education

•	B.A., University of California at Los Angeles

•	L.L.B., University of California at Los Angeles, School of Law

Current public company directorships, other than Boise Inc.

None

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and Skills

•	Extensive experience as a former chief executive officer and board chair of a capital intensive industry

•	International business experience

•	Legal expertise

Jonathan W. Berger

Mr. Berger has served as a director of the company since its inception in 2007. Mr. Berger is the cousin of Nathan D. Leight, one of our directors.

Business Experience

Mr. Berger has been the managing partner of Tellurian Partners, LLC since August 2009. Tellurian Partners, LLC is a consulting and financial advisory business. From December 2001 to July 2009, Mr. Berger was associated with Navigant Consulting, Inc., an NYSE-listed consulting firm, and was the managing director and co-leader of that firm’s corporate finance practice. He was also president of Navigant Capital Advisors, L.L.C., Navigant Consulting, Inc.’s registered broker-dealer, from October 2003 to July 2009. From 2000 to 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From 1983 to 1999, Mr. Berger was employed by KPMG LLP, an independent public accounting firm, and served as a partner from 1991 to 1999, where he led the corporate finance practice for three of those years.

Education

•	B.S., Cornell University

•	M.B.A., Emory University

Current public company directorships, other than Boise Inc.

•	Great Lakes Dredge & Dock Company—Global provider of dredging services (Mr. Berger serves as chair of Great Lakes’ Audit Committee)

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and Skills

•	Extensive accounting background, with over 25 years of accounting experience

•	Certified public accountant

•	Holds a masters of business administration

Jack Goldman

Mr. Goldman has served as a director of the company since February 2008.

Business Experience

From January 2006 through 2009, Mr. Goldman was a senior attorney in the law firm of Theodora, Oringher, Miller & Richman PC in Los Angeles and in January 2010 became of counsel to the firm. From May 2002 until January 2006, Mr. Goldman was of counsel to the law firm of Miller & Holguin, at which time it merged with his current firm. Mr. Goldman was a partner in the law firm of Arter & Hadden from 1994 through 2000 and thereafter was of counsel to that firm until 2002. During the period of April 2001 through December 2007, Mr. Goldman also served as chair and chief executive officer of Business Protection Systems International, Inc., a privately held provider of proprietary software solutions for business continuity and risk management programs for business and public sector clients. He continued to serve as a director through March 2009 when he was elected again as board chair, the position he currently holds. From 1989 until 1994, he was a partner in the law firm of Keck, Mahin & Cate. Mr. Goldman engaged in private practice through his own law firm from 1980 through 1989. Mr. Goldman was general counsel of Superscope, Inc., a multinational manufacturer and distributor of brand name consumer audio products from 1975 through 1980. While at Superscope, he also served as treasurer and vice president of administration. Mr. Goldman was admitted to practice law in California in 1966 and engaged in private practice until 1975.

Education

•	B.A., Lafayette College

•	J.D., University of California at Los Angeles, School of Law

Current public company directorships, other than Boise Inc.

None

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and Skills

•	Expertise in business continuity and risk management programs

•	Extensive experience with corporate governance matters

•	Legal expertise

Nathan D. Leight

Mr. Leight has served as a director of the company since its inception in 2007. Mr. Leight is the cousin of Jonathan W. Berger, one of our directors.

Business Experience

Mr. Leight has been the senior managing member of Terrapin Partners, LLC since 1998 and the managing member and chief investment officer of Terrapin Asset Management, LLC since 2002. Terrapin Partners, LLC is a private investment management firm focused on private equity investing and recapitalization of public and private companies. Terrapin Asset Management, LLC focuses on the management of alternative investment vehicles, including hedge funds and multi-manager hedge fund portfolios. Mr. Leight was chair of the board of Aldabra Acquisition Corporation, a publicly traded blank check company, from its inception in 2004 until it merged with Great Lakes Dredge & Dock Company in 2006. From 2000 to 2002, Mr. Leight served as the interim chief executive officer of VastVideo, Inc., and from 1998 to 1999, he served as the interim chief executive officer of e-STEEL L.L.C. From 1995 to 1998, Mr. Leight was employed by hedge fund Gabriel Capital LP, where he served as chief investment officer. From 1991 to 1995, Mr. Leight served as a managing director of Dillon Read & Co., overseeing the firm’s proprietary trading department.

Education

•	A.B., Harvard College (cum laude)

Current public company directorships, other than Boise Inc.

•	Great Lakes Dredge & Dock Company—Global provider of dredging services

•	TradeStation Group, Inc.—Online brokerage firm serving active trader and certain institutional trader markets

Prior directorships held during past five years at any public company or registered investment company

•	None

Attributes and Skills

•	Over 25 years of experience in asset and hedge fund management, venture capital, and private equity investing

•	Expertise in capital markets

Heinrich R. (Rudi) Lenz

Mr. Lenz has served as a director of the company since February 2010.

Business Experience

Mr. Lenz has served as president and chief executive officer of Sun Chemical Corporation, a producer of printing inks and pigments, since January 2008. From 2002 to 2007, Mr. Lenz served as Sun Chemical’s senior vice president and chief financial officer/president, Latin America. From 1997 to 2002, Mr. Lenz was employed by Fairchild Aerospace, a manufacturer of corporate jets and aircraft for regional airlines, serving first as executive vice president and chief financial officer and then as president and chief executive officer of Fairchild Aircraft Inc. From 1980 to 1997, Mr. Lenz was employed by Allied Signal Aerospace in its aerospace, automotive, specialty chemicals, plastics, and engineered materials businesses, ultimately being promoted to vice president, Finance. From 1976 to 1980, Mr. Lenz was employed by the German Internal Revenue Service.

Education

•	B.S. (Finance and Taxes), University of Edenkoben, Germany

•	M.S. (Business and Administration), University of Wiesbaden, Germany

Current public company directorships, other than Boise Inc.

None

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and Skills

•	Extensive international business experience

•	Extensive financial background, with over 30 years of accounting experience

•	Experience as chief executive officer of a capital intensive, global company

Alexander Toeldte

Mr. Toeldte has served as the company’s president and chief executive officer and a director since February 2008.

Business Experience

Mr. Toeldte joined Boise Cascade, L.L.C. in early October 2005 as president of the company’s Packaging and Newsprint segment and, in late October 2005, became its executive vice president, Paper and Packaging and Newsprint segments. From 2004 to 2006, Mr. Toeldte was chair of Algonac Limited, a private management and consulting firm based in Auckland, New Zealand. Mr. Toeldte’s previous experience includes: serving as executive vice president of Fonterra Co-operative Group, Ltd., and chief executive officer of Fonterra Enterprises (Fonterra, based in New Zealand, is a global dairy company); previously, Mr. Toeldte served in various capacities with Fletcher Challenge Limited Group (formerly one of the largest companies in New Zealand with holdings in paper, forestry, building materials, and energy), including as chief executive officer of Fletcher Challenge Building and as chief executive officer of Fletcher Challenge Paper, both of which were publicly traded units of the Fletcher Challenge Limited Group; and Mr. Toeldte also served as a partner at McKinsey & Company in Toronto, Brussels, Montreal, and Stockholm.

Education

•	Economics, Albert-Ludwigs-Universität, Freiburg, Germany

•	M.B.A., McGill University, Montreal, Canada

Current public company directorships, other than Boise Inc.

None

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and Skills

•	Previous experience as chief executive officer of a publicly traded company

•	Previous experience as board chair of a publicly traded company

•	Extensive international business experience across a wide variety of industries

•	Extensive experience in the capital intensive wood products industry

•	Management consulting experience

Jason G. Weiss

Mr. Weiss has served as a director of the company since its inception in 2007. Mr. Weiss serves on our board as a designee of the Aldabra Majority Holders (as defined in the Investor Rights Agreement).

Business Experience

Mr. Weiss has been the managing member and sole owner of Terrapin Palisades Ventures, LLC since June 2009. Terrapin Palisades Ventures, LLC is a private investment company and is also a general partner of the Terrapin-Fabbri Management Company LLC, which serves as the general partner of several almond farm-related investment partnerships. In June 2009, Mr. Weiss sold his interest in Terrapin Partners, LLC, Terrapin Asset Management, LLC, and TWF Management Company LLC, all private equity and asset management companies in which he had been a managing member and the co-founder since 1998. From 2004 to 2006, he was chief executive officer of Aldabra Acquisition Corporation, a previously publicly traded blank check company (in December 2006, Aldabra merged with Great Lakes Dredge & Dock Company). During 2004, Mr. Weiss served as a managing member of American Classic Sanitation LLC. From 1999 to 2000, he served as the chief executive officer and executive vice president of strategy of PaperExchange.com. During 1998 and 2000, Mr. Weiss served as a managing member of e-STEEL LLC.

Education

•	B.A., University of Michigan (with Highest Distinction)

•	J.D., Harvard Law School (cum laude)

Current public company directorships, other than Boise Inc.

•	Great Lakes Dredge & Dock Company—Global provider of dredging services (Mr. Weiss serves on Great Lakes’ Compensation Committee)

Prior directorships held during past five years at any public company or registered investment company

None

Attributes and Skills

•	Extensive experience with private equity and asset management companies

•	Previous experience as chief executive officer in a variety of industries

•	Legal expertise

Director Independence

Our directors believe board independence allows the board to provide appropriate oversight and maintain managerial accountability.

Since we list our common stock and other securities on the New York Stock Exchange (“NYSE”), the NYSE rules require that a majority of our board of directors must be composed of “independent directors.” This is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our board has determined that Messrs. Albert, Berger, Goldman, Leight, Lenz, and Weiss are independent directors as defined under the NYSE’s listing standards. These directors constitute a majority of our board of directors. In making their determination, our board considered the relationships disclosed in the section of this prospectus entitled “Certain Relationships and Related Party Transactions.” All members of the Audit Committee, Compensation Committee and Nominating Committee are independent as defined under the NYSE’s listing standards.

Our board of directors, as well as its committees, can retain independent financial, legal, compensation, or other advisors to represent the independent interests of our board of directors or its committees. The retention of independent advisors is at the board’s or committee’s sole discretion and is paid for by the company.

Compensation Committee Interlocks and Insider Participation

Messrs. Albert, Goldman, Thomas S. Souleles, and W. Thomas Stephens served on the Compensation Committee of the board of directors of Boise Inc. during the last completed fiscal year. Mr. Souleles resigned from our board of directors and the Compensation Committee effective February 18, 2010. Mr. Berger was appointed as chair of the Compensation Committee effective February 18, 2010. Mr. Stephens did not stand for re-election to the board of directors at our last annual meeting on April 29, 2010. As of April 29, 2010, the current members of the committee are Messrs. Albert, Berger, Goldman and Lenz.

None of the members of the Compensation Committee is now or was previously an officer or employee of the company. None of the company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the company’s board of directors or the Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation practices at Boise Inc. Boise Inc. is our indirect parent, and has no operations apart from the operations controlled by us. Boise Inc.’s executive officers are the same as our executive officers, but are not compensated separately for their performance for us. Throughout this section, we refer to the company’s named executive officers, who are as follows:

•	Alexander Toeldte, President and Chief Executive Officer

•	Robert M. McNutt, Senior Vice President and Chief Financial Officer

•	Jeffrey P. Lane, Senior Vice President and General Manager, Packaging

•	Robert E. Strenge, Senior Vice President, Manufacturing

•	Robert A. Warren, Senior Vice President and General Manager, Paper and Supply Chain

Executive Compensation Philosophy and Objectives

The company’s compensation programs are built around four primary objectives:

•	Closely align compensation with the company’s performance on both a short- and long-term basis;

•	Link compensation to each officer’s individual performance;

•	Attract, motivate, reward, and retain management talent critical to achieving the company’s business goals; and

•	Encourage officers to own the company’s stock.

The company began operations on February 22, 2008, and since that time, two factors have had major influences on its compensation programs and decisions:

•

First, when the company acquired the paper, packaging, and newsprint assets of Boise Cascade, it agreed to maintain, for at least one year following the acquisition (Acquisition), executive compensation and benefits at levels substantially comparable to the levels of executive compensation and benefits maintained by Boise Cascade. Accordingly, the company based its executive compensation programs for 2008 and a portion of 2009 largely on those programs maintained by Boise Cascade.

•

Second, in both 2008 and 2009, the company’s compensation programs have been challenged by the difficult economic conditions in North America and around the globe. Despite meeting significant operating challenges and many of the financial targets, the named executive officers received no short-term incentive pay in 2009 for 2008 performance, due to overall affordability considerations. Further, since the company’s stock became listed on the NYSE on February 25, 2008, its stock price has fallen from $7.95 per share to $0.24 per share at its lowest point. Although the company has seen dramatic increases in its stock price since mid 2009, the overall pricing levels have greatly diminished the value of the equity awards the company has granted to its named executive officers. Further, like most of the company’s other salaried employees, the named executive officers have seen other elements of compensation and benefits diminish, including the freezing of salaries for 2009 and the freezing of the defined benefit pension plan. These developments, while understandable given the ailing economy, make it more difficult to achieve the company’s compensation objectives.

How the Company Designs Its Executive Compensation Programs

The company’s board of directors has ultimate responsibility for approving the company’s executive compensation programs. The Compensation Committee of the board assists the board in fulfilling these responsibilities.

The company’s executive compensation program has three key elements:

•	Base salary;

•	Short-term incentive compensation under the Boise Inc. Incentive and Performance Plan; and

•	Long-term incentive compensation under the Boise Inc. Incentive and Performance Plan.

In addition, the company offers a number of other programs and benefits to its named executive officers, including retirement and health benefits and a deferred compensation plan.

The Compensation Committee believes a combination of these elements supports the company’s compensation objectives. The long-term nature of the company’s equity awards aligns the interests of its named executive officers with those of the company’s shareholders and promotes the retention of its named executive officers. The company also believes that as its named executive officers achieve higher levels of responsibility, a greater percentage of their pay should be at risk, with base salary representing a lower percentage of total compensation as responsibility levels increase.

Benchmarking

The Compensation Committee regularly reviews compensation paid to executives in other comparable companies to make decisions regarding appropriate compensation levels. In the past, the Compensation Committee has used data primarily from Hewitt Associates (“Hewitt”), a widely recognized compensation consulting firm, to make these decisions.

Because of last year’s unprecedented economic challenges, and the general decision to freeze salaries, the company has not conducted executive compensation benchmarking since the company began operations in 2008. The Compensation Committee, however, will undertake an executive compensation review in 2010 based on a study begun in the fourth quarter of 2009.

For the 2010 compensation analysis, the Compensation Committee has worked with the company’s management and Hewitt to develop a custom peer group to be used for comparison purposes. The peer group includes industry competitors, companies with whom it competes for executive talent, and those that share the company’s structural complexity or strategic focus. The company’s custom peer group is:

•	AptarGroup, Inc.

•	Avery Dennison Corporation

•	Bemis Company, Inc.*

•	Buckeye Technologies Inc.*

•	Cenveo, Inc.

•	Domtar Corp.*

•	Graphic Packaging Holding Company*

•	Greif, Inc.

•	MeadWestvaco Corporation*

•	Micron Technology, Inc.

•	Nalco Holding Company

•	Neenah Paper, Inc.*

•	Olin Corporation

•	Packaging Corp. of America*

•	P.H. Glatfelter Company*

•	Rayonier Inc.

•	Rock-Tenn Company*

•	Schweitzer-Mauduit International, Inc.*

•	Solutia Inc.

•	Sonoco Products Company*

•	Temple-Inland Inc.*

•	Verso Paper Corp.*

•	Wausau Paper Corp.*

Since the company competes for executive talent with a broad range of companies and industries, the companies included in the custom peer group for compensation purposes are not necessarily the same as companies included in the peer group used in the performance graph in Boise Inc.’s 2009 Annual Report on Form 10-K.

The Compensation Committee also requested that Hewitt develop a subset of the custom peer group that included only paper and packaging companies. This subset was created to compare the compensation within the subset of peer companies with the custom peer group as a whole. The subset data will be used, along with the entire peer group data, as a benchmark against which the company will make salary and short- and long-term incentive compensation recommendations for the named executive officers. The companies included in the subset peer group are indicated by an asterisk(* ).

In addition to compensation data gathered through the peer group comparisons, the company will also use a broad Hewitt survey to benchmark compensation for a wide number of positions, including those of the named executive officers. This survey includes a general industry group consisting of 93 companies. The median annual revenue for this group is $2.6 billion. The survey uses a proprietary methodology for valuing compensation, and it measures, among other things, base salary, short-term cash incentives (actual and targets), and long-term incentives. Hewitt applies a regression analysis to its data to account for variations in company size.

The company’s philosophy is to target salary and short- and long-term incentive compensation, collectively, for each named executive officer at the 50th percentile of the market data. The company, however, also takes into account each named executive officer’s performance, level of experience, and contributions to the company’s goals and objectives when making final compensation decisions. The 50th percentile (median) of the market data for the peer groups is used because it represents a competitive target at which the company believes it can effectively recruit, reward, and retain executive talent.

Executive Compensation Consultant

The Compensation Committee independently retains Hewitt to assist the Committee in its deliberations regarding executive compensation. The company also retains Hewitt to assist with various compensation and short- and long-term incentive plan matters. Hewitt does not provide any services such as health and welfare benefits consulting or 401(k) consulting. Payments made to Hewitt in 2009 are as follows:

Services Provided	2009 Payments ($)
Executive compensation consulting services provided to the Compensation Committee	$11,079
Executive compensation consulting services provided to management	$47,379

Neither the Compensation Committee nor the company rely on Hewitt to recommend specific levels of total pay or any specific element of compensation to the named executive officers. Those recommendations are developed by management and then presented to the Compensation Committee for consideration.

Executive Compensation Program Elements

Base Salary

The Compensation Committee believes a greater percentage of the compensation of the named executive officers should be “at risk” than other employees because of the officers’ significant influence over the company’s ability to meet its goals and objectives; however, the Compensation Committee also believes the named executive officers’ compensation should contain a stable, base salary component to attract, motivate, reward, and retain management talent. The Compensation Committee reviews base salaries for the named executive officers annually and at the time of promotions or other changes in responsibilities.

Generally, merit increases were not awarded to the company’s employees in 2009 given the challenging economic environment; however, limited exceptions were made to provide salary increases for promotions and when critical inequities were identified. Mr. Warren, one of the company’s named executive officers, received a 2009 salary increase from $300,000 to $325,000 to reflect his increased responsibilities for the performance of the company’s Paper segment and supply chain management, as well as his exceptional individual performance. Mr. Warren was the only named executive officer who received a salary increase in 2009.

For 2010, the Compensation Committee will again consider each named executive officer’s role and level of responsibility. In addition, the Compensation Committee will use the benchmarking data described previously as part of its analysis to assist in determining base salaries for the named executive officers.

Short-Term Incentive Compensation

The Compensation Committee establishes annual variable, or short-term, incentive compensation, in the form of a cash award, to tie a portion of annual compensation to the company’s annual performance objectives. Each year, the Compensation Committee establishes objective performance criteria the company must meet for cash awards to be paid (establishing minimum, target, and maximum payout levels for each type of performance criteria), a target incentive payout for each named executive officer that is expressed as a percentage of salary, and other terms and conditions of awards. A description of each of these components follows. No short-term incentive awards are earned or paid unless the minimum performance criteria are achieved and the company meets the financial affordability standard. The Compensation Committee typically approves short-term incentive award criteria in February to comply with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which requires that performance metrics be set within 90 days of the commencement of the performance period. Compliance with Section 162(m) enables the awards to qualify as “performance-based” compensation and allows the awards to be tax-deductible by the company.

2009 Short-Term Incentive Awards

The 2009 short-term incentive awards were based on the attainment of financial goals and safety objectives. A financial goal was chosen as the key metric because it focused the company’s leaders on the primary driver of shareholder value. Safety was chosen as a goal to reinforce the company’s commitment to an incident-free workplace. While the company is proud of its locations that have achieved zero accidents and incidents, until the entire company reaches that goal, the company’s safety performance is not good enough. The company believes every employee, including its most senior leaders, must fully participate to keep its work environment safe.

The awards were calculated as a percentage of base salary, based on the extent to which the financial goals and safety objectives were met during the year. For the named executive officers, the major performance target was corporate incentive cash flow. Incentive Cash Flow (“ICF”) is the company’s EBITDA, less a working capital charge of 15% per year, times the company’s average operating working capital balance. The 2009 corporate ICF target was $217 million. If this target was achieved, the anticipated payout would be one times target. The company’s corporate plan provided a payout only if ICF reached a minimum of $183 million, which would provide a payout of 0.55 times target. The company would have attained a maximum payout (2.25 times target) under the corporate plan if ICF reached $309 million. The company’s 2009 corporate safety goal for a one times payout was a 1.8 recordable incident rate (“RIR”). There would be no payout on the safety goal if the company’s RIR was greater than 2.0. Corporate ICF for 2009 was $378 million and the company achieved a corporate safety RIR of 1.33. A portion of the company’s ICF was comprised of earnings resulting from alternative fuel mixture credits, which permitted a refundable excise tax credit for the production and use of alternative biofuel mixtures. Because the Compensation Committee believed these credits resulted in corporate ICF that was not entirely representative of operating performance, it reduced the awards to the named executive officers from a calculated award of 2.25 times target to an award of 1.65 times target.

The following table sets forth the 2009 short-term incentive objectives, as well as the target and actual incentive payouts for each of the named executive officers:

Name	2009 Financial Goals and Safety Objectives	2009 Target Incentive Payout (% of Salary)	2009 Actual Incentive Payout (% of Salary)
Alexander Toeldte	90% corporate ICF 10% safety based on corporate RIR	100%	165.00%
Robert M. McNutt	90% corporate ICF 10% safety based on corporate RIR	65%	107.25%
Jeffrey P. Lane	90% corporate ICF 10% safety based on corporate RIR	65%	107.25%
Robert E. Strenge	90% corporate ICF 10% safety based on corporate RIR	65%	107.25%
Robert A. Warren	90% corporate ICF 10% safety based on corporate RIR	65%	107.25%

2010 Short-Term Incentive Awards

The 2010 short-term incentive compensation program will be based on similar financial goals and safety objectives as were in place for 2009.

Long-Term Incentive Compensation

The Compensation Committee believes equity awards encourage ownership of the company’s stock by the named executive officers, which in turn aligns the interests of those officers with the interests of the company’s shareholders. In addition, the vesting provisions applicable to the equity awards help retain the named executive officers and reward the achievement of long-term business objectives that benefit the company’s shareholders. If it chooses to make an award, it is the Compensation Committee’s practice to award long-term equity incentives on March 15. If March 15 falls on a weekend or holiday, then the grant date is the next business day.

The Boise Inc. Incentive and Performance Plan permits awards of restricted stock, restricted stock units, performance stock, performance units, stock appreciation rights (“SARs”), and stock options (including performance-based or indexed stock options) to the named executive officers. The plan gives the Compensation Committee flexibility in choosing among these awards to provide competitive long-term incentive compensation.

2009 Equity Awards

On March 15, 2009, the named executive officers received long-term equity incentive awards as shown in the following table. The 2009 equity awards consisted entirely of service-condition vesting restricted stock or restricted stock units. Twenty percent of the shares or units vested on March 15, 2010; 20% will vest on March 15, 2011; and the remaining 60% will vest on March 15, 2012. The named executive officers who were eligible for retirement on or before March 15, 2012, received restricted stock units in lieu of restricted stock. In its decision to make all of the 2009 equity awards service-condition vesting rather than market-condition vesting, the Compensation Committee considered the reduced probability that the market-condition vesting restricted stock and restricted stock units awarded in 2008 would vest given that the company’s shares were trading near their historic low.

Determining equity award targets and values was challenging in 2009 for two reasons:

•

First, as previously noted, the Compensation Committee did not conduct executive compensation benchmarking because of the year’s unprecedented economic challenges and the general decision to freeze salaries; and

•

Second, the company’s share price was extremely depressed and, thus, trying to provide an equity award based on a market-competitive economic value would have resulted in substantial dilution. The Compensation Committee decided to provide an equity award to all officers and senior management participating in the long-term incentive program equal to 5% of the company’s outstanding shares in the aggregate, which equity award totaled 3,864,000 shares. The named executive officers received 54.6% of the total amount of these equity awards. Because the share price at the time of these equity awards was historically low, the Compensation Committee believed these awards would provide strong upside potential.

Name	2009 Restricted Stock (#)	2009 Restricted Stock Units (#)
Alexander Toeldte	960,000	—
Robert M. McNutt	398,500	—
Jeffrey P. Lane	230,000	—
Robert E. Strenge	—	230,000
Robert A. Warren	—	290,000

2010 Equity Awards

Given the large equity awards granted in 2009, after consideration, the Compensation Committee determined it would not grant any long-term incentive awards to the named executive officers in 2010.

Retirement and Health Benefits

The company offers pension benefits to qualifying named executive officers. Those pension benefits include a salaried defined pension benefit plan (“Salaried Pension Plan”), a supplemental pension plan (“SUPP”), and a supplemental early retirement plan (“SERP”). The following table reflects the named executive officers eligible to participate in each pension benefit plan.

Name	Salaried Pension Plan	SUPP	SERP
Alexander Toeldte	No	No	No
Robert M. McNutt	Yes	Yes	No
Jeffrey P. Lane	No	No	No
Robert E. Strenge	Yes	Yes	Yes
Robert A. Warren	Yes	Yes	No

Pension Plan Freeze

The Salaried Pension Plan, SUPP, and SERP, each described in the following sections, were frozen effective April 15, 2009. Messrs. McNutt, Strenge, and Warren will keep the benefits they earned up to that point but no additional benefits are earned after April 14, 2009.

Salaried Pension Plan

Messrs. McNutt, Strenge, and Warren are eligible to participate in the company’s Salaried Pension Plan. The Salaried Pension Plan is a plan for all salaried employees who were former employees of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to November 1, 2003.

The Salaried Pension Plan entitles each vested employee to receive a pension benefit at normal retirement age equal to 1.25% of the average of the highest five consecutive years of compensation out of the last ten years of employment, calculated as of April 14, 2009, multiplied by the employee’s years of service through December 31, 2003, plus 1% of the average of the highest five consecutive years of compensation out of the last ten years of employment, calculated as of April 14, 2009, multiplied by the employee’s years of service after December 31, 2003, through April 14, 2009. Under the Salaried Pension Plan, “compensation” is defined as the employee’s base salary plus any amounts earned under the company’s variable incentive compensation programs. Benefits are computed on a straight-life annuity basis and are not offset by Social Security or other retirement-type benefits.

Supplemental Pension Plan (SUPP)

Messrs. McNutt, Strenge, and Warren are eligible to participate in the company’s SUPP. The SUPP is a plan for salaried employees who were former employees of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to November 1, 2003.

If an employee is entitled to a greater benefit under the Salaried Pension Plan’s formula than the Internal Revenue Code allows for tax-qualified plans, the excess benefits will be paid from the company’s general assets under the company’s unfunded SUPP. The SUPP also provides payments to the extent that participation in the company’s deferred compensation plan has the effect of reducing an individual’s pension benefit under the qualified plan.

Supplemental Early Retirement Plan (SERP)

Mr. Strenge is the only named executive officer eligible to participate in the company’s SERP. The SERP entitles pension-eligible elected officers to receive an early retirement benefit equal to the benefit calculated at age 65 under the Salaried Pension Plan without reduction due to the officer’s early retirement. This pension benefit is unfunded and is paid from the company’s general assets. Eligible elected officers are those who:

•	Are 55 years old or older, if elected by OfficeMax (formerly Boise Cascade Corporation) prior to June 1, 2004;

•	Are 58 years old or older, if elected on or after June 1, 2004, and prior to October 29, 2004 (the SERP was closed to new entrants as of October 29, 2004);

•	Have ten or more years of service;

•	Have served as an elected officer for at least five full years; and

•	Retire before age 65.

For further information on the company’s Salaried Pension Plan, SUPP, and SERP, please refer to the sections of this prospectus entitled “Executive Compensation—Compensation Tables—Summary Compensation Table” and “—Pension Benefits Table.”

Health Benefits

The company offers health benefits to all its employees. The company pays a significant portion of the benefit cost for all employees. Previously, highly compensated employees paid a greater portion than did employees at lower compensation levels. The provision requiring a higher payment by highly compensated employees was removed effective January 1, 2010. The company does not offer supplemental health benefits to its named executive officers.

Deferred Compensation Plan

The named executive officers are eligible to participate in the company’s “nonqualified” Deferred Compensation Plan. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to reinvest a portion of their compensation in the company’s overall business performance.

Each year, participants may irrevocably elect to defer receipt of a portion of their base salary and incentive compensation. A participant’s account is credited with imputed interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. In addition, participants may elect to receive their company contributions in the company’s Deferred Compensation Plan in lieu of any contributions in the company’s 401(k) Savings Plan, as described below:

Through April 15, 2009, the company’s contribution to the 401(k) Savings Plan was:

•	A regular match equal to $0.70 on the dollar up to the first 6% of eligible compensation; plus

•

For employees hired or rehired on or after November 1, 2003, a discretionary match that was announced annually and could vary from year to year but would be no more than $0.30 on the dollar up to the first 6% of eligible compensation. This match was provided only to those eligible employees who were employed by the company on the last day of the plan year (December 31).

Effective April 16, 2009, the company’s contribution to the 401(k) Savings Plan is:

•	Base Company Contribution—The company contributes the equivalent of 3% of a participant’s eligible compensation to his or her account; plus

•	Matching Company Contribution—The company matches $0.50 for each $1.00 a participant contributes up to the first 3% of his or per pay; plus

•

Discretionary Matching Company Contribution—The company intends to provide a discretionary match of $0.50 for each $1.00 a participant contributes to the plan up to the first 3% of pay. The actual amount of the discretionary match may vary from year to year, depending on the company’s financial performance and, thus, the affordability of the match. The company will announce at the end of each year whether a discretionary match will be made and, if so, in what amount.

Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments over a specified period of years following the termination of their employment with the company.

None of the named executive officers elected to defer any of their 2009 compensation under this plan. Mr. Warren is the only named executive officer who elected to participate in this plan in 2010, but he did not elect to have the company contribution put into the plan.

No changes are expected to be made to the company’s Deferred Compensation Plan in 2010.

For further information on the company’s Deferred Compensation Plan, please refer to the sections of this prospectus entitled “Executive Compensation—Compensation Tables—Summary Compensation Table” and “—Nonqualified Deferred Compensation Table.”

Supplemental Life Plan

Mr. Strenge is the only named executive officer eligible to participate in the company’s Supplemental Life Plan. The plan is for elected officers who were officers of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to July 31, 2003.

The plan provides participants with an insured death benefit during employment and, in limited cases, after retirement. Participants in the Supplemental Life Plan can purchase a life insurance policy from a designated insurance carrier, with policy premiums to be paid by the company as described in the plan. The plan provides the participant with a target death benefit equal to two times his or her base salary while employed by the company and a target postretirement death benefit equal to one times his or her final base salary, both of which are less any amount payable under the company’s group term life insurance policy.

No changes are expected to be made to the company’s Supplemental Life Plan in 2010.

For further information on the company’s Supplemental Life Plan, please refer to the section of this prospectus entitled “Executive Compensation—Compensation Tables—Summary Compensation Table.”

Financial Counseling Program for Officers

The named executive officers are eligible to participate in the company’s Financial Counseling Program for Officers. The program provides participants up to $5,000 per calendar year for financial counseling services. The participants may carry over unused amounts, up to one year’s allowance, from one year to the next. Under the program, a participant may spend his or her allowance on investment planning, tax preparation, tax planning and compliance, or estate planning. Since the expenses of these services are generally not deductible for federal income tax purposes, the participant receives a cash gross-up payment on reimbursed charges. The gross-up payment helps cover the tax on the payment for services and the tax on the tax payment. The current gross-up is 39% based on a 28% federal tax rate. The gross-up payment is also deducted from the participant’s annual allowance. Money paid on a participant’s behalf by the company for these services and gross-up payments is taxable and is reported in his or her W-2 earnings on a monthly basis.

No changes are expected to be made to the Financial Counseling Program for Officers in 2010.

For further information on the company’s Financial Counseling Program for Officers, please refer to the section of this prospectus entitled “Executive Compensation—Compensation Tables—Summary Compensation Table.”

Agreements With, and Potential Payments to, Named Executive Officers

The following summaries provide a description of the severance agreements the company has entered into with its named executive officers. These agreements provide severance benefits and protect other benefits the named executive officers have already earned or reasonably expect to receive under the company’s employee benefit plans. The named executive officer will receive the benefits provided under the agreement if the named executive officer’s employment is terminated other than for cause or disability (as defined in the agreement) or if the named executive officer terminates employment after the company takes actions (as specified in the agreement) that adversely affect the named executive officer.

These severance agreements help to ensure the company will have the benefit of the named executive officers’ services without distraction in the face of future potential changes. The company’s board of directors believes the agreements are in the best interests of the company and its shareholders.

These agreements formerly provided that upon a qualifying termination, the officer would receive a multiple of his or her base salary plus target short-term incentive. Pursuant to a notice issued by the IRS, when an agreement (such as these severance agreements) provides for payment of an amount linked to a performance-based bonus without requiring achievement of the performance goals, the performance-based bonus itself may not qualify as performance-based compensation under Internal Revenue Code 162(m). To avoid this consequence, these agreements were recently amended to remove the reference to target short-term incentive and to provide instead for a multiple of base salary, without regard to target short-term incentive. These amendments did not change the economic benefit to the named executive officers.

For further information on the severance agreements the company has entered into with its named executive officers, please refer to the section of this prospectus entitled “Executive Compensation—Compensation Tables—Severance Tables.”

Alexander Toeldte

Pursuant to the terms of Mr. Toeldte’s severance agreement dated February 6, 2008, as amended February 18, 2010, if he voluntarily terminates employment with good reason or his employment is involuntarily terminated without cause, as defined in his severance agreement, and subject to his execution of a valid release of employment- related claims, Mr. Toeldte will be entitled to severance pay equal to 4 times his annual base salary at the rate in effect at the time he receives a notice of termination. To the extent not already paid, Mr. Toeldte will receive a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. Mr. Toeldte will also receive a lump-sum payment equal to (a) 36 times the monthly group premium for healthcare, disability, and accident insurance plans, plus (b) three times the annual allowance for financial counseling services. The severance agreement also imposes confidentiality and nondisparagement provisions on Mr. Toeldte, as well as a nonsolicitation provision that will continue for one year after his employment terminates.

Robert M. McNutt, Jeffrey P. Lane, Robert E. Strenge, and Robert A. Warren

Pursuant to the terms of the severance agreements dated February 25, 2008, as amended February 18, 2010, with Messrs. McNutt, Strenge, and Warren and the severance agreement dated April 30, 2008, as amended February 18, 2010, with Mr. Lane, if these officers voluntarily terminate employment with good reason or their employment is involuntarily terminated without cause, as defined in their severance agreements, and subject to their execution of a valid release of employment-related claims, Mr. McNutt will be entitled to severance pay equal to 3 times his annual base salary at the rate in effect at the time he receives a notice of termination, and Messrs. Lane, Strenge, and Warren will be entitled to severance pay equal to 1.65 times their annual base salary at the rate in effect at the time they receive a notice of termination. To the extent not already paid, they will receive a lump-sum amount equal to the value of their unused and accrued time off, less any advanced time off. The company will maintain group insurance coverage (healthcare, disability, term life, and accident) and financial counseling services for 12 months following their date of termination, subject to the officer’s payment of any applicable premium at the active employee rate. The company will also continue to pay the company-paid premium under the Supplemental Life Plan (if the officer was a participant in such plan) for 12 months.

Compensation Tables

The following Summary Compensation Table presents:

•

Alexander Toeldte—Compensation information for the fiscal years ended December 31, 2009 and 2008, for Mr. Toeldte, who has served as the company’s president and chief executive officer following the closing of the Acquisition on February 22, 2008.

•

Robert M. McNutt—Compensation information for the fiscal years ended December 31, 2009 and 2008, for Mr. McNutt, who has served as the company’s senior vice president and chief financial officer following the closing of the Acquisition on February 22, 2008.

•

Jeffrey P. Lane, Robert E. Strenge, and Robert A. Warren—Compensation information for the fiscal years ended December 31, 2009 and 2008, for Messrs. Lane, Strenge, and Warren, the company’s three most highly compensated executive officers other than Messrs. Toeldte and McNutt.

These executive officers are referred to as named executive officers elsewhere in this prospectus.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (5)	All Other Compen- sation ($) (6)	Total ($) (3)
Alexander Toeldte	2009	$793,940	$—	$412,800	$1,319,992	$2,737	$25,530	$2,554,999
President and Chief Executive Officer	2008	672,918	—	2,398,780	—	767	57,359	3,129,824

Robert M. McNutt	2009	349,334	—	171,355	377,518	39,711	10,562	948,480
Senior Vice President and Chief Financial Officer	2008	296,084	—	525,130	—	130,693	2,264	954,171

Jeffrey P. Lane	2009	377,122	—	98,900	407,548	958	53,026	937,554
Senior Vice President and General Manager, Packaging	2008	237,500	150,000	624,966	—	232	65,943	1,078,641

Robert E. Strenge	2009	297,728	—	98,900	321,748	46,117	20,684	785,177
Senior Vice President, Manufacturing	2008	250,000	50	263,341	—	629,165	117,539	1,260,095

Robert A. Warren	2009	315,247	—	124,700	348,560	51,891	12,587	852,985
Senior Vice President and General Manager, Paper and Supply Chain	2008	216,250	—	263,341	—	202,444	2,432	684,467

(1)	2009 Salary—The 2009 amounts reported for the named executive officers represent salaries paid from January 1, 2009, through December 31, 2009.

2008 Salary—The 2008 amounts reported for Messrs. Toeldte, McNutt, Strenge, and Warren represent salaries paid from the date of the closing of the Acquisition on February 22, 2008, through December 31, 2008. The 2008 amount reported for Mr. Lane represents salary paid from April 30, 2008 (the date he joined the company) through December 31, 2008.

These amounts include amounts deferred under the company’s Savings Plan and Deferred Compensation Plan. The company’s Savings Plan is a defined contribution plan intended to be qualified under Section 401(a) of the Internal Revenue Code that contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the code. The company’s Deferred Compensation Plan is a nonqualified savings plan offered to key employees, including the named executive officers.

For further information on the company’s Deferred Compensation Plan, please refer to the sections of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements—Deferred Compensation Plan” and “—Compensation Tables, Nonqualified Deferred Compensation Table.”

(2)	2009 Bonus—None of the named executive officers received a discretionary bonus in 2009.

2008 Bonus—The 2008 amount reported for Mr. Lane represents a signing bonus he received when he joined the company on April 30, 2008. The 2008 amount reported for Mr. Strenge represents a safety award.

(3)

2009 Stock Awards—On March 16, 2009, Messrs. Toeldte, McNutt, and Lane were awarded, at no cost, 960,000; 398,500; and 230,000 restricted stock shares, respectively, under the Boise Inc. Incentive and Performance Plan. Also on March 16, 2009, Messrs. Strenge and Warren were awarded, at no cost, 230,000 and 290,000 restricted stock units, respectively, under the Boise Inc. Incentive and Performance Plan. The amounts reported for these awards reflect the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification (“FASB ASC”) Topic 718. These 2009 stock awards were all service-condition vesting awards.

2008 Stock Awards—On May 2, 2008, Messrs. Toeldte, McNutt, and Lane were awarded, at no cost, 975,100; 213,400; and 254,000 restricted stock shares, respectively, under the Boise Inc. Incentive and Performance Plan. Also on May 2, 2008, Messrs. Strenge and Warren were each awarded, at no cost, 107,000 restricted stock units under the Boise Inc. Incentive and Performance Plan. The amounts reported for these awards reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. These 2008 stock awards and 2008 Total compensation have been recomputed in accordance with FASB ASC Topic 718, as required by SEC rules, to facilitate a year-to-year comparison. These 2008 stock awards consisted of a combination of service- and market-condition vesting awards.

For further information on these long-term incentive awards, please refer to the sections of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Incentive Compensation” and “—Compensation Tables—Grants of Plan-Based Awards Table,” “—Outstanding Equity Awards at Fiscal Year-End Table,” “—Option Exercises and Stock Vested Table” and “—Severance Tables.”

(4)	2009 Non-Equity Incentive Plan Compensation—On February 19, 2009, the Compensation Committee approved the 2009 short-term incentive award criteria for the named executive officers pursuant to the Boise Inc. Incentive and Performance Plan. Payments were made to the named executive officers under these 2009 awards because the company’s performance objectives were met.

2008 Non-Equity Incentive Plan Compensation—On April 30, 2008, the Compensation Committee approved the 2008 short-term incentive award criteria for the named executive officers pursuant to the Boise Inc. Incentive and Performance Plan. No payments were made to the named executive officers under these 2008 awards because the company’s performance objectives were not met.

For further information on these short-term incentive awards, please refer to the sections of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements—Short-Term Incentive Compensation” and “—Compensation Tables—Grants of Plan-Based Awards Table.”

(5)	Amounts disclosed in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column include the following:

Name	Year	Change in Pension Value ($) (a)	Nonqualified Deferred Compensation Earnings ($) (b)
Alexander Toeldte	2009	$—	$2,737
	2008	—	767
Robert M. McNutt	2009	39,711	—
	2008	130,693	—
Jeffrey P. Lane	2009	—	958
	2008	—	232
Robert E. Strenge	2009	46,117	—
	2008	629,165	—
Robert A. Warren	2009	51,891	—
	2008	202,444	—

(a)

The amounts reported for Messrs. McNutt, Strenge, and Warren reflect the actuarial increase in the present value of their benefits under all of the company’s pension plans using interest rate and mortality rate assumptions consistent with those used in the company’s financial statements and include amounts such officers may not be currently entitled to receive because such amounts are not vested. For further information on the valuation method and all material assumptions applied in quantifying these amounts, please refer to Footnote 14, Retirement and Benefit Plans in the Notes to Consolidated Financial Statements to the “Financial Statements and Supplementary Data” appearing elsewhere in this prospectus. Messrs. Toeldte and Lane are not eligible to participate in the company’s pension plans.

Prior to the Acquisition, Mr. Strenge was a participant in the Boise Cascade Supplemental Early Retirement Plan for Executive Officers (the Boise Cascade SERP), which like the company’s SERP, provided unreduced early retirement benefits for eligible officers. The Boise Cascade SERP also provided an offset for amounts payable from a predecessor company’s plan so that only a portion of the benefit was payable from Boise Cascade. Upon the closing of the Acquisition, the Boise Cascade SERP obligations (and its predecessor company’s) were extinguished. Accordingly, Mr. Strenge’s SERP benefits became the company’s sole obligation, resulting in a substantial increase in the reported Change in Pension Value for 2008 for Mr. Strenge.

For further information on the company’s pension plans, please refer to the sections of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements—Retirement and Health Benefits” and “—Compensation Tables—Pension Benefits Table.”

(b)	The amounts reported for Messrs. Toeldte and Lane reflect the above-market portion of the interest they earned on compensation they deferred in 2008. None of the named executive officers elected to defer any of their 2009 compensation under the company’s Deferred Compensation Plan. The above-market portion represents interest on deferred compensation that exceeds 120% of the applicable federal long-term rates, with compounding at the rate that corresponds most closely to the rate under the company’s plan (130% of Moody’s Composite Yields on Corporate Bonds).

For further information on the company’s Deferred Compensation Plan, please refer to the sections of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements—Deferred Compensation Plan” and “—Compensation Tables—Nonqualified Deferred Compensation Table.”

(6)	Amounts disclosed in the All Other Compensation column include the following:

Name	Year	Company- Matching Contributions to Savings Plan ($) (a)	Company- Matching Contributions to Deferred Compensation Plan ($) (a)	Company-Paid Portion of Executive Officer Life Insurance ($) (b)	Reportable Perquisites ($) (c)
Alexander Toeldte	2009	$6,300	$17,718	$1,512	$—
	2008	—	42,918	300	14,141
Robert M. McNutt	2009	9,242	—	1,320	—
	2008	1,964	—	300	—
Jeffrey P. Lane	2009	9,155	4,132	1,512	38,227
	2008	—	13,775	354	51,814
Robert E. Strenge	2009	10,763	—	9,921	—
	2008	—	—	8,771	108,768
Robert A. Warren	2009	10,595	—	1,992	—
	2008	1,598	—	834	—

(a)	The company’s Savings Plan is a defined contribution plan intended to be qualified under Section 401(a) of the Internal Revenue Code that contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code. The company’s Deferred Compensation Plan is a nonqualified savings plan offered to key employees, including the named executive officers. Participants in the Deferred Compensation Plan may choose to have matching contributions made under the Deferred Compensation Plan in lieu of receiving matching contributions under the Savings Plan.

For further information on the company’s Deferred Compensation Plan, please refer to the sections of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements—Deferred Compensation Plan” and “—Compensation Tables—Nonqualified Deferred Compensation Table.”

(b)	The company maintains two plans under which company paid life insurance is made available to its officers. Under its Salaried Employee Life Insurance Plan, the company provides, at its expense during each salaried employee’s period of employment, life insurance in an amount equal to the employee’s base salary. All of the company’s salaried employees, including its named executive officers, are covered by this plan. In addition, Mr. Strenge is eligible for and participated in the company’s Supplemental Life Plan, under which his company-paid life insurance benefit during employment is increased to two times his base salary. The plan also provides Mr. Strenge with a postretirement death benefit equal to one times his final base salary.

For further information on the company’s Supplemental Life Plan, please refer to the section of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements—Supplemental Life Plan.”

(c)	2009 Perquisites—The costs for 2009 perquisites the company provided to Messrs. Toeldte, McNutt, Strenge, and Warren are not reflected because the total amount for each officer did not exceed $10,000. Mr. Lane’s relocation expenses consisted of temporary living costs and return trips to his home in Atlanta, Georgia. None of the named executive officers had personal use of company-paid aircraft during 2009.

2008 Perquisites—The costs for 2008 perquisites the company provided to Messrs. McNutt and Warren are not reflected because the total amount for each officer did not exceed $10,000. None of the named executive officers had personal use of company-paid aircraft during 2008.

The reportable perquisites for the named executive officers consisted of the following:

Name	Year	Nonbusiness Memberships ($)	Financial Counseling ($)	Legal Fees ($)	Relocation Expenses ($)
Alexander Toeldte	2009	$—	$—	$—	$—
	2008	4,028	10,000	113	—
Robert M. McNutt	2009	—	—	—	—
	2008	—	—	—	—
Jeffrey P. Lane	2009	4,935	2,294	—	30,998
	2008	4,080	3,347	—	44,387
Robert E. Strenge	2009	—	—	—	—
	2008	—	1,911	—	106,857
Robert A. Warren	2009	—	—	—	—
	2008	—	—	—	—

Grants of Plan-Based Awards Table

The following table presents information concerning each grant of a non-equity and equity award made to the named executive officers in 2009 under the Boise Inc. Incentive and Performance Plan.

Name	Grant Date (1)	Compen- sation Committee Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alexander Toeldte
2009 Non-Equity Award	—	2/19/09	$440,000	$800,000	$1,800,000	—	—	—	$—
2009 Equity Award	3/16/09	2/19/09	—	—	—	—	960,000	—	412,800

Robert M. McNutt
2009 Non-Equity Award	—	2/19/09	125,840	228,800	514,800	—	—	—	—
2009 Equity Award	3/16/09	2/19/09	—	—	—	—	398,500	—	171,355

Jeffrey P. Lane
2009 Non-Equity Award	—	2/19/09	135,850	247,000	555,750	—	—	—	—
2009 Equity Award	3/16/09	2/19/09	—	—	—	—	230,000	—	98,900

Robert E. Strenge
2009 Non-Equity Award	—	2/19/09	107,250	195,000	438,750	—	—	—	—
2009 Equity Award	3/16/09	2/19/09	—	—	—	—	230,000	—	98,900

Robert A. Warren
2009 Non-Equity Award	—	2/19/09	116,188	211,250	475,313	—	—	—	—
2009 Equity Award	3/16/09	2/19/09	—	—	—	—	290,000	—	124,700

(1)	It is the Compensation Committee’s practice to award long-term equity incentives to the company’s named executive officers with a March 15 grant date. If March 15 falls on a weekend or holiday, then the grant date is the next business day.
(2)	Reflects possible 2009 non-equity incentive plan award payouts for the named executive officers under the Boise Inc. Incentive and Performance Plan. Threshold, Target, and Maximum payouts reported are calculated based on the named executive officer’s annual pay rate in effect at the end of the 2009 calendar year. It is possible to have a zero payout if the award criteria are not met.

For further information on the terms of these 2009 non-equity incentive plan awards, please refer to the sections of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements—Short-Term Incentive Compensation” and “—Compensation Tables—Summary Compensation Table.”

(3)	The 2009 equity incentive plan awards consisted of 100% service-condition vesting restricted stock or restricted stock units. Twenty percent of the shares or units vested on March 15, 2010; 20% will vest on March 15, 2011; and the remaining 60% will vest on March 15, 2012. The Target amounts reported are 100% of the 2009 equity incentive plan awards and assume the named executive officers remain employed with the company until they fully vest on March 15, 2012.

For further information on the terms of these 2009 equity incentive plan awards, please refer to the sections of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Incentive Compensation” and “—Compensation Tables—Summary Compensation Table,” “—Outstanding Equity Awards at Fiscal Year-End Table,” “—Option Exercises and Stock Vested Table,” and “—Severance Tables.”

(4)	Values reported for the 2009 equity incentive plan awards reflect the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information concerning the 2009 and 2008 equity incentive plan awards made to the named executive officers under the Boise Inc. Incentive and Performance Plan that had not vested as of December 31, 2009.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)
Alexander Toeldte
2009 Equity Award	960,000	$5,097,600
2008 Equity Award	878,933	4,667,134

Robert M. McNutt
2009 Equity Award	398,500	2,116,035
2008 Equity Award	192,333	1,021,288

Jeffrey P. Lane
2009 Equity Award	230,000	1,221,300
2008 Equity Award	228,933	1,215,634

Robert E. Strenge
2009 Equity Award	230,000	1,221,300
2008 Equity Award	96,433	512,059

Robert A. Warren
2009 Equity Award	290,000	1,539,900
2008 Equity Award	96,433	512,059

(1)	2009 Equity Awards—No portion of the 2009 equity incentive plan awards vested during 2009. For further information on the vesting terms of the 2009 equity incentive plan awards, please refer to the section of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Incentive Compensation.”

2008 Equity Awards—A portion of the 2008 equity incentive plan awards vests with the passage of time (service-condition vesting) and the remaining portion vests only if the company achieves specific performance hurdles (market-condition vesting). The first 1/3 of the service-condition vesting restricted stock and restricted stock units vested in full on March 2, 2009; the second 1/3 vested in full on March 1, 2010; and the third 1/3 will vest on February 28, 2011. This vesting schedule results in fractional shares and the company repurchases the fractional shares as they vest. A portion of the market-condition vesting restricted stock and restricted stock units will vest on February 28, 2011, if at some point before that date the company’s stock price has closed at or above $10.00 on 20 of any consecutive 30 trading days. The other portion of the market-condition vesting restricted stock and restricted stock units will vest on February 28, 2011, if at some point before that date the company’s stock price has closed at or above $12.50 on 20 of any consecutive 30 trading days.

(2)	The values reported reflect the number of unvested shares or units held by each of the named executive officers as of December 31, 2009, multiplied by the company’s closing stock price on December 31, 2009 ($5.31/share). On April 30, 2010, the company’s closing stock price was $6.89 per share. The company’s stock price would have to increase approximately 45% for the 2008 $10.00-per-share market-condition vesting restricted stock and restricted stock units to vest in 2011 and approximately 81% for the 2008 $12.50-per-share market-condition vesting restricted stock and restricted stock units to vest in 2011.

Option Exercises and Stock Vested Table

No portion of the 2009 equity incentive plan awards made to the named executive officers under the Boise Inc. Incentive and Performance Plan vested during 2009. The following table presents information concerning the 2008 equity incentive plan awards made to the named executive officers under the Boise Inc. Incentive and Performance Plan that had vested as of December 31, 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Alexander Toeldte
2008 Equity Award	96,166	$24,042

Robert M. McNutt
2008 Equity Award	21,066	5,267

Jeffrey P. Lane
2008 Equity Award	25,066	6,267

Robert E. Strenge
2008 Equity Award	10,566	2,642

Robert A. Warren
2008 Equity Award	10,566	2,642

(1)	A portion of the 2008 equity incentive plan awards vests with the passage of time (service-condition vesting) and the remaining portion vests only if the company achieves specific performance hurdles (market-condition vesting). The first 1/3 of the service-condition vesting restricted stock and restricted stock units vested in full on March 2, 2009; the second 1/3 vested in full on March 1, 2010; and the third 1/3 will vest on February 28, 2011. This vesting schedule results in fractional shares and the company repurchases the fractional shares as they vest. A portion of the market-condition vesting restricted stock and restricted stock units will vest on February 28, 2011, if at some point before that date the company’s stock price has closed at or above $10.00 on 20 of any consecutive 30 trading days. The other portion of the market-condition vesting restricted stock and restricted stock units will vest on February 28, 2011, if at some point before that date the company’s stock price has closed at or above $12.50 on 20 of any consecutive 30 trading days.
(2)	The values reported reflect the number of vested shares or units held by each of the named executive officers that vested during the year ending on December 31, 2009, multiplied by the company’s closing stock price on March 2, 2009, which was the vesting date ($0.25/share).

Pension Benefits Table

The following table presents the actuarial present value of accumulated benefits payable to Messrs. McNutt, Strenge, and Warren, the number of years of service credited to each of them, and payments made during 2009 under the company’s Salaried Pension Plan, SUPP, and SERP, and related obligations. For further information on the valuation method and all material assumptions applied in quantifying these amounts, please refer to Footnote 14, Retirement and Benefit Plans to the Notes to Consolidated Financial Statements in “Financial Statements and Supplementary Data” appearing elsewhere in this prospectus. Messrs. Toeldte and Lane are not eligible to participate in the company’s pension plans.

For further information on the company’s pension plans, please refer to the sections of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements,” “—Retirement and Health Benefits” and “—Compensation Tables—Summary Compensation Table.”

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($) (2)
Robert M. McNutt	Salaried Pension Plan	24.3	$342,062	$—
	SUPP	24.3	82,914	84,192
	SERP (3)	—	—	—

Robert E. Strenge	Salaried Pension Plan	21.3	358,836	—
	SUPP	21.3	306,064	—
	SERP (3)	21.3	682,096	—

Robert A. Warren	Salaried Pension Plan	26.6	575,262	—
	SUPP	26.6	77,011	—
	SERP (3)	—	—	—

(1)	Number of years credited service for Messrs. McNutt, Strenge, and Warren include amounts attributable to their employment with OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to Madison Dearborn Partners’ acquisition of the forest products assets from OfficeMax on October 29, 2004, and their employment with Boise Cascade, L.L.C.
(2)	The 2009 SUPP payment made to Mr. McNutt occurred as a result of his termination of employment from Boise Cascade, L.L.C. in 2008. The payment was made according to Mr. McNutt’s existing election under the Boise Cascade SUPP. Boise Inc. assumed the responsibility to make payments under the Boise Cascade SUPP as part of the Acquisition. Because these benefits are the contractual responsibility of Boise Inc., Mr. McNutt’s payment is reported here even though the SUPP continues to be sponsored by Boise Cascade.
(3)	Messrs. McNutt and Warren are not eligible to participate in the SERP. Mr. Strenge became vested in the SERP as of December 31, 2009.

Nonqualified Deferred Compensation Table

None of the named executive officers elected to defer any of their 2009 compensation under the company’s Deferred Compensation Plan. Messrs. Toeldte and Lane did not have any withdrawals or distributions under the plan during 2009.

For further information on the company’s Deferred Compensation Plan, please refer to the sections of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements—Deferred Compensation Plan” and “—Compensation Tables—Summary Compensation Table.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($)
Alexander Toeldte	$—	$17,718	$6,509	$87,336
Jeffrey P. Lane	—	4,132	2,279	30,393

(1)	The amounts reported for Messrs. Toeldte and Lane reflect a discretionary match made by the company in early 2009 for amounts deferred in 2008. These amounts are included in the 2009 All Other Compensation column in “—Summary Compensation Table.”
(2)	The above-market portion of these amounts are included in the 2009 Change in Pension Value and Nonqualified Deferred Compensation Earnings column in “—Summary Compensation Table.”

Severance Tables

The following tables present an estimate of the compensation the company would have been required to pay the named executive officers in the event of termination of these employees with the company due to:

•	Voluntary termination with good reason or involuntary termination without cause;

•	Involuntary termination due to change in control;

•	Involuntary termination due to restructuring;

•	For-cause termination or voluntary termination without good reason; or

•	Disability or death.

The compensation shown assumes termination was effective as of December 31, 2009, and pursuant to the severance agreements in place with the named executive officers as of that date. The compensation the company would actually be required to pay the named executive officers would only be determinable at the time of separation.

For further information on the severance agreements the company entered into with the named executive officers, please refer to the section of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Elements—Agreements With, and Potential Payments to, Named Executive Officers.”

Alexander Toeldte

President and Chief Executive Officer

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	Involuntary Termination Due to Restructuring ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Disability or Death ($) (1)
Severance Payment (2)	$3,200,000	$3,200,000	$3,200,000	$—	$—
Value of Accelerated Vesting of Restricted Stock (3)	2,795,917	9,764,736	4,940,533	—	4,940,533
Insurance—Healthcare, Disability, and Accident (For 36 Months)	37,742	37,742	37,742	—	—
Financial Counseling (3 x $5,000 Annual Allowance)	15,000	15,000	15,000	—	—
Unused Vacation (156 Hours)	60,000	60,000	60,000	60,000	60,000

TOTAL (4)	$6,108,659	$13,077,478	$8,253,275	$60,000	$5,000,533

(1)	Amounts shown assume a termination of Mr. Toeldte’s employment was effective as of December 31, 2009. Mr. Toeldte would have received his base salary through the date of termination.
(2)	Amounts shown assume a termination of Mr. Toeldte’s employment was effective as of December 31, 2009, and subject to the terms of his severance agreement in place at that time, which provided for a severance payment equal to two times his base salary plus two times his target 100% short-term incentive award. Mr. Toeldte’s severance agreement was recently amended to remove the reference to target short-term incentive and to provide instead for a severance payment equal to 4 times his annual base salary at the rate in effect at the time he receives a notice of termination.
(3)	Amounts shown are based on various vesting scenarios as set forth in Mr. Toeldte’s Restricted Stock Award Agreements.
(4)	Total amounts shown are in addition to payments Mr. Toeldte would have received under the company’s Savings Plan and Deferred Compensation Plan. Mr. Toeldte’s Deferred Compensation Plan balance would have been distributed in accordance with his distribution election. For information on Mr. Toeldte’s Deferred Compensation Plan balance, please refer to the section of this prospectus entitled “Executive Compensation—Compensation Tables—Nonqualified Deferred Compensation Table.”

Robert M. McNutt

Senior Vice President and Chief Financial Officer

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	Involuntary Termination Due to Restructuring ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Disability or Death ($) (1)
Severance Payment (2)	$1,161,600	$1,161,600	$1,161,600	$—	$—
Value of Accelerated Vesting of Restricted Stock (3)	1,010,704	3,137,325	1,479,858	—	1,479,858
Insurance—Healthcare, Disability, and Accident (For 12 Months)	12,389	12,389	12,389	—	—
Financial Counseling (1 x $5,000 Annual Allowance)	5,000	5,000	5,000	—	—
Unused Vacation (96 Hours)	16,246	16,246	16,246	16,246	16,246

TOTAL (4)	$2,205,939	$4,332,560	$2,675,093	$16,246	$1,496,104

(1)	Amounts shown assume a termination of Mr. McNutt’s employment was effective as of December 31, 2009. Mr. McNutt would have received his base salary through the date of termination.
(2)	Amounts shown assume a termination of Mr. McNutt’s employment was effective as of December 31, 2009, and subject to the terms of his severance agreement in place at that time, which provided for a severance payment equal to two times his base salary plus two times his target 65% short-term incentive award. Mr. McNutt’s severance agreement was recently amended to remove the reference to target short-term incentive and to provide instead for a severance payment equal to 3 times his annual base salary at the rate in effect at the time he receives a notice of termination.
(3)	Amounts shown are based on various vesting scenarios as set forth in Mr. McNutt’s Restricted Stock Award Agreements.
(4)	Total amounts shown are in addition to payments Mr. McNutt would have received under the company’s Savings Plan, Salaried Pension Plan, and SUPP. For information on Mr. McNutt’s Salaried Pension Plan and SUPP balances, please refer to the section of this prospectus entitled “Executive Compensation—Compensation Tables—Pension Benefits Table.”

Jeffrey P. Lane

Senior Vice President and General Manager, Packaging

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	Involuntary Termination Due to Restructuring ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Disability or Death ($) (1)
Severance Payment (2)	$627,000	$627,000	$627,000	$—	$—
Value of Accelerated Vesting of Restricted Stock (3)	685,969	2,436,936	1,244,456	—	1,244,456
Insurance—Healthcare, Disability, and Accident (For 12 Months)	12,581	12,581	12,581	—	—
Financial Counseling (1 x $5,000 Annual Allowance)	5,000	5,000	5,000	—	—
Unused Vacation (12 Hours)	2,192	2,192	2,192	2,192	2,192

TOTAL (4)	$1,332,742	$3,083,709	$1,891,229	$2,192	$1,246,648

(1)	Amounts shown assume a termination of Mr. Lane’s employment was effective as of December 31, 2009. Mr. Lane would have received his base salary through the date of termination.
(2)	Amounts shown assume a termination of Mr. Lane’s employment was effective as of December 31, 2009, and subject to the terms of his severance agreement in place at that time, which provided for a severance payment equal to one times his base salary plus one times his target 65% short-term incentive award. Mr. Lane’s severance agreement was recently amended to remove the reference to target short-term incentive and to provide instead for a severance payment equal to 1.65 times his annual base salary at the rate in effect at the time he receives a notice of termination.
(3)	Amounts shown are based on various vesting scenarios as set forth in Mr. Lane’s Restricted Stock Award Agreements.
(4)	Total amounts shown are in addition to payments Mr. Lane would have received under the company’s Savings Plan and Deferred Compensation Plan. Mr. Lane’s Deferred Compensation Plan balance would have been distributed in accordance with his distribution election. For information on Mr. Lane’s Deferred Compensation Plan balance, please refer to the section of this prospectus entitled “Executive Compensation—Compensation Tables—Nonqualified Deferred Compensation Table.”

Robert E. Strenge

Senior Vice President, Manufacturing

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	Involuntary Termination Due to Restructuring ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Disability or Death ($) (1)
Severance Payment (2)	$495,000	$495,000	$495,000	$—	$—
Value of Accelerated Vesting of Restricted Stock Units (3)	570,683	1,733,361	805,885	—	805,885
Life Insurance Premiums (For 12 Months)	9,729	9,729	9,729	—	—
Insurance—Healthcare, Disability, and Accident (For 12 Months)	8,453	8,453	8,453	—	—
Financial Counseling (1 x $5,000 Annual Allowance)	5,000	5,000	5,000	—	—
Unused Vacation (104 Hours)	15,000	15,000	15,000	15,000	15,000

TOTAL (4)	$1,103,865	$2,266,543	$1,339,067	$15,000	$820,885

(1)	Amounts shown assume a termination of Mr. Strenge’s employment was effective as of December 31, 2009. Mr. Strenge would have received his base salary through the date of termination.
(2)	Amounts shown assume a termination of Mr. Strenge’s employment was effective as of December 31, 2009, and subject to the terms of his severance agreement in place at that time, which provided for a severance payment equal to one times his base salary plus one times his target 65% short-term incentive award. Mr. Strenge’s severance agreement was recently amended to remove the reference to target short-term incentive and to provide instead for a severance payment equal to 1.65 times his annual base salary at the rate in effect at the time he receives a notice of termination.
(3)	Amounts shown are based on various vesting scenarios as set forth in Mr. Strenge’s Restricted Stock Unit Award Agreements.
(4)	Total amounts shown are in addition to payments Mr. Strenge would have received under the company’s Savings Plan, Salaried Pension Plan, Supp, and SERP. For information on Mr. Strenge’s Salaried Pension Plan, SUPP, and SERP balances, please refer to the section of this prospectus entitled “Executive Compensation—Compensation Tables—Pension Benefits Table.”

Robert A. Warren

Senior Vice President and General Manager, Paper and Supply Chain

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	Involuntary Termination Due to Restructuring ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Disability or Death ($) (1)
Severance Payment (2)	$536,250	$536,250	$536,250	$—	$—
Value of Accelerated Vesting of Restricted Stock Units (3)	697,640	2,051,961	932,842	—	932,842
Insurance—Healthcare, Disability, and Accident (For 12 Months)	10,253	10,253	10,253	—	—
Financial Counseling (1 x $5,000 Annual Allowance)	5,000	5,000	5,000	—	—
Unused Vacation (72 Hours)	11,250	11,250	11,250	11,250	11,250

TOTAL (4)	$1,260,393	$2,614,714	$1,495,595	$11,250	$944,092

(1)	Amounts shown assume a termination of Mr. Warren’s employment was effective as of December 31, 2009. Mr. Warren would have received his base salary through the date of termination.
(2)	Amounts shown assume a termination of Mr. Warren’s employment was effective as of December 31, 2009, and subject to the terms of his severance agreement in place at that time, which provided for a severance payment equal to one times his base salary plus one times his target 65% short-term incentive award. Mr. Warren’s severance agreement was recently amended to remove the reference to target short-term incentive and to provide instead for a severance payment equal to 1.65 times his annual base salary at the rate in effect at the time he receives a notice of termination.
(3)	Amounts shown are based on various vesting scenarios as set forth in Mr. Warren’s Restricted Stock Unit Award Agreements.
(4)	Total amounts shown are in addition to payments Mr. Warren would have received under the company’s Savings Plan, Salaried Pension Plan, and SUPP. For information on Mr. Warren’s Salaried Pension Plan and SUPP balances, please refer to the section of this prospectus entitled “Executive Compensation—Compensation Tables—Pension Benefits Table.”

Director Compensation

Employee board members of Boise Inc. do not receive compensation for their service on its board of directors. Nonemployee board members are entitled to receive the following annual compensation for their board service:

•	Cash retainer;

•	Committee membership fees;

•	Equity award; and

•	Reimbursement for travel expenses incurred in connection with their duties.

The Governance Committee of Boise Inc. annually reviews our directors’ compensation and recommends changes, if any, to its board of directors. The Compensation Committee oversees the administration of the directors’ compensation plans.

2009 Director Fees

In 2009, Boise Inc.’s paid directors received the following compensation for their board service:

2009
Director Fees (Annual):
Cash Retainer	$50,000
Equity Award	$100,000
Board Chair Equity Award (1)	$250,000

Committee Chair Fees (Annual):
Audit	$15,000
Compensation	$10,000
Other Committees	$8,000

Nonchair Committee Membership Fees (Annual):
Audit	$10,000
Compensation	$8,000
Other Committees	$5,000

(1)	This equity award was in addition to the cash retainer, committee chair and membership fees, and the $100,000 regular equity award.

2009 Director Equity Awards

Boise Inc. believes its director compensation should encourage ownership of the company’s stock. In light of that goal, on March 16, 2009, Boise Inc.’s paid directors received service-condition vesting awards of restricted stock (2009 Director Restricted Stock) or restricted stock units (2009 Director Restricted Stock Units) as shown in the following table. Directors who received 2009 Director Restricted Stock were required by the terms of the award to include the value of the stock in their 2009 income. Those directors who preferred to include the value of their award in their 2010 income received 2009 Director Restricted Stock Units.

Name	2009 Director Restricted Stock (#)	2009 Director Restricted Stock Units (#)
Carl A. Albert (1)	813,953	—
Jonathan W. Berger (1)	232,558	—
Jack Goldman (1)	232,558	—
Nathan D. Leight (1)	232,558	—
Matthew W. Norton (2)	—	—
Thomas S. Souleles (2)	—	—
W. Thomas Stephens (3)	—	232,558
Jason G. Weiss (1)	232,558	—

(1)	The 2009 Director Restricted Stock awarded to Messrs. Albert, Berger, Goldman, Leight, and Weiss vested in full on March 15, 2010.
(2)	Beginning in 2009, Messrs. Norton and Souleles declined to receive compensation (both cash and equity) for their service on our board of directors. Accordingly, Messrs. Norton and Souleles did not receive a 2009 equity award. Messrs. Norton and Souleles resigned from our board of directors effective January 22, 2010, and February 18, 2010, respectively.
(3)	The 2009 Director Restricted Stock Units awarded to Mr. Stephens represented a contingent right to receive one share of Boise Inc. common stock for each unit. The 2009 Director Restricted Stock Units vested in full on March 15, 2010.

Directors Deferred Compensation Plan

Boise Inc. maintains a “nonqualified” Deferred Compensation Plan offered to its paid directors. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to reinvest a portion of their cash compensation in the company’s overall business performance.

Under the plan, each director who receives cash compensation for board service may elect to defer all or a portion of his or her cash compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments following their service on our board of directors.

None of Boise Inc.’s directors elected to defer their cash compensation in 2009 or 2010 under this plan.

No changes are expected to be made to Boise Inc.’s Directors Deferred Compensation Plan in 2010.

2010 Director Compensation

Boise Inc.’s board of directors has approved the following compensation for board service in 2010:

•	Cash retainer—The annual cash retainer fee remains unchanged;

•	Committee membership fees—Chair and nonchair committee membership fees for the Audit and Compensation Committees were increased due to greater responsibilities of committee members in these areas; and

•	Equity awards—Director equity awards for 2010 were approved in the same fixed amounts as were approved for 2009.

2010 Director Fees

In 2010, Boise Inc.’s paid directors are entitled to receive the following compensation for their board service:

2010
Director Fees (Annual):
Cash Retainer	$50,000
Equity Award	$100,000
Board Chair Equity Award (1)	$250,000

Committee Chair Fees (Annual):
Audit	$25,000
Compensation	$20,000
Other Committees	$8,000

Nonchair Committee Membership Fees (Annual):
Audit	$17,500
Compensation	$15,000
Other Committees	$5,000

(1)	This equity award is in addition to the cash retainer, committee chair and membership fees, and the $100,000 regular equity award.

2010 Director Equity Awards

Upon recommendation of the Governance Committee, Boise Inc.’s board of directors approved 2010 equity awards in the form of restricted stock for each nonemployee director valued at $100,000. Mr. Albert also received a $250,000 annual board chair equity award in addition to his $100,000 regular equity award. The number of restricted stock shares awarded to each paid director was determined by dividing $100,000 ($350,000 in the case of Mr. Albert) by our closing stock price on March 15, 2010. These restricted stock awards are service-condition vesting awards, vesting in full on March 15, 2011. Our paid directors are required by the terms of their award to include the value of the restricted stock in their 2010 income.

Name	2010 Director Restricted Stock (#)
Carl A. Albert	64,103
Stanley R. Bell (1)	18,315
Jonathan W. Berger	18,315
Jack Goldman	18,315
Nathan D. Leight	18,315
Heinrich R. (Rudi) Lenz	18,315
W. Thomas Stephens (1)	18,315
Jason G. Weiss	18,315

(1)	Mr. Bell joined Boise Inc.’s board of directors effective January 22, 2010. Messrs. Bell and Stephens resigned from the company’s board of directors effective April 29, 2010. Pursuant to their Director Restricted Stock Award Agreement, a pro rata calculation was made to determine the number of shares that were fully vested and the number of shares that were forfeited as of April 30, 2010. They each received 2,309 fully vested shares and forfeited the remaining 16,006 shares effective April 30, 2010.

Director Compensation Table

The following Director Compensation Table presents compensation information for each of our Parent’s nonemployee directors for the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	Total ($)
Carl A. Albert	$89,000	$350,000	$—	$439,000
Stanley R. Bell (3)	—	—	—	—
Jonathan W. Berger	80,000	100,000	1,019	181,019
Jack Goldman	81,000	100,000	—	181,000
Nathan D. Leight	50,000	100,000	—	150,000
Heinrich R. (Rudi) Lenz (3)	—	—	—	—
Matthew W. Norton (4)	—	—	—	—
Thomas S. Souleles (4)	—	—	—	—
W. Thomas Stephens	58,000	100,000	—	158,000
Jason G. Weiss	50,000	100,000	—	150,000

(1)	2009 Director Equity Awards—On March 16, 2009, Mr. Albert was awarded, at no cost, 813,953 shares of restricted stock, and Messrs. Berger, Goldman, Leight, and Weiss were each awarded, at no cost, 232,558 shares of restricted stock under the Boise Inc. Incentive and Performance Plan. Also on March 16, 2009, Mr. Stephens was awarded, at no cost, 232,558 restricted stock units under the Boise Inc. Incentive and Performance Plan. The amounts reported for these awards reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. These 2009 director equity awards were all service-condition vesting awards.
(2)	Change in Pension Value—We do not provide our directors with pension benefits.

Nonqualified Deferred Compensation Earnings—None of our paid directors elected to participate in our Directors Deferred Compensation Plan in 2009. The amount reported for Mr. Berger reflects the above-market portion of the interest he earned on compensation he deferred in 2008.

(3)	Messrs. Bell and Lenz joined our board of directors effective January 22, 2010 and February 18, 2010, respectively. Accordingly, they did not receive any compensation (cash or equity) in 2009.
(4)	Beginning in 2009, Messrs. Norton and Souleles declined to receive compensation (both cash and equity) for their service on our board of directors. Messrs. Norton and Souleles resigned from our board of directors effective January 22, 2010, and February 18, 2010, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Greater Than 5% of Our Outstanding Common Stock

All of our outstanding common stock is indirectly owned by our Parent, Boise Inc. As of April 30, 2010, Boise Inc. had 84,760,219 shares issued and outstanding. The following table sets forth the actual beneficial ownership of each person owning greater than 5% of Boise Inc.’s outstanding common stock as of April 30, 2010:

Name and Address of Beneficial Owner and Nature of Beneficial Ownership	Amount of Beneficial Ownership (#) (1)	Percent of Class (%) (2)
Joint Filing By (3)
Brian Taylor (B. Taylor)	6,944,598	8.2%
Pine River Capital Management L.P. (PRCM)
c/o Pine River Capital Management L.P. 601 Carlson Parkway, Suite 330 Minnetonka, MN 55305 And
Nisswa Acquisition Master Fund Ltd. (Nisswa)	6,385,332	7.5%
c/o Pine River Capital Management L.P. 601 Carlson Parkway, Suite 330 Minnetonka, MN 55305

Nathan D. Leight (N. Leight) (4)	4,954,662	5.8%
c/o Terrapin Partners, LLC 60 Edgewater Drive—Unit TSK Coral Gables, FL 33133

Joint Filing By (5)
Katherine R. Hensel (K. Hensel)	4,505,766	5.3%
500 Fifth Avenue, Suite 930 New York, NY 10110 And
Barry G. Haimes (B. Haimes)	3,446,845	4.1%
500 Fifth Avenue, Suite 930 New York, NY 10110 And
Sage Master Investments Ltd. (Sage Master)	3,326,745	3.9%
c/o Appleby Corporate Services (Cayman) Ltd. Clifton House, 75 Fort Street PO Box 1350 Grand Cayman KY1-1108, Cayman Islands And
Sage Opportunity Fund (QP), L.P. (QP Fund)
Sage Asset Management, L.P. (SAM)
Sage Asset Inc. (Sage Inc.)
500 Fifth Avenue, Suite 930 New York, NY 10110

(1)	For purposes of this table, a person is considered to “beneficially own” any shares with respect to which they exercise sole or shared voting or investment power or as to which they have the right to acquire the beneficial ownership within 60 days of April 30, 2010.
(2)	“Percent of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of Boise Inc. on April 30, 2010. This calculation includes the number of shares such person has the right to acquire within 60 days of April 30, 2010.

(3)	Pursuant to Schedule 13G, Amendment No. 2, dated January 15, 2010, and filed with the SEC on January 15, 2010:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared
B. Taylor	0	6,944,598	0	6,944,598
PRCM	0	6,944,598	0	6,944,598
Nisswa	0	6,385,332	0	6,385,332

(4)	Pursuant to Schedule 13D, Amendment No. 2, dated December 29, 2009, and filed with the SEC on December 29, 2009, and Form 4 dated March 16, 2010, and filed with the SEC on March 16, 2010:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared
N. Leight	4,954,662	0	4,954,662	0

Shares include Mr. Leight’s 1,502,900 warrants, which are currently exercisable but had not been exercised as of March 15, 2010, and 18,315 shares of service-condition vesting restricted stock awarded to Mr. Leight on March 15, 2010, as his 2010 director equity award.

(5)	Pursuant to Schedule 13G dated March 5, 2010, and filed with the SEC on March 5, 2010:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared
K. Hensel	1,179,021	3,326,745	1,179,021	3,326,745
B. Haimes	120,100	3,326,745	120,100	3,326,745
Sage Master	0	3,326,745	0	3,326,745
QP Fund	0	3,326,745	0	3,326,745
SAM	0	3,326,745	0	3,326,745
Sage Inc.	0	3,326,745	0	3,326,745

Collectively, K. Hensel, B. Haimes, Sage Master, QP Fund, SAM, and Sage Inc. beneficially own 4,625,866 shares of the company’s common stock, which constitutes 5.5% of all of the issued and outstanding shares of the company’s common stock as of April 30, 2010.

K. Hensel beneficially owns 3,326,745 shares of the company’s common stock individually owned by Sage Master, solely in her capacity as a controlling person of Sage Inc., and an additional 1,179,021 shares of the company’s common stock that she individually beneficially owns personally (consisting of 483,621 shares of the company’s common stock and warrants exercisable for 695,400 shares of the company’s common stock).

B. Haimes beneficially owns 3,326,745 shares of the company’s common stock individually owned by Sage Master, solely in his capacity as a controlling person of Sage Inc., and an additional 120,100 shares of the company’s common stock that he individually beneficially owns personally (consisting of 62,800 shares of the company’s common stock and warrants exercisable for 57,300 shares of the company’s common stock).

Sage Master individually beneficially owns 3,326,745 shares of the company’s common stock, consisting of: (i) 1,590,945 shares of the company’s common stock and (ii) warrants exercisable for 1,735,800 shares of the company’s common stock.

QP Fund, solely in its capacity as the controlling shareholder of Sage Master, beneficially owns 3,326,745 shares of the company’s common stock individually beneficially owned by Sage Master.

SAM, solely in its capacity as investment manager of Sage Master, beneficially owns 3,326,745 shares of the company’s common stock individually beneficially owned by Sage Master.

Sage Inc., solely in its capacity as the general partner of SAM, beneficially owns 3,326,745 shares of the company’s common stock individually beneficially owned by Sage Master.

Beneficial Ownership of Boise Inc.’s Directors and Executive Officers

All of our outstanding common stock is indirectly owned by our Parent, Boise Inc. As of April 30, 2010, Boise Inc. had 84,760,219 shares issued and outstanding. The following table sets forth, as of April 30, 2010, the actual beneficial ownership of our outstanding common stock by:

•	Each of Boise Inc.’s directors;

•	Each of Boise Inc.’s named executive officers; and

•	All of Boise Inc.’s directors and executive officers as a group.

None of these shares are pledged as security for any obligation (such as pursuant to a loan arrangement or agreement or a margin account agreement).

Name and Address of Beneficial Owner and Nature of Beneficial Ownership	Amount of Beneficial Ownership (#) (1)	Percent of Class (%) (2)
Carl A. Albert (3)	1,128,056	1.3%
Jonathan W. Berger (4)	353,973	*	%
Jack Goldman (5)	300,773	*	%
Nathan D. Leight (6)	4,954,662	5.8%
Heinrich R. Lenz (7)	18,315	*	%
Jason G. Weiss (8)	3,238,405	3.8%
Alexander Toeldte (9)	1,890,139	2.2%
Robert M. McNutt (10)	587,386	*	%
Jeffrey P. Lane (11)	614,000	*	%
Robert E. Strenge (12)	47,758	*	%
Robert A. Warren (13)	55,648	*	%
All directors and executive officers as a group (13 persons) (14)	13,499,911	15.9%

*	Less than 1%
(1)	For purposes of this table, a person is considered to “beneficially own” any shares with respect to which they exercise sole or shared voting or investment power or as to which they have the right to acquire the beneficial ownership within 60 days of April 30, 2010.
(2)	“Percent of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the company on April 30, 2010. This calculation includes the number of shares such person has the right to acquire within 60 days of April 30, 2010.
(3)	Mr. Albert’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Albert’s shares are held as follows: 974,256 shares held directly; 23,800 shares held indirectly by the Albert-Schaefer Trust; and 130,000 shares held indirectly by the Carl A. Albert Trust.
(4)	Mr. Berger’s business address is c/o Tellurian Partners, LLC, 1170 Peachtree Street, NE, Atlanta, GA 30309. Mr. Berger’s shares are held as follows: 343,973 shares held directly; and 10,000 warrants held directly, which are currently exercisable but had not been exercised as of April 30, 2010.
(5)	Mr. Goldman’s business address is c/o Theodora, Oringher, Miller & Richman, P.C., 10880 Wilshire Boulevard, Suite 1700, Los Angeles, CA 90024. Mr. Goldman’s shares are held as follows: 286,973 shares held directly; and 13,800 shares held indirectly in an individual retirement account.
(6)	Mr. Leight’s business address is c/o Terrapin Partners, LLC, 60 Edgewater Drive—Unit TSK, Coral Gables, FL 33133. Mr. Leight’s shares are held as follows: 3,441,762 shares held directly; 10,000 shares held indirectly in an individual retirement account; and 1,502,900 warrants held directly, which are currently exercisable but had not been exercised as of April 30, 2010.
(7)	Mr. Lenz’s business address is c/o Sun Chemical Corporation, 35 Waterview Boulevard, Parsippany, NJ 07054. Mr. Lenz’s shares are all held directly.
(8)

Mr. Weiss’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Weiss’s shares are held as follows: 286,973 shares held directly; 935,699 shares held indirectly by the

Jason G. Weiss Revocable Trust; 1,200,733 shares held indirectly by the Weiss Family Trust; and 815,000 warrants held indirectly by the Jason G. Weiss Revocable Trust, which are currently exercisable but had not been exercised as of April 30, 2010.
(9)	Mr. Toeldte’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Toeldte’s shares are held as follows: 1,850,139 shares held directly; and 40,000 shares held indirectly by the Toeldte Family Revocable Trust.
(10)	Mr. McNutt’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. McNutt’s shares are held as follows: 577,386 shares held directly; and 10,000 shares held indirectly in Mr. McNutt’s 401(k) account.
(11)	Mr. Lane’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Lane’s shares are all held directly.
(12)	Mr. Strenge’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Strenge’s shares are all held directly.
(13)	Mr. Warren’s business address is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Warren’s shares are all held directly.
(14)	Included in this total amount are shares held by the company’s two remaining executive officers—Samuel K. Cotterell, vice president and controller, and Judith M. Lassa, vice president, Packaging. The business address for Mr. Cotterell and Ms. Lassa is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702. Mr. Cotterell holds 22,154 shares, all of which are held directly. Ms. Lassa holds 288,642 shares, all of which are held directly.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related-Person Transactions

Investor Rights Agreement

In connection with the Acquisition, our parent company, Boise Inc. entered into an Investor Rights Agreement with (1) Boise Cascade, L.L.C., Boise Cascade Holdings, L.L.C. (together, the Boise Majority Holders); and (2) Messrs. Berger, Leight, and Weiss and Mr. Richard Rogel, a former director of the company (together, the Aldabra Majority Holders). The Investor Rights Agreement provides for registration rights with respect to shares held by these entities and individuals, who have the right to demand registration under the Securities Act of 1933, as amended, of some or all of their registrable securities. In March 2009, the Aldabra Majority Holders used this right to register all of their Boise Inc. shares. In February 2009, the Boise Majority Holders used this right to register all of their Boise Inc. shares, and in early 2010, sold all of their Boise Inc. shares to the public and we no longer have any Boise Cascade Board Representatives on our board.

The Investor Rights Agreement provides that the Aldabra Majority Holders have the right to designate directors to Boise Inc.’s board in an amount proportionate to the voting power of the shares they each hold. Pursuant to this right, Mr. Weiss serves as representative of the Aldabra Majority Holders.

Relationship With Boise Cascade Holdings, L.L.C.

We have entered into a number of agreements with Boise Cascade to carry out specified operational functions of both companies. A number of these agreements allow us to purchase wood fiber from Boise Cascade to furnish our paper operations. We also have agreements under which we provide administrative and transportation services to Boise Cascade.

From February 22, 2008, through early March 2010, Boise Cascade held a significant interest in us, and our transactions with Boise Cascade were related-party transactions. In early March 2010, Boise Cascade sold all of its remaining investment in us, and consequently, it is no longer a related party. Beginning in early March 2010, no transactions between Boise Cascade and us will be considered related party transactions, except those concerning Louisiana Timber Procurement Company, L.L.C. (“LTP”). LTP, which facilitates the purchases of saw logs and pulpwood for our pulp and paper mill in DeRidder, Louisiana, is a variable-interest entity that is 50% owned by us and 50% owned by Boise Cascade.

For the year ended December 31, 2009, we recorded $2.3 million and $15.0 million of related-party sales, respectively, for transportation and administrative services rendered by us to Boise Cascade and $25.5 million for sales from LTP. For the year ended December 31, 2009, we recorded $36.9 million of costs for fiber purchases we made from Boise Cascade.

In the first quarter of 2010, we recorded $0.3 million and $2.3 million of related-party sales, respectively, for transportation and administrative services rendered by us to Boise Cascade and $5.6 million for sales from LTP. We recorded $9.8 million of costs for fiber purchases we made from Boise Cascade during the same period.

Family Relationships

Messrs. Berger and Leight are cousins, who have both served on our board since the company’s inception in 2007.

Policies and Procedures for Related-Person Transactions

Our Code of Ethics, which is posted on our website, governs the review, approval, or ratification of related-person transactions. Pursuant to our Code of Ethics, our directors and officers are required to be free from actual or apparent conflicts of interest that would interfere with their loyalty to us or to our shareholders. Similarly, our Code of Ethics prohibits our directors and officers from appropriating business opportunities that are presented to the company, from competing with the company, and from using their positions with the company or company information for personal gain.

All actual or potential conflicts, including transactions with related parties, must be reported to the company’s general counsel, who will provide guidance and a recommendation on how to address the issue. If the situation so warrants, the general counsel will report the conflict or transaction to our board of directors. If a significant conflict issue arises and cannot be resolved, or if the conflict was not disclosed, the board of directors may ask for the resignation or termination of the director or officer.

Our decisions to enter into the Investor Rights Agreement and into the agreements with Boise Cascade were approved by our entire board of directors in connection with the Acquisition. There have been no subsequent related-party transactions concerning our directors or officers that have been brought to the attention of the general counsel.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing indebtedness

Credit Facilities

Our senior secured credit facilities, under which Boise Paper Holdings is the borrower, consist of:

•

Revolving Credit Facility. A five-year nonamortizing $250 million senior secured revolving credit facility with interest at either the London Interbank Offered Rate (LIBOR) plus an applicable margin, which is currently 275 basis points, or a calculated base rate plus an applicable margin, which is currently 175 basis points (the “Revolving Credit Facility”); and

•

Tranche A Term Loan Facility. A five-year amortizing senior secured term loan facility with an outstanding principal amount of $192.2 million as of March 31, 2010 with interest at LIBOR plus an applicable margin based on leverage ratios, which is currently 275 basis points, or a calculated base rate plus an applicable margin, which is currently 175 basis points, resulting in an applicable interest rate at March 31, 2010 of 3.00% (the “Tranche A Term Loan Facility” and together with the Revolving Credit Facility, the “Credit Facilities”);

All borrowings under the Credit Facilities bear interest at a rate per annum equal to an applicable margin plus a customary base rate or adjusted Eurodollar rate. The calculated base rate means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 0.50%. The adjusted Eurodollar rate means LIBOR rounded to the nearest 1/16 of 1% and adjusted for any applicable reserve requirements. In addition to paying interest, we pay a commitment fee to the lenders under the Revolving Credit Facility at a rate of 0.375% per annum times the daily average undrawn portion of the Revolving Credit Facility (reduced by the amount of letters of credit issued and outstanding), which fee is payable quarterly in arrears. We also pay letter of credit fees of 275 basis points times the average daily maximum outstanding amount of the letters of credit and a fronting fee of 15 basis points to the issuing bank of outstanding letters of credit. These fees are payable quarterly and in arrears.

At March 31, 2010, and December 31, 2009, we had no borrowings outstanding under the revolving credit facility. For the three months ended March 31, 2010, and the year ended December 31, 2009, the average interest rates for our borrowings under our revolving credit facility were 0.0% and 3.7%, respectively. The minimum and maximum borrowings under the revolving credit facility were zero for the three months ended March 31, 2010, and zero and $60.0 million for the year ended December 31, 2009. The weighted average amount of borrowings outstanding under the revolving credit facility during the three months ended March 31, 2010 and 2009, was zero and $28.1 million, respectively. At March 31, 2010, we had availability of $227.9 million, which is net of outstanding letters of credit of $22.1 million.

The loan documentation for the Credit Facilities contains other terms, representations and warranties, covenants, events of default and indemnification customary for loan agreements for similar leveraged acquisition financings, and other representations and warranties, covenants and events of default deemed by the administrative agent to be appropriate for the specific transaction.

Covenants. Our Credit Facilities require BZ Holdings and its majority owned subsidiaries, among other obligations, to maintain specified financial ratios and to satisfy certain financial tests. At March 31, 2010, BZ Holdings is required to maintain a minimum interest coverage ratio of 2.50:1.00 and a maximum total leverage ratio of 4.75:1.00. As of March 31, 2010, our “Consolidated Adjusted EBITDA” (as defined in the Credit and Guaranty Agreement, dated as of February 22, 2008, among Boise Paper Holdings, BZ Holdings, certain subsidiaries of Boise Paper Holdings, the lenders party thereto and Goldman Sachs Credit Partners L.P. as administrative agent and collateral agent, (the “First Lien Credit Agreement”)) was $433.3 million. As of March 31, 2010, our interest coverage ratio (as defined in the First Lien Credit Agreement) was 7.42:1.00, which excludes non-cash interest expense, including interest on the recently retired subordinated promissory note, and our total leverage ratio (as defined in the First Lien Credit Agreement) was 1.75:1.00. The maximum leverage ratio decreases to 4:50:1:00 in the third fiscal quarter of 2011.

The interest coverage ratio is defined in our First Lien Credit Agreement at the end of any fiscal quarter as the ratio of (i) Consolidated Adjusted EBITDA (as defined in the First Lien Credit Agreement) for the four-fiscal-quarter period then ended to (ii) consolidated interest expense payable in cash for such four-fiscal-quarter period. The leverage ratio is defined in our First Lien Credit Agreement at the end of any fiscal quarter as the ratio of (i) consolidated total debt as of such day to (ii) Consolidated Adjusted EBITDA (as defined in the First Lien Credit Agreement) for the four-fiscal-quarter period ending on such date.

Our Credit Facilities also require BZ Holdings to maintain a maximum first lien secured leverage ratio of 3.25:1.00 beginning with the fiscal quarter ended December 31, 2009. The maximum first lien secured leverage ratio decreases to 3.00:1.00 in the third fiscal quarter of 2011. The first lien secured leverage ratio is defined at the end of any fiscal quarter as the ratio of (i) Consolidated First Lien Secured Debt (as defined in the First Lien Credit Agreement) as of such day to (ii) Consolidated Adjusted EBITDA (as defined in the First Lien Credit Agreement) for the four-fiscal-quarter period ending on such date. As of March 31, 2010, our first lien secured leverage ratio (as defined in the First Lien Credit Agreement) was 0.36:1.00.

The Credit Facilities also limit the ability of BZ Holdings and its majority owned subsidiaries to make capital expenditures, generally to $150 million per year. This amount may increase by an additional $75 million per year if we have less than $150 million of capital expenditures in the previous fiscal year. Under the terms of our Credit Facilities, we may also spend $125 million per year, up to an aggregate of $200 million, for permitted acquisitions.

As of the date of this prospectus, we were in compliance with the financial covenants under our Credit Facilities. We anticipate compliance with these covenant requirements under our Credit Facilities through the remainder of 2010; however, unforeseen declines in the demand for or pricing of our products, increases in the cost of raw materials, changes in tax regulation or unexpected operational issues could have an immediate and negative effect on our ability to maintain compliance with these financial loan covenants. If we were unable to maintain compliance, we would seek amendments or waivers to those covenants. There is no assurance, however, that we would be able to obtain such amendments or waivers, in which case our debt would be due.

Guarantees. Boise Paper Holdings’ obligations under the Credit Facilities are guaranteed by BZ Holdings and by each of Boise Paper Holdings’ existing and subsequently acquired domestic (and, to the extent no material adverse tax consequences to BZ Holdings or Boise Paper Holdings would result therefrom, and as reasonably requested by the administrative agent under the Credit Facilities, foreign) majority owned subsidiaries (collectively, the “Credit Agreement Guarantors”). The Credit Facilities are secured by a first-priority security interest in substantially all of the real, personal and mixed property of Boise Paper Holdings and the Credit Agreement Guarantors, including a first-priority security interest in 100% of the equity interests of Boise Paper Holdings and each domestic majority owned subsidiary of BZ Holdings, 65% of the equity interests of each of BZ Holdings’ foreign majority owned subsidiaries (other than Boise Hong Kong Limited so long as Boise Hong Kong Limited does not account for more than $2.5 million of consolidated earnings before interest, taxes, depreciation and amortization during any fiscal year of Boise Paper Holdings), and all intercompany debt.

Other Provisions. Subject to specified exceptions, the Credit Facilities require that the proceeds from certain asset sales, casualty insurance, any debt issuances not permitted by the First Lien Credit Agreement and 75% (subject to step-downs based on certain leverage ratios) of the excess cash flow for each fiscal year (other than our 2009 fiscal year) must be used to pay down outstanding borrowings. For our 2009 fiscal year, the Credit Facilities required that 50% of the excess cash flow for such fiscal year be used to pay down outstanding borrowings, subject to specified deductions. In 2009, those deductions included prepayments of outstanding borrowings in the amount of $75 million in October 2009 and $100 million in December 2009. As of March 31, 2010, required debt principal repayments under the Credit Facilities, the 8% Notes and the old notes, excluding those from excess cash flows, total $10.4 million in 2010, $43.7 million in 2011, $129.7 million in 2012, $8.4 million in 2013, $0 in 2014 and $600.0 million thereafter.

8% Notes

On March 19, 2010, Boise Paper Holdings and Boise Co-Issuer issued the 8% Notes through a private placement that was exempt from the registration requirements of the Securities Act. The 8% Notes will mature on April 1, 2020, and bear an interest rate per annum of 8%, payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2010.

The 8% Notes were issued under an indenture, dated as of March 19, 2010 (the “8% Notes Indenture”) among Boise Paper Holdings, Boise Co-Issuer, the 8% Note Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee. The 8% Notes Indenture contains covenants substantially similar to the covenants for the indenture governing the old notes and the new notes. These covenants, subject to certain exceptions, limit the ability of BZ Holdings and its Restricted Subsidiaries (as defined in the 8% Notes Indenture) to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates and create liens on assets of Boise Paper Holdings, Boise Co-Issuer or the 8% Note Guarantors (as defined below). Upon a change of control, Boise Paper Holdings and Boise Co-Issuer must offer to repurchase the 8% Notes at 101% of the principal amount, plus accrued and unpaid interest. If BZ Holdings or its Restricted Subsidiaries (as defined in the 8% Notes Indenture) sell certain assets, and do not use the proceeds from such sale for specified purposes, they must, subject to certain exceptions, offer to repurchase the 8% Notes at 100% of the principal amount, plus accrued and unpaid interest.

Boise Paper Holdings and Boise Co-Issuer may redeem all or a portion of the 8% Notes at any time on or after April 1, 2015, at a premium decreasing to zero by April 1, 2018, plus accrued and unpaid interest. In addition, prior to April 1, 2013, Boise Paper Holdings and Boise Co-Issuer may redeem up to 35% of the aggregate principal amount of the 8% Notes at a redemption price of 108% of the principal amount thereof, with the net proceeds of one or more qualified equity offerings.

The 8% Notes are senior unsecured obligations of Boise Paper Holdings and Boise Co-Issuer and rank equally with all of their present and future senior indebtedness, including the old notes and the new notes, senior to all of their future subordinated indebtedness and effectively subordinated to all present and future senior secured indebtedness of Boise Paper Holdings and Boise Co-Issuer (including all borrowings with respect to the Credit Facilities) to the extent of the value of the assets securing such indebtedness.

The 8% Notes are jointly and severally guaranteed by BZ Holdings and all of the domestic majority-owned subsidiaries of BZ Holdings except for Boise Paper Holdings, Boise Co-Issuer and Boise Finance (the “8% Note Guarantors”). The guarantees of the 8% Notes are senior unsecured obligations of the 8% Note Guarantors and rank equally with all of the 8% Note Guarantors’ present and future senior indebtedness, including the old notes and the new notes, senior to all of the 8% Note Guarantors’ future subordinated indebtedness and effectively subordinated to all present and future senior secured indebtedness (including all borrowings with respect to the Credit Facilities) to the extent of the value of the assets securing such indebtedness.

The 8% Note Indenture contains customary events of default substantially similar to the events of default for the indenture governing the old notes and the new notes.

Concurrent with this exchange offer, Boise Paper Holdings and Boise Co-Issuer are offering to exchange the 8% Notes with new 8% notes that have been registered under the Securities Act, with substantially identical terms as the original 8% Notes. If Boise Paper Holdings and Boise Co-Issuer fail to complete the exchange in the time frame required, they will pay additional interest to holders of the 8% Notes.

DESCRIPTION OF THE NEW NOTES

When we refer to the terms “Note” or “Notes” in this prospectus, we are referring to the old notes and the new notes. The terms of the new notes we are issuing in this exchange offer and the old notes that are outstanding are identical in all material respects, except:

•	the new notes will have been issued under the Securities Act

•	the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

•

the new notes will not contain provisions relating to the payment of additional interest to be made to the holders of the old notes under certain circumstances related to the timing of the exchange offer.

Boise Paper Holdings, L.L.C. and Boise Finance Company will issue the new notes under the Indenture (the “Indenture”) among themselves, the Note Guarantors and Wells Fargo Bank, National Association, as Trustee, dated as of October 26, 2009. This is the same indenture under which the old notes were issued. The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “—Certain Definitions”. In this description, (i) the term “Boise Paper Holdings” refers only to Boise Paper Holdings, L.L.C. and not to any of its Subsidiaries, (ii) the term “Boise Finance” refers only to Boise Finance Company, a Wholly Owned Subsidiary of Boise Paper Holdings with nominal assets which conducts no operations, (iii) the term “Issuers” and the terms “we”, “us” and “our” refer to Boise Paper Holdings and Boise Finance, as co-issuers of the Notes, (iv) the term “BZ Holdings” refers to BZ Intermediate Holdings LLC, which owns all of the outstanding Capital Stock of Boise Paper Holdings, and not to any of its Subsidiaries and (v) the term “Parent” refers to Boise Inc. and not to any of its Subsidiaries.

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as Holders of the Notes. Copies of the Indenture are included as exhibits to the Exchange offer Registration Statement of which this prospectus forms a part.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

The Notes:

•	are unsecured senior obligations of the Issuers;

•	are senior in right of payment to any future Subordinated Obligations of the Issuers;

•	are guaranteed by each Note Guarantor on a senior unsecured basis; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

The Issuers will issue the new notes initially with a maximum aggregate principal amount of up to $300.0 million. The Issuers will issue the new notes in minimum denominations of $2,000 and any greater integral multiple of $1,000. The Notes mature on November 1, 2017. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on indebtedness”, we are permitted to issue more Notes from time to time under the Indenture on the same terms and conditions as the Notes being offered hereby in an unlimited additional aggregate principal amount (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes”, references to the Notes include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of 9% per annum and will be payable semiannually in arrears on May 1 and November 1, commencing on May 2010. We will make each interest payment to the Holders of record of the Notes on the immediately preceding April 15 and October 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate to the extent lawful and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. See “Exchange Offer; Registration Rights”.

Interest on the Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option prior to November 1, 2013.

On and after November 1, 2013, we will be entitled at our option at any time and from time to time to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Period	Redemption Price
2013	104.50%
2014	102.25%
2015 and thereafter	100.00%

In addition, at any time prior to November 1, 2012, we will be entitled at our option on one or more occasions to redeem Notes (including Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (including Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 109%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Qualified Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of Notes (including Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Issuers or their Affiliates); and

(2)	each such redemption occurs within 180 days after the date of the related Qualified Equity Offering.

Make-Whole Redemption

Prior to November 1, 2013, we will be entitled on one or more occasions to redeem all or a portion of the Notes (which includes Additional Notes, if any) upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the sum of:

(1)	100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); plus

(2)	the applicable Make-Whole Amount, if any.

The term “Make-Whole Amount” shall mean, in connection with any optional redemption of any Note, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess, if any, of (A) the aggregate present value as of the date of such redemption of the redemption price of such Note on November 1, 2013 (as set forth in the table above under “—Optional Redemption”) and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such Note through November 1, 2013 if such redemption had not been made, determined by discounting, on a semiannual basis (assuming a 360-day year comprised of twelve 30-day months), such redemption price and interest at the Treasury Rate (determined on the Business Day preceding the date of such redemption) plus 0.5%, from the respective dates on which such redemption price and interest would have been payable if such redemption had not been made, over (B) the principal amount of the Note being redeemed.

“Treasury Rate” means, in connection with the calculation of any Make-Whole Amount with respect to any Note, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled by and published in the most recent Statistical Release that has become publicly available at least two Business Days prior to the redemption date, equal to the period from the redemption date to November 1, 2013. If no maturity exactly corresponds to such period, yields for the published maturities occurring prior to and after such maturity most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

“Statistical Release” means the statistical release “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by the Issuers.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on sales of assets and subsidiary stock”. We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

The Note Guarantors will jointly and severally Guarantee, on a senior unsecured basis, our obligations under the Notes and the Indenture. The obligations of each Note Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See

“Risk Factors—Risks Related to this Offering and the Notes—Federal and state statutes could allow courts, under specific circumstances, to avoid the Notes or any of the guarantees and require noteholders to return payments received from the Issuers or the guarantors to the Issuers or the guarantors or to a fund for the benefit of their respective creditors, or subordinate the Notes or the guarantees to other claims of the Issuers or guarantors”. No Subsidiary of BZ Holdings that is properly designated an Unrestricted Subsidiary pursuant to the terms of the Indenture will provide a Guarantee of the Notes. In addition, no Foreign Subsidiaries of BZ Holdings will provide Guarantees of the Notes as of the Issue Date, and such Foreign Subsidiaries (and any future Foreign Subsidiaries of BZ Holdings) will only be required to provide Guarantees of the Notes in the future in limited circumstances.

Each Note Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Note Guarantor in an amount equal to such other Note Guarantor’s pro rata portion of such payment based on the respective net assets of all the Note Guarantors at the time of such payment determined in accordance with GAAP.

If a Note Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including Guarantees and other contingent liabilities) of the applicable Note Guarantor, and, depending on the amount of such indebtedness, such a Note Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Related to this Offering and the Notes—Federal and state statutes could allow courts, under specific circumstances, to avoid the Notes or any of the guarantees and require noteholders to return payments received from the Issuers or the guarantors to the Issuers or the guarantors or to a fund for the benefit of their respective creditors, or subordinate the Notes or the guarantees to other claims of the Issuers or guarantors”.

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Merger and consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain Covenants—Limitation on sales of assets and subsidiary stock”; provided, however, that in the case of a consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not Boise Paper Holdings or a Note Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Subsidiary of BZ Holdings; or

(2)	the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to BZ Holdings or an Affiliate of BZ Holdings and as permitted by the Indenture and if in connection therewith the Issuers provide an Officers’ Certificate to the Trustee to the effect that the Issuers and BZ Holdings will comply with their obligations under the covenant described under “—Limitation on sales of assets and subsidiary stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guarantee will be released and discharged automatically and unconditionally from its obligations under the Indenture.

The Subsidiary Guarantee of a Subsidiary Guarantor also will be released:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(2)	upon the release or discharge of any Guarantee or other Indebtedness that resulted in the creation after the Issue Date of the Guarantee of the Notes by such Subsidiary Guarantor pursuant to the covenant described under “—Certain Covenants—Future subsidiary guarantors”; or

(3)	if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking

Senior indebtedness versus notes

The indebtedness evidenced by the Notes and the Note Guarantees will be unsecured and will rank pari passu in right of payment to any other Senior Indebtedness of the Issuers and the Note Guarantors, as the case may be.

As of March 31, 2010:

(1)	the Issuers’ outstanding Senior Indebtedness was approximately $792.2 million, including $192.2 million of Secured Indebtedness, all of which Senior Indebtedness, in the case of Boise Paper Holdings, consists of its secured borrowings under the Credit Agreements and its unsecured obligations in respect of the 8% Notes and the Notes and, in the case of Boise Finance, consists of its secured Guarantee of Senior Indebtedness under the Credit Agreements and its unsecured obligations in respect of the Notes;

(2)	the outstanding Senior Indebtedness of the Subsidiary Guarantors was approximately $792.2 million, including $192.2 million of Secured Indebtedness, all of which Senior Indebtedness consists of the Subsidiary Guarantors’ respective secured Guarantees of Senior Indebtedness under the Credit Agreements and unsecured Guarantees with respect to the 8% Notes and the Notes; and

(3)	the outstanding Senior Indebtedness of BZ Holdings was approximately $792.2 million, including $192.2 million of Secured Indebtedness, all of which Senior Indebtedness consists of BZ Holdings’ secured Guarantee of Senior Indebtedness under the Credit Agreements and unsecured Guarantees with respect to the 8% Notes and the Notes.

As of March 31, 2010, an additional $227.9 million of Secured Indebtedness would have been available for borrowing under the revolving facility under the Credit Agreements.

The Notes are unsecured obligations of the Issuers and the Note Guarantees are unsecured obligations of the Note Guarantors. Secured debt and other secured obligations of the Issuers and the Note Guarantors (including obligations with respect to the Credit Agreements) will be effectively senior to the Notes and the Note Guarantees, respectively, to the extent of the value of the assets securing such debt or other obligations.

Although the Indenture contains limitations on the amount of additional Indebtedness that BZ Holdings and the Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. Moreover, the Indenture does not impose any limitation on the incurrence by such entities of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on indebtedness”.

Liabilities of subsidiaries versus notes

All of the operations of BZ Holdings and Boise Paper Holdings are conducted through their Subsidiaries. Some Subsidiaries of BZ Holdings are not Guaranteeing the Notes, and, as described above under “—Guarantees”, Subsidiary Guarantees may be released under certain circumstances. In addition, future Subsidiaries of BZ Holdings may not be required to Guarantee the Notes. Claims of creditors of any non-guarantor Subsidiaries (other than the Issuers), including trade creditors and creditors holding Indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the creditors of the Issuers, including Holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries. Boise Finance will conduct no operations and have no Subsidiaries.

At March 31, 2010, (1) the total liabilities of the Subsidiaries of BZ Holdings (other than the Issuers and the Subsidiary Guarantors), including trade payables, were de minimis and (2) the total liabilities of the non-majority owned subsidiaries of BZ Holdings were $5.5 million.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Issuers repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating beneficial ownership for purposes of this clause, such person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent;

(2)	(a) Parent ceases to be the “beneficial owner” (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 51% or more of the total voting power of the Voting Stock of BZ Holdings or (b) BZ Holdings ceases to be the “beneficial owner” (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 100% of the total voting power of the Voting Stock of either Issuer;

(3)	individuals who on the Issue Date constituted the Board of Directors of Parent or BZ Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Parent or BZ Holdings, as the case may be, (i) was approved by a vote of a majority of the directors of Parent or BZ Holdings, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (ii) in the case of the Board of Directors of BZ Holdings, was approved by Parent) cease for any reason to constitute a majority of the Board of Directors of Parent or BZ Holdings, as the case may be, then in office;

(4)	the adoption of a plan relating to the liquidation or dissolution of BZ Holdings or either Issuer; or

(5)	the merger or consolidation of Parent or BZ Holdings with or into another Person or the merger of another Person with or into Parent or BZ Holdings, or the sale of all or substantially all the assets of BZ Holdings or Boise Paper Holdings (determined on a consolidated basis) to another Person, other than (A) a transaction in which the survivor or transferee is a Permitted Holder or a Person that is controlled by a Permitted Holder or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or BZ Holdings, as the case may be, immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail a notice by first-class mail to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all of such Notes has been given pursuant to the Indenture as described herein under the caption “—Optional Redemption” or “—Make-Whole Redemption”, unless and until there has been a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuers, Parent or BZ Holdings and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. None of the Issuers, Parent or BZ Holdings has the present intention to engage in a transaction involving a Change of Control, although it is possible that we or they could decide to do so in the future. Subject to the limitations discussed below, we or they could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on indebtedness” and “—Limitation on liens”. Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Credit Agreements prohibit us from purchasing any Notes upon a Change of Control prior to the maturity of the borrowings thereunder, and provide that the occurrence of certain change of control events would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreements.

Future Indebtedness that we may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of BZ Holdings or Boise Paper Holdings to any Person in certain circumstances. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of BZ Holdings or Boise Paper Holdings. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on indebtedness

(a)	BZ Holdings will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuers and the Note Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.

(b)	Notwithstanding the foregoing paragraph (a), BZ Holdings and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)	Indebtedness Incurred by the Issuers and the Note Guarantors pursuant to any Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $870.0 million plus (in the case of any Refinancing) the aggregate amount of fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses Incurred in connection with the Refinancing, less the sum of all permanent repayments of principal with respect to such Indebtedness pursuant to clause (3)(A) of paragraph (a) of the covenant described under “—Limitation on sales of assets and subsidiary stock”;

(2)

Indebtedness owed to and held by BZ Holdings or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to BZ Holdings or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if an Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (C) if a Note Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Note Guarantor with respect to its Note Guarantee;

(3)	the Notes (other than any Additional Notes);

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by BZ Holdings or any Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by BZ Holdings or any Restricted Subsidiary); provided that on the date of such acquisition and after giving pro forma effect thereto, Boise Paper Holdings would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7)	Hedging Obligations that are Incurred for bona fide hedging purposes of BZ Holdings and its Restricted Subsidiaries; provided that such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which BZ Holdings or any of its Restricted Subsidiaries is exposed in the conduct of their business or the management of their liabilities and not for speculative purposes (as determined by BZ Holdings’ or such Restricted Subsidiary’s principal financial officer in the exercise of his or her good faith business judgment);

(8)	obligations in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, completion guarantees and performance, bid, surety, environmental, reclamation and appeal bonds provided by or on behalf of BZ Holdings or any Restricted Subsidiary in the ordinary course of its business;

(9)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11)	Indebtedness consisting of the Note Guarantee of a Note Guarantor (including any Note Guarantee with respect to the new notes) and any Guarantee by Boise Paper Holdings or any Note Guarantor of Indebtedness (other than any Indebtedness Incurred by a Restricted Subsidiary that is not a Note Guarantor pursuant to clause (5) or (14) of this covenant) of BZ Holdings or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by BZ Holdings or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Indebtedness of the borrower then any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Indebtedness of the Person Guaranteeing such Indebtedness;

(12)

Indebtedness arising from agreements of BZ Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

provided, however, that (a) such Indebtedness is not reflected on the balance sheet of BZ Holdings or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by BZ Holdings and the Restricted Subsidiaries in connection with such disposition;

(13)	Purchase Money Indebtedness Incurred by BZ Holdings or a Restricted Subsidiary, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (13) and then outstanding, does not exceed $25.0 million;

(14)	Indebtedness Incurred by a Foreign Subsidiary in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (14) and then outstanding, does not exceed $5.0 million; and

(15)	Indebtedness of an Issuer or of any Note Guarantor in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (15) and then outstanding, does not exceed $100.0 million.

(c)	Notwithstanding the foregoing, neither the Issuers nor any Note Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of an Issuer or any Note Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Note Guarantee to at least the same extent as such Subordinated Obligations, as reasonably determined in good faith by an Officer.

(d)	For purposes of determining compliance with this covenant:

(1)	any Indebtedness remaining outstanding on the Issue Date under the Credit Agreements after giving effect to the Transactions will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Issuers, in their sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3)	the Issuers will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(4)	any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1) of paragraph (b) above) may later be reclassified by the Issuers such that it will be deemed as having been Incurred pursuant to paragraph (a) above or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such paragraph or clause at the time of such reclassification.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a foreign currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness (or, in the case of revolving credit Indebtedness, on the date such revolving credit Indebtedness was first committed); provided, however, that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in the same foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness (as denominated in the applicable foreign currency) does not exceed the principal amount of such Indebtedness being Refinanced (as denominated in the applicable foreign currency).

In addition, for purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as Incurred by a Person that could have Incurred such Indebtedness pursuant to this covenant.

Limitation on restricted payments

(a)	BZ Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time BZ Holdings or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	Boise Paper Holdings is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds, and 100% of the aggregate Net Fair Market Value of any property other than cash, in each case received by BZ Holdings either (x) from the issuance or sale of its Qualified Capital Stock subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of BZ Holdings) or (y) as a contribution to capital in respect of its Qualified Capital Stock from its equity holders subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness (other than Indebtedness owed to BZ Holdings or any Subsidiary of BZ Holdings) of BZ Holdings is reduced on BZ Holdings’ balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of BZ Holdings convertible or exchangeable for Qualified Capital Stock of BZ Holdings (less the amount of any cash, or the Fair Market Value of any other property, distributed by BZ Holdings upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by BZ Holdings or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to BZ Holdings or a Subsidiary of BZ Holdings); plus

(D)	100% of the aggregate amount received in cash by BZ Holdings or any Restricted Subsidiary, and the Fair Market Value of property other than cash received by BZ Holdings or any Restricted Subsidiary, in each case subsequent to the Issue Date, from the sale or other disposition (other than to BZ Holdings or any of its Subsidiaries) of Investments (other than Permitted Investments) made by BZ Holdings or any of its Restricted Subsidiaries, and from repurchases and redemptions of such Investments (other than Permitted Investments) from BZ Holdings or any of its Restricted Subsidiaries by any Person (other than BZ Holdings or any of its Subsidiaries), and from repayments of loans or advances which constituted Investments (other than Permitted Investments) (except in each case to the extent the Investment was made pursuant to paragraph (b) below, and excluding in each case any dividends not representing the return of capital); plus

(E)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, BZ Holdings or a Restricted Subsidiary, in each case subsequent to the Issue Date, the Fair Market Value of the Investment of BZ Holdings or such Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or, without duplication, any Indebtedness associated with the assets so transferred or conveyed (except in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to paragraph (b) below or constituted a Permitted Investment).

(b)	The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of BZ Holdings (other than Capital Stock issued or sold to a Subsidiary of BZ Holdings) or a substantially concurrent cash capital contribution received by BZ Holdings from its equity holders with respect to its Qualified Capital Stock; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of an Issuer or a Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)	dividends or other distributions paid within 60 days after the date of declaration thereof if at such date of declaration such dividend or other distribution would have complied with this covenant; provided, however, that at the time of payment of such dividend or other distribution, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend or other distribution shall be included in the calculation of the amount of Restricted Payments;

(4)

so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of BZ Holdings, Parent or any of their Subsidiaries from any of their employees, former employees, officers, former officers, directors, former directors, consultants or former consultants (or permitted transferees of such employees, former employees, officers, former officers, directors, former directors, consultants or former consultants), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of BZ Holdings or Parent, as the case may be, under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $5.0 million in any calendar year; provided further that (a) BZ Holdings may carry forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions permitted to have been made but not made in any preceding calendar year up to a maximum of $15.0 million in any calendar year pursuant to this clause (4) and (b) such amount in any calendar year may be increased by (i) the cash proceeds of key man life insurance policies received by BZ Holdings and its Restricted Subsidiaries after the Issue Date and (ii) the aggregate cash proceeds received by BZ Holdings (or Parent, to the extent such proceeds are contributed to the common equity capital of BZ Holdings)

during that calendar year from any re-issuance of Capital Stock by BZ Holdings (or Parent) to employees, officers, directors or consultants of BZ Holdings and its Restricted Subsidiaries (provided that such aggregate cash proceeds received upon re-issuance shall be excluded for purposes of making Restricted Payments under clause (3)(B) of paragraph (a) above and clause (1) of this paragraph (b)), less any amount previously applied to the payment of Restricted Payments pursuant to this clause (4); provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(5)	the declaration and payment of dividends on Disqualified Stock or Preferred Stock of Restricted Subsidiaries issued pursuant to the covenant described under “—Limitation on indebtedness”; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or similar instruments if such Capital Stock represents a portion of the exercise price of such options, warrants or similar instruments; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(7)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Parent or BZ Holdings, or cash payments in lieu of the issuance of fractional shares or required upon the perfection of appraisal or dissent rights in connection with a merger, consolidation, amalgamation or other combination involving BZ Holdings or Parent; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of BZ Holdings); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)	in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of an Issuer or any Note Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuers (or a third party to the extent permitted by the Indenture) have made a Change of Control Offer with respect to the Notes as a result of such Change of Control and have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9)

for so long as BZ Holdings is a pass-through or disregarded entity for United States Federal income tax purposes, Tax Distributions in respect of any taxable year of BZ Holdings equal to the product of (i) the amount of taxable income allocated to the Members for such taxable year, less the amount of taxable loss allocated to the Members for all prior taxable years (except to the extent such taxable losses have previously been taken into account under this provision), times (ii) the highest aggregate marginal statutory federal, state and local income tax rate (determined taking into account the deductibility of state and local income taxes for federal income tax purposes) to which any of the Members of BZ Holdings is subject for such year; and BZ Holdings shall be permitted to make such payments on a quarterly basis during such taxable year based on the best estimate of the chief financial officer of BZ Holdings of the amounts specified in clauses (i) and (ii) above; provided that if the aggregate amount of the estimated Tax Distributions made in any taxable year of BZ Holdings exceeds the actual maximum amount of Tax Distributions for that year as finally determined, the amount of any Tax Distributions in the succeeding taxable year (or, if necessary, any subsequent taxable years) shall be reduced by the amount of such excess;

and provided further that, at any time at which the amount of Restricted Payments is calculated, all Tax Distributions made shall be excluded from such calculation of the amount of Restricted Payments, except to the extent that (i) the aggregate Tax Distributions made from the Issue Date to the end of the most recent fiscal quarter ending prior to such time for which internal financial statements are available exceeds (ii) the aggregate income taxes accrued and deducted in determining Consolidated Net Income from the Issue Date to the end of the most recent fiscal quarter ending prior to such time for which internal financial statements are available, in which case 50% of such excess shall be included in the calculation of the amount of Restricted Payments at such time;

(10)	so long as no Default shall have occurred and be continuing, Restricted Payments to Parent for operating expenses and administrative, legal, accounting and corporate reporting expenses and other fees required to maintain its corporate existence, of up to $7.5 million per fiscal year; provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

(11)	payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(12)	so long as no Default has occurred and is continuing, the declaration and payment of dividends to Parent in an aggregate amount not to exceed (A) $6.0 million for the period from the Issue Date to December 31, 2009, or (B) $25.0 million in any fiscal year, solely for the purpose of funding the payment by Parent of ordinary dividends on its common stock; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(13)	any payment pursuant to the terms of a Guarantee or similar contingent payment arrangement that constituted an Investment (other than a Permitted Investment) when entered into; provided that such payment does not exceed the amount of the Investment consisting of the Guarantee or similar contingent payment arrangement in respect of which such payment is made; and provided further that the amount of the Investment arising at the time the Guarantee or similar contingent payment arrangement was entered into is included in the calculation of the amount of Restricted Payments;

(14)	the Transactions; or

(15)	Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (15), does not exceed $35.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments.

For purposes of clauses (b)(1) and (b)(2) above, a Restricted Payment shall be deemed to have been made substantially concurrently with a sale, contribution or Incurrence, as the case may be, if made or irrevocably committed to within 90 days of such sale, contribution or Incurrence.

Limitation on restrictions on distributions from restricted subsidiaries

BZ Holdings will not, and will not permit any of its Restricted Subsidiaries (other than the Issuers) to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to BZ Holdings or any Restricted Subsidiary or pay any Indebtedness owed to BZ Holdings or any Restricted Subsidiary, (b) make any loans or advances to BZ Holdings or any Restricted Subsidiary or (c) transfer any of its property or assets to BZ Holdings or any Restricted Subsidiary, except:

(1)	any encumbrance or restriction arising pursuant to the terms of the Indenture or the Notes, as the same may be amended or modified;

(2)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Credit Agreements);

(3)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred or Capital Stock issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by BZ Holdings or any Restricted Subsidiary (other than Indebtedness Incurred or Capital Stock issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by BZ Holdings or any Restricted Subsidiary) and outstanding on such date;

(4)	any encumbrance or restriction arising by reason of applicable law, rule, regulation or order;

(5)	restrictions on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into in the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(6)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(7)	any encumbrance or restriction consisting of customary nonassignment provisions in leases or licenses to the extent such provisions impose restrictions of the type described in clause (c) above on the property leased or licensed thereunder;

(8)	any encumbrance or restriction contained in security agreements or mortgages (or any related credit agreements, indentures, notes, note purchase agreements or similar agreements) securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(9)	customary restrictions under Purchase Money Indebtedness Incurred in compliance with the covenant described under “—Limitation on indebtedness”;

(10)	customary provisions in joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such joint venture or similar Person;

(11)	any encumbrance or restriction contained in contracts entered into in the ordinary course of business, not relating to Indebtedness and that do not, individually or in the aggregate, detract from the value of the assets of BZ Holdings or any of its Restricted Subsidiaries in any material respect;

(12)	any encumbrance or restriction contained in any Indebtedness Incurred by a Foreign Subsidiary in compliance with the Indenture that applies only to such Foreign Subsidiary; and

(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above or this clause (13); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of an Officer, not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in the dividend or other restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on sales of assets and subsidiary stock

(a)	BZ Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

(1)	BZ Holdings or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by BZ Holdings or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by BZ Holdings or such Restricted Subsidiary, as the case may be:

(A)	to the extent BZ Holdings or such Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Indebtedness under any Credit Agreement or Indebtedness (other than any Preferred Stock) of a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor (in each case other than Indebtedness owed to BZ Holdings or an Affiliate of BZ Holdings) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	to the extent BZ Holdings or such Restricted Subsidiary, as the case may be, elects, to acquire, make or improve Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(C)	to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the Notes (and to holders of other Senior Indebtedness of Boise Paper Holdings designated by Boise Paper Holdings) to purchase Notes (and such other Senior Indebtedness of Boise Paper Holdings) pursuant to and subject to the conditions contained in the Indenture; and

(D)	to enter into binding commitments to take any of the actions described in clauses (A) and (B), and take such actions within one year of entering into such commitment;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, BZ Holdings or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, BZ Holdings and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $20.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit Indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)	the assumption or discharge of Indebtedness of BZ Holdings (other than obligations in respect of Disqualified Stock of BZ Holdings) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of an Issuer or a Subsidiary Guarantor) and the release of BZ Holdings or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2)	securities received by BZ Holdings or any Restricted Subsidiary from the transferee that are converted by BZ Holdings or such Restricted Subsidiary into cash within 180 days after such Asset Disposition, to the extent of the cash received in that conversion; and

(3)	any Designated Non-cash Consideration received by BZ Holdings or any Restricted Subsidiary in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) (unless such Designated Non-cash Consideration has been converted into cash, which cash shall be treated after such conversion as Net Available Cash), not to exceed 7.5% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)	In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of Boise Paper Holdings) pursuant to clause (a)(3)(C) above, the Issuers will purchase Notes tendered pursuant to an offer by the Issuers for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of Boise Paper Holdings was issued with original issue discount, 100% of the accreted value with respect thereto) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of Boise Paper Holdings, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuers will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount (subject to the $2,000 minimum denomination) or multiples thereof. If the aggregate purchase price of the securities purchased pursuant to such offer in accordance with this covenant is less than the Net Available Cash offered therefor, the Issuers may use any such excess Net Available Cash for general corporate purposes or any other purpose, in each case not prohibited by the Indenture. The Issuers shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of Boise Paper Holdings) pursuant to this covenant if the Net Available Cash available therefor is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer (regardless of the amount of Notes tendered in such offer).

(c)	The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue of their compliance with such securities laws or regulations.

Limitation on affiliate transactions

(a)	BZ Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of BZ Holdings (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction are not less favorable in any material respect to BZ Holdings or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of BZ Holdings disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of BZ Holdings; and

(3)	if such Affiliate Transaction involves an amount in excess of $25.0 million, the Board of Directors of BZ Holdings shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to BZ Holdings and its Restricted Subsidiaries or is not less favorable to BZ Holdings and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b)	The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Investment or other Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on restricted payments”;

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or compensation arrangements, stock options and stock ownership plans approved by the Board of Directors of BZ Holdings;

(3)	the payment of reasonable fees to directors of BZ Holdings and its Restricted Subsidiaries or Parent who are not employees of BZ Holdings or its Restricted Subsidiaries or Parent, and payments for indemnification to directors and officers of BZ Holdings and its Restricted Subsidiaries or Parent in respect of liabilities incurred in their capacity as such;

(4)	any transaction with BZ Holdings, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because BZ Holdings or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(5)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of BZ Holdings or any contribution to the capital of BZ Holdings;

(6)	any agreement as in effect on the Issue Date and described in Item 13 of Parent’s Annual Report on Form 10-K for the year ended December 31, 2008, or in Note 5 to the notes to Consolidated Financial Statements contained therein, or filed as an exhibit thereto, or any renewals or extensions of any such agreement (so long as such renewals or extensions are not, taken as a whole, materially less favorable to the Holders as determined by the Board of Directors of BZ Holdings in its reasonable good faith judgment) and the transactions contemplated thereby;

(7)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party; and

(8)	any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transactions.

Limitation on line of business

BZ Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Related Business, except to such extent as would not be material to BZ Holdings and its Restricted Subsidiaries, taken as a whole.

Limitation on liens

BZ Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Merger and consolidation

(a)	None of BZ Holdings, Boise Paper Holdings or Boise Finance will consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all the assets of BZ Holdings and its Restricted Subsidiaries or Boise Paper Holdings and its Restricted Subsidiaries to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not BZ Holdings, Boise Paper Holdings or Boise Finance, as applicable) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of BZ Holdings, Boise Paper Holdings or Boise Finance, as applicable, under the Note Guarantee or the Notes, as applicable, and the Indenture;

(2)	immediately after giving pro forma effect to such transaction (including treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, either (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on indebtedness” or (B) the Consolidated Coverage Ratio for the Successor Company would be greater than the Consolidated Coverage Ratio immediately prior to such transaction; and

(4)	the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to BZ Holdings or a Wholly Owned Subsidiary of BZ Holdings (so long as no Capital Stock of BZ Holdings or such Wholly Owned Subsidiary is distributed to any Person) or (B) BZ Holdings, Boise Paper Holdings or Boise Finance merging with an Affiliate of BZ Holdings solely for the purpose and with the sole effect of reincorporating BZ Holdings, Boise Paper Holdings or Boise Finance, as applicable, in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of BZ Holdings or Boise Paper Holdings, which properties and assets, if held by BZ Holdings or Boise Paper Holdings instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of BZ Holdings and its Restricted Subsidiaries or Boise Paper Holdings and its Restricted Subsidiaries, in each case on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of BZ Holdings and its Restricted Subsidiaries or Boise Paper Holdings and its Restricted Subsidiaries, as applicable.

The Successor Company will be the successor to BZ Holdings, Boise Paper Holdings or Boise Finance, as applicable, and shall succeed to, and be substituted for, and may exercise every right and power of, BZ Holdings, Boise Paper Holdings or Boise Finance, as applicable, under the Indenture, and the predecessor Person, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b)	BZ Holdings will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)	except in the case of a Subsidiary Guarantor that (x) has been disposed of in its entirety to another Person (other than to BZ Holdings or an Affiliate of BZ Holdings), whether through a merger,

consolidation or sale of Capital Stock or assets or (y) as a result of the disposition of all or a portion of its Capital Stock, has ceased to be a Subsidiary of BZ Holdings, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume by a Guarantee Agreement all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Issuers deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, comply with the Indenture;

provided, however, that this covenant will not be applicable to any Subsidiary Guarantor consolidating with, merging into or transferring all or part of its properties and assets to an Issuer or any Note Guarantor.

Future subsidiary guarantors

At any time that any Indebtedness under any Credit Agreement is outstanding, BZ Holdings will cause each of its Restricted Subsidiaries (other than the Issuers) that Incurs (including by Guarantee) any Indebtedness under any Credit Agreement to, in each case, within five Business Days of such Incurrence, execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. At any time that no Indebtedness under any Credit Agreement is outstanding, BZ Holdings will cause each of its domestic Restricted Subsidiaries (other than the Issuers) that Incurs (including by Guarantee) any Indebtedness in a principal amount outstanding in excess of $25.0 million (other than Indebtedness permitted to be Incurred pursuant to clause (2), (3), (7), (8), (10) or (12) of paragraph (b) of the covenant described under “—Limitation on indebtedness”) to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness in a principal amount outstanding in excess of $25.0 million (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to, in each case, within five Business Days of such Incurrence, execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

Limitation on the conduct of business of Boise Finance Company

In addition to the other restrictions set forth in the Indenture, the Indenture provides that (i) Boise Finance may not hold any material assets, become liable for any material obligations or engage in any significant business activities other than in connection with serving as an Issuer with respect to the Notes and its Guarantee in respect of the Credit Agreements. Boise Paper Holdings will not sell or otherwise dispose of any shares of Capital Stock of Boise Finance Company and will not permit Boise Finance Company, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock.

SEC reports

Whether or not BZ Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, BZ Holdings will file with the SEC (subject to the next sentence), and promptly after such filing provide the Trustee with, such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. entity subject to such Sections, such reports to be so filed at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, BZ Holdings is not subject to the periodic reporting requirements of the Exchange Act for any reason, BZ Holdings will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required (unless the SEC will not accept such a filing), and promptly after such filings provide such reports to the Trustee. BZ Holdings agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, BZ Holdings will post the reports specified above on its website within the time periods that would apply if BZ Holdings were required to file those reports with the SEC.

At any time that any of BZ Holdings’ Subsidiaries are Unrestricted Subsidiaries, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of BZ Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of BZ Holdings.

Notwithstanding the foregoing, so long as (i) BZ Holdings is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and (ii) Parent “beneficial owns” (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, 100% of the total voting power of the Voting Stock of BZ Holdings and no other material assets, and Parent conducts no other material operations, BZ Holdings shall not be required to file the reports and information described above with the SEC under Section 13(a) or 15(d) of the Exchange Act (or any successor provisions thereto) or provide such reports and information to the Trustee so long as (i) Parent files such reports and information with the SEC, (ii) Parent, the Issuers and each Note Guarantor comply with respect to such reports and other information with the requirements set forth in Rule 3-10 of Regulation S-X under the Exchange Act and (iii) the Issuers provide the Trustee and Holders with such reports and information filed by Parent as and when required as provided above.

In addition, the Issuers will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as any Notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by BZ Holdings or an Issuer to comply with its obligations under “—Certain Covenants—Merger and consolidation” above;

(4)	the failure by BZ Holdings or an Issuer to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes) or under “—Certain Covenants” under “—Limitation on indebtedness”, “—Limitation on restricted payments”, “—Limitation on restrictions on distributions from restricted subsidiaries”, “—Limitation on sales of assets and subsidiary stock” (other than a failure to purchase Notes), “—Limitation on affiliate transactions”, “—Limitation on line of business”, “—Limitation on liens” or “—Future subsidiary guarantors”;

(5)	the failure by an Issuer or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)

Indebtedness of an Issuer, any Note Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $30.0 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of an Issuer, any Note Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8)	any judgment or decree for the payment of money in excess of $30.0 million is entered against an Issuer, any Note Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9)	any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or a Note Guarantor denies or disaffirms its obligations under its Note Guarantee.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration of acceleration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of BZ Holdings or an Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph (excluding any resulting payment default under the Indenture or the Notes), the declaration of acceleration of the Notes shall be automatically annulled if the holders of all Indebtedness described in clause (6) have rescinded the declaration of acceleration in respect of such Indebtedness within 20 days of the date of such declaration, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences under the Indenture, except (i) a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes, (ii) a Default arising from the failure to redeem or purchase any Notes when required pursuant to the Indenture or (iii) a Default in respect of a provision that cannot pursuant to the Indenture be amended without the consent of each Holder affected. The Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee may rescind an acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely because of acceleration, have been cured or waived, and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuers are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	change the provisions applicable to the redemption of any Note as described under “—Optional Redemption” and “—Make-Whole Redemption” above;

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note that would adversely affect the Holders; or

(9)	make any change in, or release other than in accordance with the Indenture, any Note Guarantee that would adversely affect the Holders.

Notwithstanding the preceding, without the consent of any Holder of the Notes, the Issuers, the Note Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor entity of the obligations of an Issuer or any Note Guarantor under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the Notes, including any Subsidiary Guarantees, or to secure the Notes;

(5)	to add to the covenants of the Issuers or any Note Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuers or any Note Guarantor;

(6)	to make any change that does not adversely affect the rights of any Holder of the Notes;

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8)	to conform the text of the Indenture, the Notes or any Note Guarantee to any provision of this “Description of Notes”;

(9)	to release a Note Guarantor from its obligations under its Note Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(10)	to provide for the issuance of Additional Notes in accordance with the applicable provisions of the Indenture;

(11)	to comply with the rules of any applicable securities depository; or

(12)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither Boise Paper Holdings nor any Affiliate of Boise Paper Holdings may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will only be issued pursuant to and will only be transferable pursuant to the terms of the Indenture. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When (1) we deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5) (solely with respect to the covenant described under “—Certain Covenants—SEC reports”), (6), (7) (with respect only to Subsidiary Guarantors and Significant Subsidiaries) or (8) under “—Defaults” above or because of the failure of BZ Holdings or an Issuer to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations or a combination thereof for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture. We have appointed Wells Fargo Bank, National Association as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of an Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees or Equity Holders

No director, officer, employee, incorporator or equity holder of an Issuer or any Note Guarantor will have any liability for any obligations of an Issuer or any Note Guarantor under the Notes, any Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1)	any property, plant or equipment used or useful in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by BZ Holdings or another Restricted Subsidiary;

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

(4)	Improvements on real estate owned by BZ Holdings or a Restricted Subsidiary; or

(5)	Capital expenditures made by BZ Holdings or a Restricted Subsidiary relating to an asset used or useful in a Related Business;

provided , however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate “ of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by BZ Holdings or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than BZ Holdings or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of BZ Holdings or any Restricted Subsidiary; or

(3)	any other assets of BZ Holdings or any Restricted Subsidiary outside of the ordinary course of business of BZ Holdings or such Restricted Subsidiary,

other than,

(A)	a disposition by a Restricted Subsidiary to BZ Holdings or by BZ Holdings or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the covenant described under “—Certain Covenants—Limitation on sales of assets and subsidiary stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain Covenants—Limitation on restricted payments” and (ii) a disposition of all or substantially all the assets of BZ Holdings or an Issuer in accordance with the covenant described under “—Certain Covenants—Merger and consolidation”;

(C)	a disposition of assets or Capital Stock, as the case may be, with a Fair Market Value of less than $5.0 million;

(D)	a disposition of assets that are worn out, obsolete or damaged or no longer used or useful in the business of BZ Holdings or any Restricted Subsidiary, as the case may be, in the ordinary course of business;

(E)	a disposition of cash or Temporary Cash Investments;

(F)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(G)	the sale or lease of products, services or accounts receivable or the licensing of intellectual property, in each case in the ordinary course of business; and

(H)	the sale of the Capital Stock of an Unrestricted Subsidiary.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Board of Directors” means (i) with respect to a Person that is a corporation, the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors, (ii) with respect to a Person that is a limited liability company, the managing member or members or any controlling committee of members of such Person or (iii) with respect to any other Person, any equivalent governing body.

“Business Day” means each day which is not a Legal Holiday.

“BZ Guarantee” means the Guarantee by BZ Holdings of the Issuers’ obligations with respect to the Notes.

“Calculation Adjustments” means the adjustments described in the proviso to the first paragraph (including subparagraphs (1) through (7)), and the second paragraph of the definition of “Consolidated Coverage Ratio”.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests and limited liability company units), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code “ means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any forward contract, swap, option, hedge or other similar financial instrument or arrangement designed to protect against fluctuations in commodity prices.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the Measurement Period to (y) Consolidated Interest Expense for such Measurement Period; provided, however, that:

(1)	if BZ Holdings or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)	if BZ Holdings or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such repayment, repurchase, defeasance or discharge had occurred on the first day of such period and as if BZ Holdings or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such period BZ Holdings or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of BZ Holdings or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to BZ Holdings and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent BZ Holdings and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period BZ Holdings or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period;

(5)	if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into BZ Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by BZ Holdings or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period;

(6)	if since the beginning of such period any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, EBITDA and Consolidated Interest Expense shall be calculated as if such event had occurred on the first day of such period; and

(7)	the EBITDA and Consolidated Interest Expense of discontinued operations recorded on or after the date such operations are classified as discontinued in accordance with GAAP shall be excluded.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a financial or accounting Officer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation. If cost savings and other operating expense reductions and improvements have been realized with respect to an acquisition of assets being given pro forma effect or are reasonably expected to be realized, such savings, reductions and improvements may be included in the pro forma calculations to the extent permitted to be reflected in pro forma financial statements under Article 11 of Regulation S-X promulgated by the SEC.

“Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of BZ Holdings and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

(1)	all intercompany items between BZ Holdings and any Restricted Subsidiary; and

(2)	all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Interest Expense” means, for any period, the total interest expense of BZ Holdings and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by BZ Holdings or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount and debt issuance cost (other than any deferred financing costs related to the prepayment, acquisition or retirement of Indebtedness in the Transactions as disclosed herein);

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments or receipts (if any) pursuant to Interest Rate Agreements;

(7)	dividends accrued in respect of all Disqualified Stock of BZ Holdings or any Issuer and all Preferred Stock of any Restricted Subsidiary, in each case held by Persons other than BZ Holdings or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of BZ Holdings);

(8)	interest incurred in connection with Investments in discontinued operations;

(9)	interest accruing on any Indebtedness of any Person (other than BZ Holdings or any Restricted Subsidiary) to the extent such Indebtedness is Guaranteed by (or secured by the assets of) BZ Holdings or any Restricted Subsidiary; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than BZ Holdings or any Restricted Subsidiary) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of BZ Holdings and its consolidated Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income (without duplication):

(1)	any net income of any Person (other than BZ Holdings) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clause (3) below, BZ Holdings’ equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to BZ Holdings or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary (other than an Issuer), to the limitations contained in clause (2) below); and

(B)	BZ Holdings’ equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)	any net income of any Restricted Subsidiary (other than an Issuer) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to BZ Holdings or the Issuers, except that:

(A)	subject to the exclusion contained in clause (3) below, BZ Holdings’ equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income to the extent that the net income of such Restricted Subsidiary would be permitted at the date of determination to be dividended to BZ Holdings or an Issuer without any prior approval or waiver (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules or governmental regulations applicable to that Restricted Subsidiary or its equity holders (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary (other than an Issuer), to the limitation contained in this clause); and

(B)	BZ Holdings’ equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

provided that, with respect to the net income of any Restricted Subsidiary that is a Subsidiary Guarantor, this clause (2) shall apply solely for purposes of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on restricted payments”;

(3)	any gain or loss (together with any related provision for taxes thereon) realized upon the sale or other disposition of any assets of BZ Holdings, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss (together with any related provision for taxes thereon) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	extraordinary gains or losses (together with any related provision for taxes thereon);

(5)	the cumulative effect of a change in accounting principles;

(6)	any unrealized gain or loss in respect of Hedging Obligations accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 815: Derivatives and Hedging;

(7)	any non-cash gains or losses (together with any related provision for taxes thereon) attributable to the early extinguishment of Indebtedness;

(8)	unusual or non-recurring non-cash gains or losses (other than (x) any such non-cash loss to the extent that it represents an accrual of or reserve for cash expenditures in any future period, and (y) any such non-cash gain to the extent representing a reversal (made without any payment in cash) of reserves previously excluded from clause (x));

(9)	any non-cash goodwill or intangible asset impairment charges resulting from the application of Financial Accounting Standards Board Accounting Standards Codification Topics 805: Business Combinations, 350: Intangibles—Goodwill and Other; and 360: Property, Plant and Equipment;

(10)	any non-cash compensation charge or expense, including any such charge or expense arising from grants or repurchases of stock options or restricted stock or other equity-incentive programs for the benefit of officers, directors and employees of BZ Holdings, any Restricted Subsidiary or Parent;

(11)	any expenses or reserves for liabilities to the extent that BZ Holdings or any of its Restricted Subsidiaries is entitled to indemnification therefor (other than from BZ Holdings or any of its Subsidiaries) under binding agreements and has made a claim for indemnity in accordance with such agreements; provided that any such expenses or liabilities that have been excluded from Consolidated Net Income in accordance with the foregoing shall reduce Consolidated Net Income in any later period in which (i) it is reasonably determined in good faith by an Officer that indemnity will not be received for such expenses or liabilities or (ii) 270 days from the date of the claim for indemnity have elapsed without collection of such indemnity;

(12)	any expenses with respect to liability or casualty events or business interruption to the extent covered by insurance with third-party carriers and (i) actually reimbursed to BZ Holdings or any of its Restricted Subsidiaries or (ii) with respect to which an Officer has reasonably determined in good faith that there exists reasonable evidence that such amount will in fact be reimbursed to BZ Holdings or any of its Restricted Subsidiaries by the insurer; provided that, in the case of this clause (ii), any such expenses that have been excluded from Consolidated Net Income in accordance with the foregoing shall reduce Consolidated Net Income in any later period in which (x) the claim in respect thereof is denied by the applicable insurer in writing or (y) 270 days from the date of the claim for insurance have elapsed without collection of such insurance payments; and

(13)	non-cash gains and losses resulting solely from fluctuations in currency values and the related tax effects and charges relating to Financial Accounting Standards Board Accounting Standards Codification Topics 815: Derivatives and Hedging, and 820: Fair Value Measurements and Disclosures,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on restricted payments” only, (i) there shall be excluded from Consolidated

Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to BZ Holdings or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof, and (ii) Consolidated Net Income for any period shall include (without duplication) alternative fuel mixture credits pursuant to the Code, net of fees and expenses with respect thereto, to the extent (and solely to the extent) that cash payments from the U.S. government in respect thereof are received during such period by BZ Holdings or its Restricted Subsidiaries.

“Consolidated Net Tangible Assets” as of the date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of BZ Holdings and its consolidated Restricted Subsidiaries, determined in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1)	minority interests in consolidated Subsidiaries held by Persons other than BZ Holdings or a Restricted Subsidiary;

(2)	excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors of BZ Holdings;

(3)	any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5)	treasury stock;

(6)	cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7)	Investments in and assets of Unrestricted Subsidiaries.

“Credit Agreements” means the First Lien Credit Agreement and the Second Lien Credit Agreement.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default “ means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by BZ Holdings or any Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on sales of assets and subsidiary stock” and “—Change of Control”; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(1)	all income tax expense of BZ Holdings and its consolidated Restricted Subsidiaries; plus

(2)	Consolidated Interest Expense; plus

(3)	depreciation, depletion and amortization expense of BZ Holdings and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period); plus

(4)	(A) all other non-cash charges of BZ Holdings and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), less (B) all non-cash items of income of BZ Holdings and its consolidated Restricted Subsidiaries (other than accruals of revenue in the ordinary course of business and other than reversals (to the extent made without any payment in cash) of reserves previously excluded from clause (A)), in each case for such period. Notwithstanding the foregoing, (A) the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income, and (B) EBITDA shall exclude all amounts attributable to alternative fuel mixture credits pursuant to the Code, regardless of whether cash payments from the U.S. government in respect thereof have been received.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by (i) if such Fair Market Value is less than $10.0 million, an Officer or (ii) if such Fair Market Value is in excess of $10.0 million, the Board of Directors of BZ Holdings (whose determination will be conclusive and evidenced by a resolution of such Board of Directors); provided, however, that for purposes of clause (a)(3)(B) under “—Certain Covenants—Limitation on restricted payments”, if the Fair Market Value of the property or assets in question is so determined to be in excess of $25.0 million, such determination must be confirmed by an Independent Qualified Party.

“First Lien Credit Agreement” means the Credit and Guaranty Agreement, dated as of February 22, 2008, among Boise Paper Holdings, BZ Holdings, certain Subsidiaries of Boise Paper Holdings, the lenders party thereto, Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent, Toronto Dominion (Texas) LLC, as syndication agent, and Bank of America, N.A. and CoBank, ACB, as co-documentation agents, together with the documents related thereto (including the term loans and revolving loans thereunder, any Guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified, whether through a credit agreement, indenture, note, note purchase agreement or otherwise (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions), from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the Financial Accounting Standards Board Accounting Standards Codification; and

(2)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Note Guarantor Guarantees the Issuers’ obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The following will not be deemed to be the Incurrence of Indebtedness:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions (without duplication) entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor for principal on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the principal amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Capital Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations to pay as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Issuers.

“Initial Purchasers” means J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Rabo Securities USA, Inc., Scotia Capital (USA) Inc. and TD Securities (USA) LLC.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances, trade credits or endorsements for collection or deposit to trade creditors in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. If BZ Holdings or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by BZ Holdings or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by BZ Holdings or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by BZ Holdings or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on restricted payments”:

(1)	“Investment” shall include the portion (proportionate to BZ Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of BZ Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, BZ Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) BZ Holdings’ “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to BZ Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means October 26, 2009.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Measurement Period” means, with respect to any date of determination, the period of the most recent four consecutive fiscal quarters ended prior to such date of determination for which internal financial statements are available.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration or any Designated Non-cash Consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)	all legal, accounting and investment banking fees, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes paid or required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by BZ Holdings or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of such escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to BZ Holdings or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Fair Market Value”, with respect to any non-cash property received by BZ Holdings in respect of the issuance or sale of its Capital Stock, means the Fair Market Value of such property, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means the BZ Guarantee and any Subsidiary Guarantee, as the context may require.

“Note Guarantor” means BZ Holdings and each Subsidiary Guarantor.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer or the Secretary of Boise Paper Holdings.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Boise Paper Holdings or the Trustee.

“Permitted Holders” means Madison Dearborn Partners, LLC and any investment fund controlled by Madison Dearborn Partners, LLC and, for so long as Parent is controlled by another Permitted Holder, Parent.

“Permitted Investment” means:

(1)	any Investment in BZ Holdings, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	any Investment in another Person if, as a result of such Investment, such other Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all its assets to, BZ Holdings or a Restricted Subsidiary;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to BZ Holdings or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as BZ Holdings or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of BZ Holdings or a Restricted Subsidiary;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to BZ Holdings or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on sales of assets and subsidiary stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9)	any Investment in any Person where such Investment was acquired by BZ Holdings or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by BZ Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (B) as a result of a foreclosure by BZ Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (C) in settlement, compromise or resolution of litigation, arbitration or other disputes;

(10)	any Investment in any Person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by BZ Holdings or any Restricted Subsidiary;

(11)	Investments consisting of Hedging Obligations otherwise permitted under the covenant described under “—Certain Covenants—Limitation on indebtedness”;

(12)	Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(13)

any Investment to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date); and

(14)	any Investment to the extent such Investment, when taken together with all other Investments made pursuant to this clause (14) and outstanding on the date such Investment is made, do not exceed the greater of (A) $50.0 million and (B) 2.5% of Consolidated Net Tangible Assets.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by BZ Holdings or the Issuers in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by BZ Holdings or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for taxes, assessments or other governmental charges not yet due and payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Purchase Money Indebtedness Incurred pursuant to clause (b)(13) under “—Certain Covenants—Limitation on indebtedness”; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached;

(7)	Liens securing Indebtedness in an aggregate principal amount, as of any date of determination, not to exceed the greater of (A) the aggregate principal amount of Indebtedness permitted under the provisions described in clause (b)(1) under “—Certain Covenants—Limitation on indebtedness” and (B) the maximum principal amount of Secured Indebtedness that, after giving effect to the Incurrence of such Secured Indebtedness, would not cause the Secured Leverage Ratio to exceed 2.5 to 1;

(8)	Liens existing on the Issue Date (other than under the Credit Agreements);

(9)

Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person (other than Liens Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than Liens Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(12)	Liens on the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary Incurred pursuant to clause (b)(14) of the covenant described under “—Certain Covenants— Limitation on indebtedness”;

(13)	Liens securing Hedging Obligations permitted under the Indenture;

(14)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15)	Liens imposed pursuant to licenses, sublicenses, leases and subleases (including, but not limited to, landlords’ Liens) which do not materially interfere with the ordinary conduct of the business of BZ Holdings or any of its Restricted Subsidiaries;

(16)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by BZ Holdings and its Restricted Subsidiaries in the ordinary course of business;

(17)	Liens in favor of an Issuer or any Note Guarantor or Liens on assets of a Restricted Subsidiary that is not a Subsidiary Guarantor (other than the Issuers) in favor solely of another Restricted Subsidiary that is not a Subsidiary Guarantor (other than the Issuers);

(18)	judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(19)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(20)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by BZ Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(21)	Liens securing Indebtedness in an amount which, together with the aggregate outstanding amount of all other Indebtedness secured by Liens Incurred pursuant to this clause (21), does not exceed $50.0 million;

(22)	Liens incurred to secure cash management services in the ordinary course of business;

(23)	customary restrictions on, or options, contracts or other agreements for, transfers of assets contained in agreements related to any sale of assets pending such sale; provided that such restrictions apply only to the assets to be sold and such sale is otherwise permitted by the Indenture;

(24)	Liens securing obligations to the Trustee arising under the Indenture;

(25)	Liens on trusts, cash or Temporary Cash Investments or other funds provided in connection with the defeasance (whether by covenant or legal defeasance), discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is otherwise permitted by the Indenture;

(26)	Liens securing all of the Notes (including any Additional Notes), the Subsidiary Guarantees thereof and other obligations to the Holders under the Indenture;

(27)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (8), (9) or (10); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing; and

(28)	solely with respect to any Lien incurred pursuant to clause (7) in respect of the excess, if any, of the amount described in clause (7)(B) over the amount described in clause (7)(A) (such excess in respect of which such Lien was incurred, the “Secured Leverage Ratio Excess”)), “Permitted Liens” shall include Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of Indebtedness secured by such Lien; provided, however, that the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the lesser of (i) the principal amount of the Indebtedness being Refinanced and (ii) the applicable Secured Leverage Ratio Excess at the time the original Lien was so incurred, and (y) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “—Certain Covenants—Limitation on sale of assets and subsidiary stock”. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations and Attributable Debt) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by BZ Holdings or a

Restricted Subsidiary of such asset (whether through the direct purchase of such asset or the purchase of the Capital Stock of any Person owning such asset), including additions and improvements, in each case in the ordinary course of business; provided, however, that such Indebtedness is Incurred within 270 days after such acquisition of such assets.

“Qualified Capital Stock” means Capital Stock of BZ Holdings other than Disqualified Stock.

“Qualified Equity Offering” means any public or private primary offering for cash of Qualified Capital Stock of BZ Holdings, or of Capital Stock of Parent the proceeds of which are contributed to the common equity capital of BZ Holdings (provided that any such contributed amounts used to redeem Notes shall be excluded for purposes of making Restricted Payments under clause (3)(B) of paragraph (a) of, and clause (1) of paragraph (b) of, the covenant described under “—Limitation on restricted payments”), other than (i) any public offering registered on Form S-8, (ii) issuances upon the exercise of employee stock options by the holders thereof and (iii) issuances to BZ Holdings or any Subsidiary of BZ Holdings.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease (whether by covenant or legal defeasance), discharge or otherwise retire or acquire for value, in whole or in part, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of BZ Holdings or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being Refinanced has a Stated Maturity earlier than the Stated Maturity of the Notes, such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced or (b) if the Stated Maturity of the Indebtedness being Refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or a Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary of BZ Holdings that is not a Note Guarantor or Issuer that Refinances Indebtedness of a Note Guarantor or an Issuer.

“Registration Rights Agreement” means the Registration Rights Agreement dated October 26, 2009, among the Issuers, the Note Guarantors and the Initial Purchasers.

“Related Business” means any business in which BZ Holdings or any of the Restricted Subsidiaries was engaged on the Issue Date and any business similar, related, supportive, ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such

Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to BZ Holdings or a Restricted Subsidiary, (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) and (D) dividends or distributions of shares of Capital Stock of Unrestricted Subsidiaries);

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of BZ Holdings held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of BZ Holdings (other than by a Restricted Subsidiary or BZ Holdings), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Qualified Capital Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Issuers or any Note Guarantor (other than (A) from BZ Holdings or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means Boise Paper Holdings, Boise Finance and any other Subsidiary of BZ Holdings that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by BZ Holdings or a Restricted Subsidiary on the Issue Date or thereafter acquired by BZ Holdings or a Restricted Subsidiary whereby BZ Holdings or a Restricted Subsidiary transfers such property to a Person and BZ Holdings or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Credit Agreement” means the Second Lien Credit and Guaranty Agreement, dated as of February 22, 2008, among Boise Paper Holdings, BZ Holdings, certain Subsidiaries of Boise Paper Holdings, the lenders party thereto, Lehman Commercial Paper Inc., as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and Lehman Brothers Inc., as documentation agent, together with the documents related thereto (including the term loans thereunder, any Guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified, whether through a credit agreement, indenture, note, note purchase agreement or otherwise (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions), from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Second Lien Credit Agreement or a successor Second Lien Credit Agreement, whether by the same or any other lender or group of lenders.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) total Secured Indebtedness of BZ Holdings and its Restricted Subsidiaries, determined on a consolidated basis, as of such date of determination to (y) the aggregate amount of EBITDA for the Measurement Period; provided, however, that the calculation of the Secured Leverage Ratio shall give effect to the Calculation Adjustments, as applicable.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Note Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to BZ Holdings or any Subsidiary of BZ Holdings;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4)	any Capital Stock;

(5)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(6)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of BZ Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Note Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person; provided that such Person is required to consolidate such Subsidiary or Subsidiaries in accordance with GAAP.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Issuers’ obligations with respect to the Notes.

“Subsidiary Guarantor” means each Subsidiary of BZ Holdings that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of BZ Holdings that thereafter Guarantees the Notes pursuant to the terms of the Indenture.

“Tax Distributions” means cash distributions by BZ Holdings to holders of its Capital Stock (the “Members”) in respect of its Capital Stock for the purpose of providing the Members with funds to pay the tax liability attributable to their shares of the taxable income of BZ Holdings and its Restricted Subsidiaries and, to the extent of the amount actually received from any Unrestricted Subsidiaries, an amount required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries.

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital and surplus aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of Boise Paper Holdings) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard & Poor’s;

(5)	investments in securities with maturities of 365 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

(6)	investments in money market funds that invest at least 95% of their assets in securities of the types described in clauses (1) through (5) above.

“Transactions” means (1) the amendments to the Credit Agreements as described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Activities—Debt Issuance and Restructuring” in this prospectus, (2) the issuance of the Notes, (3) the prepayment or repurchase of loans outstanding under the First Lien Credit Agreement, (4) the prepayment or repurchase of loans outstanding under the Second Lien Credit Agreement, (5) the prepayment of the subordinated promissory note of Parent and (6) the payment of related fees and expenses, in the case of each of clauses (2), (3), (4), (5) and (6), as described in the section entitled “Use of proceeds” in this prospectus.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb).

“Trust Officer” means any officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Trustee” means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of BZ Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of BZ Holdings in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of BZ Holdings may designate any Subsidiary of BZ Holdings (excluding the Issuers, but including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, BZ Holdings or any other Subsidiary of BZ Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on restricted payments”.

The Board of Directors of BZ Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) either (i) Boise Paper Holdings could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on indebtedness” or (ii) the Consolidated Coverage Ratio would be greater immediately following such designation than immediately prior to such designation and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of BZ Holdings shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of BZ Holdings giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal (or if such rate is not published in The Wall Street Journal at such time, as published by another nationally recognized financial publisher) on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option or depository receipts issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by BZ Holdings or one or more other Wholly Owned Subsidiaries.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes that are properly tendered prior to the expiration date and not withdrawn as permitted below. When we refer to the term expiration date, we mean 5:00 p.m., New York City time,                     , 2010. We may, however, extend the period of time that the exchange offer is open. In such event, the term expiration date means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $300,000,000 aggregate principal amount of old notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all holders of old notes that we are aware of on the date of this prospectus.

We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of the old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

Your tender to us of old notes as set forth below and our acceptance of old notes will constitute a binding agreement between us and you on the terms and subject to the conditions detailed in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at the address set forth below under “—Exchange Agent” prior to the expiration date. In addition:

•	certificates for old notes must be received by the exchange agent prior to the expiration date, along with the letter of transmittal, or

•

a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of old notes, if this procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described beginning on page 188 must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent’s message in place of the letter of transmittal, or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an “Eligible Institution” in this prospectus). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us that, among other things:

•	the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder; and

•	neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.

If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any offer, resale or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. Under the registration rights agreement, we have agreed that, for a period of up to the until the earlier of (i) such time as each broker-dealer that receives new notes for its own account in the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities shall have disposed of the new notes held by it and (ii) 180 days after the closing of the exchange offer, if requested, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old note. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old notes. Accordingly, holders of new notes on the record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date that interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

•

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•

prior to the expiration date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide, by facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent, and

•

the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn,

•	the old notes to be withdrawn, including the principal amount of such old notes, and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any such old notes, if at such time any stop order by the SEC is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail: WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480

By Regular Mail or

Overnight Courier

WELLS FARGO BANK,

NATIONAL ASSOCIATION

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN 55479

By Facsimile Transmission:

(for eligible Institutions Only)

(612) 667-6282

For Information or Confirmation by Telephone

(800) 344-5128

In Person by Hand Only: WELLS FARGO BANK, NATIONAL ASSOCIATION 12th Floor-Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our “affiliates” as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the new notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its old notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer, and there can be no assurance that the SEC’s staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. Under the registration rights agreement, we have agreed that, for a period of up to the until the earlier of (i) such time as each broker-dealer that receives new notes for its own account in the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities shall have disposed of the new notes held by it and (ii) 180 days after the closing of the exchange offer, if requested, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain United States federal income tax consequences of the exchange of old notes for new notes by a holder pursuant to the exchange offer. This discussion is based upon United States federal income tax law in effect on the date of this prospectus, which is subject to differing interpretations or change, possibly with retroactive effect. This discussion does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, holders that have a “functional currency” other than the U.S. dollar, and tax-exempt organizations (including private foundations)) or to persons that hold old notes, or will hold new notes, as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. This discussion does not discuss any state, local or non-United States tax considerations. Each holder is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of the exchange of old notes for new notes.

Exchange of old notes for new notes

An exchange of old notes for new notes pursuant to the exchange offer will be ignored for United Stated federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss for United States federal income tax purposes as a result of exchanging old notes for new notes pursuant to the exchange offer. A holder’s holding period with respect to the new notes received pursuant to the exchange offer will include the holder’s holding period with respect to the old notes exchanged therefore, and a holder’s initial tax basis in such new notes will be the same as the holder’s adjusted tax basis in such old notes as determined immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to the until the earlier of (i) such time as each broker-dealer that receives new notes for its own account in the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities shall have disposed of the new notes held by it and (ii) 180 days after the closing of the exchange offer, if requested, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the new notes, or

•	a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer who holds old notes acquired for its own account as a result of market-making activities, and who receives new notes in exchange for such old notes pursuant to the exchange offer, and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes, and any profit of any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of up to the earlier of (i) such time as each broker-dealer that receives new notes for its own account in the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities shall have disposed of the new notes held by it and (ii) 180 days after the closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters with respect to this exchange offer will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. From time to time, Skadden, Arps, Slate, Meagher & Flom LLP provides legal services for us in connection with matters unrelated to the exchange offer described herein.

EXPERTS

The consolidated financial statements of BZ Intermediate Holdings LLC as of December 31, 2009 and 2008, and for the year ended December 31, 2009 and for the period from January 18, 2008 (inception) through December 31, 2008, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Boise Paper Products for the period from January 1, 2008 through February 21, 2008, and for the year ended December 31, 2007, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Boise Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. Such SEC filings can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Boise Inc.’s SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. You may obtain a copy of any of these documents at no cost by writing us at the following address or telephoning us at the following telephone number:

Boise Inc.

1111 West Jefferson Street, Suite 200

Boise, Idaho 83702-5388

Attention: Investor Relations

Phone: (208) 384 7456

Pursuant to the indenture, we will agree that, whether or not we are required to do so by Sections 13 or 15(d) of the Exchange Act for so long as any of the Notes remain outstanding, we will provide the trustee substantially all the information required to be contained in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, such reports to be filed and provided at the times specified in the applicable Exchange Act rules. See “Description of the New Notes—Certain Covenants—SEC reports.”

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BZ Intermediate Holdings LLC unaudited interim financial statements
Unaudited consolidated statements of income (loss) for the three months ended March 31, 2010 and 2009	F-2
Unaudited consolidated balance sheets at March 31, 2010 and December 31, 2009	F-3
Unaudited consolidated statements of cash flows for the three months ended March 31, 2010 and 2009	F-5
Notes to unaudited quarterly consolidated financial statements	F-6

BZ Intermediate Holdings LLC audited financial statements

Audited consolidated statements of income (loss) for the years ended December  31, 2009 and 2008, the Predecessor period from January 1, 2008 through February 21, 2008, and the year ended December 31, 2007

F-35
Audited consolidated balance sheets at December 31, 2009 and 2008	F-36

Audited consolidated statements of cash flows for the years ended December  31, 2009 and 2008, the Predecessor period from January 1, 2008 through February 21, 2008, and the year ended December 31, 2007

F-38

Audited consolidated statements of capital for the year ended December  31, 2009 and the period from January 18, 2008 (inception) through December 31, 2008 and the Predecessor year ended December 31, 2007

F-39
Notes to consolidated financial statements	F-40
Independent auditors’ reports—KPMG LLP	F-95

BZ Intermediate Holdings LLC

Consolidated Statements of Income (Loss)

(unaudited, dollars in thousands)

	Three Months Ended March 31
	2010	2009
Sales
Trade	$485,851	$484,868
Related parties	8,254	15,417

	494,105	500,285

Costs and expenses
Materials, labor, and other operating expenses	408,485	413,139
Fiber costs from related parties	9,831	5,703
Depreciation, depletion, and amortization	32,131	31,972
Selling and distribution expenses	13,734	13,782
General and administrative expenses	11,459	10,373
St. Helens mill restructuring	128	3,648
Other (income) expense, net	(303)	239

	475,465	478,856

Income from operations	18,640	21,429

Foreign exchange gain (loss)	687	(678)
Change in fair value of interest rate derivatives	(29)	(132)
Loss on extinguishment of debt	(22,197)	—
Interest expense	(16,445)	(19,531)
Interest income	37	54

	(37,947)	(20,287)

Income (loss) before income taxes	(19,307)	1,142
Income tax (provision) benefit	7,458	227

Net income (loss)	$(11,849)	$1,369

See accompanying notes to unaudited quarterly consolidated financial statements.

BZ Intermediate Holdings LLC

Consolidated Balance Sheets

(unaudited, dollars in thousands)

	March 31, 2010	December 31, 2009
ASSETS

Current
Cash and cash equivalents	$91,068	$69,393
Short-term investments	7,232	10,023
Receivables
Trade, less allowances of $760 and $839	183,719	185,110
Related parties	1,578	2,056
Other	6,167	62,410
Inventories	266,073	252,173
Deferred income taxes	11,279	—
Prepaid and other	5,836	4,819

	572,952	585,984

Property
Property and equipment, net	1,189,743	1,205,679
Fiber farms and deposits	16,884	17,094

	1,206,627	1,222,773

Deferred financing costs	34,614	47,369
Intangible assets, net	31,670	32,358
Other assets	7,402	7,306

Total assets	$1,853,265	$1,895,790

See accompanying notes to unaudited quarterly consolidated financial statements.

BZ Intermediate Holdings LLC

Consolidated Balance Sheets (continued)

(unaudited, dollars in thousands)

	March 31, 2010	December 31, 2009
LIABILITIES AND CAPITAL

Current
Current portion of long-term debt	$16,663	$30,711
Income taxes payable	98	240
Accounts payable
Trade	174,442	172,518
Related parties	941	2,598
Accrued liabilities
Compensation and benefits	45,636	67,948
Interest payable	12,443	4,946
Other	17,647	23,735

	267,870	302,696

Debt
Long-term debt, less current portion	775,581	785,216

Other
Deferred income taxes	40,251	24,563
Compensation and benefits	120,686	123,889
Other long-term liabilities	30,717	30,836

	191,654	179,288

Commitments and contingent liabilities

Capital	618,160	628,590

Total liabilities and capital	$1,853,265	$1,895,790

See accompanying notes to unaudited quarterly consolidated financial statements.

BZ Intermediate Holdings LLC

Consolidated Statements of Cash Flows

(unaudited, dollars in thousands)

	Three Months Ended March 31
	2010	2009
Cash provided by (used for) operations
Net income (loss)	$(11,849)	$1,369
Items in net income (loss) not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	35,066	35,030
Share-based compensation expense	894	857
Pension and other postretirement benefit expense	2,438	2,450
Deferred income taxes	(7,461)	(506)
Change in fair value of energy derivatives	3,330	2,191
Change in fair value of interest rate derivatives	29	132
(Gain) loss on sales of assets, net	(114)	(20)
Other	(687)	678
Loss on extinguishment of debt	22,197	—
Decrease (increase) in working capital, net of acquisitions
Receivables	58,213	38,800
Inventories	(16,085)	25,258
Prepaid expenses	389	256
Accounts payable and accrued liabilities	(13,057)	(19,577)
Current and deferred income taxes	(5)	(39)
Pension and other postretirement benefit payments	(5,657)	(1,319)
Other	321	128

Cash provided by (used for) operations	67,962	85,688

Cash provided by (used for) investment
Acquisition of businesses and facilities	—	(543)
Expenditures for property and equipment	(14,734)	(17,171)
Purchases of short-term investments	(2,388)	—
Maturities of short-term investments	5,182	—
Sales of assets	22	61
Other	1,093	(412)

Cash provided by (used for) investment	(10,825)	(18,065)

Cash provided by (used for) financing
Issuances of long-term debt	300,000	10,000
Payments of long-term debt	(323,683)	(72,631)
Payments of deferred financing fees	(11,779)	—

Cash provided by (used for) financing	(35,462)	(62,631)

Increase (decrease) in cash and cash equivalents	21,675	4,992
Balance at beginning of the period	69,393	22,518

Balance at end of the period	$91,068	$27,510

See accompanying notes to unaudited quarterly consolidated financial statements.

Notes to Unaudited Quarterly Consolidated Financial Statements

1. Nature of Operations and Basis of Presentation

BZ Intermediate Holdings LLC or “the Company,” “we,” “us,” or “our” is a large, diverse United States-based manufacturer of packaging products and papers, including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. We own pulp and paper mill operations in the following locations: Jackson, Alabama; International Falls, Minnesota; St. Helens, Oregon; and Wallula, Washington, all of which manufacture uncoated freesheet paper. We also own a mill in DeRidder, Louisiana, which produces containerboard (linerboard) as well as newsprint. Additionally, we have a network of five corrugated container plants located in the Pacific Northwest, a corrugated sheet plant in Nevada, and a corrugated sheet feeder plant in Texas.

The following sets forth our operating structure and equity ownership at March 31, 2010:

Boise Finance Company and Boise Co-Issuer Company, two wholly owned subsidiaries of Boise Paper Holdings, L.L.C. (Boise Paper Holdings), are not shown on this chart. This chart also excludes Boise Paper Holdings’ indirect subsidiaries.

BZ Intermediate Holdings LLC, headquartered in Boise, Idaho, operates its business in three reportable segments: Paper, Packaging, and Corporate and Other (support services).

The quarterly consolidated financial statements presented have not been audited by an independent registered public accounting firm but, in the opinion of management, include all adjustments, consisting of normal, recurring adjustments, necessary to present fairly the results for the periods presented. The preparation of the consolidated financial statements involves the use of estimates and accruals. Actual results may vary from those estimates. Quarterly results are not necessarily indicative of results that may be expected for the full year. These notes to unaudited consolidated financial statements should be read in conjunction with our 2009 audited financial statements.

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

Subsequent Events

We have evaluated events and transactions subsequent to March 31, 2010, through May 4, 2010, the date these consolidated financial statements and notes were available to be issued. We have not identified any events that would require recognition or disclosure in the consolidated financial statements or in the notes to the financial statements.

2. Transactions With Related Parties

From February 22, 2008, through early March 2010, Boise Cascade, L.L.C. (Boise Cascade) held a significant interest in us, and our transactions with Boise Cascade were related-party transactions. In early March 2010, Boise Cascade sold all of its remaining investment in our parent company, Boise Inc., and accordingly, it is no longer a related party.

The transportation and other outsourcing services revenues described below were earned during January and February 2010. Beginning in March 2010, no transactions between Boise Cascade and us will be considered related-party transactions, except those concerning Louisiana Timber Procurement Company, L.L.C. (LTP), as described below.

Related-Party Sales

BZ Intermediate Holdings LLC provides transportation services to Boise Cascade. For the three months ended March 31, 2010 and 2009, we recorded $0.3 million and $0.6 million, respectively, of sales for transportation services recorded in “Sales, Related parties” in the Consolidated Statements of Income (Loss).

We are party to an outsourcing services agreement under which we provide a number of corporate staff services to Boise Cascade at our cost. These services include information technology, accounting, and human resource services. The agreement, as extended, expires on February 22, 2012. It will automatically renew for one-year terms unless either party provides notice of termination to the other party at least 12 months in advance of the applicable term. For the three months ended March 31, 2010 and 2009, we recognized $2.3 million and $3.6 million, respectively, in “Sales, Related parties” in the Consolidated Statements of Income (Loss).

LTP, a variable-interest entity that is 50% owned by us and 50% owned by Boise Cascade, sells wood to Boise Cascade and BZ Intermediate Holdings LLC at prices designed to approximate market prices. LTP procures saw timber, pulpwood, residual chips, and other residual wood fiber to meet the wood and fiber requirements of BZ Intermediate Holdings LLC and Boise Cascade. We are the primary beneficiary of LTP, as we are the entity most closely associated with the VIE; therefore, we consolidate LTP in our financial statements. Although Boise Cascade is no longer a related party to our operations, Boise Cascade continues to be a related party to LTP; therefore, sales between Boise Cascade and LTP are related-party sales in our consolidated financial statements. As of March 31, 2010, the carrying amounts of LTP’s assets and liabilities on our Consolidated Balance Sheet are $5.5 million and relate primarily to noninventory working capital. During the three months ended March 31, 2010, we recorded $5.6 million of LTP sales to Boise Cascade in “Sales, Related parties” in the Consolidated Statements of Income (Loss) and approximately the same amount of expenses in “Materials, labor, and other operating expenses.” During the three months ended March 31, 2009, we recorded $11.2 million of LTP sales to Boise Cascade in “Sales, Related parties” in the Consolidated Statements of Income (Loss).

Related-Party Costs and Expenses

BZ Intermediate Holdings LLC purchases fiber from related parties at prices that approximate market prices. During the three months ended March 31, 2010 and 2009, fiber purchases from related parties were

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

$9.8 million and $5.7 million, respectively. These purchases related to chip and log purchases from Boise Cascade’s wood products business. All of the costs associated with these purchases were recorded as “Fiber costs from related parties” in the Consolidated Statements of Income (Loss). Beginning in March 2010, “Fiber costs from related parties” represent only LTP’s purchases from Boise Cascade. Future chip and log purchases from Boise Cascade by BZ Intermediate Holdings LLC will be recorded as “Materials, labor, and other operating expenses” in the Consolidated Statements of Income (Loss).

3. Other (Income) Expense, Net

“Other (income) expense, net” includes miscellaneous income and expense items. The components of “Other (income) expense, net” in the Consolidated Statements of Income (Loss) are as follows (dollars in thousands):

	Three Months Ended March 31
	2010	2009
Sales of assets, net	$(114)	$(20)
Other, net	(189)	259

	$(303)	$239

4. Income Taxes

For the three months ended March 31, 2010, our effective tax benefit rate was 38.6%. The primary reason for the difference from the federal statutory income tax rate of 35.0% is the effect of state income taxes. For the three months ended March 31, 2010, we recorded $7.5 million of income tax benefits. For the three months ended March 31, 2009, our effective tax benefit rate was not meaningful. The primary reason for the difference from the federal statutory income tax rate was the effect of establishing valuation allowances on losses incurred during the quarter, which effect was substantially offset by the effect of various discrete tax items. For the three months ended March 31, 2009, we recorded $0.2 million of income tax benefits.

Uncertain Income Tax Positions

We recognize interest and penalties related to uncertain tax positions as income tax expense in our Consolidated Statements of Income (Loss). Interest expense related to uncertain tax positions was immaterial for the three months ended March 31, 2010 and 2009. We did not record any penalties associated with our uncertain tax positions during the three months ended March 31, 2010 and 2009.

Other

During the three months ended March 31, 2010, refunds received for taxes, net of payments made, were $0.3 million. During the three months ended March 31, 2009, cash paid for taxes, net of refunds received, was $0.3 million.

Due to Internal Revenue Code Section 382, Boise Cascade’s recent sales of its remaining investment in our parent company, Boise Inc., limit the amount of net operating losses that we may utilize in any one year. However, we believe it is more likely than not that our net operating losses will be fully realizable before they expire in 2028 and 2029.

In the normal course of business, we are subject to examination by taxing authorities. As we are a wholly owned, consolidated entity of Boise Inc., our tax return is filed under the consolidated tax return of Boise Inc. Boise Inc.’s open tax years are 2009, 2008, and 2007.

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

We have two wholly owned, consolidated entities of Boise Inc. that are subject to audit by taxing authorities for the year 2006 and the years that follow. The statute of limitations for 2005 expired during 2009. We are responsible for any tax adjustments resulting from such audits.

5. Leases

We lease our distribution centers, as well as other property and equipment, under operating leases. For purposes of determining straight-line rent expense, the lease term is calculated from the date of possession of the facility, including any periods of free rent and any renewal option periods that are reasonably assured of being exercised. Straight-line rent expense is also adjusted to reflect any allowances or reimbursements provided by the lessor. We do not have any sublease rental income for the periods presented below. We do not expect sublease rental income in the future to be material. Accordingly, our future minimum lease payment requirements have not been reduced by sublease rental income. Rental expense for operating leases is as follows (dollars in thousands):

	Three Months Ended March 31
	2010	2009
Rental expense	$3,727	$3,919

For noncancelable operating leases with remaining terms of more than one year, the minimum lease payment requirements are as follows (dollars in thousands):

	Remaining 2010	2011	2012	2013	2014	2015 and Thereafter
Minimum payment	$9,331	$11,801	$10,898	$8,381	$6,908	$19,346

Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to purchase the leased property. Additionally, some agreements contain renewal options averaging six years, with fixed payment terms similar to those in the original lease agreements.

6. Concentrations of Risk

Business

Sales to OfficeMax represent a concentration in the volume of business transacted and in revenue generated from those transactions and a concentration of credit risk. Sales to OfficeMax were $128.2 million and $141.9 million during the three months ended March 31, 2010 and 2009, representing 26% and 28% of total sales for those periods. At March 31, 2010, and December 31, 2009, we had $34.5 million and $34.7 million, respectively, of accounts receivable due from OfficeMax.

Labor

As of March 31, 2010, we had approximately 4,100 employees. Approximately 60% of these employees work pursuant to collective bargaining agreements. As of March 31, 2010, approximately 33% of our employees were working pursuant to collective bargaining agreements that have expired or will expire within one year, including agreements at the following facility locations: Wallula, Washington; DeRidder, Louisiana; Jackson, Alabama; St. Helens, Oregon; and Nampa, Idaho. The labor contract at our paper mill in Wallula, Washington (332 employees represented by the Association of Western Pulp & Paper Workers, the “AWPPW”) expired in March 2009 and was terminated by the AWPPW in October 2009. In February 2010, the union employees at

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

Wallula rejected a new collective bargaining agreement that union leadership had recommended unanimously, and we declared an impasse in the bargaining process and implemented the terms of the last contract offer. We are currently negotiating the labor contract at our mill in DeRidder, Louisiana (387 employees represented by the United Steelworkers), which expired in February 2010, and at our mill in St. Helens, Oregon (122 employees represented by the AWPPW), which expired in March 2010.

7. Inventories

Inventories include the following (dollars in thousands):

	March 31, 2010	December 31, 2009
Finished goods	$130,795	$120,817
Work in process	23,063	22,677
Fiber	39,398	34,557
Other raw materials and supplies	72,817	74,122

	$266,073	$252,173

8. Property and Equipment, Net

Property and equipment consist of the following asset classes (dollars in thousands):

	March 31, 2010	December 31, 2009
Land and land improvements	$31,875	$31,875
Buildings and improvements	203,825	199,086
Machinery and equipment	1,184,755	1,176,494
Construction in progress	19,879	18,992

	1,440,334	1,426,447
Less accumulated depreciation	(250,591)	(220,768)

	$1,189,743	$1,205,679

9. Intangible Assets

Intangible assets represent primarily the values assigned to trademarks and trade names, customer relationships, and technology. Customer relationships are amortized over approximately ten years, and technology is amortized over approximately five years. Trademarks and trade names are not amortized. During the three months ended March 31, 2010 and 2009, intangible asset amortization was $0.7 million. Our estimated amortization expense is $2.1 million for the remainder of 2010, $2.8 million in 2011 and 2012, $1.6 million in 2013, and $1.4 million in 2014 and 2015. The gross carrying amount, accumulated amortization, and net carrying amount as of March 31, 2010, and December 31, 2009, were as follows (dollars in thousands):

	As of March 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks and trade names	$16,800	$—	$16,800
Customer relationships	13,700	(2,854)	10,846
Technology and other	6,895	(2,871)	4,024

	$37,395	$(5,725)	$31,670

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

	As of December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks and trade names	$16,800	$—	$16,800
Customer relationships	13,700	(2,512)	11,188
Technology and other	6,895	(2,525)	4,370

	$37,395	$(5,037)	$32,358

10. Asset Retirement Obligations

We accrue for asset retirement obligations in the period in which they are incurred if sufficient information is available to reasonably estimate the fair value of the obligation. When we record the liability, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value, and the capitalized cost is depreciated over the useful life of the related asset. Occasionally, we become aware of events or circumstances that require us to revise our future estimated cash flows. When revision becomes necessary, we recalculate our obligation and adjust our asset and liability accounts utilizing appropriate discount rates. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded.

At March 31, 2010, and December 31, 2009, we had $10.6 million and $10.4 million, respectively, of asset retirement obligations primarily recorded in “Other long-term liabilities” on the Consolidated Balance Sheets. These liabilities primarily related to landfill closure and closed-site monitoring costs. These liabilities are based on the best estimate of current costs and are updated periodically to reflect current technology, laws and regulations, inflation, and other economic factors. During 2009, our estimated future cash flows for retirement obligations relating to items at two of our mills were reduced as a result of discussions with third-party organizations. These changes reduced our expected asset retirement obligations. No assets are legally restricted for purposes of settling asset retirement obligations. The table below describes changes to the asset retirement obligations for the three months ended March 31, 2010, and for the year ended December 31, 2009 (dollars in thousands):

	Period Ended
	March 31, 2010	December 31, 2009
Asset retirement obligation at beginning of period	$10,362	$14,283
Liabilities incurred	—	—
Accretion expense	206	1,165
Payments	—	(122)
Revisions in estimated cash flows	—	(4,964)

Asset retirement obligation at end of period	$10,568	$10,362

We have additional asset retirement obligations with indeterminate settlement dates. The fair value of these asset retirement obligations cannot be estimated due to the lack of sufficient information to estimate the settlement dates of the obligations. These asset retirement obligations include, for example, (i) removal and disposal of potentially hazardous materials related to equipment and/or an operating facility if the equipment and/or facility were to undergo major maintenance, renovation, or demolition; (ii) wastewater treatment ponds that may be required to be drained and/or cleaned if the related operating facility is closed; and (iii) storage sites or owned facilities for which removal and/or disposal of chemicals and other related materials are required if the operating facility is closed. We will recognize a liability in the period in which sufficient information becomes available to reasonably estimate the fair value of these obligations.

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

11. Debt

At March 31, 2010, and December 31, 2009, our long-term debt and the interest rates on that debt were as follows (dollars in thousands):

	March 31, 2010		December 31, 2009
	Amount	Interest Rate	Amount	Interest Rate
Revolving credit facility, due 2013	$—	—%	$—	—%
Tranche A term loan, due 2013	192,244	3.00%	203,706	3.25%
Tranche B term loan, due 2014	—	—%	312,221	5.75%
9% senior notes, due 2017	300,000	9.00%	300,000	9.00%
8% senior notes, due 2020	300,000	8.00%	—	—%
Current portion of long-term debt	(16,663)	3.00%	(30,711)	3.97%

Long-term debt, less current portion	775,581	7.25%	785,216	6.41%
Current portion of long-term debt	16,663	3.00%	30,711	3.97%

	$792,244	7.17%	$815,927	6.32%

As of March 31, 2010, our debt consisted of the following:

•

The Revolving Credit Facility: A five-year nonamortizing $250.0 million senior secured revolving credit facility with interest at either the London Interbank Offered Rate (LIBOR) plus an applicable margin, which is currently 275 basis points, or a calculated base rate plus an applicable margin, which is currently 175 basis points (collectively with the Tranche A term loan facility, the Credit Facilities).

•

The Tranche A Term Loan Facility: A five-year amortizing senior secured loan facility with interest at LIBOR plus an applicable margin, which is currently 275 basis points, or a calculated base rate plus an applicable margin, which is currently 175 basis points. The Tranche A term loan facility was originally issued at $250.0 million. At December 31, 2009, our LIBOR applicable margin was 300 basis points and our calculated base rate applicable margin was 200 basis points.

•	The 9% Senior Notes: An eight-year nonamortizing $300.0 million senior unsecured debt obligation with annual interest at 9%.

•	The 8% Senior Notes: A ten-year nonamortizing $300.0 million senior unsecured debt obligation with annual interest at 8%.

The Credit Facilities are secured by a first-priority lien on all of the assets of our subsidiaries that guarantee or are borrowers, and in the event of default, the lenders generally would be entitled to seize the collateral. All borrowings under the Credit Facilities bear interest at a rate per annum equal to an applicable margin plus a calculated base rate or adjusted Eurodollar rate. The calculated base rate means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 0.50%. The adjusted Eurodollar rate means LIBOR rounded to the nearest 1/16 of 1.0% and adjusted for any applicable reserve requirements. In addition to paying interest, we pay a commitment fee to the lenders under the revolving credit facility at a rate of 0.375% per annum times the daily average undrawn portion of the revolving credit facility (reduced by the amount of letters of credit issued and outstanding), which fee is payable quarterly in arrears. We also pay letter of credit fees of 275 basis points times the average daily maximum outstanding amount of the letters of credit and a fronting fee of 15 basis points to the issuing bank of outstanding letters of credit. These fees are payable quarterly and in arrears.

At March 31, 2010, and December 31, 2009, we had no borrowings outstanding under the revolving credit facility. For the three months ended March 31, 2010, and the year ended December 31, 2009, the average interest

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

rates for our borrowings under our revolving credit facility were 0.0% and 3.7%, respectively. The minimum and maximum borrowings under the revolving credit facility were zero for the three months ended March 31, 2010, and zero and $60.0 million for the year ended December 31, 2009. The weighted average amount of borrowings outstanding under the revolving credit facility during the three months ended March 31, 2010 and 2009, was zero and $28.1 million, respectively. At March 31, 2010, we had availability of $227.9 million, which is net of outstanding letters of credit of $22.1 million.

Debt Refinancing

On March 19, 2010, Boise Paper Holdings and Boise Co-Issuer Company (together, the 8% Senior Note Issuers), two of our wholly owned indirect subsidiaries, issued a $300 million aggregate principal amount of 8% senior notes due on April 1, 2020 (the 8% Senior Notes) through a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended. The 8% Senior Notes pay interest semiannually in arrears on April 1 and October 1, commencing on October 1, 2010. As a result of this refinancing, we extended the maturity of our debt and fixed our interest rates.

Following the sale of the 8% Senior Notes, we used the net proceeds of the sale, as well as cash on hand, to repay the Tranche B term loan facility plus accrued and unpaid interest at par. Upon the repayment of all of the indebtedness outstanding under the Tranche B term loan facility, such debt was canceled.

The issuance of the 8% Senior Notes and the repayment of our Tranche B term loan facility represented a substantial modification to our debt structure. Therefore, we wrote off $22.2 million of previously unamortized deferred financing costs for the Tranche B term loan facility in “Loss on extinguishment of debt” in our Consolidated Statements of Income (Loss). We recorded $11.8 million of new deferred financing costs related to the March 2010 debt refinancing.

In connection with the issuance of the 8% Senior Notes, we and the 8% Senior Notes Issuers (together the 8% Senior Notes Guarantors) entered into the 8% Senior Notes Registration Rights Agreement, dated as of March 19, 2010. The 8% Senior Notes Registration Rights Agreement requires us to register under the Securities Act the 8% Senior Notes due in 2020 (the 8% Exchange Notes) having substantially identical terms to the 8% Senior Notes and to complete an exchange of the privately placed 8% Senior Notes for the publicly registered 8% Exchange Notes or, in certain circumstances, to file and keep effective a shelf registration statement for resale of the privately placed 8% Senior Notes. If we fail to satisfy these obligations by March 19, 2011, we will pay additional interest up to 1% per annum to holders of the 8% Senior Notes.

The 8% Senior Notes are senior unsecured obligations and rank equally with all of the Issuers’ present and future senior indebtedness, senior to all of their future subordinated indebtedness, and effectively subordinated to all of our present and future senior secured indebtedness (including all borrowings with respect to the Credit Facilities to the extent of the value of the assets securing such indebtedness).

Debt Restructuring

On October 26, 2009, Boise Paper Holdings and Boise Finance Company (together, the 9% Senior Notes Issuers), two of our wholly owned indirect subsidiaries, issued a $300 million aggregate principal amount of 9% senior notes due on November 1, 2017 (the 9% Senior Notes) through a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended. The 9% Senior Notes pay interest semiannually in arrears on May 1 and November 1, commencing on May 1, 2010.

In connection with the issuance of the 9% Senior Notes, we and the 9% Senior Notes Issuers (together the 9% Senior Notes Guarantors) entered into the 9% Senior Notes Registration Rights Agreement, dated as of

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

October 26, 2009. The 9% Senior Notes Registration Rights Agreement requires us to register under the Securities Act the 9% Senior Notes due in 2017 (the 9% Exchange Notes) having substantially identical terms to the 9% Senior Notes and to complete an exchange of the privately placed 9% Senior Notes for the publicly registered 9% Exchange Notes or, in certain circumstances, to file and keep effective a shelf registration statement for resale of the privately placed 9% Senior Notes. If we fail to satisfy these obligations by October 26, 2010, we will pay additional interest up to 1% per annum to holders of the 9% Senior Notes.

The 9% Senior Notes are senior unsecured obligations and rank equally with all of the Issuers’ present and future senior indebtedness, senior to all of their future subordinated indebtedness, and effectively subordinated to all of our present and future senior secured indebtedness (including all borrowings with respect to the Credit Facilities to the extent of the value of the assets securing such indebtedness).

Covenants

The Credit Facilities require us and our subsidiaries to maintain financial covenant ratios. We are required to have a total leverage ratio of less than 4.75:1.00, stepping down to 4.50:1.00 at September 30, 2011, and a secured leverage ratio of 3.25:1.00, stepping down to 3.00:1.00 at September 30, 2011. The total leverage ratio is defined in our loan agreements at the end of any fiscal quarter as the ratio of (i) consolidated total net debt as defined in our Credit Facilities debt agreement as of such day to (ii) consolidated adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the four-fiscal-quarter period ending on such date. The Credit Facilities secured leverage ratio is defined in our First Amendment to our loan agreement as the ratio as of the last day of any fiscal quarter of (i) consolidated first lien secured total net debt as defined in our credit agreement amendments as of such day to (ii) consolidated adjusted EBITDA for the four-fiscal-quarter period ending on such date. The Credit Facilities also limit our ability and our subsidiaries’ ability to make capital expenditures, generally to $150 million per year.

The 9% and 8% Senior Notes indenture agreements contain covenants which, subject to certain exceptions, limit the ability of the 9% and 8% Senior Notes Issuers and the 9% and 8% Senior Notes Guarantors to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates, and create liens on assets of the 9% and 8% Senior Notes Issuers or 9% and 8% Senior Notes Guarantors. Upon a change of control, the 9% and 8% Senior Notes Issuers must offer to repurchase the 9% and 8% Senior Notes at 101% of the principal amount, plus accrued and unpaid interest. If the 9% and 8% Senior Notes Issuers sell certain assets and do not use the proceeds from such sales for specified purposes, they must offer to repurchase the 9% and 8% Senior Notes at 100% of the principal amount, plus accrued and unpaid interest.

Guarantees

Our obligations under our Credit Facilities are guaranteed by each of Boise Paper Holdings’ existing and subsequently acquired domestic subsidiaries (collectively, the Credit Facility Guarantors). The Credit Facilities are secured by a first-priority security interest in substantially all of the real, personal, and mixed property of Boise Paper Holdings and the Credit Facility Guarantors, including 100% of the equity interests of Boise Paper Holdings and each domestic subsidiary of Boise Paper Holdings, 65% of the equity interests of each of Boise Paper Holdings’ foreign subsidiaries (other than Boise Hong Kong Limited so long as Boise Hong Kong Limited does not account for more than $2.5 million of consolidated EBITDA during any fiscal year of Boise Paper Holdings), and all intercompany debt.

The 9% and 8% Senior Notes are jointly and severally guaranteed on a senior unsecured basis by us and each of our existing and future subsidiaries (other than their respective issuers). The 9% and 8% Senior Notes guarantors do not include Louisiana Timber Procurement Company, L.L.C., or foreign subsidiaries.

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

Prepayments

We may redeem all or a portion of the 9% Senior Notes at any time on or after November 1, 2013, at a premium decreasing to zero by November 1, 2015, plus accrued and unpaid interest. In addition, prior to November 1, 2012, the 9% Senior Notes Issuers may redeem up to 35% of the aggregate principal amount of the 9% Senior Notes at a redemption price of 109% of the principal amount thereof with the net proceeds of one or more qualified equity offerings.

We may redeem all or a portion of the 8% Senior Notes at any time on or after April 1, 2015, at a premium decreasing to zero by April 1, 2018, plus accrued and unpaid interest. In addition, prior to April 1, 2013, the 8% Senior Notes Issuers may redeem up to 35% of the aggregate principal amount of the 8% Senior Notes at a redemption price of 108% of the principal amount thereof with the net proceeds of one or more qualified equity offerings.

Other Provisions

Subject to specified exceptions, the Credit Facilities require that the proceeds from certain asset sales, casualty insurance, certain debt issuances, and 75% (subject to step-downs based on certain leverage ratios) of the excess cash flow for each fiscal year must be used to pay down outstanding borrowings. As of March 31, 2010, required debt principal repayments, excluding those from excess cash flows, total $10.4 million during the remainder of 2010, $43.7 million in 2011, $129.7 million in 2012, $8.4 million in 2013, zero in 2014 and 2015, and $600.0 million thereafter.

Other

At March 31, 2010, and December 31, 2009, we had $34.6 million and $47.4 million, respectively, of costs recorded in “Deferred financing costs” on our Consolidated Balance Sheet. As noted above, we repaid the Tranche B term loan facility with the proceeds from the March 2010 debt refinancing, and as a result, we expensed approximately $22.2 million of previously unamortized deferred financing costs. We recorded this charge in “Loss on extinguishment of debt” in our Consolidated Statement of Income (Loss). In addition, $11.8 million of new deferred financing costs related to the debt refinancing are included, net of amortization, in “Deferred financing costs” on our Consolidated Balance Sheet. The amortization of these costs is recorded in interest expense using the effective interest method over the life of the loans. We recorded $2.3 million and $2.9 million, respectively, of amortization expense for the three months ended March 31, 2010 and 2009, in “Interest expense” in our Consolidated Statements of Income (Loss).

For the three months ended March 31, 2010 and 2009, cash payments for interest, net of interest capitalized, were $6.0 million and $16.5 million, respectively.

12. Financial Instruments

We are exposed to market risks, including changes in interest rates, energy prices, and foreign currency exchange rates.

Interest Rate Risk—Debt

With the exception of the Tranche A term loan facility, our debt is fixed-rate debt. At March 31, 2010, the estimated value of our fixed-rate debt, based on then-current interest rates for similar obligations with like maturities, was approximately $17.6 million more than the amount recorded on our Consolidated Balance Sheet. At March 31, 2010, the estimated fair value of our variable-rate debt, based on then-current interest rates for

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

similar obligations with like maturities, was approximately $6.7 million less than the amount recorded on our Consolidated Balance Sheet. The fair value of long-term debt is estimated based on quoted market prices for the same or similar issues or on the discounted value of the future cash flows expected to be paid using incremental rates of borrowing for similar liabilities.

We use interest rate derivative instruments to hedge a portion of our interest rate risk. We have derivatives in place with a cap rate of 5% on a notional amount of $300 million through the period ending March 31, 2011. At March 31, 2010, we recorded the fair value of the interest rate derivatives, or $13,000, in “Other assets” on our Consolidated Balance Sheet. During the three months ended March 31, 2010 and 2009, we recorded the change in fair value of these derivatives, or $29,000 and $132,000 of expense, respectively, in “Change in fair value of interest rate derivatives” in our Consolidated Statements of Income (Loss). During the three months ended March 31, 2010 and 2009, we recorded $0.1 million and $0.2 million, respectively, in “Interest expense” for the amortization of the premiums paid for the interest rate derivatives. Changes in the fair value of these derivatives are recorded in “Change in fair value of interest rate derivatives” in our Consolidated Statements of Income (Loss).

In connection with the repayment of our Tranche B term loan facility, the remaining amounts recorded in accumulated other comprehensive income (loss) relating to the interest rate derivatives were included in “Capital” on our Consolidated Balance Sheet and charged to “Interest expense” in our Consolidated Statement of Income (Loss). As a result, during the three months ended March 31, 2010, we recognized $0.4 million in “Interest expense” in our Consolidated Statements of Income (Loss). For the three months ended March 31, 2009, we amortized $0.1 million of the amounts recorded in accumulated other comprehensive income (loss), which is included in “Capital” on our Consolidated Balance Sheet, to “Interest expense” in our Consolidated Statement of Income (Loss).

Interest Rate Risk—Investments

Our exposure to market risk for changes in interest rates also relates to our cash, cash equivalents, and short-term investments. As of March 31, 2010, our cash, cash equivalents, and short-term investments consisted primarily of funds invested in money market accounts and Federal Deposit Insurance Corporation (FDIC) insured certificates of deposit. As the interest rates on a significant portion of our cash, cash equivalents, and short-term investments are variable, a change in interest rates earned would affect interest income and cash flows but would not have a significant impact on the fair market value of the related underlying instruments.

The components of cash, cash equivalents, and short-term investments as of and for the three months ended March 31, 2010, are as follows (dollars in thousands):

	Three Months Ended March 31, 2010
	Cost Basis	Accrued Interest	Unrealized Gains (Losses)	Recorded Basis	Cash and Cash Equivalents	Short-Term Investments
Cash	$8,333	$—	$—	$8,333	$8,333	$—
Money market accounts	82,735	—	—	82,735	82,735	—
Certificates of deposit	7,196	38	(2)	7,232	—	7,232

Total	$98,264	$38	$(2)	$98,300	$91,068	$7,232

During the three months ended March 31, 2010, $5.2 million of certificates of deposit matured, and $2.4 million were reinvested. At March 31, 2010, we did not have any investments in individual securities that had been in a continual unrealized loss position for more than 12 months. The unrealized losses at March 31, 2010, represent a temporary condition due to the high quality of the investment securities, and we expect to recover the par value of these investments.

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

Energy Risk

We enter into transactions to hedge the variable cash flow risk of natural gas purchases. As of March 31, 2010, we had entered into derivative instruments related to approximately 50% of our forecasted natural gas purchases for April 2010 through October 2010, approximately 27% of our forecasted natural gas purchases for November 2010 through March 2011, approximately 19% of our forecasted natural gas purchases for April 2011 through October 2011, and approximately 4% of our forecasted natural gas purchases for November 2011 through March 2012. At March 31, 2010, these derivatives included three-way collars and call spreads.

A three-way collar is a combination of options: a written put, a purchased call, and a written call. The purchased call establishes a maximum price unless the market price exceeds the written call, at which point the maximum price would be the New York Mercantile Exchange (“NYMEX”) price less the difference between the purchased call and the written call strike price. The written put establishes a minimum price (the floor) for the volumes under contract. The strategy enables us to decrease the floor and the ceiling price of the collar beyond the range of a traditional collar while offsetting the associated cost with the sale of the written call. The following table summarizes our position related to these instruments as of March 31, 2010 (in millions of British thermal units, or mmBtu, per day):

	Three-Way Collars
	April 2010 Through October 2010		November 2010 Through March 2011	April 2011 Through October 2011
Volume hedged	5,500	9,500	4,000	1,000
Strike price of call sold	$12.00	$11.00	$11.00	$11.00
Strike price of call bought	9.00	8.00	8.00	8.00
Strike price of put sold	5.90	5.03	5.66	5.33
Approximate percent hedged	18%	32%	11%	3%

A call spread is a combination of a purchased call and a written call. The purchased call establishes a maximum price unless the market exceeds the written call, at which point the maximum price would be the NYMEX price, less the difference between the purchased call and the written call strike price, plus any applicable net premium associated with the two options. The following table summarizes our position related to these instruments as of March 31, 2010 (in mmBtu per day):

	Call Spreads
	November 2010 Through March 2011		April 2011 Through October 2011		November 2011 Through March 2012
Volume hedged	4,500	1,500	2,500	2,500	1,500
Strike price of call sold	$11.00	$10.00	$11.00	$10.00	$11.00
Strike price of call bought	8.00	7.00	8.00	7.00	8.00
Net cap premium	0.40	0.30	0.36	0.32	0.37
Approximate percent hedged	12%	4%	8%	8%	4%

We have elected to account for these instruments as economic hedges. At March 31, 2010, we recorded the fair value of the derivatives, or $4.8 million, in “Accrued liabilities, Other” on our Consolidated Balance Sheet. During the three months ended March 31, 2010, we recorded the change in fair value of the instruments, or $3.3 million of expense, in “Materials, labor, and other operating expenses” in our Consolidated Statements of Income (Loss).

Foreign Currency Risk

While we are exposed to foreign currency risk in our operations, none of this risk was material to our financial position or results of operations as of March 31, 2010.

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

Fair Value Measurements

We record our financial assets and liabilities, which consist of cash equivalents, short-term investments, and derivative financial instruments that are used to hedge exposures to interest rate and energy risks, at fair value. The fair value hierarchy under U.S. generally accepted accounting principles (GAAP) gives the highest priority to quoted market prices (Level 1) and the lowest priority to unobservable inputs (Level 3). In general, and where applicable, we use quoted prices in active markets for identical assets or liabilities to determine fair value (Level 1). If quoted prices in active markets for identical assets or liabilities are not available to determine fair value, we use quoted prices for similar assets and liabilities or inputs that are observable either directly or indirectly (Level 2). If quoted prices for identical or similar assets are not available or are unobservable, we may use internally developed valuation models, whose inputs include bid prices and third-party valuations utilizing underlying asset assumptions (Level 3). We enter into these hedges with large financial institutions, and we monitor their credit ratings to determine if any adjustments to fair value need to be made. No such adjustments were made in any period presented.

At March 31, 2010, and December 31, 2009, fair value for these financial instruments was determined based on applicable interest rates, such as LIBOR, interest rate curves, and NYMEX price quotations under the terms of the contracts, using current market information as of the reporting date. Our certificates of deposit, interest rate derivatives, and energy derivatives are valued using third-party valuations based on quoted prices for similar assets and liabilities. The following table provides a summary of our assets and liabilities measured at fair value on a recurring basis and the inputs used to develop these estimated fair values under the hierarchy discussed above (dollars in thousands):

	Fair Value Measurements at March 31, 2010, Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market accounts (a)	$82,735	$82,735	$—	$—
Certificates of deposit (b)	7,232	—	7,232	—
Interest rate derivatives (c)	13	—	13	—

	$89,980	$82,735	$7,245	$—

Liabilities:
Energy derivatives (d)	$4,777	$—	$4,777	$—

	$4,777	$—	$4,777	$—

	Fair Value Measurements at December 31, 2009, Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market accounts (a)	$65,125	$65,125	$—	$—
Certificates of deposit (b)	10,023	—	10,023	—
Interest rate derivatives (c)	163	—	163	—

	$75,311	$65,125	$10,186	$—

Liabilities:
Energy derivatives (d)	$1,447	$—	$1,447	$—

	$1,447	$—	$1,447	$—

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

(a)	Recorded in “Cash and cash equivalents” on our Consolidated Balance Sheet.
(b)	Recorded in “Short-term investments” on our Consolidated Balance Sheet.
(c)	Recorded in “Other assets” on our Consolidated Balance Sheet.
(d)	Recorded in “Accrued liabilities, Other” on our Consolidated Balance Sheet.

As of March 31, 2010, and December 31, 2009, we did not have any fair value measurements using significant unobservable inputs (Level 3).

Tabular Disclosure of the Fair Values of Derivative Instruments and the Effect of Those Instruments

(dollars in thousands)

	Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	March 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as economic hedging instruments (a)
Interest rate contracts	Other assets	$13	Accrued liabilities	$—
Natural gas contracts	Other assets	—	Accrued liabilities	4,777

Total derivatives designated as economic hedging instruments		$13		$4,777

Total derivatives		$13		$4,777

	Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated economic hedging instruments (a)
Interest rate contracts	Other assets	$163	Accrued liabilities	$—
Natural gas contracts	Other assets	—	Accrued liabilities	1,447

Total derivatives designated as economic hedging instruments		$163		$1,447

Total derivatives		$163		$1,447

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

The Effect of Derivative Instruments on the Consolidated Statement of Income (Loss) for the Three Months Ended March 31, 2010
Derivatives Designated as Cash Flow Hedging Instruments (b)	Amount of Gain or (Loss) Recognized in Accumulated OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Derivatives Designated as Economic Hedging Instruments (a)	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Interest rate contracts	$—	Interest income/expense	$(422)	Interest rate contracts	Change in fair value of interest rate derivatives	$(29)
				Natural gas contracts	Materials, labor, and other operating expenses	(3,330)

	$—		$(422)			$(3,359)

The Effect of Derivative Instruments on the Consolidated Statement of Income (Loss) for the Three Months Ended March 31, 2009
Derivatives Designated as Cash Flow Hedging Instruments (b)	Amount of Gain or (Loss) Recognized in Accumulated OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Derivatives Designated as Economic Hedging Instruments (a)	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Interest rate contracts	$—	Interest income/expense	$(84)	Interest rate contracts	Change in fair value of interest rate derivatives	$(132)
				Natural gas contracts	Materials, labor, and other operating expenses	(2,191)

	$—		$(84)			$(2,323)

(a)	See discussion above for additional information on our purpose for entering into derivatives designated as economic hedges and our overall risk management strategies.
(b)	As of January 1, 2009, we no longer have interest rate derivatives designated as cash flow hedges. During the three months ended March 31, 2010 and 2009, these derivatives were accounted for as economic hedges.

13. New and Recently Adopted Accounting Standards

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-06, Improving Disclosures about Fair Value Measurements. This ASU amends FASB Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, to require reporting entities to make new disclosures about recurring or nonrecurring fair value measurements, including significant transfers into and out of Level 1 and Level 2 fair value measurements and information about purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. The ASU also clarifies existing fair value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. We adopted this guidance on January 1, 2010, and the adoption did not have a material impact on our financial position or results of operations. The detailed Level 3 roll-forward disclosures are effective for fiscal years beginning after December 15, 2010. We do not expect the adoption of the Level 3 roll-forward disclosures to have a material impact on our financial position or results of operation.

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

In June 2009, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 167, Amendments to FASB Interpretation No. 46(R) (FASB ASC 810), which amends the consolidation guidance applicable to variable-interest entities (VIEs). This guidance requires that entities evaluate former qualified special-purpose entities for consolidation, changes the approach to determining a VIE’s primary beneficiary from a quantitative assessment to a qualitative assessment, and increases the frequency of required reassessment to determine whether a company is the primary beneficiary of a VIE. It also requires additional year-end and interim disclosures. We adopted this guidance on January 1, 2010, and the adoption did not have a material impact on our financial position or results of operations. During first quarter 2010, we reassessed our primary beneficiary assertion relating to Louisiana Timber Procurement, L.L.C., our only VIE, after Boise Cascade sold all of their remaining interest in us. This analysis did not change our assertions or have a material impact on our financial position or results of operations.

There were no other accounting standards recently issued that had or are expected to have a material impact on our financial position or results of operations.

14. Retirement and Benefit Plans

During all of the periods presented, some of our employees participated in our retirement plans. These plans consist of noncontributory defined benefit pension plans, contributory defined contribution savings plans, deferred compensation plans, and postretirement healthcare benefit plans. Compensation expense was calculated based on costs directly attributable to our employees.

Components of Net Periodic Benefit Cost and Other Comprehensive (Income) Loss

The components of net periodic benefit cost and other comprehensive (income) loss are as follows (dollars in thousands):

	Pension Benefits		Other Benefits
	Three Months Ended March 31		Three Months Ended March 31
	2010	2009	2010	2009
Service cost	$1,508	$1,916	$1	$1
Interest cost	6,346	6,041	8	31
Expected return on plan assets	(5,879)	(5,734)	—	—
Amortization of actuarial (gain) loss	455	83	(139)	—
Amortization of prior service costs and other	13	9	—	—

Company-sponsored plans	2,443	2,315	(130)	32
Multiemployer plans	125	103	—	—

Net periodic benefit cost	$2,568	$2,418	$(130)	$32

During the three months ended March 31, 2010 and 2009, net periodic pension expense included $0.5 million and $0.1 million, respectively, of net loss that was amortized from accumulated other comprehensive income (loss), which is included in “Capital” on our Consolidated Balance Sheets.

We made a $5.5 million voluntary contribution to our qualified pension plans in March 2010. We estimate that we will be required to contribute approximately $1 million more to our pension plans in 2010, and we may choose to make further voluntary contributions during the year.

15. Capital

BZ Intermediate Holdings LLC has authorized 1,000 voting common units with a par value of $0.01. All of these units have been issued to Boise Inc. “Capital” on our Consolidated Balance Sheets represents our equity

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

transactions with Boise Inc., net income (loss) from the operations of our subsidiaries, the effect of changes in other comprehensive income, and restricted stock. Share-based compensation costs in our financial statements represent expenses for restricted stock of Boise Inc., which have been pushed down to us for accounting purposes and are explained in more detail below.

Net income (loss) per common share is not applicable as BZ Intermediate Holdings LLC and the Predecessor do not have common shares.

Restricted Stock and Restricted Stock Units

In our consolidated financial statements, we evaluate share-based compensation for awards granted under the Boise Inc. Incentive and Performance Plan (the Plan) on a quarterly basis based on our estimate of expected restricted stock forfeiture, review of recent forfeiture activity, and expected future turnover. We recognize the effect of adjusting the forfeiture rate for all expense amortization in the period that we change the forfeiture estimate. The effect of forfeiture adjustments during the three months ended March 31, 2010 and 2009, was zero.

Service-Condition Vesting Awards

In March 2010, pursuant to the Plan, Boise Inc. granted 0.2 million shares of restricted stock to our nonemployee directors. The shares will vest fully on March 15, 2011. Any shares not vested on or before March 15, 2011, will be forfeited.

In March 2009, pursuant to the Plan, Boise Inc. granted to directors and members of management 4.6 million shares of restricted stock and 1.2 million restricted stock units (collectively, restricted stock). The 2.0 million shares of restricted stock granted to the directors vested on March 15, 2010. The grants to members of management vested or will vest as follows: one-fifth on March 15, 2010, one-fifth on March 15, 2011, and three-fifths on March 15, 2012. Any shares not vested on or before March 15, 2012, will be forfeited.

In May 2008, directors and members of management were granted awards of 0.4 million and 0.8 million shares, respectively, of restricted stock subject to service-condition vesting. The restricted stock granted to directors vested on March 2, 2009. Additionally, one-third of the management grants subject to service-condition vesting restrictions vested on March 2, 2009. Half of the remaining management grants subject to service-condition vesting restrictions vested on February 28, 2010, and the remaining half will vest on February 28, 2011. Any shares not vested on or before February 28, 2011, will be forfeited.

Market-Condition Vesting Awards

In May 2008, members of management were granted 1.9 million shares of restricted stock, subject to market-based vesting restrictions. Of this 1.9 million, 0.7 million will vest on February 28, 2011, if the closing price of Boise Inc. stock has been at least $10 per share for at least 20 trading days in any period of 30 consecutive trading days between the grant date and February 28, 2011. The weighted average grant-date fair value of these awards was $2.03 per share. The remaining 1.2 million shares of the restricted stock grants will vest on February 28, 2011, if the closing price of Boise Inc. stock has been at least $12.50 per share for at least 20 trading days in any period of 30 consecutive trading days between the grant date and February 28, 2011. The weighted average grant-date fair value of these awards was $1.57 per share. Any shares not vested on February 28, 2011, will be forfeited.

Compensation Expense

We recognize compensation expense for the restricted stock based on the fair value on the date of the grant, as described below. Compensation expense is recognized ratably over the vesting period for the restricted stock grants that vest over time and ratably over the award period for the restricted stock grants that vest based on the

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

closing price of Boise Inc. stock, as discussed above. During each of the three months ended March 31, 2010 and 2009, we recognized $0.9 million of compensation expense. Most of these costs were recorded in “General and administrative expenses” in our Consolidated Statements of Income (Loss).

Fair Value Measurement

The fair value of service-condition restricted stock is determined based on the number of shares or units granted and the quoted price of our stock at the date of grant and is expensed on a straight-line basis over the vesting period. The fair value on the date of grant was $5.46 per share for the 2010 restricted stock grant, $0.43 per share for the 2009 grant, and $4.16 per share for the 2008 grant. Compensation expense is adjusted if the service condition is not met.

The equity grants that vest based on the stock price of Boise Inc. are market-condition grants. Because the market-based restrictions represent a more difficult threshold to meet before payout, with greater uncertainty that the market condition will be satisfied, these awards have a lower fair value than those that vest based primarily on the passage of time. However, compensation expense is required to be recognized for an award regardless of when, if ever, the market condition is satisfied. We determined the fair value on the date of grant of the market-condition awards that vest based on the stock price of Boise Inc. at $10 per share and $12.50 per share to be approximately $2.03 per share and $1.57 per share, respectively. The fair value of market-condition restricted stock or units is estimated at the grant date using a Monte Carlo simulation. We assumed a risk-free rate of 2.59%, an expected stock volatility of 58.60%, and a stock price for Boise Inc.’s common shares of $4.16 per share. The $4.16-per-share value is based on Boise Inc.’s closing stock price on the date of grant. Expense is recognized on a straight-line basis over the service period.

The following summarizes the activity of the outstanding service- and market-condition restricted stock and units awarded under the Plan as of March 31, 2010, and December 31, 2009, and changes during the periods ended March 31, 2010, and December 31, 2009 (number of shares and aggregate fair value in thousands):

	Service-Condition Vesting Awards			Market-Condition Vesting Awards
	Number of Shares	Weighted Average Grant-Date Fair Value	Aggregate Fair Value	Number of Shares	Weighted Average Grant-Date Fair Value	Aggregate Fair Value
Outstanding at December 31, 2008 (a)	1,143	$4.16	$4,754	1,916	$1.75	$3,345
Granted	5,841	0.43	2,512	—	—	—
Vested (b)	(604)	4.16	(2,511)	—	—	—
Forfeited	(49)	1.27	(63)	(32)	1.75	(56)

Outstanding at December 31, 2009 (a)(c)	6,331	$0.74	$4,692	1,884	$1.75	$3,289

Granted	200	$5.46	$1,090	—	$—	$—
Vested (b)	(3,005)	0.76	(2,279)	(4)	1.75	(7)
Forfeited	(10)	0.52	(5)	(2)	1.75	(3)

Outstanding at March 31, 2010 (a)(c)	3,516	$0.99	$3,498	1,878	$1.75	$3,279

(a)	Outstanding awards included all nonvested and nonforfeited awards.
(b)	We repurchase for cash any fractional shares as they vest. During the three months ended March 31, 2010, and the year ended December 31, 2009, we repurchased 25.18 shares and 24.33 shares, respectively.
(c)	The remaining weighted average contractual term is approximately 1.3 years for the service-condition awards and 1.0 years for the market-condition awards.

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

In 2010, employees were given the option to utilize shares to cover minimum tax withholdings upon the vesting of restricted stock. As of March 31, 2010, a total of 220,457 shares and 81,826 units were withheld from employees to cover taxes. The shares were canceled and retired.

At March 31, 2010, we had approximately $3.1 million and $1.0 million, respectively, of total unrecognized compensation cost related to the nonvested service-condition and market-condition restricted stock grants under the Plan. The cost is expected to be recognized generally over a weighted average period of 2.0 years and 3.0 years for the service-condition and market-condition awards, respectively. Unrecognized compensation expense is calculated net of estimated forfeitures of $0.1 million. During the three months ended March 31, 2010 and 2009, we recognized $0.9 million of compensation expense, $0.6 million of which related to the grant-date fair value of service-condition awards and $0.3 million of which related to the market-condition awards.

16. Comprehensive Income (Loss)

Comprehensive income (loss) includes the following (dollars in thousands):

	Three Months Ended March 31
	2010	2009
Net income (loss)	$(11,849)	$1,369
Other comprehensive income (loss), net of tax:
Cash flow hedges	259	84
Unfunded accumulated benefit obligation	264	(92)
Unrealized gains on short-term investments	3	—

Comprehensive income (loss)	$(11,323)	$1,361

17. St. Helens Mill Restructuring

In November 2008, we announced the restructuring of our paper mill in St. Helens, Oregon. The restructuring was primarily the result of declining product demand coupled with continuing high costs. We expect to spend approximately $1.6 million in 2010 and $1.0 million in 2011 in decommissioning and other costs. During the three months ended March 31, 2010, we spent $0.1 million in decommissioning costs, and during the three months ended March 31, 2009, we spent $3.2 million in decommissioning costs and $0.4 million in other costs, all of which are recorded in “St. Helens mill restructuring” in our Consolidated Statements of Income (Loss). These expenses are recorded in our Paper segment when the liability is incurred. At March 31, 2010, and December 31, 2009, we had $0.3 million and $0.5 million, respectively, of severance liabilities included in “Accrued liabilities, Compensation and benefits” on the Consolidated Balance Sheets.

18. Segment Information

There are no differences in our basis of segmentation or in our basis of measurement of segment profit or loss from those disclosed in Note 17, Segment Information, of the Notes to Consolidated Financial Statements in our 2009 audited financial statements.

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

An analysis of operations by segment is as follows (dollars in millions):

BZ Intermediate Holdings LLC	Sales				Income (Loss) Before Income Taxes		Depre- ciation, Amorti- zation, and Depletion	EBITDA (c)
Three Months Ended March 31, 2010	Trade	Related Parties	Inter- segment	Total
Paper	$339.3	$—	$14.2	$353.5	$29.9	(a)	$21.5	$51.4	(a)
Packaging	141.9	5.6	0.7	148.2	(5.8	)(a)	9.7	3.9	(a)
Corporate and Other	4.7	2.6	9.2	16.5	(4.8	)(a)	0.9	(3.8	)(a)

	485.9	8.2	24.1	518.2	19.3		32.1	51.5

Intersegment eliminations	—	—	(24.1)	(24.1)	—		—	—
Change in fair value of interest rate derivatives	—	—	—	—	—		—	—
Loss on extinguishment of debt	—	—	—	—	(22.2	)(a)	—	(22.2	)(a)
Interest expense	—	—	—	—	(16.4)		—	—
Interest income	—	—	—	—	—		—	—

	$485.9	$8.2	$—	$494.1	$(19.3)		$32.1	$29.3

BZ Intermediate Holdings LLC	Sales				Income (Loss) Before Income Taxes	Depre- ciation, Amorti- zation, and Depletion	EBITDA (c)
Three Months Ended March 31, 2009	Trade	Related Parties	Inter- segment	Total
Paper	$337.0	$—	$15.0	$352.0	$24.8 (b)	$21.3	$46.1	(b)
Packaging	145.3	11.2	0.6	157.1	1.1 (b)	9.7	10.8	(b)
Corporate and Other	2.6	4.2	8.5	15.3	(5.1)	1.0	(4.2)

	484.9	15.4	24.1	524.4	20.8	32.0	52.7

Intersegment eliminations	—	—	(24.1)	(24.1)	—	—	—
Change in fair value of interest rate derivatives	—	—	—	—	(0.1)	—	—
Interest expense	—	—	—	—	(22.2)	—	—
Interest income	—	—	—	—	0.1	—	—

	$484.9	$15.4	$—	$500.3	$(1.5)	$32.0	$52.7

(a)	Included $0.1 million of expense recorded in the Paper segment associated with the restructuring of the St. Helens mill.

Included $3.3 million of expense related to the change in fair value of energy hedges, of which $2.8 million was recorded in the Paper segment and $0.5 million was recorded in the Packaging segment.

Included $22.2 million of noncash expense recorded in the Corporate and Other segment associated with the refinancing of our debt.

(b)	Included $3.6 million of expense recorded in the Paper segment associated with the restructuring of the St. Helens mill.

Included $2.2 million of expense related to the change in fair value of energy hedges, $1.8 million of which was recorded in the Paper segment and $0.4 million in the Packaging segment.

(c)

EBITDA represents income (loss) before interest (interest expense, interest income, and change in fair value of interest rate derivatives), income tax provision (benefit), and depreciation, amortization, and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management’s ability to assess and view the core operating trends in our segments. EBITDA, however, is not a measure of our liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, change in fair value of interest rate derivatives, and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following is a reconciliation of net income (loss) to EBITDA (dollars in millions):

	Three Months Ended March 31
	2010	2009
Net income (loss)	$(11.8)	$1.4
Change in fair value of interest rate derivatives	—	0.1
Interest expense	16.4	19.5
Interest income	—	(0.1)
Income tax provision (benefit)	(7.5)	(0.2)
Depreciation, amortization, and depletion	32.1	32.0

EBITDA	$29.3	$52.7

19. Alternative Fuel Mixture Credits Receivable

The U.S. Internal Revenue Code allowed an excise tax credit for taxpayers using alternative fuels in the taxpayer’s trade or business. As of December 31, 2009, we recorded a receivable of $56.6 million in “Receivables, Other” on our Consolidated Balance Sheet for alternative fuel mixture credits. We received this credit in March 2010 after we filed our 2009 federal income tax return. The credits expired on December 31, 2009.

20. Commitments and Guarantees

Commitments

We have financial commitments for lease payments and for the purchase of logs, wood fiber, and utilities. In addition, we have other financial obligations that we enter into in the normal course of our business to purchase goods and services and to make capital improvements to our facilities.

These agreements are discussed in Note 18, Commitments and Guarantees, of the Notes to Consolidated Financial Statements in our 2009 audited financial statements. At March 31, 2010, there have been no material changes to our commitments outside of the normal course of business, except as disclosed in Note 11, Debt.

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

Guarantees

We provide guarantees, indemnifications, and assurances to others in the normal course of our business. See Note 11, Debt, for a description of the guarantees, including the approximate terms of the guarantees, how the guarantees arose, the events or circumstances that would require us to perform under the guarantees, and the maximum potential undiscounted amounts of future payments we could be required to make.

21. Legal Proceedings and Contingencies

We are a party to routine proceedings that arise in the course of our business. We are not currently a party to any legal proceedings or environmental claims that we believe would have a material adverse effect on our financial position, results of operations, or liquidity.

22. Consolidating Guarantor and Nonguarantor Financial Information

Our 9% and 8% Senior Notes are jointly and severally guaranteed on a senior unsecured basis by BZ Intermediate Holdings and each of its existing and future subsidiaries (other than: (i) the Co-issuers, Boise Paper Holdings, Boise Co-Issuer Company and Boise Finance Company; (ii) Louisiana Timber Procurement Company, L.L.C.; and (iii) our foreign subsidiaries). The following consolidating financial statements present the results of operations, financial position and cash flows of (i) BZ Intermediate Holdings LLC (parent); (ii) Co-issuers; (iii) Guarantor subsidiaries; (iv) Non-guarantor subsidiaries; and (v) eliminations to arrive at the information on a consolidated basis.

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Statements of Income (Loss)

For the Three Months Ended March 31, 2010

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
Sales
Trade	$—	$1,214	$483,445	$1,192	$—	$485,851
Intercompany	—	—	—	26,763	(26,763)	—
Related parties	—	2,364	332	5,558	—	8,254

	—	3,578	483,777	33,513	(26,763)	494,105

Costs and expenses
Materials, labor, and other operating expenses	—	3,432	398,303	33,513	(26,763)	408,485
Fiber costs from related parties	—	—	9,831	—	—	9,831
Depreciation, amortization, and depletion	—	824	31,307	—	—	32,131
Selling and distribution expenses	—	—	13,680	54	—	13,734
General and administrative expenses	—	5,314	6,145	—	—	11,459
St. Helens mill restructuring	—	—	128	—	—	128
Other (income) expense, net	—	17	(290)	(30)	—	(303)

	—	9,587	459,104	33,537	(26,763)	475,465

Income (loss) from operations	—	(6,009)	24,673	(24)	—	18,640

Foreign exchange gain (loss)	—	432	255	—	—	687
Change in fair value of interest rate derivatives	—	(29)	—	—	—	(29)
Loss on extinguishment of debt	—	(22,197)	—	—	—	(22,197)
Interest expense	—	(16,445)	—	—	—	(16,445)
Interest expense—intercompany	—	(49)	—	(4)	53	—
Interest income	—	35	2	—	—	37
Interest income—intercompany	—	4	49	—	(53)	—

	—	(38,249)	306	(4)	—	(37,947)

Income (loss) before income taxes	—	(44,258)	24,979	(28)	—	(19,307)
Income tax (provision) benefit	—	7,496	(38)	—	—	7,458

Income (loss) before equity in net income (loss) of affiliates	—	(36,762)	24,941	(28)	—	(11,849)
Equity in net income (loss) of affiliates	(11,849)	24,913	—	—	(13,064)	—

Net income (loss)	$(11,849)	$(11,849)	$24,941	$(28)	$(13,064)	$(11,849)

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Statements of Income (Loss)

For the Three Months Ended March 31, 2009

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
Sales
Trade	$—	$—	$483,859	$1,009	$—	$484,868
Intercompany	—	—	3	18,180	(18,183)	—
Related parties	—	3,616	582	11,219	—	15,417

	—	3,616	484,444	30,408	(18,183)	500,285

Costs and expenses
Materials, labor, and other operating expenses	—	3,383	397,532	30,407	(18,183)	413,139
Fiber costs from related parties	—	—	5,703	—	—	5,703
Depreciation, amortization, and depletion	—	828	31,144	—	—	31,972
Selling and distribution expenses	—	—	13,738	44	—	13,782
General and administrative expenses	—	3,667	6,706	—	—	10,373
St. Helens mill restructuring	—	—	3,648	—	—	3,648
Other (income) expense, net	—	370	(72)	(59)	—	239

	—	8,248	458,399	30,392	(18,183)	478,856

Income (loss) from operations	—	(4,632)	26,045	16	—	21,429

Foreign exchange gain (loss)	—	(409)	(269)	—	—	(678)
Change in fair value of interest rate derivatives	—	(132)	—	—	—	(132)
Interest expense	—	(19,531)	—	—	—	(19,531)
Interest expense—intercompany	—	(40)	—	(4)	44	—
Interest income	—	54	—	—	—	54
Interest income—intercompany	—	4	40	—	(44)	—

	—	(20,054)	(229)	(4)	—	(20,287)

Income (loss) before income taxes	—	(24,686)	25,816	12	—	1,142
Income tax (provision) benefit	—	312	(85)	—	—	227

Income (loss) before equity in net income (loss) of affiliates	—	(24,374)	25,731	12	—	1,369
Equity in net income (loss) of affiliates	1,369	25,743	—	—	(27,112)	—

Net income (loss)	$1,369	$1,369	$25,731	$12	$(27,112)	$1,369

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Balance Sheets at March 31, 2010

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current
Cash and cash equivalents	$—	$90,800	$6	$262	$—	$91,068
Short-term investments	—	7,232	—	—	—	7,232
Receivables
Trade, less allowances	—	1,231	182,435	53	—	183,719
Intercompany	—	—	24	3,570	(3,594)	—
Related parties	—	—	—	1,578	—	1,578
Other	—	1,914	4,252	1	—	6,167
Inventories	—	17	266,056	—	—	266,073
Deferred income taxes	—	11,279	—	—	—	11,279
Prepaid and other	—	7,153	(1,323)	6	—	5,836

	—	119,626	451,450	5,470	(3,594)	572,952

Property
Property and equipment, net	—	6,299	1,183,444	—	—	1,189,743
Fiber farms and deposits	—	—	16,884	—	—	16,884

	—	6,299	1,200,328	—	—	1,206,627

Deferred financing costs	—	34,614	—		—	34,614
Intangible assets, net	—	—	31,670	—	—	31,670
Investments in affiliates	618,160	1,466,225	—	—	(2,084,385)	—
Other assets	—	4,271	3,131	—	—	7,402

Total assets	$618,160	$1,631,035	$1,686,579	$5,470	$(2,087,979)	$1,853,265

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Balance Sheets at March 31, 2010

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND CAPITAL
Current
Current portion of long-term debt	$—	$16,663	$—	$—	$—	$16,663
Income taxes payable	—	(2,238)	2,334	2	—	98
Accounts payable
Trade	—	10,052	160,052	4,338	—	174,442
Intercompany	—	1	3,570	23	(3,594)	—
Related parties	—	—	—	941	—	941
Accrued liabilities
Compensation and benefits	—	18,062	27,574	—	—	45,636
Interest payable	—	12,443	—	—	—	12,443
Other	—	586	16,902	159	—	17,647

	—	55,569	210,432	5,463	(3,594)	267,870

Debt
Long-term debt, less current portion	—	775,581	—	—	—	775,581

Other
Deferred income taxes	—	39,971	280	—	—	40,251
Compensation and benefits	—	120,686	—	—	—	120,686
Other long-term liabilities	—	21,068	9,649	—	—	30,717

	—	181,725	9,929	—	—	191,654

Commitments and contingent liabilities
Capital	618,160	618,160	1,466,218	7	(2,084,385)	618,160

Total liabilities and capital	$618,160	$1,631,035	$1,686,579	$5,470	$(2,087,979)	$1,853,265

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Statements of Cash Flow

For the Three Months Ended March 31, 2010

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non– guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by (used for) operations
Net income (loss)	$(11,849)	$(11,849)	$24,941	$(28)	$(13,064)	$(11,849)
Items in net income (loss) not using (providing) cash
Equity in net (income) loss of affiliates	11,849	(24,913)	—	—	13,064	—
Depreciation, depletion, and amortization of deferred financing costs and other	—	3,759	31,307	—	—	35,066
Share-based compensation expense	—	894	—	—	—	894
Pension and other postretirement benefit expense	—	2,438	—	—	—	2,438
Deferred income taxes	—	(7,461)	—	—	—	(7,461)
Change in fair value of energy derivatives	—	—	3,330	—	—	3,330
Change in fair value of interest rate derivatives	—	29	—	—	—	29
(Gain) loss on sales of assets, net	—	—	(114)	—	—	(114)
Other	—	(432)	(255)	—	—	(687)
Loss on extinguishment of debt	—	22,197	—	—	—	22,197
Decrease (increase) in working capital, net of aquisitions
Receivables	—	(576)	79,650	(3,494)	(17,367)	58,213
Inventories	—	1	(16,086)	—	—	(16,085)
Prepaid expenses	—	(1,697)	2,092	(6)	—	389
Accounts payable and accrued liabilities	—	(3,826)	(30,064)	3,466	17,367	(13,057)
Current and deferred income taxes	—	(43)	38	—	—	(5)
Pension and other postretirement benefit payments	—	(5,657)	—	—	—	(5,657)
Other	—	577	(256)	—	—	321

Cash provided by (used for) operations	—	(26,559)	94,583	(62)	—	67,962

Cash provided by (used for) investment
Expenditures for property and equipment	—	(954)	(13,780)	—	—	(14,734)
Purchases of short-term investments	—	(2,388)	—	—	—	(2,388)
Maturities of short-term investments	—	5,182	—	—	—	5,182
Sales of assets	—	—	22	—	—	22
Other	—	429	664	—	—	1,093

Cash provided by (used for) investment	—	2,269	(13,094)	—	—	(10,825)

Cash provided by (used for) financing
Issuances of long-term debt	—	300,000	—	—	—	300,000
Payments of long-term debt	—	(323,683)	—	—	—	(323,683)
Payments of deferred financing fees	—	(11,779)	—	—	—	(11,779)
Due to (from) affiliates	—	81,481	(81,516)	35	—	—

Cash provided by (used for) financing	—	46,019	(81,516)	35	—	(35,462)

Increase (decrease) in cash and cash equivalents	—	21,729	(27)	(27)	—	21,675
Balance at beginning of the period	—	69,071	33	289	—	69,393

Balance at end of the period	$—	$90,800	$6	$262	$—	$91,068

Notes to Unaudited Quarterly Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Statements of Cash Flow

For the Three Months Ended March 31, 2009

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by (used for) operations
Net income (loss)	$1,369	$1,369	$25,731	$12	$(27,112)	$1,369
Items in net income (loss) not using (providing) cash
Equity in net (income) loss of affiliates	(1,369)	(25,743)	—	—	27,112	—
Depreciation, depletion, and amortization of deferred financing costs and other	—	3,886	31,144	—	—	35,030
Share-based compensation expense	—	857	—	—	—	857
Pension and other postretirement benefit expense	—	2,450	—	—	—	2,450
Deferred income taxes	—	(506)	—	—	—	(506)
Change in fair value of energy derivatives	—	—	2,191	—	—	2,191
Change in fair value of interest rate derivatives	—	132	—	—	—	132
(Gain) loss on sales of assets, net	—	(1)	(19)	—	—	(20)
Other	—	409	269	—	—	678
Decrease (increase) in working capital, net of aquisitions
Receivables	—	197	37,859	(619)	1,363	38,800
Inventories	—	—	25,258	—	—	25,258
Prepaid expenses	—	(2,619)	2,881	(6)	—	256
Accounts payable and accrued liabilities	—	(6,804)	(11,492)	82	(1,363)	(19,577)
Current and deferred income taxes	—	(124)	85	—	—	(39)
Pension and other postretirement benefit payments	—	(1,319)	—	—	—	(1,319)
Other	—	148	(20)	—	—	128

Cash provided by (used for) operations	—	(27,668)	113,887	(531)	—	85,688

Cash provided by (used for) investment
Acquisition of businesses and facilities	—	—	(543)	—	—	(543)
Expenditures for property and equipment	—	(677)	(16,494)	—	—	(17,171)
Sales of assets	—	—	61	—	—	61
Other	—	(381)	(31)	—	—	(412)

Cash provided by (used for) investment	—	(1,058)	(17,007)	—	—	(18,065)

Cash provided by (used for) financing
Issuances of long-term debt	—	10,000	—	—	—	10,000
Payments of long-term debt	—	(72,631)	—	—	—	(72,631)
Due to (from) affiliates	—	96,865	(96,881)	16	—	—

Cash provided by (used for) financing	—	34,234	(96,881)	16	—	(62,631)

Increase (decrease) in cash and cash equivalents	—	5,508	(1)	(515)	—	4,992
Balance at beginning of the period	—	19,866	7	2,645	—	22,518

Balance at end of the period	$—	$25,374	$6	$2,130	$—	$27,510

[THIS PAGE INTENTIONALLY LEFT BLANK]

BZ Intermediate Holdings LLC

Consolidated Statements of Income (Loss)

(dollars, in thousands)

	BZ Intermediate Holdings LLC		Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2007
Sales
Trade	$1,935,410	$1,990,207	$258,430	$1,636,605
Related parties	42,782	80,425	101,490	695,998

	1,978,192	2,070,632	359,920	2,332,603

Costs and expenses
Materials, labor, and other operating expenses	1,596,214	1,756,826	313,931	1,948,230
Fiber costs from related parties	36,858	54,628	7,662	39,352
Depreciation, depletion, and amortization	131,500	109,988	477	84,649
Selling and distribution expenses	55,524	48,278	9,097	59,488
General and administrative expenses	50,250	34,318	6,606	44,549
St. Helens mill restructuring	5,805	29,780	—	—
Alternative fuel mixture credits	(207,607)	—	—	—
Other (income) expense, net	4,005	(2,980)	(989)	(4,142)

	1,672,549	2,030,838	336,784	2,172,126

Income from operations	305,643	39,794	23,136	160,477

Foreign exchange gain (loss)	2,639	(4,696)	54	1,184
Change in fair value of interest rate derivatives	568	(479)	—	—
Loss on extinguishment of debt	(66,784)	—	—	—
Interest expense	(74,263)	(82,945)	(2)	—
Interest income	367	617	161	697

	(137,473)	(87,503)	213	1,881

Income (loss) before income taxes	168,170	(47,709)	23,349	162,358
Income tax (provision) benefit	(20,356)	5,849	(563)	(2,767)

Net income (loss)	$147,814	$(41,860)	$22,786	$159,591

See accompanying notes to consolidated financial statements.

BZ Intermediate Holdings LLC

Consolidated Balance Sheets

(dollars, in thousands)

	December 31, 2009	December 31, 2008
ASSETS

Current
Cash and cash equivalents	$69,393	$22,518
Short-term investments	10,023	—
Receivables
Trade, less allowances of $839 and $961	185,110	220,204
Related parties	2,056	1,796
Other	62,410	4,937
Inventories	252,173	335,004
Deferred income taxes	—	2,108
Prepaid and other	4,819	6,289

	585,984	592,856

Property
Property and equipment, net	1,205,679	1,262,810
Fiber farms and deposits	17,094	14,651

	1,222,773	1,277,461

Deferred financing costs	47,369	72,570
Intangible assets, net	32,358	35,075
Other assets	7,306	7,114

Total assets	$1,895,790	$1,985,076

See accompanying notes to consolidated financial statements.

BZ Intermediate Holdings LLC

Consolidated Balance Sheets (continued)

(dollars, in thousands)

	December 31, 2009	December 31, 2008
LIABILITIES AND CAPITAL

Current
Current portion of long-term debt	$30,711	$25,822
Income taxes payable	240	925
Accounts payable
Trade	172,518	177,157
Related parties	2,598	3,107
Accrued liabilities
Compensation and benefits	67,948	44,488
Interest payable	4,946	184
Other	23,735	17,402

	302,696	269,085

Debt
Long-term debt, less current portion	785,216	1,011,628

Other
Deferred income taxes	24,563	8,621
Compensation and benefits	123,889	149,691
Other long-term liabilities	30,836	33,007

	179,288	191,319

Commitments and contingent liabilities

Capital	628,590	513,044

Total liabilities and capital	$1,895,790	$1,985,076

See accompanying notes to consolidated financial statements.

BZ Intermediate Holdings LLC

Consolidated Statements of Cash Flows

(dollars, in thousands)

	BZ Intermediate Holdings LLC		Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2007
Cash provided by (used for) operations
Net income (loss)	$147,814	$(41,860)	$22,786	$159,591
Items in net income (loss) not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	144,079	119,933	477	84,649
Share-based compensation expense	3,518	3,096	—	—
Pension and other postretirement benefit expense	7,376	8,388	1,826	13,334
Deferred income taxes	20,020	(6,439)	11	253
Change in fair value of energy derivatives	(5,877)	7,445	(37)	432
Change in fair value of interest rate derivatives	(568)	479	—	—
St. Helens mill restructuring	—	35,998	—	—
Gain on changes in retiree healthcare programs	—	—	—	(4,367)
(Gain) loss on sales of assets, net	514	—	(943)	(112)
Other	(2,639)	4,696	(54)	(1,184)
Loss on extinguishment of debt	66,784	—	—	—
Decrease (increase) in working capital, net of acquisitions
Receivables	(21,503)	25,296	(23,522)	(4,357)
Inventories	83,037	(28,950)	5,343	(4,402)
Prepaid expenses	1,470	(1,103)	875	(833)
Accounts payable and accrued liabilities	25,710	(16,785)	(10,718)	18,414
Current and deferred income taxes	(422)	222	335	509
Pension and other postretirement benefit payments	(13,001)	(636)	(1,826)	(13,334)
Other	(609)	(1,848)	2,326	178

Cash provided by (used for) operations	455,703	107,932	(3,121)	248,771

Cash provided by (used for) investment
Acquisition of businesses and facilities	(543)	(1,216,459)	—	—
Expenditures for property and equipment	(77,145)	(90,597)	(10,168)	(141,801)
Purchases of short-term investments	(21,643)	—	—	—
Maturities of short-term investments	11,615	—	—	—
Sales of assets	1,031	394	17,662	14,224
Additional consideration agreement payment	—	—	—	(32,542)
Other	2,168	(5,703)	863	1,769

Cash provided by (used for) investment	(84,517)	(1,312,365)	8,357	(158,350)

Cash provided by (used for) financing
Issuances of long-term debt	310,000	1,125,700	—	—
Payments of long-term debt	(531,523)	(88,250)	—	—
Payments (to) from Boise Inc., net	(49,915)	271,399	—	—
Cash used for extinguishment of debt	(39,717)	—	—	—
Payments of deferred financing fees	(13,156)	(81,898)	—	—
Net equity transactions with related parties	—	—	(5,237)	(90,420)

Cash provided by (used for) financing	(324,311)	1,226,951	(5,237)	(90,420)

Increase (decrease) in cash and cash equivalents	46,875	22,518	(1)	1
Balance at beginning of the period	22,518	—	8	7

Balance at end of the period	$69,393	$22,518	$7	$8

See accompanying notes to consolidated financial statements.

BZ Intermediate Holdings LLC

Consolidated Statements of Capital

(dollars, in thousands)

	Total Capital	Business Unit Equity	Accumulated Other Comprehensive Income (Loss)
Predecessor
Balance at December 31, 2006	$1,481,232	$1,490,608	$(9,376)
Comprehensive income:
Net income	159,591	159,591	—
Other comprehensive income, net of tax
Cash flow hedges	9,376	—	9,376

Comprehensive income	$168,967

Net equity transactions with Boise Cascade Holdings, L.L.C.	(90,420)	(90,420)	—

Balance at December 31, 2007	$1,559,779	$1,559,779	$—

BZ Intermediate Holdings LLC
Balance at January 18, 2008 (inception)	$—	$—	$—
Issuance of 1,000 common units	638,761	638,761	—
Comprehensive loss:
Net loss	(41,860)	(41,860)	—
Other comprehensive loss, net of tax
Cash flow hedges	(760)	—	(760)
Unfunded accumulated benefit obligations	(84,922)	—	(84,922)

Other comprehensive loss	(85,682)	—	(85,682)

Comprehensive loss	$(127,542)

Net equity transactions with Boise Inc.	1,825	1,825	—

Balance at December 31, 2008	$513,044	$598,726	$(85,682)

Comprehensive income:
Net income	147,814	147,814	—
Other comprehensive income (loss), net of tax
Cash flow hedges	207	—	207
Investment gains (losses)	(5)	—	(5)
Unfunded accumulated benefit obligations	13,927	—	13,927

Other comprehensive income	14,129	—	14,129

Comprehensive income	$161,943

Net equity transactions with Boise Inc.	(46,397)	(46,397)	—

Balance at December 31, 2009	$628,590	$700,143	$(71,553)

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1. Nature of Operations and Basis of Presentation

On February 22, 2008, Aldabra 2 Acquisition Corp. completed the acquisition (the Acquisition) of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the Paper Group), and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade, L.L.C. (Boise Cascade). Subsequent to the Acquisition, Aldabra 2 Acquisition Corp. changed its name to Boise Inc. BZ Intermediate Holdings LLC (formerly Aldabra Holding Sub LLC) or “the Company,” “we,” “us,” or “our” was created on January 18, 2008 (Inception), and we are a 100% owner of the Paper Group and are 100% owned by Boise Inc. We had no operating activity from the period of January 18, 2008 (Inception) through the period of the Acquisition on February 22, 2008. The business acquired is referred to in these consolidated financial statements as the “Predecessor.” The Acquisition was accomplished through the acquisition of Boise Paper Holdings, L.L.C. See Note 15, Acquisition of Boise Cascade’s Paper and Packaging Operations, for more information related to the Acquisition.

The following sets forth our corporate structure and equity ownership at December 31, 2009:

BZ Intermediate Holdings LLC, headquartered in Boise, Idaho, operates its business in three reportable segments: Paper, Packaging, and Corporate and Other (support services). We manufacture packaging products and papers, including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp.

The accompanying Consolidated Statement of Income (Loss) and Consolidated Statement of Cash Flows for the year ended December 31, 2008, include the activities of the operations acquired from February 22, 2008, through December 31, 2008, and are referred to as the year ended December 31, 2008, as we had no operating activity from the period of January 18, 2008 (Inception) through the period of the Acquisition on February 22, 2008. The Consolidated Statements of Income (Loss) and Consolidated Statements of Cash Flows for the period of January 1 through February 21, 2008, and for the year ended December 31, 2007, of the Predecessor are presented for comparative purposes.

Notes to Consolidated Financial Statements—(Continued)

For the Predecessor period presented, the consolidated financial statements include accounts attributed specifically to the Paper Group and a portion of Boise Cascade’s shared corporate general and administrative expenses. These shared services include, but are not limited to, finance, accounting, legal, information technology, and human resource functions. Some corporate costs related solely to the Predecessor and were allocated totally to these operations. Shared corporate general and administrative expenses not specifically identifiable to the Paper Group were allocated primarily based on average sales, assets, and labor costs. The Predecessor consolidated financial statements do not include an allocation of Boise Cascade’s debt, interest, and deferred financing costs, because none of these items were specifically identified as corporate advances to, or borrowings by, the Predecessor. Boise Cascade used interest rate swaps to hedge variable interest rate risk. Because debt and interest costs are not allocated to the Predecessor, the effects of the interest rate swaps are not included in the consolidated financial statements. During the Predecessor period presented, income taxes, where applicable, were calculated as if the Predecessor were a separate taxable entity. For the period of January 1 through February 21, 2008, and the year ended December 31, 2007, the majority of the businesses and assets of the Predecessor were held and operated by limited liability companies, which are not subject to entity-level federal or state income taxation. In addition to the businesses and assets held and operated by limited liability companies, the Predecessor had taxable corporations subject to federal, state, and local income taxes for which taxes were recorded. Information on the allocations and related-party transactions is included in Note 4, Transactions With Related Parties.

2. Summary of Significant Accounting Policies

Consolidation and Use of Estimates

The consolidated financial statements include the accounts of BZ Intermediate Holdings LLC and its subsidiaries after elimination of intercompany balances and transactions. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the determination and allocation of the fair values of assets acquired and liabilities assumed in an acquisition; the assessment of the recoverability of long-lived assets; the recognition, measurement, and valuation of current and deferred income taxes; valuation and recognition of pension expense and liabilities; and valuation of accounts receivable, inventories, and asset retirement obligations, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. We adjust such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets; volatile equity, foreign currency, and energy markets; and declines in consumer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in these estimates resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods.

Revenue Recognition

We recognize revenue when the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, our price to the buyer is fixed or determinable, and collectability is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. The timing of revenue recognition is dependent on shipping terms. Revenue is recorded at the time of shipment for terms designated freight on board (f.o.b.) shipping point. For sales transactions designated f.o.b. destination, revenue is recorded when the product is delivered to the

Notes to Consolidated Financial Statements—(Continued)

customer’s delivery site. Fees for shipping and handling charged to customers for sales transactions are included in “Sales.” Costs related to shipping and handling are included in “Materials, labor, and other operating expenses.”

Equity Compensation

We accrue compensation expense for the restricted stock and restricted stock units (collectively restricted stock) granted under the Boise Inc. Incentive and Performance Plan (the Plan) based on the fair value on the date of the grant. Compensation expense is recognized ratably over the vesting period for the restricted stock grants that vest over time and ratably over the award period for the restricted stock grants that vest based on the closing price of Boise Inc. stock. During the years ended December 31, 2009 and 2008, we recognized $3.5 million and $3.1 million, respectively, of compensation expense. Most of these costs were recorded in “General and administrative expenses” in our Consolidated Statements of Income (Loss). See Note 14, Capital, for a discussion of the Plan and the method we use to calculate compensation expense.

During the Predecessor period presented, equity compensation was granted to the Predecessor’s employees under Boise Cascade’s equity compensation plans. These equity compensation plans were accounted for in the same manner we account for our current plans. During the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007, the Predecessor recognized $0.2 million and $1.7 million of compensation expense, most of which was recorded in “General and administrative expenses” in the Consolidated Statements of Income (Loss).

Research and Development Costs

We expense research and development costs as incurred, and they were immaterial for all periods presented.

Advertising Costs

We expense the cost of advertising as incurred, and it was immaterial for all periods presented. These expenses are generally recorded in “Selling and distribution expenses” in our Consolidated Statements of Income (Loss).

Foreign Currency Translation

The functional currency for any operations and transactions outside the United States is the U.S. dollar. Nonmonetary assets and liabilities and related depreciation and amortization for these foreign operations and transactions are remeasured into U.S. dollars using historical exchange rates. Monetary assets and liabilities are remeasured into U.S. dollars using the exchange rates as of the Consolidated Balance Sheet date. Revenue and expense items are remeasured into U.S. dollars using an average exchange rate prevailing during the year. The foreign exchange gains (losses) reported in the Consolidated Statements of Income (Loss) resulted from the remeasurements into the U.S. dollar.

Cash and Cash Equivalents

In general, we consider all highly liquid interest-earning investments, including time deposits and certificates of deposit, with a maturity of three months or less at the date of purchase to be cash equivalents unless designated as available for sale and classified as an investment. The fair value of these investments approximates their carrying value. Cash equivalents totaled $65.1 million and $15.3 million, respectively, at December 31, 2009 and 2008.

Notes to Consolidated Financial Statements—(Continued)

Short-term Investments

In general, investments with original maturities of greater than three months and remaining maturities of less than one year are classified as short-term investments. All cash equivalents and short-term investments are classified as available for sale and are recorded at market value. Changes in market value, unrealized losses not considered other than temporary, and unrealized gains are recorded in accumulated other comprehensive income (loss), which is included in “Capital” on our Consolidated Balance Sheets. Unrealized losses determined to be other than temporary are recorded in our Consolidated Statement of Income (Loss). The cost of marketable securities sold is determined based on the specific identification method. Short-term investments totaled $10.0 million at December 31, 2009. We did not have any short-term investments in 2008.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are stated at the amount we expect to collect. Trade accounts receivable do not bear interest. The allowance for doubtful accounts is our best estimate of the losses we expect will result from the inability of our customers to make required payments. We generally determine the allowance based on a combination of actual historical write-off experience and an analysis of specific customer accounts. We periodically review our allowance for doubtful accounts, and adjustments to the valuation allowance are charged to income. Trade accounts receivable balances that remain outstanding after we have used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. We may, at times, insure or arrange for guarantees on our receivables.

Financial Instruments

Our financial instruments are cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and long-term debt. The recorded values of cash and cash equivalents, short-term investments, accounts receivable, and accounts payable approximate fair values based on their short-term nature. Our long-term debt is recorded at the face value of those obligations.

We are exposed to market risks, including changes in interest rates, energy prices, and foreign currency exchange rates. We employ a variety of practices to manage these risks, including operating and financing activities and, where deemed appropriate, the use of derivative instruments. Derivative instruments are used only for risk management purposes and not for speculation or trading. Derivatives are such that a specific debt instrument, contract, or anticipated purchase determines the amount, maturity, and other specifics of the hedge. If a derivative contract is entered into, we either determine that it is an economic hedge or we designate the derivative as a cash flow or fair value hedge. We formally document all relationships between hedging instruments and the hedged items, as well as our risk management objectives and strategies for undertaking various hedged transactions. For those derivatives designated as cash flow or fair value hedges, we formally assess, both at the derivatives’ inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the hedged items. The ineffective portion of hedging transactions is recognized in income (loss).

We record all derivative instruments as assets or liabilities on our Consolidated Balance Sheets at fair value. The fair value of these instruments is determined by third parties. Changes in the fair value of derivatives are recorded in either “Net income (loss)” or “Other comprehensive income (loss)” as appropriate. The gain or loss on derivatives designated as cash flow hedges is included in “Other comprehensive income (loss)” in the period in which changes in fair value occur and is reclassified to income (loss) in the period in which the hedged item affects income (loss), and any ineffectiveness is recognized currently in our Consolidated Statements of Income (Loss). The fair value of the hedged exposure is presumed to be the market value of the hedging instrument when critical terms match. The gain or loss on derivatives designated as fair value hedges and the offsetting gain or

Notes to Consolidated Financial Statements—(Continued)

loss on the hedged item attributable to the hedged risk are included in income (loss) in the period in which changes in fair value occur. The gain or loss on derivatives that have not been designated as hedging instruments is included in income (loss) in the period in which changes in fair value occur.

Customer Rebates and Allowances

We provide rebates to our customers based on the volume of their purchases. We provide the rebates to increase the sell-through of our products. The rebates are recorded as a decrease in “Sales, Trade” in our Consolidated Statements of Income (Loss).

Inventory Valuation

Inventories are valued at the lower of cost or market. Cost is based on the average or first-in, first-out (FIFO) method of inventory valuation. Manufactured inventories include costs for materials, labor, and factory overhead.

Inventories include the following (dollars, in thousands):

	December 31
	2009	2008
Finished goods	$120,817	$173,029
Work in process	22,677	37,582
Fiber	34,557	41,241
Other raw materials and supplies	74,122	83,152

	$252,173	$335,004

Property and Equipment, Net

Property and equipment acquired in the Acquisition were recorded at estimated fair value on the date of the Acquisition. Property and equipment acquired subsequent to the Acquisition are recorded at cost. Cost includes expenditures for major improvements and replacements and the amount of interest cost associated with significant capital additions. For the years ended December 31, 2009 and 2008, we recognized zero and $0.1 million, respectively, of capitalized interest. During the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007, the Predecessor recognized $0.1 million and $1.7 million of capitalized interest. We expense all repair and maintenance costs as incurred. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in income (loss). In all periods presented, we used the straight-line method of depreciation.

Notes to Consolidated Financial Statements—(Continued)

Property and equipment consisted of the following asset classes and the following general range of estimated useful lives (dollars, in thousands):

	December 31		General Range of Estimated Useful Lives in Years
	2009	2008
Land and land improvements	$31,875	$31,875	17-20
Buildings and improvements	199,086	187,892	9-40
Machinery and equipment	1,176,494	1,113,572	3-20
Construction in progress	18,992	29,833	N/A

	1,426,447	1,363,172
Less accumulated depreciation	(220,768)	(100,362)	N/A

	$1,205,679	$1,262,810

Fiber Farms and Deposits

The consolidated financial statements include the cottonwood fiber farm operations in our Paper segment. Our cottonwood fiber farm has multiple locations near our mill in Wallula, Washington. They are short-rotation fiber farms that have a growing cycle averaging six to eight years.

Costs for activities related to the establishment of a new crop of trees, including planting, thinning, fertilization, pest control, herbicide application, irrigation, and land lease costs, are capitalized, while costs for administration, harvesting, insurance, and property taxes are expensed. The capitalized costs are accumulated by specifically identifiable farm or irrigation blocks. We charge capitalized costs, excluding land, to “Depreciation, amortization, and depletion” in the accompanying Consolidated Statements of Income (Loss) at the time the fiber is harvested based on actual accumulated costs associated with fiber cut.

We are a party to a number of long-term log and fiber supply agreements. At December 31, 2009 and 2008, our total obligation for log and fiber purchases under contracts with third parties was approximately $76.4 million and $168.7 million, respectively. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in our consolidated financial statements until contract payment terms take effect. The obligations are subject to change based on, among other things, the effect of governmental laws and regulations, our manufacturing operations not operating in the normal course of business, log and fiber availability, and the status of environmental appeals.

Long-Lived Asset Impairment

An impairment of long-lived assets exists when the carrying value of an asset exceeds its fair value and when the carrying value is not recoverable through future undiscounted cash flows from operations. We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

Intangible Assets

Our policy is to assess intangible assets with indefinite lives in the fourth quarter of each year, and immediately if an indicator of possible impairment exists, using a fair-value-based approach. We also evaluate the remaining useful lives of our finite-lived purchased intangible assets to determine whether any adjustments to the useful lives are necessary.

Notes to Consolidated Financial Statements—(Continued)

Deferred Software Costs

We defer internal-use software costs that benefit future years. These costs are amortized using the straight-line method over the expected life of the software, typically three to five years. “Other assets” in the Consolidated Balance Sheets include $4.1 million and $3.9 million of deferred software costs at December 31, 2009 and 2008, respectively. We amortized $1.4 million and $0.7 million, respectively, of deferred software costs for the years ended December 31, 2009 and 2008. For the Predecessor period of January 1 through February 21, 2008, and for the year ended December 31, 2007, amortization of deferred software costs totaled $0.1 million and $0.6 million, respectively.

Asset Retirement Obligations

We accrue for asset retirement obligations in the period in which they are incurred if sufficient information is available to reasonably estimate the fair value of the obligation. When we record the liability, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded.

Pension and Postretirement Benefits

Several estimates and assumptions are required to record pension and postretirement net periodic benefit cost and liabilities, including discount rate, return on assets, salary increases, and longevity and service lives of employees. Generally, we review and update these assumptions annually unless a plan curtailment or other event occurs requiring we update the estimates on an interim basis. While we believe that the assumptions used to measure our pension obligations are reasonable, differences in actual experience or changes in assumptions may materially affect our pension obligations and future expense.

Taxes Collected

We present taxes collected from customers and remitted to governmental authorities on a net basis in our Consolidated Statement of Income (Loss).

New and Recently Adopted Accounting Standards

In October 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2009-12, Fair Value Measurements and Disclosures: Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (FASB ASC 820). This ASU allows investors to use net asset value (NAV) as a practical expedient to estimate fair value of investments in investment companies that do not have readily determinable fair values. The ASU also sets forth disclosure requirements for investments within its scope. We adopted ASU 2009-12 in December 2009, and the adoption did not have a material impact on our financial position or results of operations.

In August 2009, the FASB issued ASU 2009-05, Measuring Liabilities at Fair Value. This update provides amendments to FASB Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosure, for the fair value measurement of liabilities when a quoted price in an active market is not available. We adopted ASU 2009-05 on October 1, 2009, and the adoption did not have a material impact on our financial position or results of operations.

In June 2009, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 168 (ASU 2009-01), The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting

Notes to Consolidated Financial Statements—(Continued)

Principles, approving the FASB Accounting Standards Codification (Codification), which states that the Codification is the exclusive authoritative reference for U.S. generally accepted accounting principles (GAAP). The Codification does not change U.S. GAAP. We adopted ASU 2009-01 on September 15, 2009, and the adoption did not have a material impact on our financial position or results of operations.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (FASB ASC 810), which amends the consolidation guidance applicable to variable-interest entities (VIEs). This guidance requires that entities evaluate former qualified special-purpose entities for consolidation, changes the approach to determining a VIE’s primary beneficiary from a quantitative assessment to a qualitative assessment, and increases the frequency of required reassessment to determine whether a company is the primary beneficiary of a VIE. It also requires additional year-end and interim disclosures. We adopted this guidance on January 1, 2010, and the adoption did not have a material impact on our financial position or results of operations.

In December 2008, the FASB issued FASB Staff Position (FSP) FAS 132(R)-1, Employer’s Disclosures About Postretirement Benefit Plan Assets (FASB ASC 715). This FSP amends SFAS No. 132 (revised 2003), Employers’ Disclosures About Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. We have incorporated the required disclosures in this Form 10-K. The adoption affected our disclosures only and had no impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FASB ASC 805), and SFAS No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin No. 51 (FASB ASC 810). These new standards significantly changed the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. We adopted SFAS No. 141(R) and SFAS No 160 on January 1, 2009.

There were no other accounting standards recently issued that had or are expected to have a material impact on our financial position or results of operations.

Subsequent Events

We have evaluated events and transactions subsequent to December 31, 2009, through March 5, 2010, the date these consolidated financial statements and notes were issued. Except as disclosed in Note 15, Acquisition of Boise Cascade’s Paper and Packaging Operations, we have not identified any other events that would require recognition or disclosure in the consolidated financial statements or in the notes to the financial statements.

3. Alternative Fuel Mixture Credits, Net

The U.S. Internal Revenue Code allowed an excise tax credit for taxpayers using alternative fuels in the taxpayer’s trade or business. During the year ended December 31, 2009, we recorded $207.6 million in “Alternative fuel mixture credits, net” in our Consolidated Statements of Income (Loss). As of December 31, 2009, we recorded a receivable of $56.6 million in “Receivables, Other” on our Consolidated Balance Sheet for alternative fuel mixture credits. The credits expired on December 31, 2009. We are reasonably assured that the credit for the alternative fuel mixture used by us through December 31, 2009, has been earned and will be collected from the U.S. government.

Notes to Consolidated Financial Statements—(Continued)

4. Transactions With Related Parties

Related-Party Sales

BZ Intermediate Holdings LLC and the Predecessor provided transportation services to Boise Cascade. For the years ended December 31, 2009 and 2008, BZ Intermediate Holdings LLC recorded $2.3 million and $3.4 million, respectively, of sales for transportation services. For the period of January 1 through February 21, 2008, and the year ended December 31, 2007, the Predecessor recorded $0.6 million and $5.0 million, respectively, of sales for transportation services to Boise Cascade.

The Predecessor sold $10.8 million and $75.3 million of wood to Boise Cascade’s wood products business during the period of January 1 through February 21, 2008, and the year ended December 31, 2007, respectively. These sales are included in “Sales, Related parties” in the Consolidated Statements of Income (Loss). Subsequent to the Acquisition, Louisiana Timber Procurement Company, L.L.C. (LTP), a variable-interest entity (VIE) that is 50% owned by Boise Inc. and 50% owned by Boise Cascade, began selling wood to Boise Cascade and BZ Intermediate Holdings LLC at prices designed to approximate market prices. LTP procures saw timber, pulpwood, residual chips, and other residual wood fiber to meet the wood and fiber requirements of BZ Intermediate Holdings LLC and Boise Cascade. We are the primary beneficiary of LTP, as we are the entity most closely associated with this VIE; therefore, we fully consolidate LTP in our financial statements. During the year ended December 31, 2009, we recorded $25.5 million of sales to Boise Cascade in “Sales, Related parties” in the Consolidated Statements of Income (Loss) and approximately the same amount of expenses in “Materials, labor, and other operating expenses.” During the year ended December 31, 2008, we recorded $64.9 million of sales to Boise Cascade.

In connection with the Acquisition, we entered into a services agreement under which we provide a number of corporate staff services to Boise Cascade at our cost. These services include information technology, accounting, and human resource services. The initial term of the agreement is for three years and will expire on February 22, 2011. It will automatically renew for one-year terms unless either party provides notice of termination to the other party at least 12 months in advance of the applicable term. For the years ended December 31, 2009 and 2008, we recognized $15.0 million and $12.1 million, respectively, in “Sales, Related parties” and the same amounts in “Costs and expenses” in our Consolidated Statements of Income (Loss) related to this agreement.

During the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007, the Predecessor sold paper and paper products to OfficeMax Incorporated (OfficeMax) at sales prices that were designed to approximate market prices. Subsequent to the Acquisition, OfficeMax is no longer a related party. For additional information concerning related-party sales to OfficeMax during the Predecessor period, see Note 8, Concentrations of Risk.

Related-Party Costs and Expenses

BZ Intermediate Holdings LLC and the Predecessor purchased fiber from related parties at prices that approximated market prices. For the years ended December 31, 2009 and 2008, BZ Intermediate Holdings LLC recorded $36.9 million and $54.6 million, respectively, of fiber purchases from related parties. During the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007, fiber purchases from related parties were $7.7 million and $39.4 million, respectively. Most of these purchases related to chip and log purchases from Boise Cascade’s wood products business. All of the costs associated with these purchases were recorded as “Fiber costs from related parties” in the Consolidated Statements of Income (Loss).

During the Predecessor periods, the Predecessor used services and administrative staff of Boise Cascade. These services included, but were not limited to, finance, accounting, legal, information technology, and human

Notes to Consolidated Financial Statements—(Continued)

resource functions. The costs not specifically identifiable to the Predecessor were allocated based primarily on average sales, assets, and labor costs. These costs are included in “General and administrative expenses” in the Consolidated Statements of Income (Loss). The Predecessor believes the allocations are a reasonable reflection of its use of the services. However, had the Predecessor operated on a stand-alone basis, it estimates that its Corporate and Other segment would have reported approximately $2.5 million and $18 million of segment expenses before interest, taxes, depreciation, and amortization for the Predecessor period of January 1 through February 21, 2008 and the year ended December 31, 2007, respectively.

During the Predecessor periods, some of the Predecessor’s employees participated in Boise Cascade’s noncontributory defined benefit pension and contributory defined contribution savings plans. The Predecessor treated its participants in the pension plans as participants in multiemployer plans. Accordingly, the Predecessor has not reflected any assets or liabilities related to the plans on the Consolidated Balance Sheet at December 31, 2007. The Predecessor, however, recorded costs associated with the employees who participated in these plans in the Consolidated Statements of Income (Loss). For the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007, the Statements of Income (Loss) included $3.9 million and $22.4 million, respectively, of expenses attributable to its participation in Boise Cascade’s defined benefit and defined contribution plans.

During the Predecessor periods presented, the Predecessor’s employees and former employees also participated in Boise Cascade’s other postretirement healthcare benefit plans. All of the Predecessor’s postretirement healthcare benefit plans were unfunded (see Note 13, Retirement and Benefit Plans). In addition, some of the Predecessor’s employees participated in equity compensation programs.

Predecessor

During the Predecessor periods of January 1 through February 21, 2008, and the year ended December 31, 2007, the Predecessor participated in Boise Cascade’s centralized cash management system. Cash receipts attributable to the Predecessor’s operations were collected by Boise Cascade, and cash disbursements were funded by Boise Cascade. The net effect of these transactions has been reflected as “Net equity transactions with related parties” in the Consolidated Statements of Cash Flows. The following table includes the components of these related-party transactions (dollars, in thousands):

	Predecessor
	January 1 Through February 21, 2008	Year Ended December 31, 2007
Cash collections	$(354,222)	$(2,343,598)
Payment of accounts payable	336,605	2,094,226
Capital expenditures and acquisitions	10,168	141,801
Income taxes	217	1,990
Corporate general and administrative expense allocation	1,995	15,161

Net equity transactions with related parties	$(5,237)	$(90,420)

Notes to Consolidated Financial Statements—(Continued)

5. Other (Income) Expense, Net

“Other (income) expense, net” includes miscellaneous income and expense items. The components of “Other (income) expense, net” in the Consolidated Statements of Income (Loss) are as follows (dollars, in thousands):

	BZ Intermediate Holdings LLC		Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2007
Changes in supplemental pension plans	$—	$(2,914)	$—	$—
Changes in retiree healthcare programs	—	—	—	(4,367)
Sales of assets, net	514	—	(941)	(231)
Closure costs	—	—	—	119
Project costs	676	248	—	276
Other, net	2,815	(314)	(48)	61

	$4,005	$(2,980)	$(989)	$(4,142)

The year ended December 31, 2009, included $3.5 million of expense related to the indefinite idling of the #2 newsprint machine at our mill in DeRidder, Louisiana, which was recorded in our Packaging segment. These charges included severance costs, preservation and maintenance costs, and other miscellaneous costs related to the machine idling. The machine idling resulted in the termination of 17 salaried employees at the DeRidder mill, as well as 95 hourly employees, some of whom have filled other positions within the Company, while the remaining are on layoff status as of December 31, 2009. We employ approximately 425 employees at the mill after the machine idling. At December 31, 2009, we had $0.1 million of severance liabilities recorded in “Accrued liabilities, Compensation and benefits” on the Consolidated Balance Sheet. We expect to pay the remainder of these severance costs by first quarter 2010.

6. Income Taxes

For the year ended December 31, 2009, our effective tax provision rate was 12.1%. The primary reason for the difference from the federal statutory income tax rate of 35.0% is the release of valuation allowances and the effect of state income taxes. We have released the valuation allowances recorded in the prior year because we expect to be able to utilize our deferred tax assets to offset deferred tax liabilities. For the year ended December 31, 2008, our effective tax benefit rate was 12.3%. The primary reason for the difference from the federal statutory income tax rate is the valuation allowance we recorded during 2008.

During the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007, the majority of the Predecessor businesses and assets were held and operated by limited liability companies, which are not subject to entity-level federal or state income taxation. For the separate Predecessor subsidiaries that are taxed as corporations, the effective tax rates were 37.6% and 44.1%, respectively. During these periods, the primary reason for the difference in tax rates is the effect of state income taxes.

Notes to Consolidated Financial Statements—(Continued)

A reconciliation of the statutory U.S. federal tax benefit (provision) and the reported tax benefit (provision) is as follows (dollars, in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2008
Income (loss) before income taxes	$168,170	$(47,709)
Statutory U.S. income tax rate	35.0%	35.0%
Statutory tax benefit (provision)	$(58,859)	$16,698
State taxes	(6,858)	1,724
Valuation allowance	45,719	(12,540)
Other	(358)	(33)

Reported tax benefit (provision)	$(20,356)	$5,849

Effective income tax benefit (provision) rate	(12.1)%	12.3%

The income tax (provision) benefit shown in the Consolidated Statements of Income (Loss) includes the following (dollars, in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2008
Current income tax (provision) benefit
Federal	$274	$(589)
State	(599)	13
Foreign	(12)	(14)

Total current	(337)	(590)

Deferred income tax (provision) benefit
Federal	(14,567)	5,854
State	(5,452)	585
Foreign	—	—

Total deferred	(20,019)	6,439

Total (provision) benefit for income taxes	$(20,356)	$5,849

During the year ended December 31, 2009, cash received for taxes, net of payments made, was $0.2 million. During the year ended December 31, 2008, cash paid for taxes, net of refunds received, was $32,000. During the Predecessor period of January 1 through February 21, 2008, cash paid for taxes, net of refunds received, was immaterial. Cash paid for taxes, net of refunds received, was $2.3 million during the Predecessor year ended December 31, 2007.

At December 31, 2009, we had federal net operating losses of $154.4 million, which expire in 2028 and 2029, with a tax value of $54.1 million. At December 31, 2009, we had state net operating loss carryovers, which expire between 2013 and 2029, with a tax value of $5.4 million.

Notes to Consolidated Financial Statements—(Continued)

The components of the net deferred tax liability/asset in the Consolidated Balance Sheets are as follows (dollars, in thousands):

	As of December 31
	2009		2008
	Assets	Liabilities	Assets	Liabilities
Employee benefits	$61,863	$477	$73,241	$31
Property and equipment	—	132,413	—	48,989
Deferred financing costs	1,906	2,989	—	—
Intangible assets and other	224	13,522	395	13,576
Net operating loss	59,456	—	14,176	—
Alternative minimum tax	—	—	843	—
Reserves	4,011	—	5,528	—
Inventories	4,163	—	7,249	—
Unearned income	—	21,860	—	—
State income tax adjustments	2,344	213	—	—
Other	3,168	1,763	2,280	1,910
Valuation allowance	—	—	(45,719)	—

	$137,135	$173,237	$57,993	$64,506

At December 31, 2009 and 2008, we had the following deferred tax balances on the Consolidated Balance Sheets (dollars, in thousands):

	As of December 31
	2009	2008
Current deferred tax assets (liabilities), net	$(11,539)	$2,108
Noncurrent deferred tax liabilities, net	(24,563)	(8,621)

Total deferred tax liabilities, net	$(36,102)	$(6,513)

Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. During the year ended December 31, 2009, we released $45.7 million of valuation allowances recorded during the year ended December 31, 2008. During the fourth quarter of 2009, we determined that it was more likely than not that our deferred tax assets would be realized because of current year income from continuing operations. Therefore, we recognized our entire valuation allowance as an income tax benefit from continuing operations. At December 31, 2008, we recorded $12.5 million of valuation allowance to income from continuing operations and $32.9 million and $0.3 million to accumulated other comprehensive income (loss), which is included in “Capital” on our Consolidated Balance Sheets, against our pension liability and cash flow hedges, respectively.

At December 31, 2007, the Predecessor had $661,000 of deferred tax liability related to its separate subsidiaries recorded on the Consolidated Balance Sheet. Because of its pass-through tax structure, the Predecessor recorded tax expense related only to small subsidiaries that are taxed as corporations. At December 31, 2007, the Predecessor’s tax basis was $420.8 million lower than the reported amount of net assets recorded on the Consolidated Balance Sheet due primarily to accelerated depreciation recorded for tax purposes.

Notes to Consolidated Financial Statements—(Continued)

Pretax income (loss) from domestic and foreign sources is as follows (dollars, in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2008
Domestic	$168,161	$(47,720)
Foreign	9	11

Pretax income (loss)	$168,170	$(47,709)

At December 31, 2009 and 2008, our foreign subsidiaries had no undistributed earnings that had been indefinitely reinvested.

Uncertain Income Tax Positions

We recognize tax liabilities and adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available or as new uncertainties occur. For the year ended December 31, 2009, we increased the amount of our unrecognized tax benefit by $87.6 million, which was charged to income tax expense, as a result of excluding the alternative fuel mixture credits from income for tax purposes. If subsequently recognized, this unrecognized tax benefit would reduce our tax expense by $83.2 million. Exclusion of the alternative fuel mixture credits generated a deferred tax benefit of $82.8 million for the year ended December 31, 2009, (primarily a net operating loss carryforward).

A reconciliation of the unrecognized tax benefits is as follows (dollars, in thousands):

	As of December 31
	2009	2008
Unrecognized tax benefits, beginning of year	$256	$235
Gross increases related to prior-period tax positions	11	21
Gross decrease related to prior-period tax positions	—	—
Gross increases related to current-period tax positions	87,553	—
Settlements	—	—

Unrecognized tax benefits, end of year	$87,820	$256

The unrecognized tax benefit net of federal benefit for state taxes is $83.2 million. We have determined that there is a filing position to exclude the alternative fuel mixture credits from taxable income. Accordingly, $82.8 million of the $83.2 million is recorded as a credit to our long-term deferred taxes to eliminate the benefit associated with the uncertain tax position. The remaining $0.4 million is recorded in “Other long-term liabilities” on our Consolidated Balance Sheet. Additional guidance may be issued by the IRS in the next 12 months, which could cause us to change our unrecognized tax benefits from the amounts currently recorded. It is not reasonably possible to know to what extent the total amounts of unrecognized benefits will increase or decrease within the next 12 months.

We recognize interest and penalties related to uncertain tax positions as income tax expense in our Consolidated Statement of Income (Loss). Interest expense related to uncertain tax positions was immaterial for both of the years ended December 31, 2009 and 2008. We did not record any penalties associated with our uncertain tax positions during the years ended December 31, 2009 and 2008.

In the normal course of business, we are subject to examination by taxing authorities. As we are a wholly owned, consolidated entity of Boise Inc., our tax return is filed under the consolidated tax return of Boise Inc. Boise Inc.’s open tax years are 2009, 2008, and 2007.

Notes to Consolidated Financial Statements—(Continued)

As part of the purchase price of the Acquisition, we acquired the stock of two separate corporate entities. These corporations are wholly owned, consolidated entities of Boise Inc. These entities are subject to audit by taxing authorities for the year 2006 and the years that follow. The statute of limitations for 2005 expired this year. We are responsible for any tax adjustments resulting from such audits. One of these entities, Boise Cascade Transportation Holdings Corp., has completed an examination for the 2006 tax year without any proposed adjustments.

7. Leases

We lease our distribution centers, as well as other property and equipment, under operating leases. During the Predecessor period presented, the Predecessor leased its distribution centers, as well as other property and equipment, under operating leases. For purposes of determining straight-line rent expense, the lease term is calculated from the date of possession of the facility, including any periods of free rent and any option periods that are reasonably assured of being exercised. Straight-line rent expense is also adjusted to reflect any allowances or reimbursements provided by the lessor. Rental expense and sublease income for operating leases were as follows (dollars, in thousands):

	BZ Intermediate Holdings LLC		Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2007
Rental expense	$16,357	$13,523	$2,044	$13,314
Sublease rental income	—	—	—	5

For noncancelable operating leases with remaining terms of more than one year, the minimum lease payment requirements are $12.4 million in 2010, $11.7 million in 2011, $10.8 million in 2012, $8.3 million in 2013, $6.9 million in 2014, and $6.6 million in 2015, with total payments thereafter of $12.5 million. We do not expect sublease rental income in the future to be material. Accordingly, our future minimum lease payment requirements have not been reduced by sublease rental income.

Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to purchase the leased property. Additionally, some agreements contain renewal options averaging six years, with fixed payment terms similar to those in the original lease agreements.

8. Concentrations of Risk

Business

Sales to OfficeMax represent a concentration in the volume of business transacted and revenue generated from these transactions. Sales to OfficeMax were $545.4 million and $494.6 million during the years ended December 31, 2009 and 2008, representing 28% and 24% of total sales for those periods. For the period of January 1 through February 21, 2008, and the year ended December 31, 2007, the Predecessor’s sales to OfficeMax were $90.1 million and $615.7 million, respectively. These sales are included in “Sales, Related parties” in the Consolidated Statements of Income (Loss). During the Predecessor periods, sales to OfficeMax represented 25% and 26% of sales, respectively. At December 31, 2009 and 2008, we had $34.7 million and $30.3 million, respectively, of accounts receivable due from OfficeMax. No other single customer accounted for 10% or more of consolidated trade sales or of total sales.

Labor

As of December 31, 2009, we had approximately 4,100 employees. Approximately 60% of these employees work pursuant to collective bargaining agreements. As of December 31, 2009, approximately 33% of our

Notes to Consolidated Financial Statements—(Continued)

employees were working pursuant to collective bargaining agreements that have expired or will expire within one year, including agreements at the following facility locations: Wallula, Washington; DeRidder, Louisiana; Jackson, Alabama; St. Helens, Oregon; and Nampa, Idaho. The labor contract at our paper mill in Wallula, Washington (332 employees represented by the Association of Western Pulp & Paper Workers, or AWPPW) expired in March 2009 and was terminated by the AWPPW on October 31, 2009. In early February 2010, the union employees at Wallula rejected a new collective bargaining agreement that union leadership had recommended unanimously. On February 22, 2010, the company declared an impasse in the bargaining process and implemented the terms of the last contract offer. Our potential inability to reach a mutually acceptable labor contract at Wallula, or at any of our other facilities, could result in, among other things, strikes or other work stoppages or slowdowns by the affected employees.

9. Intangible Assets

Intangible assets represent primarily the values assigned to trademarks and trade names, customer relationships, and technology in connection with the Acquisition. Customer relationships are amortized over approximately ten years, and technology is amortized over five years. Trademarks and trade names are not amortized. During the years ended December 31, 2009 and 2008, intangible asset amortization was $2.8 million and $2.3 million, respectively. During the Predecessor period of January 1 through February 21, 2008, and the Predecessor year ended December 31, 2007, intangible asset amortization was zero and $3.5 million, respectively. Our estimated amortization expense is $2.8 million in both 2010 and 2011, $2.7 million in 2012, $1.6 million in 2013, and $1.4 million in both 2014 and 2015. The gross carrying amount, accumulated amortization, and net carrying amount as of December 31, 2009 and 2008, were as follows (dollars, in thousands):

	Year Ended December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks and trade names	$16,800	$—	$16,800
Customer relationships	13,700	(2,512)	11,188
Technology and other	6,895	(2,525)	4,370

	$37,395	$(5,037)	$32,358

	Year Ended December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks and trade names	$16,800	$—	$16,800
Customer relationships	13,700	(1,142)	12,558

Technology and other	6,860	(1,143)	5,717

	$37,360	$(2,285)	$35,075

We did not have any triggering events during 2009; therefore, we performed our annual impairment assessment for our indefinite-lived assets for all of our segments during fourth quarter 2009. Based on the results of our testing, we have concluded that our indefinite-lived intangible assets were not impaired. We have also performed an undiscounted cash flow analysis as of fourth quarter 2009 and determined that the value of our long-lived assets was not impaired. We also evaluated the remaining useful lives of our customer relationships and technology and determined that no adjustments to the useful lives were necessary.

Notes to Consolidated Financial Statements—(Continued)

10. Asset Retirement Obligations

We accrue for asset retirement obligations in the period in which they are incurred if sufficient information is available to reasonably estimate the fair value of the obligation. When we record the liability, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value, and the capitalized cost is depreciated over the useful life of the related asset. Occasionally, we become aware of events or circumstances that require us to revise our future estimated cash flows. When revisions become necessary, we recalculate our obligation and adjust our asset and liability accounts utilizing appropriate discount rates. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded.

At December 31, 2009 and 2008, we had $10.4 million and $14.3 million, respectively, of asset retirement obligations recorded on the Consolidated Balance Sheet. These liabilities related primarily to landfill closure and closed-site monitoring costs. These liabilities are based on the best estimate of current costs and are updated periodically to reflect current technology, laws and regulations, inflation, and other economic factors. During 2009, our estimated future cash flows for retirement obligations relating to items at two of our mills were reduced as a result of discussions with third-party organizations. These changes reduced our expected asset retirement obligations. No assets are legally restricted for purposes of settling asset retirement obligations. The table below describes changes to the asset retirement obligations for the years ended December 31, 2009 and 2008 (dollars, in thousands):

	December 31, 2009	December 31, 2008
Asset retirement obligation at beginning of period	$14,283	$—
Asset retirement liability recorded in the purchase price allocation	—	13,655
Liabilities incurred	—	58
Accretion expense	1,165	921
Payments	(122)	(542)
Revisions in estimated cash flows	(4,964)	191

Asset retirement obligation at end of period	$10,362	$14,283

We have additional asset retirement obligations with indeterminate settlement dates. The fair value of these asset retirement obligations cannot be estimated due to the lack of sufficient information to estimate the settlement dates of the obligations. These asset retirement obligations include, for example, (i) removal and disposal of potentially hazardous materials related to equipment and/or an operating facility if the equipment and/or facilities were to undergo major maintenance, renovation, or demolition; (ii) wastewater treatment ponds that may be required to be drained and/or cleaned if the related operating facility is closed; and (iii) storage sites or owned facilities for which removal and/or disposal of chemicals and other related materials are required if the operating facility is closed. We will recognize a liability in the period in which sufficient information becomes available to reasonably estimate the fair value of these obligations.

Notes to Consolidated Financial Statements—(Continued)

11. Debt

At December 31, 2009 and 2008, our long-term debt and the interest rates on that debt were as follows (dollars, in thousands):

	December 31, 2009		December 31, 2008
	Amount	Interest Rate	Amount	Interest Rate
Revolving credit facility, due 2013	$—	—%	$60,000	4.33%
Tranche A term loan, due 2013	203,706	3.25%	245,313	4.75%
Tranche B term loan, due 2014	312,221	5.75%	471,437	5.75%
Second lien term loan, due 2015	—	—%	260,700	9.25%
9% Senior notes, due 2017	300,000	9.00%	—	—%
Current portion of long-term debt	(30,711)	3.97%	(25,822)	5.33%

Long-term debt, less current portion	785,216	6.41%	1,011,628	6.34%
Current portion of long-term debt	30,711	3.97%	25,822	5.33%

	$815,927	6.32%	$1,037,450	6.31%

As of December 31, 2009, our debt consisted of the following:

•

The Revolving Credit Facility: A five-year nonamortizing $250.0 million senior secured revolving credit facility with interest at either the London Interbank Offered Rate (LIBOR) plus an applicable margin, which is currently 300 basis points, or a calculated base rate plus an applicable margin, which is currently 200 basis points (collectively with the Tranche A term loan facility and the Tranche B term loan facility, the Credit Facilities).

•

The Tranche A Term Loan Facility: A five-year loan facility with interest at LIBOR plus an applicable margin, which is currently 300 basis points, or a calculated base rate plus an applicable margin, which is currently 200 basis points. The Tranche A term loan facility was originally issued at $250.0 million.

•

The Tranche B Term Loan Facility: A six-year amortizing loan facility with interest at LIBOR (subject to a floor of 4%) plus 350 basis points or a calculated base rate plus 250 basis points. The Tranche B term loan facility was originally issued at $475.0 million.

•	The 9% Senior Notes: An eight-year nonamortizing $300.0 million senior unsecured debt obligation with annual interest at 9%.

The Credit Facilities are secured by a first-priority lien on all of the assets of our subsidiaries that guarantee or are borrowers, and in the event of default, the lenders generally would be entitled to seize the collateral. All borrowings under the Credit Facilities bear interest at a rate per annum equal to an applicable margin plus a calculated base rate or adjusted Eurodollar rate. The calculated base rate means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 0.50%. The adjusted Eurodollar rate means LIBOR rounded to the nearest 1/16 of 1.0% and adjusted for any applicable reserve requirements. In addition to paying interest, the Company pays a commitment fee to the lenders under the revolving credit facility at a rate of 0.50% per annum (which shall be reduced to 0.375% when the leverage ratio is less than 2.25:1.00) times the daily average undrawn portion of the revolving credit facility (reduced by the amount of letters of credit issued and outstanding), which fee is payable quarterly in arrears. The Company also pays letter of credit fees of 300 basis points times the average daily maximum outstanding amount of the letters of credit and a fronting fee of 15 basis points to the issuing bank of outstanding letters of credit. These fees are payable quarterly and in arrears.

At December 31, 2009 and 2008, we had zero and $60.0 million, respectively, of borrowings outstanding under the revolving credit facility. For the years ended December 31, 2009 and 2008, the average interest rates

Notes to Consolidated Financial Statements—(Continued)

for our borrowings under our revolving credit facility were 3.7% and 6.0%, respectively. The minimum and maximum borrowings under the revolving credit facility were zero and $60.0 million for the year ended December 31, 2009. The minimum and maximum borrowings under the Revolving Credit Facility were zero and $80.0 million for the year ended December 31, 2008. The weighted average amount of borrowings outstanding under the revolving credit facility during the year ended December 31, 2009, was $8.5 million. The weighted average amount of borrowings outstanding under the revolving credit facility during the year ended December 31, 2008, was $57.6 million. At December 31, 2009, we had availability of $227.8 million, which is net of outstanding letters of credit of $22.2 million.

Debt Restructuring

On October 26, 2009, Boise Paper Holdings, L.L.C. (Boise Paper Holdings) and Boise Finance Company (together, the Issuers), two of our wholly owned indirect subsidiaries, issued a $300 million aggregate principal amount of 9% senior notes due on November 1, 2017 (the 9% Senior Notes) through a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended. The 9% Senior Notes pay interest semiannually in arrears on May 1 and November 1, commencing on May 1, 2010.

Following the sale of the 9% Senior Notes, the Issuers used the net proceeds of the sale, as well as cash on hand, to retire a portion of the existing term loan indebtedness under Boise Paper Holdings’ Credit Facilities pursuant to the amendments of our Credit Facilities (Credit Agreement Amendments). The Credit Agreement Amendments became effective October 26, 2009, at which time Boise Paper Holdings repaid approximately $75 million of outstanding secured debt under its first lien term loan. In addition, pursuant to the Credit Agreement Amendments, Boise Paper Holdings used proceeds of the issuance to repurchase, in its entirety, the indebtedness outstanding under its second lien term loan. In consideration of the repurchase of indebtedness under the second lien term loan, Boise Paper Holdings paid a premium of 113% to the lender parties, plus accrued and unpaid interest. Upon the repurchase of all of the indebtedness outstanding under the second lien term loan, such debt was canceled and the second lien credit agreement was terminated.

The issuance of the 9% Senior Notes and the repurchase of our second lien term loan represented a substantial modification to our debt structure. Therefore, we wrote off the unamortized deferred financing fees for the second lien and recognized various other costs and fees incurred in connection with these transactions in our Consolidated Statements of Income (Loss). We also recorded $13.2 million of deferred financing costs related to the debt restructuring. In addition, in December 2009, we made a voluntary prepayment of $100 million on our Tranche B term loan at 101%. We recognized $66.8 million in “Loss on extinguishment of debt,” which consisted of the following (dollars, in thousands):

Write-off of second lien deferred financing fees	$27,067
Premium paid to second lien holders	33,891
Other costs and fees	5,826

$66,784

In connection with the issuance of the 9% Senior Notes, we and the Issuers (together the 9% Senior Notes Guarantors) entered into the Registration Rights Agreement, dated as of October 26, 2009 (the Registration Rights Agreement). The Registration Rights Agreement requires the Company to register under the Securities Act the 9% Senior Notes due in 2017 (the Exchange Notes) having substantially identical terms to the 9% Senior Notes and to complete an exchange of the privately placed 9% Senior Notes for the publicly registered Exchange Notes or, in certain circumstances, to file and keep effective a shelf registration statement for resale of the privately placed 9% Senior Notes. If the Issuers fail to satisfy these obligations by October 26, 2010, the Issuers will pay additional interest up to 1% per annum to holders of the 9% Senior Notes.

Notes to Consolidated Financial Statements—(Continued)

The 9% Senior Notes are senior unsecured obligations and rank equally with all of the Issuers’ present and future senior indebtedness, senior to all of their future subordinated indebtedness, and effectively subordinated to all present and future senior secured indebtedness of the Issuers (including all borrowings with respect to the Credit Facilities to the extent of the value of the assets securing such indebtedness).

Covenants

The Credit Facilities require us and our subsidiaries to maintain financial covenant ratios. In connection with the October 2009 debt restructuring, we also entered into the Credit Agreement Amendments that modified our financial covenants under the Credit Facilities. The financial covenant modifications limit our total leverage ratio to 4.75:1.00, stepping down to 4.50:1.00 at September 30, 2011. We have a new secured leverage ratio of 3.25:1.00, stepping down to 3.00:1.00 at September 30, 2011. The total leverage ratio is defined in our loan agreements at the end of any fiscal quarter as the ratio of (i) consolidated total net debt as defined in our Credit Facilities debt agreement as of such day to (ii) consolidated adjusted EBITDA for the four-fiscal-quarter period ending on such date. The Credit Facilities secured leverage ratio is defined in our First Amendment to our loan agreement as the ratio as of the last day of any fiscal quarter of (i) consolidated first lien secured total net debt as defined in our credit agreement amendments as of such day to (ii) consolidated adjusted EBITDA for the four-fiscal-quarter period ending on such date. The Credit Facilities also limit our ability and our subsidiaries’ ability to make capital expenditures, generally to $150 million per year.

The 9% Senior Notes indenture contains covenants which, subject to certain exceptions, limit the ability of the Issuers and the 9% Senior Notes Guarantors to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates, and create liens on assets of the Issuers or 9% Senior Notes Guarantors. Upon a change of control, the Issuers must offer to repurchase the 9% Senior Notes at 101% of the principal amount, plus accrued and unpaid interest. If the Issuers sell certain assets and the Issuers do not use the proceeds from such sale for specified purposes, they must offer to repurchase the 9% Senior Notes at 100% of the principal amount, plus accrued and unpaid interest.

Guarantees

The Company’s obligations under its Credit Facilities are guaranteed by each of Boise Paper Holdings’ existing and subsequently acquired domestic subsidiaries (collectively, the Credit Facility Guarantors). The Credit Facilities are secured by a first-priority security interest in substantially all of the real, personal, and mixed property of Boise Paper Holdings and the Credit Facility Guarantors, including 100% of the equity interests of Boise Paper Holdings and each domestic subsidiary of Boise Paper Holdings, 65% of the equity interests of each of Boise Paper Holdings’ foreign subsidiaries (other than Boise Hong Kong Limited so long as Boise Hong Kong Limited does not account for more than $2.5 million of consolidated earnings before interest, taxes, depreciation, and amortization (EBITDA) during any fiscal year of Boise Paper Holdings), and all intercompany debt.

The 9% Senior Notes are jointly and severally guaranteed on a senior unsecured basis by us and each of our existing and future subsidiaries (other than the Issuers). The 9% Senior Notes guarantors do not include Louisiana Timber Procurement Company, L.L.C., or foreign subsidiaries.

Prepayments

We may redeem all or a portion of the 9% Senior Notes at any time on or after November 1, 2013, at a premium decreasing to zero by November 1, 2015, plus accrued and unpaid interest. In addition, prior to November 1, 2012, the Issuers may redeem up to 35% of the aggregate principal amount of the 9% Senior Notes at a redemption price of 109% of the principal amount thereof with the net proceeds of one or more qualified equity offerings.

Notes to Consolidated Financial Statements—(Continued)

Other Provisions

Subject to specified exceptions, the Credit Facilities require that the proceeds from certain asset sales, casualty insurance, certain debt issuances, and 75% (subject to step-downs based on certain leverage ratios) of the excess cash flow for each fiscal year must be used to pay down outstanding borrowings. As of December 31, 2009, required debt principal repayments under the Credit Facilities, including those from excess cash flows, total $30.7 million in 2010. Of this amount, $16.1 million is from our scheduled repayments, and $14.6 million relates to excess cash flows. Our debt principal repayment requirements are $48.3 million in 2011, $134.3 million in 2012, $13.0 million in 2013, $289.6 million in 2014, and $300.0 million thereafter.

Other

At December 31, 2009 and 2008, we had $47.4 million and $72.6 million, respectively, of costs recorded in “Deferred financing costs” on our Consolidated Balance Sheet. As noted above, we canceled the second lien with the proceeds from the debt restructuring, and as a result, we expensed approximately $27.1 million of deferred financing costs. We recorded this charge in “Loss on extinguishment of debt” in our Consolidated Statement of Income (Loss). In addition, the $13.2 million of financing costs related to the debt restructuring is included, net of amortization, in “Deferred financing costs” on our Consolidated Balance Sheet. The amortization of these costs is recorded in interest expense using the effective interest method over the life of the loans. We recorded $11.3 million and $9.3 million of amortization expense for the years ended December 31, 2009 and 2008, in “Interest expense” in our Consolidated Statements of Income (Loss).

In April 2008, we entered into interest rate derivative instruments to hedge a portion of our interest rate risk as required under the terms of the first and second lien facilities. At December 31, 2009, we had $515.9 million of variable-rate debt outstanding, all of which was hedged using interest rate derivatives. At December 31, 2009, our average effective interest rate was not affected by our interest rate derivatives, as the effective cap rates were above the interest rates on the hedged debt. For additional information on our interest rate derivatives, see Note 12, Financial Instruments.

For the years ended December 31, 2009 and 2008, cash payments for interest, net of interest capitalized, were $56.9 million and $72.8 million, respectively. No payments were made during the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007.

12. Financial Instruments

We are exposed to market risks, including changes in interest rates, energy prices, and foreign currency exchange rates.

Interest Rate Risk—Debt

With the exception of the 9% Senior Notes maturing in November 2017, our debt is variable-rate debt. At December 31, 2009, the estimated value of the 9% Senior Notes, based on then-current interest rates for similar obligations with like maturities, was approximately $14.6 million more than the amount recorded on our Consolidated Balance Sheet. At December 31, 2009, the estimated value of our variable-rate debt, based on then-current interest rates for similar obligations with like maturities, was approximately $32.5 million less than the amount recorded on our Consolidated Balance Sheet. The fair value of long-term debt is estimated based on quoted market prices for the same or similar issues or on the discounted value of the future cash flows expected to be paid using incremental rates of borrowing for similar liabilities.

In April 2008, we entered into interest rate derivative instruments to hedge a portion of our interest rate risk as required under the terms of the Credit Facilities. At December 31, 2009, we had $515.9 million of variable-

Notes to Consolidated Financial Statements—(Continued)

rate debt outstanding, all of which was hedged using interest rate derivatives. We purchased interest rate caps with a term of three years and a cap rate of 5.50% on a notional amount of $260.0 million to hedge the interest rate on our second lien facility. These interest rate caps remain in place. We also purchased interest rate caps to hedge part of the interest rate risk on our Tranche B term loan facility with a LIBOR cap rate of 5.00% on a notional amount of $425.0 million for the period of April 21, 2008, through March 31, 2009; a notional amount of $350.0 million for the period of March 31, 2009, through March 31, 2010; and a notional amount of $300.0 million for the period of March 31, 2010, through March 31, 2011.

Credit Facilities. Effective December 31, 2008, we began utilizing the calculated base rate plus 250 basis points on the Tranche B term loan facility rather than the LIBOR plus 350 basis points (subject to a floor of 4%) used prior to December 31, 2008. As the interest rate on this debt no longer matched the rate on the interest rate derivatives used to hedge a portion of that debt, we account for them as economic hedges. The amounts recorded in accumulated other comprehensive income (loss), which is included in “Capital” on our Consolidated Balance Sheets, will be amortized to interest expense over the remaining life of the interest rate derivatives. Changes in the fair value of these derivatives will be recorded in “Change in fair value of interest rate derivatives” in our Consolidated Statements of Income (Loss).

These derivatives have a cap rate of 5.00% on a notional amount of $425.0 million for the period of April 21, 2008, through March 31, 2009; a notional amount of $350.0 million for the period of March 31, 2009, through March 31, 2010; and a notional amount of $300.0 million for the period of March 31, 2010, through March 31, 2011. At December 31, 2009 and 2008, we recorded the fair value of the interest rate derivatives, or $0.1 million and $0.2 million, respectively, in “Other assets” on our Consolidated Balance Sheet. During the year ended December 31, 2009, we recorded the charge in fair value of these derivatives, or a $0.4 million gain, in “Changes in fair value of interest rate derivatives” in our Consolidated Statement of Income (Loss). During the year ended December 31, 2008, we recorded the change in fair value of these derivatives, or a $0.8 million loss, in accumulated other comprehensive income (loss), which is included in “Capital” on our Consolidated Balance Sheets. No amounts were reclassified to interest expense. During the years ended December 31, 2009 and 2008, we recorded $0.5 million and $0.4 million, respectively, in “Interest expense” for the amortization of the premiums paid for the interest rate derivatives. At December 31, 2008, there was no ineffectiveness related to these hedges.

Second Lien Facility. We account for the interest rate derivatives with a notional amount of $260.0 million that hedged our exposure to interest rate fluctuations on our second lien facility as economic hedges. At December 31, 2009 and 2008, we recorded the fair value of the interest rate derivatives, or $0.1 million, in “Other assets” on our Consolidated Balance Sheet. During the years ended December 31, 2009 and 2008, we recorded the change in fair value of these derivatives, or $0.2 million and $0.5 million, respectively, of expense, in “Change in fair value of interest rate derivatives” in our Consolidated Statement of Income (Loss). During each year ended December 31, 2009 and 2008, we recorded $0.2 million in “Interest expense” for the amortization of the premiums paid for the interest rate derivatives.

Interest Rate Risk—Investments

Our exposure to market risk for changes in interest rates also relates to our cash, cash equivalents, and short-term investments. As of December 31, 2009, our cash, cash equivalents, and short-term investments consisted primarily of funds invested in money market accounts and certificates of deposit insured by the Federal Deposit Insurance Corporation (FDIC). As the interest rates on a significant portion of our cash, cash equivalents, and short-term investments are variable, a change in interest rates earned would affect interest income along with cash flows but would not have a significant impact on the fair market value of the related underlying instruments.

Notes to Consolidated Financial Statements—(Continued)

The components of cash, cash equivalents, and short-term investments as of and for the year ended December 31, 2009, are as follows (dollars, in thousands):

	Year Ended December 31, 2009
	Cost Basis	Accrued Interest	Unrealized Gains (Losses)	Recorded Basis	Cash and Cash Equivalents	Short-Term Investments
Cash	$4,268	$—	$—	$4,268	$4,268	$—
Money market accounts	65,125	—	—	65,125	65,125	—
Certificates of deposit	10,000	28	(5)	10,023	—	10,023

Total	$79,393	$28	$(5)	$79,416	$69,393	$10,023

At December 31, 2009, net unrealized losses of $5,000 are recorded in accumulated other comprehensive income (loss), which is included in “Capital” on our Consolidated Balance Sheets. During the year ended December 31, 2009, $11.6 million of certificates of deposit matured, all of which we subsequently reinvested. At December 31, 2009, we did not have any investments in individual securities that had been in a continual unrealized loss position for more than 12 months. The unrealized losses at December 31, 2009, represent a temporary condition due to the high quality of the investment securities, and we expect to recover the par value of these investments.

At December 31, 2008, we had $22.5 million in cash and cash equivalents, consisting of $7.2 million in cash and $15.3 million in money market accounts. We did not have any short-term investments as of or during the year ended December 31, 2008.

Energy Risk

We enter into natural gas swaps, options, or a combination of these instruments to hedge the variable cash flow risk of natural gas purchases at index prices. As of December 31, 2009, we had entered into derivative instruments related to approximately 50% of our forecasted natural gas purchases for the period of January 2010 through October 2010, approximately 16% of our forecasted natural gas purchases from November 2010 through March 2011, and approximately 6% of our forecasted natural gas purchases from April 2011 through October 2011. These derivatives include three-way collars and call spreads.

A three-way collar is a combination of options: a written put, a purchased call, and a written call. The purchased call establishes a maximum price unless the market price exceeds the written call, at which point the maximum price would be New York Mercantile Exchange (NYMEX) price less the difference between the purchased call and the written call strike price. The written put establishes a minimum price (the floor) for the volumes under contract. This strategy enables us to decrease the floor and the ceiling price of the collar beyond the range of a traditional collar while offsetting the associated cost with the sale of the written call. The following tables summarize our position related to these instruments as of December 31, 2009 (in millions of British thermal units, or mmBtu, per day):

	Three-Way Collars
	January 2010 Through March 2010
Volume hedged	6,000	8,500	4,000

Strike price of call sold	$12.00	$12.00	$11.00
Strike price of call bought	9.00	9.00	8.00
Strike price of put sold	6.50	5.35	4.60
Three-way collar premium	0.17	—	—

Approximate percent hedged	16%	23%	11%

Notes to Consolidated Financial Statements—(Continued)

	Three-Way Collars
	April 2010 Through October 2010		November 2010 Through March 2011	April 2011 Through October 2011
Volume hedged	5,500	9,500	4,000	1,000

Strike price of call sold	$12.00	$11.00	$11.00	$11.00
Strike price of call bought	9.00	8.00	8.00	8.00
Strike price of put sold	5.90	5.03	5.66	5.33
Three-way collar premium	—	—	—	—

Approximate percent hedged	18%	32%	11%	3%

A call spread is a combination of a purchased call and a written call. The purchased call establishes a maximum price unless the market exceeds the written call, at which point the maximum price would be the NYMEX price less the difference between the purchased call and the written call strike price plus any applicable net premium associated with the two options. The following tables summarize our position related to these instruments as of December 31, 2009 (in mmBtu per day):

	Call Spreads
	November 2010 Through March 2011	April 2011 Through October 2011
Volume hedged	2,000	1,000

Strike price of call sold	$11.00	$11.00
Strike price of call bought	8.00	8.00
Net cap premium	0.54	0.40

Approximate percent hedged	5%	3%

We have elected to account for these instruments as economic hedges. At December 31, 2009 and 2008, we recorded the fair value of the derivatives, or $1.4 million and $7.3 million, respectively, in “Accrued liabilities, Other” on our Consolidated Balance Sheet. During the years ended December 31, 2009 and 2008, we recorded the change in fair value of the instruments, or a $5.9 million gain and a $7.4 million loss, respectively, in “Materials, labor, and other operating expenses” in our Consolidated Statements of Income (Loss).

Foreign Currency Risk

While we are exposed to foreign currency risk in our operations, none of this risk was material to our financial position or results of operations as of December 31, 2009 and 2008.

Predecessor

During the Predecessor period presented, Boise Cascade occasionally used interest rate swaps to hedge variable interest rate risk. Because debt and interest costs were not allocated to the Predecessor, the effects of the interest rate swaps were not included in the Predecessor consolidated financial statements.

Fair Value Measurements

We record our financial assets and liabilities, which consist of cash equivalents, short-term investments, and derivative financial instruments that are used to hedge exposures to interest rate and energy risks, at fair value. The fair value hierarchy under U.S. GAAP gives the highest priority to quoted market prices (Level 1) and the lowest priority to unobservable inputs (Level 3). In general, and where applicable, we use quoted prices in active

Notes to Consolidated Financial Statements—(Continued)

markets for identical assets or liabilities to determine fair value (Level 1). If quoted prices in active markets for identical assets or liabilities are not available to determine fair value, we use quoted prices for similar assets and liabilities or inputs that are observable either directly or indirectly (Level 2). If quoted prices for identical or similar assets are not available or are unobservable, we may use internally developed valuation models, whose inputs include bid prices and third-party valuations utilizing underlying asset assumptions (Level 3). We enter into these hedges with large financial institutions, and we monitor their credit ratings to determine if any adjustments to fair value need to be made. No such adjustments were made in any period presented.

At December 31, 2009, fair value for these financial instruments was determined based on applicable interest rates, such as LIBOR, interest rate curves, and NYMEX price quotations under the terms of the contracts, using current market information as of the reporting date. The following table provides a summary of our assets and liabilities measured at fair value on a recurring basis and the inputs used to develop these estimated fair values under the fair value hierarchy discussed above (dollars, in thousands):

	Fair Value Measurements at December 31, 2009, Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market accounts (a)	$65,125	$65,125	$—	$—
Certificates of deposit (b)	10,023	10,023	—	—
Interest rate derivatives (c)	163	—	163	—

	$75,311	$75,148	$163	$—

Liabilities:
Energy derivatives (d)	$1,447	$—	$1,447	$—

	$1,447	$—	$1,447	$—

	Fair Value Measurements at December 31, 2008, Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Interest rate derivatives (c)	$341	$—	$341	$—

	$341	$—	$341	$—

Liabilities:
Energy derivatives (d)	$7,324	$—	$7,324	$—

	$7,324	$—	$7,324	$—

(a)	Recorded in “Cash and cash equivalents” on our Consolidated Balance Sheet.
(b)	Recorded in “Short-term investments” on our Consolidated Balance Sheet.
(c)	Recorded in “Other assets” on our Consolidated Balance Sheet.
(d)	Recorded in “Accrued liabilities, Other” on our Consolidated Balance Sheet.

As of December 31, 2009 and 2008, we did not have any fair value measurements using significant unobservable inputs (Level 3).

Notes to Consolidated Financial Statements—(Continued)

Tabular Disclosure of the Fair Values of Derivative Instruments and the Effect of Those Instruments

(dollars, in thousands)

	Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as economic hedging instruments (a)
Interest rate contracts	Other assets	$163	Accrued liabilities	$—
Natural gas contracts	Other assets	—	Accrued liabilities	1,447

Total derivatives designated as economic hedging instruments		$163		$1,447

Total derivatives		$163		$1,447

	Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	December 31, 2008
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as cash flow hedging instruments (b)
Interest rate contracts	Other assets	$250	Accrued liabilities	$—

Total derivatives designated as cash flow hedging instruments		$250		$—

Derivatives designated as economic hedging instruments (a)
Interest rate contracts	Other assets	$91	Accrued liabilities	$—
Natural gas contracts	Other assets	—	Accrued liabilities	7,324

Total derivatives designated as economic hedging instruments		$91		$7,324

Total derivatives		$341		$7,324

The Effect of Derivative Instruments on the Consolidated Statement of Income (Loss) for the Year Ended December 31, 2009
Derivatives Designated as Cash Flow Hedging Instruments (b)	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Derivatives Designated as Economic Hedging Instruments (a)	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Interest rate contracts	$—	Interest income/expense	$338	Interest rate contracts	Change in fair value of interest rate derivatives	$568
				Natural gas contracts	Materials, labor, and other operating expenses	5,877

	$—		$338			$6,445

Notes to Consolidated Financial Statements—(Continued)

The Effect of Derivative Instruments on the Consolidated Statement of Income (Loss) for the Year Ended December 31, 2008
Derivatives Designated as Cash Flow Hedging Instruments (b)	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Derivatives Designated as Economic Hedging Instruments (a)	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Interest rate contracts	$(760)	Interest income/expense	$—	Interest rate contracts	Change in fair value of interest rate derivatives	$(479)
				Natural gas contracts	Materials, labor, and other operating expenses	(7,445)

	$(760)		$—			$(7,924)

(a)	See discussion above for additional information on our purpose for entering into derivatives designated as economic hedges and our overall risk management strategies.
(b)	As of January 1, 2009, we no longer have interest rate derivatives designated as cash flow hedges. The amounts recorded in accumulated other comprehensive income (loss), which is included in “Capital” on our Consolidated Balance Sheets, are being amortized to interest over the remaining life of the interest rate derivatives. During the year ended December 31, 2009, these derivatives were accounted for as economic hedges.

13. Retirement and Benefit Plans

During all of the periods presented, some of our employees participated in our retirement plans, and some of the Predecessor’s employees participated in Boise Cascade’s retirement plans. These plans consist of noncontributory defined benefit pension plans, contributory defined contribution savings plans, deferred compensation plans, and postretirement healthcare benefit plans. Compensation expense was calculated based on costs directly attributable to our employees and, in the case of the Predecessor employees of the Paper Group, an allocation of expense related to corporate employees that serviced all Boise Cascade business units.

Defined Benefit Plans

Some of our employees participate in noncontributory defined benefit pension plans that were either transferred to us or spun off from Boise Cascade. The salaried defined benefit pension plan is available only to employees who were formerly employed by OfficeMax (known at the time as Boise Cascade Corporation) before November 2003. The pension benefit for salaried employees is based primarily on the employees’ years of service and highest five-year average compensation. The benefit for hourly employees is generally based on a fixed amount per year of service. The Predecessor recorded costs associated with the employees who participated in these plans in its Consolidated Statements of Income (Loss). Expenses attributable to participation in noncontributory defined benefit plans for the years ended December 31, 2009 and 2008, the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007, were $8.7 million, $8.3 million, $1.8 million, and $13.1 million, respectively.

In December 2008, we amended our defined benefit pension plan for salaried employees (Salaried Plan). This amendment freezes the accumulation of benefits and years of service for participants of the Salaried Plan effective April 15, 2009. This amendment also freezes benefits in the Boise Inc. Supplemental Plan (SUPP) and the Boise Inc. Supplemental Early Retirement Plan for Executive Officers (SERP). Because the Salaried Plan has unrecognized losses, the curtailment gain associated with this amendment was applied to partially offset those

Notes to Consolidated Financial Statements—(Continued)

losses. However, we have recognized a $2.9 million gain on our SUPP and SERP plans because the curtailment gain exceeded our existing unrecognized losses. This gain is recognized in “Other (income) expense, net” in our Consolidated Statements of Income (Loss) for the year ended December 31, 2008.

Defined Contribution Plans

Some of our employees participate in contributory defined contribution savings plans, which covered most of our salaried and hourly employees. Expenses related to matching contributions attributable to participation in contributory defined contribution savings plans for the years ended December 31, 2009 and 2008, the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007, were $10.0 million, $8.4 million, $2.1 million, and $9.3 million, respectively. Salaried employees hired after October 31, 2003, who are otherwise eligible to participate in these plans are eligible for additional discretionary company matching contributions based on a percentage approved each plan year. Beginning April 16, 2009, the company contributions for eligible salaried employees consisted of a nondiscretionary, nonmatching base contribution of 3% of eligible compensation plus a matching contribution. In addition, the Company may make additional discretionary nonmatching contributions each year. The company contribution structure for hourly employees varies.

Deferred Compensation Plans

Some of our employees participate in deferred compensation plans, in which key managers and nonaffiliated directors may irrevocably elect to defer a portion of their base salary and bonus or director’s fees until termination of employment or beyond. A participant’s account is credited with imputed interest at a rate equal to 130% of Moody’s composite average of yields on corporate bonds. In addition, participants other than directors may elect to receive their company contributions in the deferred compensation plan in lieu of any company contribution in the contributory defined contribution savings plan. The deferred compensation plans are unfunded; therefore, benefits are paid from general assets of the Company. At December 31, 2009 and 2008, we had $0.9 million and $0.6 million, respectively, of liabilities attributable to participation in our deferred compensation plan on our Consolidated Balance Sheet. At December 31, 2007, the Predecessor had $3.8 million of liabilities attributable to participation in Boise Cascade’s deferred compensation plan recorded on the Predecessor’s Consolidated Balance Sheet. This liability is not an obligation of BZ Intermediate Holdings LLC and was not recorded on our Consolidated Balance Sheet at December 31, 2008.

Postretirement Benefit Plans

Some of our and the Predecessor’s employees participated in Boise Cascade’s postretirement healthcare benefit plans. The type of retiree healthcare benefits and the extent of coverage vary based on employee classification, date of retirement, location, and other factors. All of the postretirement healthcare plans are unfunded. In 2007, the Predecessor communicated to employees changes to the retiree healthcare programs. The Predecessor discontinued healthcare coverage for most of the post-65 retirees. In addition, the Predecessor eliminated the company subsidy for some of the pre-65 hourly retirees. This change shifts retiree medical costs to the plan participants. As a result of this change, the Predecessor recorded a $4.4 million gain in the Consolidated Statement of Income (Loss) for the year ended December 31, 2007. The postretirement benefit plans have a December 31 measurement date.

Obligations and Funded Status of Postretirement Benefits and Pensions

The Predecessor treated participants in its pension plans as participants in multiemployer plans; accordingly, the Predecessor has not reflected any assets or liabilities related to the noncontributory defined benefit pension plans on its Consolidated Balance Sheet at December 31, 2007.

Notes to Consolidated Financial Statements—(Continued)

The following table, which includes only company-sponsored plans, reconciles the beginning (February 22, 2008, for 2008 plan year) and ending balances of our benefit obligation. It also shows the fair value of plan assets and aggregate funded status of our plans. The funded status changes from year to year based on the investment return from plan assets, contributions, and benefit payments and the discount rate used to measure the liability (dollars, in thousands):

	Pension Benefits		Other Benefits
	2009	2008	2009	2008
Change in benefit obligation
Benefit obligation at beginning of year (February 22, 2008, for 2008 plan year)	$396,692	$379,390	$2,490	$2,723
Service cost	6,891	9,226	4	3
Interest cost	24,314	20,881	47	98
Amendments	145	364	—	(77)
Actuarial (gain) loss	9,138	31,715	(1,725)	—
Closure and curtailment gain	—	(37,473)	—	—
Benefits paid	(13,218)	(7,411)	(44)	(257)

Benefit obligation at end of year	$423,962	$396,692	$772	$2,490

Change in plan assets
Fair value of plan assets at beginning of year (February 22, 2008, for 2008 plan year)	$248,084	$323,640	$—	$—
Actual return on plan assets	54,358	(68,210)	—	—
Employer contributions	12,298	65	—	—
Benefits paid	(13,218)	(7,411)	—	—

Fair value of plan assets at end of year	$301,522	$248,084	$—	$—

Over (under) funded status	$(122,440)	$(148,608)	$(772)	$(2,490)

Amounts recognized on our Consolidated Balance Sheet
Current liabilities	$(143)	$(1,317)	$(182)	$(670)
Noncurrent liabilities	(122,297)	(147,291)	(590)	(1,820)

Net amount recognized	$(122,440)	$(148,608)	$(772)	$(2,490)

Amounts recorded in accumulated other comprehensive (income) loss (pretax) included in “Capital” on our Consolidated Balance Sheets consist of the following (dollars, in thousands):

	Pension Benefits		Other Benefits
	2009	2008	2009	2008
Net (gain) loss	$62,334	$84,600	$(413)	$(42)
Prior service cost	473	364	—	—

Net amount recognized	$62,807	$84,964	$(413)	$(42)

The accumulated benefit obligation for all defined benefit pension plans was $423.8 million and $393.2 million as of December 31, 2009 and 2008. All of our defined benefit pension plans have accumulated benefit obligations in excess of plan assets.

Notes to Consolidated Financial Statements—(Continued)

Components of Net Periodic Benefit Cost and Other Comprehensive (Income) Loss

The components of net periodic benefit cost and other comprehensive (income) loss (pretax) are as follows (dollars, in thousands):

	Pension Benefits				Other Benefits
	BZ Intermediate Holdings LLC		Predecessor		BZ Intermediate Holdings LLC		Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2007	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2007
Service cost	$6,891	$9,226	$1,566	$12,103	$4	$3	$—	$75
Interest cost	24,314	20,881	3,458	22,718	47	98	18	230
Expected return on plan assets	(23,269)	(20,398)	(3,452)	(23,173)	—	—	—	—
Amortization of actuarial (gain) loss	315	—	(21)	271	(1,344)	—	(12)	(34)
Amortization of prior service costs and other	36	—	194	1,190	—	—	—	—
Plan settlement curtailment (gain) loss	—	(1,749)	—	(46)	—	—	—	—

Company-sponsored plans	8,287	7,960	1,745	13,063	(1,293)	101	6	271
Multiemployer plans	382	327	75	—	—	—	—	—

Net periodic benefit costs	$8,669	$8,287	$1,820	13,063	$(1,293)	$101	$6	271

Changes in plan assets and benefit obligations recognized in other comprehensive (income) loss
Net (gain) loss	$(21,951)	$84,600	$—	—	$(1,715)	$(42)	$—	—
Prior service cost	145	364	—	—	—	—	—	—
Amortization of actuarial gain (loss)	(315)	—	—	—	—	—	—	—
Amortization of prior service cost	(36)	—	—	—	1,344	—	—	—

Total recognized in other compre-hensive (income) loss	(22,157)	84,964	—	—	(371)	(42)	—	—

Total recognized in net periodic benefit cost and other compre-hensive

(income) loss	$(13,488)	$93,251	$1,820	$13,063	$(1,664)	$59	$6	$271

In 2010, we estimate net periodic pension expense will be $10.2 million. The 2010 net periodic pension expense will include $1.8 million of net loss and $0.1 million of prior service cost that will be amortized from accumulated other comprehensive income (loss), which is included in “Capital” on our Consolidated Balance Sheets.

Notes to Consolidated Financial Statements—(Continued)

Assumptions

The assumptions used in accounting for the plans are estimates of factors that will determine, among other things, the amount and timing of future benefit payments. The following table presents the assumptions used in the measurement of our benefits obligation:

	Pension Benefits			Other Benefits
	BZ Intermediate Holdings LLC			BZ Intermediate Holdings LLC			Predecessor
	December 31, 2009	December 31, 2008	February 22, 2008	December 31, 2009	December 31, 2008	February 22, 2008	December 31 2007
Weighted average
Discount rate	6.10%	6.20%	6.50%	4.60%	5.70%	5.50%	5.75%
Rate of compensation increase	—%	4.25%	4.25%	—%	—%	—%	—%

The following table presents the assumptions used in the measurement of net periodic benefit cost:

	Pension Benefits				Other Benefits
	BZ Intermediate Holdings LLC		Predecessor		BZ Intermediate Holdings LLC		Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2007	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2007
Weighted average assumptions as of the last day in the presented period
Discount rate	6.20%	6.50%	6.40%	5.90%	5.70%	5.70%	5.50%	5.75%
Expected long-term rate of return on plan assets	7.25%	7.25%	7.25%	7.25%	—%	—%	—%	—%
Rate of compensation Increase	—%	4.25%	4.25%	4.25%	—%	—%	—%	—%

Discount Rate Assumption. In all periods presented, the discount rate assumption was determined using a spot rate yield curve constructed to replicate Aa-graded corporate bonds. The Aa-graded bonds included in the yield curve reflect anticipated investments that would be made to match the expected monthly benefit payments over time and do not include all Aa-graded corporate bonds. The plan’s projected cash flows were duration-matched to this yield curve to develop an appropriate discount rate.

Asset Return Assumption. The expected long-term rate of return on plan assets was based on a weighted average of the expected returns for the major investment asset classes. Expected returns for the asset classes are based on long-term historical returns, inflation expectations, forecasted gross domestic product, earnings growth, and other economic factors. The weights assigned to each asset class were based on the investment strategy. The weighted average expected return on plan assets we will use in our calculation of 2010 net periodic benefit cost is 7.25%. In 2009, plan assets performed well above the long-term return assumption.

Rate of Compensation Increases. Salaried pension benefits are frozen, so the compensation increase assumption is not applicable. Negotiated compensation increases are reflected in the projected benefit obligation

Notes to Consolidated Financial Statements—(Continued)

for certain hourly employees with salary-related benefits. Historically, this assumption reflected long-term actual experience, the near-term outlook, and assumed inflation.

The following table presents our assumed healthcare cost trend rates at December 31, 2009 and 2008:

	2009	2008
Weighted average assumptions:
Healthcare cost trend rate assumed for next year	8.50%	9.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	6.50%	5.00%
Year that the rate reaches the ultimate trend rate	2025	2017

Assumed healthcare cost trend rates affect the amounts reported for the healthcare plans. At December 31, 2009, a one-percentage-point change in our assumed healthcare cost trend rate would not significantly affect our total service or interest costs or our postretirement benefit obligation.

Investment Policies and Strategies

At December 31, 2009, 52% of our pension plan assets were invested in equity securities, and 48% were invested in fixed-income securities. The general investment objective for all of our plan assets is to optimize growth of the pension plan trust assets, while minimizing the risk of significant losses in order to enable the plans to satisfy their benefit payment obligations over time. The objectives take into account the long-term nature of the benefit obligations, the liquidity needs of the plans, and the expected risk/return trade-offs of the asset classes in which the plans may choose to invest. The Retirement Funds Investment Committee is responsible for establishing and overseeing the implementation of our investment policy. Russell Investments (Russell) oversees the active management of our pension investments in order to achieve broad diversification in a cost-effective manner. At December 31, 2009, our investment policy governing our relationship with Russell allocated 48% to long-duration fixed-income securities, 33% to large-capitalization U.S. equity securities, 12% to international equity securities, and 7% to small- and mid-capitalization U.S. equity securities. Our arrangement with Russell requires monthly rebalancing to the policy targets noted above.

Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility risk, all of which are subject to change. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the reported amounts.

Fair Value Measurements of Plan Assets

The defined benefit plans hold an interest in the Boise Paper Holdings, L.L.C., Master Pension Trust (Master Trust). The assets in the Master Trust are invested in common and collective trusts that hold several mutual funds invested in U.S. equities, international equities, and fixed-income securities managed by Russell Trust Company.

Notes to Consolidated Financial Statements—(Continued)

The following table sets forth by level, within the fair value hierarchy, the pension plan assets, by major asset category, at fair value at December 31, 2009 (dollars, in thousands):

	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2) (a)	Significant Unobservable Inputs (Level 3)	Total
Equity securities:
Large cap U.S. equity securities (b)	$—	$99,614	$—	$99,614
Small- and mid-cap U.S. equity securities (c)	—	21,262	—	21,262
International equity securities (d)	—	35,861	—	35,861
Fixed-income securities (e)	—	144,011	—	144,011

Total securities at fair value	—	300,748	—	300,748

Receivables and accruals, net				774

Total fair value of plan assets				$301,522

(a)	Investments are mutual funds managed by Russell Trust Company. The funds are valued at the net asset value (NAV) provided by Russell Trust Company, the administrator of the funds. The NAV is based on the value of the assets owned by the fund, less liabilities at year-end. While the underlying assets are actively traded on an exchange, the funds are not.
(b)	Our investments in this category are invested in the Russell Equity I Fund. The fund seeks higher long-term returns that exceed the Russell 1000 Index by investing in common stocks that rank among the largest 1,000 companies in the U.S. stock market.
(c)	Our investments in this category are invested in the Russell Equity II Fund. The fund seeks high, long-term returns that exceed the Russell 2500 Index by investing in the smaller capitalization stocks of the U.S. stock market.
(d)	Our investments in this category are invested in the Russell International Fund. The fund benchmarks against the MSCI European, Australian, and Far East (EAFE) Index and seeks high, long-term returns comparable to the broad international stock market by investing in non-U.S. companies from the developed countries around the world. The fund participates primarily in the stock markets of Europe and the Pacific Rim.
(e)	Our investments in this category are invested in the Russell Long Duration Fixed Income Fund (Long Duration Fund) and Russell Long Credit Fixed Income Fund (Long Credit Fund). The Long Duration Fund seeks to achieve above-average consistency in performance relative to the Barclays Capital U.S. Long Government/Credit Bond Index by combining manager styles and strategies with different payoffs over various phases of an investment cycle. The Long Credit Fund seeks to achieve above-average consistency in performance relative to the Barclays Capital Long Credit Index and is generally used with other bond funds, such as the Long Duration Fund, to gain additional credit exposure to asset portfolios. Both funds are designed to provide maximum total return through diversified strategies, including sector rotation, modest interest rate timing, security selection, and tactical use of high-yield and emerging markets bonds.

Cash Flows

In connection with the Acquisition, Boise Cascade transferred sufficient assets to fund BZ Intermediate Holdings LLC’s accumulated benefit obligation at a 6.5% discount rate, and as a result, we were not required to and did not make contributions to the qualified pension plans during 2008. Pension funding requirements depend in part on returns on plan assets. As of December 31, 2009 and 2008, our pension assets had a market value of $302 million and $248 million, respectively. Assuming a rate of return on plan assets of 7.25% in 2010 and 2011, we estimate that we would be required to contribute approximately $2 million in 2010 and approximately $22 million in 2011. The amount of required contributions will depend, among other things, on actual returns on plan

Notes to Consolidated Financial Statements—(Continued)

assets, changes in interest rates that affect our discount rate assumptions, changes in pension funding requirement laws, and modifications to our plans. Our estimates may change materially depending upon the impact of these and other factors. Changes in the financial markets may require us to make larger than previously anticipated contributions to our pension plans. We may also elect to make additional voluntary contributions in any year, which could reduce the amount of required contributions in future years. For the year ended December 31, 2009, we made $11 million of cash contributions to our qualified pension plans. Additionally, we made cash contributions and certain benefit payments to our nonqualified pension plans and other postretirement benefit plans totaling $2.0 million.

The following benefit payments (dollars, in thousands), which reflect expected future service as appropriate, are expected to be paid. Qualified pension benefit payments are paid from plan assets, while nonqualified pension and other benefit payments are paid by the Company.

	Pension Benefits	Other Benefits
2010	$14,536	$183
2011	16,879	142
2012	19,451	117
2013	21,842	100
2014	24,284	71
Years 2015-2019	152,493	174

14. Capital

BZ Intermediate Holdings LLC has authorized 1,000 voting common units with a par value of $0.01. All of these units have been issued to Boise Inc. “Capital” on our Consolidated Balance Sheets represents our equity transactions with Boise Inc., net income (loss) from the operations of our subsidiaries, the effect of changes in other comprehensive income, and restricted stock. Share-based compensation costs in our financial statements represent expenses for restricted stock of Boise Inc., which have been pushed down to us for accounting purposes and are explained in more detail below. During 2008, we received a $638.8 million equity contribution from Boise Inc. in connection with the Acquisition. During 2009, we distributed $49.9 million of cash to Boise Inc. This distribution consisted primarily of $52.9 million for the repurchase of notes payable, net of $2.9 million in cash received from income tax refunds.

Net income (loss) per common share is not applicable as BZ Intermediate Holdings LLC and the Predecessor do not have common shares.

Restricted Stock and Restricted Stock Units

In our consolidated financial statements, we evaluate share-based compensation for awards granted under the Boise Inc. Incentive and Performance Plan (the Plan) on a quarterly basis based on our estimate of expected restricted stock forfeiture, review of recent forfeiture activity, and expected future turnover. We recognize the effect of adjusting the forfeiture rate for all expense amortization in the period that we change the forfeiture estimate. The effect of forfeiture adjustments during the years ended December 31, 2009 and 2008, was zero.

On April 23, 2009, a Plan Amendment was approved by Boise Inc. stockholders that increased the number of shares available for issuance under the Plan from 5,175,000 to 17,175,000.

Service-Condition Vesting Awards

In March 2009, pursuant to the Plan, Boise Inc. granted to directors and members of management 4.6 million shares of restricted stock and 1.2 million restricted stock units (collectively restricted stock) subject to the Plan Amendment described above. The 2.0 million shares of restricted stock granted to the directors are earned on a pro rata basis through March 15, 2010, and vest upon the earlier of (i) their departure from the board (vesting pro

Notes to Consolidated Financial Statements—(Continued)

rata based on time served) or (ii) March 15, 2010 (full vesting). The grants to members of management vest as follows: one-fifth on March 15, 2010, one-fifth on March 15, 2011, and three-fifths on March 15, 2012, subject to EBITDA goals. Any shares not vested on or before March 15, 2012, will be forfeited.

In May 2008, directors and members of management were granted awards of 0.4 million and 0.8 million shares, respectively, of restricted stock subject to service-condition vesting. The restricted stock granted to directors vested on March 2, 2009. Additionally, one-third of the management grants subject to service-condition vesting restrictions also vested on March 2, 2009. The remaining grants subject to service-condition vesting restrictions vest equally on February 28, 2010, and February 28, 2011, subject to EBITDA goals. Any shares not vested on or before February 28, 2011, will be forfeited.

Market-Condition Vesting Awards

In May 2008, members of management were granted 1.9 million shares of restricted stock, subject to market-based vesting restrictions. Of this 1.9 million, 0.7 million will vest on February 28, 2011, if the closing price of Boise Inc. stock has been at least $10 per share for at least 20 trading days in any period of 30 consecutive trading days between the grant date and February 28, 2011. The weighted average grant-date fair value of these awards was $2.03 per share. The remaining 1.2 million shares of the restricted stock grants will vest on February 28, 2011, if the closing price of Boise Inc. stock has been at least $12.50 per share for at least 20 trading days in any period of 30 consecutive trading days between the grant date and February 28, 2011. The weighted average grant-date fair value of these awards was $1.57 per share. Any shares not vested on February 28, 2011, will be forfeited.

Compensation Expense

We recognize compensation expense for the restricted stock based on the fair value on the date of the grant, as described below. Compensation expense is recognized ratably over the vesting period for the restricted stock grants that vest over time and ratably over the award period for the restricted stock grants that vest based on the closing price of Boise Inc. stock, as discussed above. During the years ended December 31, 2009 and 2008, we recognized $3.5 million and $3.1 million, respectively, of compensation expense. Most of these costs were recorded in “General and administrative expenses” in our Consolidated Statement of Income (Loss).

Fair Value Measurement

The fair value of service-condition restricted stock is determined based on the number of shares or units granted and the quoted price of our stock at the date of grant and is expensed on a straight-line basis over the vesting period. The fair value on the date of grant was $0.43 per share for the 2009 restricted stock grants and $4.16 per share for the 2008 grants. Compensation expense is adjusted if the service condition is not met.

The equity grants that vest based on the stock price of Boise Inc. are market-condition grants. Because the market-based restrictions represent a more difficult threshold to meet before payout, with greater uncertainty that the market condition will be satisfied, these awards have a lower fair value than those that vest based primarily on the passage of time. However, compensation expense is required to be recognized for an award regardless of when, if ever, the market condition is satisfied. We determined the fair value on the date of grant of the market-condition awards that vest based on the stock price of Boise Inc. at $10 per share and $12.50 per share to be approximately $2.03 per share and $1.57 per share, respectively. The fair value of market condition restricted stock or units is estimated at the grant date using a Monte Carlo simulation. We assumed a risk-free rate of 2.59%, an expected stock volatility of 58.60%, and a stock price for Boise Inc.’s common shares of $4.16 per share. The $4.16-per-share value is based on Boise Inc.’s closing stock price on the date of grant. Expense is recognized on a straight-line basis over the service period.

Notes to Consolidated Financial Statements—(Continued)

The following summarizes the activity of our outstanding service- and market-condition restricted stock and units awarded under the Plan as of December 31, 2009 and 2008, and changes during the years ended December 31, 2009 and 2008 (number of shares and aggregate fair value, in thousands):

	Service-Condition Vesting Awards			Market-Condition Vesting Awards
	Number of Shares	Weighted Average Grant-Date Fair Value	Aggregate Fair Value	Number of Shares	Weighted Average Grant-Date Fair Value	Aggregate Fair Value
Outstanding at January 1, 2008	—	$—	$—	—	$—	$—
Granted	1,185	4.16	4,927	1,929	1.75	3,368
Vested (a)	(30)	4.16	(125)	—	—	—
Forfeited	(12)	4.16	(48)	(13)	1.75	(23)

Outstanding at December 31, 2008 (b)	1,143	$4.16	$4,754	1,916	$1.75	$3,345

Granted	5,841	0.43	2,512	—	—	—
Vested (a)	(604)	4.16	(2,511)	—	—	—
Forfeited	(49)	1.27	(63)	(32)	1.75	(56)

Outstanding at December 31, 2009 (b) (c)	6,331	$0.74	$4,692	1,884	$1.75	$3,289

(a)	We repurchase for cash any fractional shares as they vest. During the years ended December 31, 2009 and 2008, we repurchased 24.33 shares and no shares, respectively.
(b)	Outstanding awards included all nonvested and nonforfeited awards
(c)	The remaining weighted average contractual term is approximately 1.6 years for the service-condition awards and 1.3 years for the market-condition awards.

At December 31, 2009, we had approximately $2.6 million and $1.3 million of total unrecognized compensation cost related to the nonvested service-condition and market-condition restricted stock grants, respectively, under the Plan. The cost is expected to be recognized generally over a weighted average period of 2.3 years and 3.0 years for the service-condition and market-condition awards, respectively. Unrecognized compensation expense is calculated net of estimated forfeitures of $0.1 million. During the year ended December 31, 2009, we recognized $3.5 million of compensation expense, of which $2.4 million related to the grant-date fair value of service-condition awards vested through December 31, 2009, and $1.1 million related to the market-condition awards that generally vest on February 28, 2011. During the year ended December 31, 2008, we recognized $3.1 million of compensation expense, of which $2.2 million related to the grant-date fair value of service-condition awards vested through December 31, 2008, and $0.9 million related to the market-condition awards that generally vest on February 28, 2011. The net income tax benefit associated with restricted stock awards was $0.3 million and $0.4 million for the years ended December 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements—(Continued)

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) includes the following (dollars, in thousands):

	Investment Gains (Losses)	Cash Flow Hedges	Unfunded Accumulated Benefit Obligation		Accumulated Other Comprehensive Income (Loss)
			Actuarial Loss (a)	Prior Service Cost (a)
Balance at December 31, 2007, net of taxes	$—	$—	$—	$—	$—

Current-period changes, before taxes	—	(760)	(84,558)	(364)	(85,682)
Reclassifications to earnings, before taxes	—	—	—	—	—
Income taxes	—	—	—	—	—

Balance at December 31, 2008, net of taxes	$—	$(760)	$(84,558)	$(364)	$(85,682)

Current-period changes, before taxes	(5)	—	23,665	(145)	23,515
Reclassifications to earnings, before taxes	—	338	(1,029)	36	(655)
Income taxes	—	(131)	(8,656)	56	(8,731)

Balance at December 31, 2009, net of taxes	$(5)	$(553)	$(70,578)	$(417)	$(71,553)

(a)	The 2010 net periodic pension expense will include $1.8 million of net loss and $0.1 million of prior service cost that will be amortized from accumulated other comprehensive income (loss), which is included in “Capital” on our Consolidated Balance Sheets.

Equity Transactions with Boise Inc.

Equity transactions with Boise Inc. consist of the push down of share-based compensation, cash payments or receipts for income taxes and payments to Boise Inc. for the retirement of notes payable. Those amounts are as follows (dollars, in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2008
Share-based compensation	$3,518	$3,096
Income tax refunds (payments)	3,009	(1,271)
Cash paid for notes payable	(52,924)	—

	$(46,397)	$1,825

Predecessor

During the Predecessor period presented, equity compensation was granted to the Predecessor’s employees under Boise Cascade’s equity compensation plans. During the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007, the Predecessor recognized $0.2 million and $1.7 million, respectively, of compensation expense, most of which was recorded in “General and administrative expenses” in the Consolidated Statements of Income (Loss).

15. Acquisition of Boise Cascade’s Paper and Packaging Operations

On February 22, 2008, Aldabra 2 Acquisition Corp. completed the Acquisition the Paper Group and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade for cash and securities. Aldabra 2

Notes to Consolidated Financial Statements—(Continued)

Acquisition Corp. acquired four pulp and paper mills, one paper mill, five corrugated container plants, a corrugated sheet feeder plant, and two paper distribution facilities, all located in the U.S. Subsequent to the Acquisition, Aldabra 2 Acquisition Corp. changed its name to Boise Inc. We are a 100% wholly owned consolidated entity of Boise Inc.

The purchase price was paid with cash, the issuance of shares of our common stock, and a note payable. These costs, including direct transaction costs and purchase price adjustments, are summarized as follows (dollars, in thousands):

February 22, 2008
Cash paid to Boise Cascade	$1,252,281
Cash paid to Boise Cascade for financing and other fees	24,915
Less: cash contributed by Boise Cascade	(38,000)

Net cash	1,239,196

Equity at $9.15 average price per share	346,395
Lack of marketability discount	(41,567)

Total equity	304,828

Note payable to Boise Cascade at closing	41,000
Working capital adjustment	17,334

Total note payable to Boise Cascade	58,334

Fees and expenses	61,785

Total purchase price	$1,664,143

The following table summarizes the fair value allocation of the assets acquired and liabilities assumed in the Acquisition as adjusted (dollars, in thousands):

February 22, 2008, Fair Value
Current assets	$571,936
Property and equipment	1,306,070
Fiber farms and deposits	11,006
Intangible assets:
Trademarks and trade names	16,800
Customer list	13,700
Technology	6,860
Deferred financing costs	81,898
Other long-term assets	4,465
Current liabilities	(246,928)
Long-term liabilities	(101,664)

Total purchase price	$1,664,143

Upon completion of the transaction, Boise Cascade owned 37.9 million, or 49%, of Boise Inc.’s outstanding shares. Boise Cascade continues to hold a significant interest in Boise Inc. At December 31, 2009, Boise Cascade owned 21.7% of Boise Inc.’s common stock. On December 15, 2009, Boise Cascade announced its intention to further reduce its holdings by an additional 8 million shares by entering into a trading plan under SEC rules. Sales under this trading plan commenced February 16, 2010. As of March 3, 2010, Boise Cascade has sold all of its outstanding shares of Boise Inc. These sales resulted from its announced trading plan and two block trades.

Notes to Consolidated Financial Statements—(Continued)

16. St. Helens Mill Restructuring

In November 2008, we announced the restructuring of our paper mill in St. Helens, Oregon, permanently halting pulp production at the plant and reducing annual paper production capacity by approximately 200,000 short tons and market pulp capacity at the St. Helens and Wallula, Washington, mills. The restructuring was primarily the result of declining product demand coupled with continuing high costs. The restructuring was substantially complete in January 2009. We have permanently ceased paper production on machines #1 and #4 at the mill. Paper machine #2 at St. Helens continues to operate, manufacturing primarily printing papers and flexible packaging papers. The #3 machine, which is owned by Cascades Tissue Group, also continues to operate. The permanent capacity reductions resulted in the loss of approximately 330 jobs at the St. Helens mill and 36 jobs in related sales, marketing, and logistics functions elsewhere in the Company. Eligible salaried employees were offered severance packages and outplacement assistance. We will employ approximately 140 employees at the mill after restructuring. At December 31, 2009, we had terminated approximately 360 employees.

For the years ended December 31, 2009 and 2008, we recorded a pretax charge of $5.8 million and $37.6 million, respectively, associated with the restructuring in “St. Helens mill restructuring” in the Consolidated Statements of Income (Loss). These costs are recorded in our Paper segment. For the year ended December 31, 2009, these charges included decommissioning costs and other miscellaneous costs related to the restructuring of the mill. For the year ended December 31, 2008, $28.8 million related to noncash expenses. Of the $37.6 million of expense in 2008, $7.8 million related to the write-down of inventory and was recorded in “Materials, labor, and other operating expenses” in the Consolidated Statement of Income (Loss). We recorded the remaining $29.8 million of restructuring costs in “St. Helens mill restructuring” in the Consolidated Statement of Income (Loss). For the year ended December 31, 2008, the costs included asset write-downs for plant and equipment at the St. Helens mill, employee-related severance costs, pension curtailment losses, and other miscellaneous costs related to the restructuring of the mill. At December 31, 2009, we had $0.5 million of severance liabilities included in “Accrued liabilities, Compensation and benefits” on the Consolidated Balance Sheet.

An analysis of total restructuring-related activity as of December 31, 2009, is as follows (dollars, in thousands):

	Noncash Expense	Cash Expense	Total Expenses
Inventory write-down	$7,788	$—	$7,788
Asset write-down	19,825	—	19,825
Employee-related costs	—	8,433	8,433
Pension curtailment loss	1,165	—	1,165
Other	—	357	357

December 31, 2008	28,778	8,790	37,568

Decommissioning costs	—	5,490	5,490
Other	—	315	315

December 31, 2009	—	5,805	5,805

Total activity as of December 31, 2009	$28,778	$14,595	$43,373

We expect to spend approximately $1.6 million during 2010 and $1.0 million in 2011 in decommissioning and other costs. During the year ended December 31, 2009, we spent $5.8 million for these costs, which are recorded in “St. Helens mill restructuring” in our Consolidated Statements of Income (Loss). These expenses are recorded when the liability is incurred.

Notes to Consolidated Financial Statements—(Continued)

17. Segment Information

We operate our business in three reportable segments: Paper, Packaging, and Corporate and Other (support services). These segments represent distinct businesses that are managed separately because of differing products and services. Each of these businesses requires distinct operating and marketing strategies. Management reviews the performance of the Company based on these segments.

Paper. Our Paper segment manufactures and sells uncoated freesheet paper (including commodity and premium cut-size office papers); a range of packaging papers (including label and release papers, flexible packaging papers, and corrugating medium); commodity and premium printing and converting papers (including commercial printing papers, envelope papers, and form-related products); and market pulp. Many of these paper products are commodity products, while others have specialized features that make these products premium and specialty grades. Our premium grades include 100% recycled, high-bright, and colored cut-size office papers, and our specialty grades include custom-developed papers for such uses as label and release and flexible food packaging. We ship to customers both directly from our mills and through distribution centers. In 2009, approximately 41% of our uncoated freesheet paper sales volume, including approximately 63% of our office papers sales volume, was sold to OfficeMax.

Packaging. Our Packaging segment manufactures and sells containerboard (linerboard) and newsprint at our mill in DeRidder, Louisiana. We also operate five corrugated container plants in the Northwest, a sheet plant in Reno, Nevada, and a sheet feeder plant in Waco, Texas. Our corrugated containers are used primarily in the packaging of fresh fruit and vegetables, processed food, and beverages, as well as industrial and consumer products. Our Waco, Texas, plant, known as Central Texas Corrugated (“CTC”), produces corrugated sheets that are sold to sheet plants in the Southwest, where they are converted into corrugated containers for a variety of customers. Our containerboard and corrugated products are sold by our own sales personnel and by brokers.

Until late February 2009, we marketed our newsprint through Abitibi Consolidated Sales Corporation (“ACSC”), an indirect subsidiary of AbitibiBowater Inc. (AbitibiBowater), pursuant to an arrangement whereby ACSC purchased all of the newsprint we produce. ACSC sold our newsprint primarily in regional markets near our DeRidder, Louisiana, manufacturing facility. In late February 2009, we terminated our arrangement with ACSC and since that time have sold our newsprint production through our own sales personnel primarily to newspaper publishers in the southern U.S.

Corporate and Other. Our Corporate and Other segment includes primarily corporate support services, related assets and liabilities, and foreign exchange gains and losses. During the Predecessor period presented, the Corporate and Other segment included primarily an allocation of Boise Cascade corporate support services and related assets and liabilities. These support services included, but were not limited to, finance, accounting, legal, information technology, and human resource functions. This segment also includes transportation assets, such as rail cars and trucks, which we use to transport our products from our manufacturing sites. Rail cars and trucks are generally leased. We provide transportation services not only to our own facilities but also, on a limited basis, to third parties when geographic proximity and logistics are favorable. During the years ended December 31, 2009 and 2008, segment sales related primarily to our rail and truck business were $63.8 million and $67.7 million, respectively. During the Predecessor period of January 1 through February 21, 2008, and for the year ended December 31, 2007, these sales were $8.5 million and $58.9 million, respectively.

In connection with the Acquisition, we entered into a services agreement under which we provide a number of corporate staff services to Boise Cascade at our cost. These services include information technology, accounting, and human resource services. The initial term of the agreement is for three years and will expire on February 22, 2011. It will automatically renew for one-year terms unless either party provides notice of termination to the other party at least 12 months in advance of the applicable term. For the years ended December 31, 2009 and 2008, we recorded $15.0 million and $12.1 million, respectively, in “Sales, Related parties.”

Notes to Consolidated Financial Statements—(Continued)

The segments’ profits and losses are measured on operating profits before change in fair value of interest rate derivatives, interest expense, and interest income. Specified expenses are allocated to the segments. For many of these allocated expenses, the related assets and liabilities remain in the Corporate and Other segment.

The segments follow the accounting principles described in Note 2, Summary of Significant Accounting Policies.

Export sales to foreign unaffiliated customers were $180.3 million in 2009, $212.8 million in 2008, and $40.8 million and $222.1 million during the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007, respectively. In all periods presented, net sales were generated domestically, and long-lived assets were held by domestic operations.

Segment sales to external customers by product line are as follows (dollars, in millions):

	BZ Intermediate Holdings LLC		Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	January 1 Through February 21, 2008	Year Ended December 31, 2007
Paper
Uncoated freesheet	$1,289.8	$1,240.9	$224.2	$1,392.1
Containerboard (medium)	0.1	0.2	0.1	1.5
Market pulp and other	73.5	101.9	20.1	139.3

	1,363.4	1,343.0	244.4	1,532.9

Packaging
Containerboard (linerboard)	88.6	88.6	16.5	104.3
Newsprint	98.4	203.2	29.8	217.1
Corrugated containers and sheets	347.7	324.3	53.1	364.5
Other	51.2	84.3	13.7	94.5

	585.9	700.4	113.1	780.4

Corporate and Other	28.9	27.2	2.4	19.3

	$1,978.2	$2,070.6	$359.9	$2,332.6

Notes to Consolidated Financial Statements—(Continued)

An analysis of our operations by segment is as follows (dollars, in millions):

	BZ Intermediate Holdings LLC
	Sales				Income (Loss) Before Taxes		Depre- ciation, Amorti- zation, and Depletion	EBITDA(e)		Capital Expendi- tures	Assets
	Trade	Related Parties	Inter- segment	Total
Year Ended December 31, 2009
Paper	$1,363.4	$—	$56.6	$1,420.0	$262.7	(a)	$85.2	$347.8	(a)	$51.0	$1,249.8
Packaging	560.4	25.5	2.5	588.4	67.1	(a)	42.2	109.3	(a)	23.1	497.9
Corporate and Other	11.6	17.3	34.9	63.8	(21.5	)(a)	4.1	(17.3	)(a)	3.0	239.5

	1,935.4	42.8	94.0	2,072.2	308.3		131.5	439.8		77.1	1,987.2

Intersegment eliminations	—	—	(94.0)	(94.0)	—		—	—		—	(91.4)
Change in fair value of interest rate derivatives	—	—	—	—	0.6		—	—		—	—
Loss on extinguishment of debt	—	—	—	—	(66.8)		—	(66.8)		—	—
Interest expense	—	—	—	—	(74.3)		—	—		—	—
Interest income	—	—	—	—	0.4		—	—		—	—

	$1,935.4	$42.8	$—	$1,978.2	$168.2		$131.5	$373.0		$77.1	$1,895.8

Year Ended December 31, 2008
Paper	$1,343.0	$—	$60.7	$1,403.7	$32.7	(b)	$71.7	$104.3	(b)	$42.8	$1,310.4
Packaging	635.5	64.9	3.3	703.7	21.1	(b)	35.1	56.2	(b)	43.5	558.3
Corporate and Other	11.7	15.5	40.5	67.7	(18.7	)(b)	3.2	(15.4	)(b)	4.3	153.2

	1,990.2	80.4	104.5	2,175.1	35.1		110.0	145.1		90.6	2,021.9

Intersegment eliminations	—	—	(104.5)	(104.5)	—		—	—		—	(36.8)
Change in fair value of interest rate derivatives	—	—	—	—	(0.5)		—	—		—	—
Interest expense	—	—	—	—	(82.9)		—	—		—	—
Interest income	—	—	—	—	0.6		—	—		—	—

	$1,990.2	$80.4	$—	$2,070.6	$(47.7)		$110.0	$145.1		$90.6	$1,985.1

Notes to Consolidated Financial Statements—(Continued)

	Predecessor
	Sales				Income (Loss) Before Taxes		Depre- ciation, Amorti- zation, and Depletion		EBITDA(e)		Capital Expendi- tures	Assets
	Trade	Related Parties	Inter- segment	Total
January 1 Through February 21, 2008
Paper	$154.4	$90.0	$9.1	$253.5	$20.7		$0.3		$21.1		$5.0
Packaging	102.2	10.9	0.4	113.5	5.7		0.1		5.7		5.2
Corporate and Other	1.8	0.6	6.1	8.5	(3.2)		0.1		(3.1)		—

	258.4	101.5	15.6	375.5	23.2		0.5		23.7		10.2

Intersegment eliminations	—	—	(15.6)	(15.6)	—		—		—		—
Interest income		—	—	—	0.2		—		—		—

	$258.4	$101.5	$—	$359.9	$23.4		$0.5		$23.7		$10.2

Year Ended December 31, 2007
Paper	$917.2	$615.7	$63.3	$1,596.2	$133.5	(d)	$45.0	(c)	$178.5	(d)	$103.4	$1,265.6
Packaging	705.1	75.3	2.7	783.1	40.1	(d)	37.7	(c)	77.8	(d)	38.2	579.1
Corporate and Other	14.3	5.0	39.6	58.9	(11.9	)(d)	1.9	(c)	(10.0	)(d)	0.2	12.4

	1,636.6	696.0	105.6	2,438.2	161.7		84.6		246.3		141.8	1,857.1

Intersegment eliminations	—	—	(105.6)	(105.6)	—		—		—		—	(11.4)
Interest income	—	—	—	—	0.7		—		—		—	—

	$1,636.6	$696.0	$—	$2,332.6	$162.4		$84.6		$246.3		$141.8	$1,845.7

(a)	Included $5.8 million of expense recorded in the Paper segment associated with the restructuring of the St. Helens mill.

Included $5.9 million of income related to the impact of energy hedges, of which $4.8 million was recorded in the Paper segment and $1.1 million was recorded in the Packaging segment.

Included $149.9 million of income recorded in the Paper segment, $61.6 million of income recorded in the Packaging segment, and $3.9 million of expenses recorded in the Corporate and Other segment relating to alternative fuel mixture credits. These amounts are net of fees and expenses and before taxes.

Included $66.8 million of expense recorded in the Corporate and Other segment associated with the restructuring of our debt.

(b)	Included $37.6 million of expense recorded in the Paper segment associated with the restructuring of the St. Helens mill.

Included $7.4 million of expense related to the impact of energy hedges, of which $6.1 million was recorded in the Paper segment and $1.3 million was recorded in the Packaging segment.

Notes to Consolidated Financial Statements—(Continued)

Included $5.5 million of expense recorded in the Packaging segment related to lost production and costs incurred as a result of Hurricanes Gustav and Ike.

Included $10.2 million related to inventory purchase accounting adjustments, of which $7.4 million was recorded in the Paper segment and $2.8 million was recorded in the Packaging segment.

Included $19.8 million of expense recorded in the Packaging segment related to the outage at the DeRidder, Louisiana, mill.

Included a $2.9 million gain on changes in supplemental pension plans recorded in the Corporate and Other segment.

(c)	Included approximately $21.7 million, $19.1 million, and $1.0 million of lower depreciation and amortization expense in the Paper, Packaging, and Corporate and Other segments as a result of discontinuing depreciation and amortization on the assets recorded as held for sale.
(d)	Included a $4.4 million gain for changes in retiree healthcare programs recorded in the Corporate and Other segment.

Included $8.7 million of expense related to the impact of energy hedges. Of the $8.7 million, $7.3 million was recorded in the Paper segment and $1.4 million was recorded in the Packaging segment.

Included $4.0 million of expense recorded in the Paper segment related to the start-up of the reconfigured paper machine at the Wallula, Washington, mill.

(e)	EBITDA represents income (loss) before interest (interest expense, interest income, and change in fair value of interest rate derivatives), income tax provision (benefit), and depreciation, amortization, and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management’s ability to assess and view the core operating trends in our segments. EBITDA, however, is not a measure of our liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, change in fair value of interest rate derivatives, and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Notes to Consolidated Financial Statements—(Continued)

The following is a reconciliation of net income to EBITDA (dollars, in millions):

	BZ Intermediate Holdings LLC		Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2009	January 1 Through February 22, 2008	Year Ended December 31, 2007
Net income (loss)	$147.8	$(41.9)	$22.8	$159.6
Change in fair value of interest rate derivatives	(0.6)	0.5	—	—
Interest expense	74.3	82.9	—	—
Interest income	(0.4)	(0.6)	(0.2)	(0.7)
Income tax provision (benefit)	20.4	(5.8)	0.6	2.8
Depreciation, amortization, and depletion	131.5	110.0	0.5	84.6

EBITDA	$373.0	$145.1	$23.7	$246.3

18. Commitments and Guarantees

Commitments

We have financial commitments for lease payments and for the purchase of logs, wood fiber, and utilities. In addition, we have other financial obligations that we enter into in the normal course of our business to purchase goods and services and to make capital improvements to our facilities.

Our lease commitments are discussed further in Note 7, Leases.

We are a party to a number of long-term log and fiber supply agreements. At December 31, 2009 and 2008, our total obligation for log and fiber purchases under contracts with third parties was approximately $76.4 million and $168.7 million, respectively. Under most of the log and fiber supply agreements, we have the right to cancel or reduce our commitments in the event of a mill curtailment or shutdown. Future purchase prices under most of these agreements are set quarterly or semiannually based on regional market prices, and the estimate is based on contract terms or first quarter 2010 pricing. Our log and fiber obligations are subject to change based on, among other things, the effect of governmental laws and regulations, our manufacturing operations not operating in the normal course of business, and log and fiber availability. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in our consolidated financial statements until contract payment terms take effect.

We enter into utility contracts for the purchase of electricity and natural gas. We also purchase these services under utility tariffs. The contractual and tariff arrangements include multiple-year commitments and minimum annual purchase requirements. At December 31, 2009 and 2008, we had approximately $36.8 million and $24.0 million, respectively, of utility purchase commitments. These payment obligations were valued at prices in effect on December 31, 2009 or 2008, respectively, or determined pursuant to contractual terms, if available. Because we consume the energy in the manufacture of our products, these obligations represent the face value of the contracts, not resale value.

Guarantees

We provide guarantees, indemnifications, and assurances to others in the normal course of our business. See Note 11, Debt, for a description of the guarantees, including the approximate terms of the guarantees, how the guarantees arose, the events or circumstances that would require us to perform under the guarantees, and the maximum potential undiscounted amounts of future payments we could be required to make.

Notes to Consolidated Financial Statements—(Continued)

19. Legal Proceedings and Contingencies

We are a party to routine proceedings that arise in the course of our business. We are not currently a party to any legal proceedings or environmental claims that we believe would have a material adverse effect on our financial position, results of operations, or cash flows.

20. Quarterly Results of Operations (unaudited, in millions)

	BZ Intermediate Holdings LLC
	2009
	First Quarter (a)	Second Quarter (b)	Third Quarter (c)	Fourth Quarter (d)
Net sales	$500.3	$479.4	$508.3	$490.3
Income (loss) from operations	21.4	96.6	93.5	94.2
Net income (loss)	1.4	54.2	50.2	42.1

	Predecessor	BZ Intermediate Holdings LLC
	January 1 Through February 21, 2008	2008
		First Quarter (e)	Second Quarter (f)	Third Quarter (g)	Fourth Quarter (h)
Net Sales	$359.9	$228.0	$618.4	$633.1	$591.1
Income (loss) from operations	23.1	(9.4)	7.7	30.1	11.4
Net income (loss)	22.8	(20.5)	(15.7)	10.9	(16.6)

	Predecessor
	2007
	First Quarter (i)	Second Quarter (j)	Third Quarter (k)	Fourth Quarter (k)
Net sales	$578.7	$582.6	$583.7	$587.6
Income from operations	22.8	16.6	50.7	70.4
Net income	22.0	16.5	50.2	70.8

(a)	First quarter 2009 included $3.6 million of expense recorded in the Paper segment associated with the restructuring of the St. Helens mill.

First quarter 2009 included $2.2 million of expense related to the impact of energy hedges, $1.8 million of which was recorded in the Paper segment and $0.4 million in the Packaging segment.

(b)	Second quarter 2009 included $57.0 million of income recorded in the Paper segment, $19.9 million of income recorded in the Packaging segment, and $1.6 million of expenses recorded in the Corporate and Other segment relating to alternative fuel mixture credits. These amounts are net of fees and expenses and before taxes.

Second quarter 2009 included $1.1 million of expense recorded in the Paper segment associated with the restructuring of the St. Helens mill.

Second quarter 2009 included $3.5 million of income related to the impact of energy hedges, $2.8 million of which was recorded in the Paper segment and $0.7 million in the Packaging segment.

(c)	Third quarter 2009 included $42.9 million of income recorded in the Paper segment, $19.4 million of income recorded in the Packaging segment, and $2.7 million of expenses recorded in the Corporate and Other segment relating to alternative fuel mixture credits. These amounts are net of fees and expenses and before taxes.

Notes to Consolidated Financial Statements—(Continued)

Third quarter 2009 included $1.4 million of expense recorded in the Paper segment associated with the restructuring of the St. Helens mill.

Third quarter 2009 included $3.6 million of income related to the impact of energy hedges, $2.9 million of which was recorded in the Paper segment and $0.7 million in the Packaging segment.

(d)	Fourth quarter 2009 included $50.1 million of income recorded in the Paper segment, $22.2 million of income recorded in the Packaging segment, and $0.4 million of income recorded in the Corporate and Other segment relating to alternative fuel mixture credits. These amounts are net of fees and expenses and before taxes.

Fourth quarter 2009 included $66.8 million of expense recorded in the Corporate and Other segment associated with the restructuring of our debt.

Fourth quarter 2009 included $1.0 million of income related to the impact of energy hedges, $0.9 million of which was recorded in the Paper segment and $0.1 million in the Packaging segment.

(e)	First quarter 2008 included $19.8 million of expense related to the outage at the DeRidder, Louisiana, mill.

First quarter 2008 included $6.5 million of expense related to inventory purchase accounting adjustments.

(f)	Second quarter 2008 included $3.7 million of expense related to inventory purchase accounting adjustments.

Second quarter 2008 included $3.7 million of income related to the impact of energy hedges, $3.0 million of which was recorded in the Paper segment and $0.7 million in the Packaging segment.

(g)	Third quarter 2008 included $11.3 million of expense related to the impact of energy hedges, $9.5 million of which was recorded in the Paper segment and $1.8 million in the Packaging segment.

Third quarter 2008 included $5.5 million of expense related to lost production and costs incurred as a result of Hurricanes Gustav and Ike.

(h)	Fourth quarter 2008 included $37.6 million of expenses related to the restructuring of our pulp and paper mill in St. Helens, Oregon, which we announced in November 2008.

Fourth quarter 2008 included a $2.9 million gain for changes in supplemental pension plans.

(i)	First quarter 2007 included $8.7 million of expense related to the impact of energy hedges.

(j)	Second quarter 2007 included a $4.4 million gain for changes in retiree healthcare programs.

(k)	In third quarter 2007 and fourth quarter 2007, the Predecessor had approximately $10.2 million and $31.6 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets Boise Cascade recorded as held for sale.

21. Consolidating Guarantor and Non-guarantor Financial Information

Our 9% Senior Notes are jointly and severally guaranteed on a senior unsecured basis by BZ Intermediate Holdings and each of its existing and future subsidiaries (other than: (i) the Co-issuers, Boise Paper Holdings and Boise Finance Company; (ii) Louisiana Timber Procurement Company, L.L.C.; and (iii) our foreign subsidiaries). The following consolidating financial statements present the results of operations, financial position and cash flows of (i) BZ Intermediate Holdings LLC (parent); (ii) Co-issuers; (iii) Guarantor subsidiaries; (iv) Non-guarantor subsidiaries; and (v) eliminations to arrive at the information on a consolidated basis.

Notes to Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Statements of Income (Loss)

For the Year Ended December 31, 2009

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
Sales
Trade	$—	$—	$1,930,526	$4,884	$—	$1,935,410
Intercompany	—	—	5	90,906	(90,911)	—
Related parties	—	14,966	2,317	25,499	—	42,782

	—	14,966	1,932,848	121,289	(90,911)	1,978,192

Costs and expenses
Materials, labor, and other operating expenses	—	14,080	1,551,756	121,289	(90,911)	1,596,214
Fiber costs from related parties	—	—	36,858	—	—	36,858
Depreciation, amortization, and depletion	—	3,583	127,917	—	—	131,500
Selling and distribution expenses	—	—	55,318	206	—	55,524
General and administrative expenses	—	18,286	31,964	—	—	50,250
St. Helens mill restructuring	—	—	5,805	—	—	5,805
Alternative fuel mixture credits	—	3,933	(211,540)	—	—	(207,607)
Other (income) expense, net	—	695	3,540	(230)	—	4,005

	—	40,577	1,601,618	121,265	(90,911)	1,672,549

Income (loss) from operations	—	(25,611)	331,230	24	—	305,643

Foreign exchange gain (loss)	—	1,529	1,110	—	—	2,639
Change in fair value of interest rate derivatives	—	568	—	—	—	568
Loss on extinguishment of debt	—	(66,784)	—	—	—	(66,784)
Interest expense	—	(74,263)	—	—	—	(74,263)
Interest expense—intercompany	—	(171)	—	(15)	186	—
Interest income	—	364	3	—	—	367
Interest income—intercompany	—	15	171	—	(186)	—

	—	(138,742)	1,284	(15)	—	(137,473)

Income (loss) before income taxes	—	(164,353)	332,514	9	—	168,170
Income tax (provision) benefit	—	(19,546)	(810)	—	—	(20,356)

Income (loss) before equity in net income (loss) of affiliates	—	(183,899)	331,704	9	—	147,814
Equity in net income (loss) of affiliates	147,814	331,713	—	—	(479,527)	—

Net income (loss)	$147,814	$147,814	$331,704	$9	$(479,527)	$147,814

Notes to Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Statements of Income (Loss)

For the Year Ended December 31, 2008

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
Sales
Trade	$—	$—	$1,979,955	$10,252	$—	$1,990,207
Intercompany	—	—	1	102,006	(102,007)	—
Related parties	—	12,092	3,450	64,883	—	80,425

	—	12,092	1,983,406	177,141	(102,007)	2,070,632

Costs and expenses
Materials, labor, and other operating expenses	—	11,166	1,670,526	177,141	(102,007)	1,756,826
Fiber costs from related parties	—	—	54,628	—	—	54,628
Depreciation, amortization, and depletion	—	2,707	107,281	—	—	109,988
Selling and distribution expenses	—	—	48,032	246	—	48,278
General and administrative expenses	—	18,450	15,868	—	—	34,318
St. Helens mill restructuring	—	—	29,780	—	—	29,780
Other (income) expense, net	—	(2,666)	(36)	(278)	—	(2,980)

	—	29,657	1,926,079	177,109	(102,007)	2,030,838

Income (loss) from operations	—	(17,565)	57,327	32	—	39,794

Foreign exchange gain (loss)	—	(3,187)	(1,509)	—	—	(4,696)
Change in fair value of interest rate derivatives	—	(479)	—	—	—	(479)
Interest expense	—	(82,945)	—	—	—	(82,945)
Interest expense—intercompany	—	(136)	—	(21)	157	—
Interest income	—	611	6	—	—	617
Interest income—intercompany	—	21	136	—	(157)	—

	—	(86,115)	(1,367)	(21)	—	(87,503)

Income (loss) before income taxes	—	(103,680)	55,960	11	—	(47,709)

Income tax (provision) benefit	—	7,393	(1,542)	(2)	—	5,849

Income (loss) before equity in net income (loss) of affiliates	—	(96,287)	54,418	9	—	(41,860)
Equity in net income (loss) of affiliates	(41,860)	54,427	—	—	(12,567)	—

Net income (loss)	$(41,860)	$(41,860)	$54,418	$9	$(12,567)	$(41,860)

Notes to Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Balance Sheets at December 31, 2009

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current
Cash and cash equivalents	$—	$69,071	$33	$289	$—	$69,393
Short-term investments	—	10,023	—	—	—	10,023
Receivables
Trade, less allowances	—	—	185,087	23	—	185,110
Intercompany	—	—	—	1,254	(1,254)	—
Related parties	—	1,626	—	430	—	2,056
Other	—	828	61,581	1	—	62,410
Inventories	—	18	252,155	—	—	252,173
Prepaid and other	—	4,049	770	—	—	4,819

	—	85,615	499,626	1,997	(1,254)	585,984

Property
Property and equipment, net	—	6,408	1,199,271	—	—	1,205,679
Fiber farms and deposits	—	—	17,094	—	—	17,094

	—	6,408	1,216,365	—	—	1,222,773

Deferred financing costs	—	47,369	—	—	—	47,369
Intangible assets, net	—	—	32,358	—	—	32,358
Investments in affiliates	628,590	1,522,807	—	—	(2,151,397)	—
Other assets	—	4,106	3,200	—	—	7,306

Total assets	$628,590	$1,666,305	$1,751,549	$1,997	$(2,152,651)	$1,895,790

Notes to Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Balance Sheets at December 31, 2009

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND CAPITAL
Current
Current portion of long-term debt	$—	$30,711	$—	$—	$—	$30,711
Income taxes payable	—	(2,058)	2,296	2	—	240
Accounts payable
Trade	—	11,983	158,795	1,740	—	172,518
Intercompany	—	—	1,254	—	(1,254)	—
Related parties	—	17	2,445	136	—	2,598
Accrued liabilities
Compensation and benefits	—	23,789	44,159	—	—	67,948
Interest payable	—	4,946	—	—	—	4,946
Other	—	13,558	10,058	119	—	23,735

	—	82,946	219,007	1,997	(1,254)	302,696

Debt
Long-term debt, less current portion	—	785,216	—	—	—	785,216

Other
Deferred income taxes	—	24,283	280	—	—	24,563
Compensation and benefits	—	123,889	—	—	—	123,889
Other long-term liabilities	—	21,381	9,455	—	—	30,836

	—	169,553	9,735	—	—	179,288

Commitments and contingent liabilities
Capital	628,590	628,590	1,522,807	—	(2,151,397)	628,590

Total liabilities and capital	$628,590	$1,666,305	$1,751,549	$1,997	$(2,152,651)	$1,895,790

Notes to Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Balance Sheets at December 31, 2008

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current
Cash and cash equivalents	$—	$19,866	$7	$2,645	$—	$22,518
Receivables
Trade, less allowances	—	—	220,163	41	—	220,204
Intercompany	—	—	1	789	(790)	—
Related parties	—	1,023	24	749	—	1,796
Other	—	2,228	1,601	1,108	—	4,937
Inventories	—	22	334,982	—	—	335,004
Deferred income taxes	—	2,108	—	—	—	2,108
Prepaid and other	—	2,708	2,810	771	—	6,289

	—	27,955	559,588	6,103	(790)	592,856

Property
Property and equipment, net	—	7,627	1,255,183	—	—	1,262,810
Fiber farms and deposits	—	—	14,651	—	—	14,651

	—	7,627	1,269,834	—	—	1,277,461

Deferred financing costs	—	72,570	—	—	—	72,570
Intangible assets, net	—	—	35,075	—	—	35,075
Investments in affiliates	513,044	1,646,798	—	—	(2,159,842)	—
Other assets	—	3,574	3,540	—	—	7,114

Total assets	$513,044	$1,758,524	$1,868,037	$6,103	$(2,160,632)	$1,985,076

Notes to Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Balance Sheets at December 31, 2008

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND CAPITAL
Current
Current portion of long-term debt	$—	$25,822	$—	$—	$—	$25,822
Income taxes payable	—	(1,396)	2,319	2	—	925
Accounts payable
Trade	—	13,893	160,844	2,420	—	177,157
Intercompany	—	—	789	1	(790)	—
Related parties	—	121	2,574	412	—	3,107
Accrued liabilities
Compensation and benefits	—	15,164	29,324	—	—	44,488
Interest payable	—	184	—	—	—	184
Other	—	2,077	15,176	149	—	17,402

	—	55,865	211,026	2,984	(790)	269,085

Debt
Long-term debt, less current portion	—	1,011,628	—	—	—	1,011,628

Other
Deferred income taxes	—	8,497	124	—	—	8,621
Compensation and benefits	—	149,691	—	—	—	149,691
Other long-term liabilities	—	19,799	13,208	—	—	33,007

	—	177,987	13,332	—	—	191,319

Commitments and contingent liabilities
Capital	513,044	513,044	1,643,679	3,119	(2,159,842)	513,044

Total liabilities and capital	$513,044	$1,758,524	$1,868,037	$6,103	$(2,160,632)	$1,985,076

Notes to Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Statements of Cash Flows

For the Year Ended December 31, 2009

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by (used for) operations
Net income (loss)	$147,814	$147,814	$331,704	$9	$(479,527)	$147,814
Items in net income (loss) not using (providing) cash
Equity in net (income) loss of affiliates	(147,814)	(331,713)	—	—	479,527	—
Depreciation, depletion, and amortization of deferred financing costs and other	—	16,162	127,917	—	—	144,079
Share-based compensation expense	—	3,518	—	—	—	3,518
Pension and other postretirement benefit expense	—	7,376	—	—	—	7,376
Deferred income taxes	—	19,863	157	—	—	20,020
Change in fair value of energy derivatives	—	—	(5,877)	—	—	(5,877)
Change in fair value of interest rate derivatives	—	(568)	—	—	—	(568)
(Gain) loss on sales of assets, net	—	19	495	—	—	514
Other	—	(1,529)	(1,110)	—	—	(2,639)
Loss on extinguishment of debt	—	66,784	—	—	—	66,784
Decrease (increase) in working capital, net of acquisitions
Receivables	—	1,800	(24,744)	978	463	(21,503)
Inventories	—	4	83,033	—	—	83,037
Prepaid expenses	—	(1,340)	2,040	770	—	1,470
Accounts payable and accrued liabilities	—	13,723	13,435	(985)	(463)	25,710
Current and deferred income taxes	—	(395)	(27)	—	—	(422)
Pension and other postretirement benefit payments	—	(13,001)	—	—	—	(13,001)
Other	—	754	(1,363)	—	—	(609)

Cash provided by (used for) operations	—	(70,729)	525,660	772	—	455,703

Cash provided by (used for) investment
Acquisition of businesses and facilities	—	—	(543)	—	—	(543)
Expenditures for property and equipment	—	(2,789)	(74,356)	—	—	(77,145)
Purchases of short-term investments	—	(21,643)	—	—	—	(21,643)
Maturities of short-term investments	—	11,615	—	—	—	11,615
Sales of assets	—	1	1,030	—	—	1,031
Other	—	1,357	811	—	—	2,168

Cash provided by (used for) investment	—	(11,459)	(73,058)	—	—	(84,517)

Cash provided by (used for) financing
Issuances of long-term debt	—	310,000	—	—	—	310,000
Payments of long-term debt	—	(531,523)	—	—	—	(531,523)
Payments (to) from Boise Inc., net	(49,915)	—	—	—	—	(49,915)
Cash used for extinguishment of debt	—	(39,717)	—	—	—	(39,717)
Payments of deferred financing fees	—	(13,156)	—	—	—	(13,156)
Due to (from) affiliates	49,915	405,789	(452,576)	(3,128)	—	—

Cash provided by (used for) financing	—	131,393	(452,576)	(3,128)	—	(324,311)

Increase (decrease) in cash and cash equivalents	—	49,205	26	(2,356)	—	46,875
Balance at beginning of the period	—	19,866	7	2,645	—	22,518

Balance at end of the period	$—	$69,071	$33	$289	$—	$69,393

Notes to Consolidated Financial Statements—(Continued)

BZ Intermediate Holdings LLC and Subsidiaries

Consolidating Statements of Cash Flows

For the Year Ended December 31, 2008

(dollars, in thousands)

	BZ Intermediate Holdings LLC (Parent)	Co-issuers	Guarantor Subsidiaries	Non– guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by (used for) operations
Net income (loss)	$(41,860)	$(41,860)	$54,418	$9	$(12,567)	$(41,860)
Items in net income (loss) not using (providing) cash
Equity in net (income) loss of affiliates	41,860	(54,427)	—	—	12,567	—
Depreciation, depletion, and amortization of deferred financing costs and other	—	12,652	107,281	—	—	119,933
Share-based compensation expense	—	3,096	—	—	—	3,096
Pension and other postretirement benefit expense	—	8,388	—	—	—	8,388
Deferred income taxes	—	(6,289)	(150)	—	—	(6,439)
Change in fair value of energy derivatives	—	—	7,445	—	—	7,445
Change in fair value of interest rate derivatives	—	479	—	—	—	479
St. Helens mill restructuring	—	—	35,998	—	—	35,998
Other	—	3,187	1,509	—	—	4,696
Decrease (increase) in working capital, net of aquisitions
Receivables	—	6,201	20,991	(2,686)	790	25,296
Inventories	—	(2)	(28,948)	—	—	(28,950)
Prepaid expenses	—	8	(346)	(765)	—	(1,103)
Accounts payable and accrued liabilities	—	8,958	(27,933)	2,980	(790)	(16,785)
Current and deferred income taxes	—	(1,409)	1,629	2	—	222
Pension and other postretirement benefit payments	—	(636)	—	—	—	(636)
Other	—	(426)	(1,422)	—	—	(1,848)

Cash provided by (used for) operations	—	(62,080)	170,472	(460)	—	107,932

Cash provided by (used for) investment
Acquisition of businesses and facilities	—	100,152	(1,316,606)	(5)	—	(1,216,459)
Expenditures for property and equipment	—	(4,200)	(86,397)	—	—	(90,597)
Sales of assets	—	—	394	—	—	394
Other	—	(3,099)	(2,604)	—	—	(5,703)

Cash provided by (used for) investment	—	92,853	(1,405,213)	(5)	—	(1,312,365)

Cash provided by (used for) financing
Issuances of long-term debt	—	1,125,700	—	—	—	1,125,700
Payments of long-term debt	—	(88,250)	—	—	—	(88,250)
Payments (to) from Boise Inc., net	271,399	—	—	—	—	271,399
Payments of deferred financing fees	—	(81,898)	—	—	—	(81,898)
Due to (from) affiliates	(271,399)	(966,459)	1,234,748	3,110	—	—

Cash provided by (used for) financing	—	(10,907)	1,234,748	3,110	—	1,226,951

Increase (decrease) in cash and cash equivalents	—	19,866	7	2,645	—	22,518
Balance at beginning of the period	—	—	—	—	—	—

Balance at end of the period	$—	$19,866	$7	$2,645	$—	$22,518

Independent Auditors’ Report

The Board of Directors

of Boise Inc.:

We have audited the accompanying consolidated balance sheets of BZ Intermediate Holdings LLC and subsidiaries (formerly known as Aldabra Holding Sub LLC) as of December 31, 2009 and 2008, and the related consolidated statement of income (loss), capital, and cash flows for the year ended December 31, 2009 and for the period from January 18, 2008 (inception) through December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BZ Intermediate Holdings LLC and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the year ended December 31, 2009 and for the period from January 18, 2008 (inception) through December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boise, Idaho

March 5, 2010, except for Note 21,

as to which the date is May 18, 2010

Independent Auditors’ Report

The Board of Directors

of Boise Inc.:

We have audited the accompanying consolidated statements of income and cash flows for the period from January 1, 2008 through February 21, 2008, and the consolidated statements of income, capital, and cash flows for the year ended December 31, 2007, of Boise Paper Products and subsidiaries. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of Boise Paper Products and subsidiaries operations and their cash flows for the period from January 1, 2008 through February 21, 2008, and for the year ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boise, Idaho

February 23, 2009

Until             , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

$300,000,000

Boise Paper Holdings, L.L.C.

Boise Finance Company

9% Senior Notes due 2017

Offer to exchange 9% Senior Notes due 2017 with CUSIPs 09747F AA3 and U77439 AA2 for 9% Senior Notes due 2017 with CUSIP 09747F AC9 which have been registered under the Securities Act of 1933, as amended

May     , 2010

The BOISE® trademark used in our prospectus

is the property of Boise Cascade, L.L.C., or its affiliates.

The cover of our prospectus is printed on

125 lb. Boise® OCR Laser Tag-X™ paper produced by

Boise’s papermakers at our International Falls, Minnesota, mill.

The contents of our prospectus are printed on

27 lb. Boise® Smooth Lightweight Opaque Offset paper produced by

Boise’s papermakers at our St. Helens, Oregon, mill.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors, Officers, Managers and Members

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 145 of the Delaware General Corporation Law permits a corporation to purchase and maintain, on behalf of any director, officer, employee or agent of a corporation insurance against liabilities incurred in such capacities. Section 145 of the Delaware General Corporation Law also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of an action, suit, or proceeding, upon receipt of an undertaking by the director or officer to repay such amount if it is determined that such person is not entitled to indemnification.

Our Second Amended and Restated Certificate of Incorporation and our Bylaws provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, the directors and officers of the company against all expense, liability and loss, including attorneys’ fees, incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors or officers of the company. Our Second Amended and Restated Certificate of Incorporation provides that these indemnification rights are deemed to be a contract between the company and each director or officer to indemnify him or her to the fullest extent authorized by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers pursuant to the above provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Our directors and officers are insured, under insurance policies maintained by the company, against expenses incurred in the defense of actions, suits, or proceedings and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and Article Ninth of our Second Amended and Restated Certificate of Incorporation.

Item 21.	Exhibits and Financial Statement Schedules.

Item 21(a).	Exhibits.

Unless otherwise indicated, exhibits not filed herewith have been filed by Boise Inc. with the form and on the date indicated.

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Exhibit Number	Filing Date
1	Not applicable

2.1	Purchase and Sale Agreement dated September 7, 2007, between Boise Cascade, L.L.C., Boise Paper Holdings, L.L.C., Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., Aldabra 2 Acquisition Corp., and Aldabra Sub LLC	DEFM14A		1/23/08

2.2	Amendment No. 1 to Purchase and Sale Agreement dated October 8, 2007, between Boise Cascade, L.L.C., Boise Paper Holdings, L.L.C., Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., Aldabra 2 Acquisition Corp., and Aldabra Sub LLC	DEFM14A		1/23/08

2.3	Amendment No. 2 to Purchase and Sale Agreement dated February 22, 2008, between Boise Cascade, L.L.C., Boise Paper Holdings, L.L.C., Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., Aldabra 2 Acquisition Corp., and Aldabra Sub LLC	8-K	10.2	2/28/08

3.1	Second Amended and Restated Certificate of Incorporation of Boise Inc.	8-K	3.1	2/28/08

3.2	Bylaws of Boise Inc., Amended and Restated Effective as of July 11, 2008	8-K	3.1	7/14/08

3.3	Certificate of Formation of Aldabra Holding Sub LLC. (BZ Intermediate Holdings LLC) and amendment	S-4**	3.3	5/17/10

3.4	Limited Liability Company Agreement of Aldabra Holding Sub LLC. (BZ Intermediate Holdings LLC) effective as of February 12, 2008 and amendment	S-4**	3.4	5/17/10

3.5	Certificate of Formation of Boise Paper Holdings, L.L.C. and amendment	S-4**	3.5	5/17/10

3.6	Limited Liability Company Agreement of Boise Paper Holdings, L.L.C. effective as of February 22, 2008 and amendment	S-4**	3.6	5/17/10

3.7	Certificate of Incorporation of Boise Finance Company	S-4**	3.7	5/17/10

3.8	Bylaws of Boise Finance Company	S-4**	3.8	5/17/10

3.9	Certificate of Incorporation of Boise Co-Issuer Company	S-4**	3.9	5/17/10

3.10	Bylaws of Boise Co-Issuer Company	S-4**	3.10	5/17/10

3.11	Certificate of Formation of Boise Packaging & Newsprint, L.L.C. and amendment	S-4**	3.11	5/17/10

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Exhibit Number	Filing Date
3.12	Operating Agreement of Boise Packaging & Newsprint, L.L.C. effective as of September 20, 2004 and amendment	S-4**	3.12	5/17/10

3.13	Certificate of Formation of Boise White Paper, L.L.C. and amendment	S-4**	3.13	5/17/10

3.14	Operating Agreement of Boise White Paper, L.L.C. effective as of September 20, 2004 and amendment	S-4**	3.14	5/17/10

3.15	Certificate of Incorporation of Birch Creek Funding Corporation (Boise White Paper Sales Corp.) and amendment	S-4**	3.15	5/17/10

3.16	Bylaws of Boise White Paper Sales Corp.	S-4**	3.16	5/17/10

3.17	Certificate of Incorporation of Boise Cascade Transportation, Inc. (Boise White Paper Holdings Corp.) and amendments	S-4**	3.17	5/17/10

3.18	Bylaws of Boise White Paper Holdings Corp.	S-4**	3.18	5/17/10

3.19	Amended and Restated Certificate of Incorporation of International Falls Power Company and amendment	S-4**	3.19	5/17/10

3.20	Amended and Restated Bylaws of International Falls Power Company	S-4**	3.20	5/17/10

3.21	Amended and Restated Articles of Incorporation of Minnesota, Dakota & Western Railway Company	S-4**	3.21	5/17/10

3.22	Amended and Restated Bylaws of Minnesota, Dakota & Western Railway Company	S-4**	3.22	5/17/10

3.23	Certificate of Incorporation of Bemis Corporation	S-4**	3.23	5/17/10

3.24	Bylaws of Bemis Corporation	S-4**	3.24	5/17/10

3.25	Amended and Restated Certificate of Incorporation of B C T, Inc. and amendment	S-4**	3.25	5/17/10

3.26	Amended and Restated Bylaws of B C T, Inc.	S-4**	3.26	5/17/10

3.27	Certificate of Incorporation of Boise Cascade Transportation Holdings Corp.	S-4**	3.27	5/17/10

3.28	Bylaws of Boise Cascade Transportation Holdings Corp.	S-4**	3.28	5/17/10

4.1	Specimen Unit Certificate	S-1	4.1	3/19/07

4.2	Specimen Common Stock Certificate	S-1 POS AM No. 1	4.2	6/13/08

4.3	Specimen Warrant Certificate	S-1 POS AM No. 1	4.3	6/13/08

4.4	Warrant Agreement dated June 19, 2007, between Boise Inc. (formerly Aldabra 2 Acquisition Corp.) and Continental Stock Transfer & Trust Company.	10-Q	4.1	5/4/10

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Exhibit Number	Filing Date
4.5	Investor Rights Agreement dated February 22, 2008, between Aldabra 2 Acquisition Corp. (now Boise Inc.), Boise Cascade, L.L.C., Boise Cascade Holdings, L.L.C., certain directors and officers of Aldabra 2 Acquisition Corp., the Aldabra Shareholders, and each other Person who becomes a party to this Agreement after February 22, 2008	8-K	4.1	2/28/08

4.6	Indenture dated October 26, 2009, between Boise Paper Holdings, L.L.C., Boise Finance Company, the Guarantors set forth therein, and Wells Fargo Bank, National Association, as Trustee	8-K	4.1	10/28/09

4.7	Form of 9% Senior Note due 2017	8-K	4.1	10/28/09

4.8	Indenture dated March 19, 2010, between Boise Paper Holdings, L.L.C., Boise Co-Issuer Company, the Guarantors set forth therein, and Wells Fargo Bank, National Association, as Trustee	8-K	4.1	3/22/10

4.9	Form of 8% Senior Note due 2020	8-K	4.1	3/22/10

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP				X

9	None

10.1	Form of Subscription Agreements between Aldabra 2 Acquisition Corp., Graubard Miller, and each of Nathan D. Leight and Jason G. Weiss	S-1	10.11	3/19/07

10.2(a)	Amended and Restated Paper Purchase Agreement dated April 28, 2004, between Boise White Paper, L.L.C. and Boise Cascade Corporation (now OfficeMax Incorporated), together with the Assignment Assumption and Consent Agreement dated October 29, 2004, between Boise Cascade Corporation (now OfficeMax Incorporated), Boise White Paper, L.L.C., OfficeMax Contract, Inc., and OfficeMax North America, Inc.	8-K	10.1	2/28/08

10.3	Registration Rights Agreement dated October 26, 2009, between Boise Paper Holdings, L.L.C., Boise Finance Company, the Guarantors set forth therein, and J.P. Morgan Securities Inc.	8-K	99.1	10/28/09

10.4	Registration Rights Agreement dated March 19, 2010, between Boise Paper Holdings, L.L.C., Boise Co-Issuer Company, the Guarantors set forth therein, and Banc of America Securities LLC	8-K	4.1	3/22/10

10.5	Credit and Guaranty Agreement dated February 22, 2008, between Aldabra Sub LLC (subsequently merged with and into Boise Paper Holdings, L.L.C.), Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Sub LLC (as Guarantors), Various Lenders, Goldman Sachs Credit Partners L.P. (as Joint Lead Arranger, Joint Bookrunner, Administrative Agent and Collateral Agent), Toronto Dominion (Texas) LLC (as Syndication Agent), Bank of America, N.A. and Cobank, ACB (as Co-Documentation Agents), and Lehman Brothers Inc. (as Joint Lead Arranger and Joint Bookrunner)—$975,000,000 Senior Secured First Priority Credit Facilities	8-K	10.5	2/28/08

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Exhibit Number	Filing Date
10.6	First Amendment to Credit and Guaranty Agreement dated October 13, 2009, between the Company, the Guarantors set forth therein, Goldman Sachs Credit Partners L.P., as Administrative and Collateral Agent, and J.P. Morgan Securities Inc.	8-K	99.2	10/28/09

10.7	Pledge and Security Agreement (First Lien) dated February 22, 2008, between each of the Grantors party thereto and Goldman Sachs Credit Partners L.P. (as Collateral Agent)	8-K	10.7	2/28/08

10.8	Trademark Security Agreement (First Lien) dated February 22, 2008, between Aldabra Sub LLC (subsequently merged with and into Boise Paper Holdings, L.L.C.), Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Sub LLC (as Guarantors), and Goldman Sachs Credit Partners L.P. (as Collateral Agent)	8-K	10.9	2/28/08

10.9	Patent Security Agreement (First Lien) dated February 22, 2008, between Aldabra Sub LLC (subsequently merged with and into Boise Paper Holdings, L.L.C.), Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Sub LLC (as Guarantors), and Goldman Sachs Credit Partners L.P. (as Collateral Agent)	8-K	10.11	2/28/08

10.10	Tranche A Term Loan Note dated February 22, 2008, issued to The Bank of Nova Scotia in the amount of $12,500,000	8-K	10.13	2/28/08

10.11	Tranche A Term Loan Note dated February 22, 2008, issued to RZB Finance LLC in the amount of $2,500,000	8-K	10.14	2/28/08

10.12	Revolving Loan Note dated February 22, 2008, issued to The Bank of Nova Scotia in the amount of $12,500,000	8-K	10.15	2/28/08

10.13	Revolving Loan Note dated February 22, 2008, issued to RZB Finance LLC in the amount of $2,500,000	8-K	10.16	2/28/08

10.14	Outsourcing Services Agreement dated February 22, 2008, between Boise Cascade, L.L.C. and Boise Paper Holdings, L.L.C.	8-K	10.17	2/28/08

10.15	Intellectual Property License Agreement dated February 22, 2008, between Boise Cascade, L.L.C. and Boise Paper Holdings, L.L.C.	8-K	10.18	2/28/08

10.16*	Severance Agreement dated February 6, 2008, between Boise Cascade, L.L.C. and Alexander Toeldte	8-K	10.20	2/28/08

10.17*	Form of Boise Inc. Officer Severance Agreement	8-K	10.19	2/28/08

10.18*	Boise Inc. Directors Deferred Compensation Plan effective April 4, 2008	10-Q	10	5/5/08

10.19*	Boise Paper Holdings, L.L.C. Deferred Compensation Plan effective February 22, 2008, amended as of October 27, 2009	10-Q	10	5/4/10

10.20*	Boise Paper Holdings, L.L.C. Supplemental Life Plan effective February 22, 2008	10-K	10.35	2/24/09

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Exhibit Number	Filing Date
10.21*	Boise Paper Holdings, L.L.C. Financial Counseling Program effective February 22, 2008	10-K	10.36	2/24/09

10.22*	Boise Paper Holdings, L.L.C. Supplemental Pension Plan (SUPP) effective February 22, 2008	10-K	10.37	2/24/09

10.23*	Boise Paper Holdings, L.L.C. Supplemental Early Retirement Plan (SERP) for Certain Elected Officers effective February 22, 2008	10-K	10.38	2/24/09

10.24*	Boise Inc. Incentive and Performance Plan effective February 22, 2008, amended as of April 29, 2010	8-K	99.1	5/3/10

10.25*	Form of 2008 Restricted Stock Award Agreement (Officers)	8-K	99.1	5/6/08

10.26*	Form of 2008 Restricted Stock Unit Award Agreement (Officers)	8-K	99.2	5/6/08

10.27*	Form of 2008 Restricted Stock Award Agreement (Nonemployee Directors)	10-Q	10.2	8/6/08

10.28*	Form of 2008 Restricted Stock Unit Award Agreement (Nonemployee Directors)	10-Q	10.3	8/6/08

10.29*	Form of 2009 Restricted Stock Award Agreement (Officers)	8-K	99.2	4/24/09

10.30*	Form of 2009 Restricted Stock Unit Award Agreement (Officers)	8-K	99.3	4/24/09

10.31*	Form of 2009 Restricted Stock Award Agreement (Nonemployee Directors)	10-Q	10.4	5/5/09

10.32*	Form of 2009 Restricted Stock Unit Award Agreement (Nonemployee Directors)	10-Q	10.5	5/5/09

10.33*	Form of 2010 Restricted Stock Award Agreement (Nonemployee Directors)	10-Q	10.3	5/4/10

11	Not applicable

12.1	Statements re; Computation of Ratios				X

13	None

16.1	Letter dated January 25, 2008, regarding change in certifying accountant from Goldstein Golub Kessler LLP to McGladrey & Pullen, LLP effective January 25, 2008	8-K	99.1	1/25/08

16.2	Letter dated February 28, 2008, regarding change in certifying accountant from McGladrey & Pullen, LLP to KPMG LLP effective February 22, 2008	8-K	16.1	2/28/08

21.1	List of Subsidiaries	S-4**	21.1	5/17/10

23.1	Consent of Independent Auditor—KPMG LLP				X

23.2	Consent of Independent Auditor—KPMG LLP				X

25.1	Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association, as trustee under the Indenture for Boise Paper Holdings, L.L.C. and Boise Co-Issuer 9% Senior Notes due 2017				X

26	Not applicable

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Exhibit Number	Filing Date
99.1	Form of Letter of Transmittal				X

99.2	Form of Notice of Guaranteed Delivery				X

99.3	Form of Letter to Clients				X

99.4	Form of Letter to Brokers, Dealers, Commercial Bankers, Trust Companies and Other Nominees.				X

*	Indicates exhibits that constitute management contracts or compensatory plans or arrangements.
**	Exhibit to the Registration Statement on Form S-4 filed by Boise Paper Holdings, L.L.C. and Boise Co-Issuer Company for the exchange of 8% Senior Notes due 2020 concurrently with this Registration Statement.
(a)	Confidential information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.
(b)	Our Code of Ethics can be found on our website at www.boiseinc.com by selecting Investors, Corporate Governance, and then Code of Ethics.

Item 21(b).	Financial Statement Schedules.

None. We have omitted financial statement schedules because they are not required or are not applicable, or the required information is shown in the financial statements or notes to the financial statements.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement and or made in any such document immediately prior to such effective date; and

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrants hereby undertake that:

(1)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2)	The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3)	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

Boise Paper Holdings, L.L.C.

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity

(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. McNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Manager:

/s/ KAREN E. GOWLAND
Karen E. Gowland

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

Boise Finance Company

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity

(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. MCNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Director:

/s/ KAREN E. GOWLAND
Karen E. Gowland

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

BZ Intermediate Holdings LLC

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity

(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. MCNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Manager:

/s/ KAREN E. GOWLAND
Karen E. Gowland

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

Boise Packaging & Newsprint, L.L.C.

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity

(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. MCNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Manager:

/s/ KAREN E. GOWLAND
Karen E. Gowland

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

Boise White Paper, L.L.C.

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity

(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. MCNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Manager:

/s/ KAREN E. GOWLAND
Karen E. Gowland

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

Boise Cascade Transportation Holdings Corp.

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity

(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. MCNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Director:

/s/ KAREN E. GOWLAND
Karen E. Gowland

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

Boise White Paper Sales Corp.

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity

(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. MCNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Director:

/s/ KAREN E. GOWLAND
Karen E. Gowland

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

Boise White Paper Holdings Corp.

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity

(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. MCNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Director:

/s/ KAREN E. GOWLAND
Karen E. Gowland

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

Bemis Corporation

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity

(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. MCNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Director:

/s/ KAREN E. GOWLAND
Karen E. Gowland

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

B C T, Inc.

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity

(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. MCNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Director:

/s/ KAREN E. GOWLAND
Karen E. Gowland

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

International Falls Power Company

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity

(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. MCNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Director:

/s/ KAREN E. GOWLAND
Karen E. Gowland

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

Minnesota, Dakota & Western Railway Company

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity

(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. MCNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Director:

/s/ KAREN E. GOWLAND
Karen E. Gowland

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 18, 2010.

Boise Co-Issuer Company

By	/s/ ALEXANDER TOELDTE
Alexander Toeldte
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 18, 2010, by the following persons on behalf of the registrant and in the capacities indicated.

	Signature	Capacity
(i)	Principal Executive Officer:

	/s/ ALEXANDER TOELDTE	Chief Executive Officer
Alexander Toeldte

(ii)	Principal Financial Officer:

	/s/ ROBERT M. MCNUTT	Senior Vice President and Chief Financial Officer
Robert M. McNutt

(iii)	Principal Accounting Officer:

	/s/ SAMUEL K. COTTERELL	Vice President and Controller
Samuel K. Cotterell

(iv)	Sole Director:

/s/ KAREN E. GOWLAND Karen E. Gowland